Exhibit 10.1
Execution Copy

Note: Any representations and warranties of a party set forth in this agreement (including all exhibits and schedules) have been made solely for the benefit of the other party to the agreement. Some of those representations and warranties were made only as of the date of the agreement or such other date as specified in the agreement, may be subject to a contractual standard of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Such agreements are included with this filing only to provide investors with information regarding the terms of the agreements, and not to provide investors with any other factual or disclosure information regarding the registrant or its business.

CREDIT AND GUARANTY AGREEMENT

Among
DELTA AIR LINES, INC.,
as Borrower,
and
THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,
as Guarantors
and
THE LENDERS PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC
and
UBS SECURITIES LLC,
as Co-Syndication Agents,

BARCLAYS BANK PLC
and
BANK OF AMERICA, N.A.,
as Co- Documentation Agents,

J.P. MORGAN SECURITIES LLC,
BARCLAYS CAPITAL
CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS LENDING PARTNERS LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MORGAN STANLEY SENIOR FUNDING, INC.
and
UBS SECURITIES LLC,
as Joint Bookrunners
and
J.P. MORGAN SECURITIES LLC,
GOLDMAN SACHS LENDING PARTNERS LLC,
UBS SECURITIES LLC,
BARCLAYS CAPITAL
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers

Dated as of April 20, 2011

	Extension of the Revolving Facility	77
Section 3.	REPRESENTATIONS AND WARRANTIES	80
	Organization and Authority	80
	Air Carrier Status	80
	Due Execution	81
	Statements Made	81
	Financial Statements; Material Adverse Change	82
	Ownership	82
	Liens	82
	Use of Proceeds	82
	Litigation and Compliance with Laws	82
	Primary FAA Slot Utilization	83
	Primary Foreign Slot Utilization	84
	Primary Routes	84
	Margin Regulations; Investment Company Act	84
	ERISA	85
	Properties	85
	Perfected Security Interests	86
	Payment of Taxes	86
	Section 1110	86
Section 4.	CONDITIONS OF LENDING	86
	Conditions Precedent to Initial Loans and Initial Letters of Credit	86
	Conditions Precedent to Each Loan and Each Letter of Credit	92
Section 5.	AFFIRMATIVE COVENANTS	93
	Financial Statements, Reports, etc.	93
	Existence	97
	Insurance	97
	Maintenance of Properties	98
	Obligations and Taxes	98
	Notice of Event of Default, etc.	99
	Access to Books and Records	99
	Compliance with Laws	100
	Appraisal Reports and Field Audits	101
	FAA and DOT Matters; Citizenship	101
	Primary FAA Slot Utilization	101

	Primary Foreign Slot Utilization	102
	Primary Route Utilization	102
	Additional Guarantors; Grantors; Collateral	102
	Further Assurances	104
	Post Closing Items	104
Section 6.	NEGATIVE COVENANTS	105
	Liens on Collateral	105
	Merger, etc.	107
	Indebtedness	107
	Fixed Charge Coverage	110
	Liquidity	111
	Coverage Ratio	111
	Restricted Payments and Investments	112
	Transactions with Affiliates	116
	Disposition of Collateral	117
	Nature of Business	117
	Fiscal Year	117
Section 7.	EVENTS OF DEFAULT	117
	Events of Default	117
Section 8.	THE AGENTS	120
	Administration by Agents	120
	Rights of Administrative Agent	121
	Liability of Agents	121
	Reimbursement and Indemnification	122
	Successor Agents	122
	Independent Lenders	123
	Advances and Payments	123
	Sharing of Setoffs	123
	Other Agents	124
	Withholding Taxes	124
	Appointment by Secured Parties	124
Section 9.	GUARANTY	124
	Guaranty	125
	No Impairment of Guaranty	126
	Continuation and Reinstatement, etc.	126

	Subrogation	126
	Discharge of Guaranty	126
Section 10.	MISCELLANEOUS	127
	Notices	127
	Successors and Assigns	128
	Confidentiality	133
	Expenses; Indemnity; Damage Waiver	134
	Governing Law; Jurisdiction; Consent to Service of Process	135
	No Waiver	136
	Extension of Maturity	136
	Amendments, etc.	136
	Severability	139
	Headings	139
	Survival	139
	Execution in Counterparts; Integration; Effectiveness	140
	USA Patriot Act	140
	Registrations with International Registry	140
	WAIVER OF JURY TRIAL	140
	No Fiduciary Duty	141
	Certain Collateral Matters	141
	Intercreditor Agreements	141

INDEX OF APPENDICES
ANNEX A    -    Commitment Amounts

EXHIBIT A-1    -    Form of Real Estate Mortgage - Georgia
EXHIBIT A-2 -    Form of Real Estate Mortgage - Minnesota
EXHIBIT B    -    Form of Security Agreement
EXHIBIT C    -    Form of Slot, Gate and Route Security Agreement
EXHIBIT D    -    Form of Aircraft Mortgage
EXHIBIT E    -    Form of Instrument of Assumption and Joinder
EXHIBIT F    -    Form of Assignment and Acceptance
EXHIBIT G    -    Form of Eligible Accounts Receivable Calculation Certificate
EXHIBIT H    -    Form of Routes and Slots Utilization Certificate
EXHIBIT I    -    Form of Collateral Coverage Ratio Calculations

SCHEDULE 1.01(a)    -    Immaterial Subsidiaries
SCHEDULE 1.01(b)    -    Initial Appraisal Reports
SCHEDULE 2.02    -    Existing Letters of Credit
SCHEDULE 3.06    -    Subsidiaries
SCHEDULE 3.10    -    Primary FAA Slots on Closing Date
SCHEDULE 3.11    -    Primary Foreign Slots on Closing Date
SCHEDULE 3.12    -    Primary Routes on Closing Date
SCHEDULE 3.14    -    ERISA
SCHEDULE 3.15(a)    -    Mortgaged Real Property
SCHEDULE 3.18    -    Pre 10/22/94 Section 1110 Collateral
SCHEDULE 6.03    -    Indebtedness
SCHEDULE 6.08    -    Transactions with Affiliates

CREDIT AND GUARANTY AGREEMENT
Dated as of April 20, 2011
CREDIT AND GUARANTY AGREEMENT, dated as of April 20, 2011, among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of the Borrower from time to time party hereto (each a “Guarantor” and collectively the “Guarantors”), each of the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), J.P. MORGAN SECURITIES LLC (“JPMS”), GOLDMAN SACHS LENDING PARTNERS LLC (“GS”), UBS SECURITIES LLC (“UBS”), BARCLAYS CAPITAL (“Barclays Capital”), the investment banking division of BARCLAYS BANK PLC (“Barclays Bank”) and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“Merrill Lynch”), as joint lead arrangers (in such capacities, the “Arrangers”), JPMS, BARCLAYS CAPITAL, CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK SECURITIES INC., GS, MERRILL LYNCH, MORGAN STANLEY SENIOR FUNDING, INC. and UBS, as joint bookrunners (in such capacities, the “Bookrunners”), GS and UBS, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and BARCLAYS BANK and BANK OF AMERICA, N.A., as co-documentation agents (in such capacity, the “Co-Documentation Agents”).
INTRODUCTORY STATEMENT
The Borrower has applied to the Lenders for a loan facility of up to $2,600,000,000 comprised of (a) a revolving credit and revolving letter of credit facility in an aggregate principal amount (or Dollar Amount, in the case of LC Exposure) not to exceed $1,225,000,000 as set forth herein and (b) a term loan facility in an aggregate principal amount of up to $1,375,000,000 as set forth herein, all of the Borrower's obligations under each of which are to be guaranteed by the Guarantors.
The proceeds of the Loans will be used to repay in full all of the obligations of the Borrower and the Guarantors under and in connection with the Exit Facilities and the December 2009 Citi Facility, to pay related transaction costs, fees and expenses, and for working capital and other general corporate purposes of the Borrower and its Subsidiaries.
To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent and the Lenders the following (each as more fully described herein):
(a)a guaranty from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower pursuant to Section 9 hereof; and

(b)a security interest in or mortgages (or comparable Liens) with respect to the Collateral from the Borrower and each other Grantor (if any) pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

SECTION 1.01.             Defined Terms.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).
“Account Control Agreements” shall mean each three-party security and control agreement entered into by any Grantor, the Administrative Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Administrative Agent as Collateral hereunder or under any other Loan Document, in each case giving the Administrative Agent exclusive control over the applicable account and in form and substance reasonably satisfactory to the Administrative Agent and as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Account Debtor” shall mean the Person obligated on an Account.
“Additional Collateral” shall mean (a) cash and Permitted Investments pledged to the Administrative Agent (and subject to an Account Control Agreement), (b) Cure Collateral and (c) other assets (including accounts receivable, aircraft, airframes, engines, Slots, Routes, Ground Support Equipment, Real Property Assets, spare parts, Tooling, spare engines and Flight Simulators) of the Borrower or any Guarantor which shall be reasonably satisfactory to the Administrative Agent, and all of which assets shall (i) (other than Additional Collateral of the type described in clauses (a) and (b) above) be valued by a new Appraisal Report or Field Audit, as the case may be, at the time the Borrower designates such assets as Additional Collateral and (ii) as of any date of determination, be subject to a perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) in favor of the Administrative Agent and otherwise subject only to Permitted Collateral Liens.
“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.
“Administrator” shall have the meaning given it in the Regulations and Procedures for the International Registry.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of the Borrower or any Guarantor.
“Agents” shall mean the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Bookrunners and the Arrangers.
“Agreement” shall mean this Credit and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans then outstanding and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Aircraft” shall have the meaning set forth in the Aircraft Mortgage.
“Aircraft Mortgage” shall mean that “Aircraft Mortgage” as defined in Section 4.01(e), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Aircraft Protocol with respect to that country, the Aircraft Protocol as in effect in such country, unless otherwise indicated).
“Airframe” shall have the meaning set forth in the Aircraft Mortgage.
“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of the one-month LIBO Rate in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate, respectively.
“Alternative Currency” shall mean (a) Euros and (b) any currency other than Dollars or Euros in which the Issuing Lender is willing to issue a Letter of Credit.
“Applicable Appraisal Discount Rate” shall mean, on the date of any valuation done in connection with an Appraisal Report, 11.5%.
“Applicable Margin” shall mean (a) with respect to Term Loans, a rate per annum equal to (x) 3.25%, in the case of ABR Loans and (y) 4.25%, in the case of Eurodollar Loans and (b) with respect to Revolving Loans, the rate per annum determined pursuant to the Applicable Pricing Grid.
“Applicable Pricing Grid” shall mean the table set forth below:

Level	Moody's/S&P Ratings	Commitment Fee Rate	Applicable Margin Eurodollar Loans	Applicable Margin ABR Loans
I	B/B2 (stable) or worse	0.75%	4.25%	3.25%
II	B+/B1 (stable)	0.75%	4%	3%
III	BB- /Ba3 (stable) or better	0.5%	3.75%	2.75%

For the purposes of the foregoing, (i) if the Ratings established by Moody's and S&P shall fall within different Levels, the Applicable Margin and the Commitment Fee Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two Levels lower than the other, in which case the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the Level next below that of the higher of the two Ratings, (ii) if the Ratings established by Moody's and S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency and (iii) if neither Moody's nor S&P shall have in effect a Rating for the Borrower, the Applicable Margin and Commitment Fee Rate shall be based on Level I.  Each change in the Applicable Margin and/or Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If either (but not both) of Moody's and S&P shall cease to have in effect a Rating (whether as a result of such agency ceasing to be in the business of rating corporate borrowers or otherwise), the Applicable Margin and Commitment Fee Rate shall be determined by reference to the Rating of the other rating agency.

“Appraisal Report” shall mean (i) the Initial Appraisal Reports and (ii) any other appraisal prepared by an Appraiser, in form and substance reasonably satisfactory to the Administrative Agent, which certifies, at the time of determination, the Appraised Value of the Appraised Collateral described therein.
“Appraised Collateral” shall mean Collateral that is Mortgaged Collateral, Primary Routes, Primary Slots, Flight Simulators, Tooling, Ground Support Equipment, Mortgaged Real Property or any other individual asset that, in each case is included in an Appraisal Report.
“Appraised Value” shall mean, as of any date of determination, (a) in the case of Appraised Collateral, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Collateral or assets in accordance with this Agreement (in the case of any Primary Routes, utilizing the Applicable Appraisal Discount Rate); provided that, with respect to Aircraft, “Appraised Value” shall mean the average of the Appraised Value (as otherwise calculated pursuant to this definition) reflected in the Appraisal Reports obtained from three separate Appraisers with respect to such Collateral, (b) in the case of Eligible Accounts Receivable, Eligible Accounts Receivable, as reflected in the most recent Officer's Certificate delivered pursuant to Section 4.01(r) or Section 5.01(n), as applicable, and (c) 100% of the amount of cash and Permitted Investments pledged as of such date as Additional Collateral, each such value referred to in this definition to be (A) determined in a manner reasonably satisfactory to the Administrative Agent and (B) subject, in the case of clauses (a) and (b), to reserves and other criteria established by the Administrative Agent in its commercially reasonable discretion.
“Appraisers” shall mean, (a) Morten Beyer & Agnew, as to the FAA Slots, Routes and Foreign Slots, (b) Simat, Hellieson & Eichner, Inc., as to the Ground Support Equipment, Tooling and Flight Simulators, (c) Morten Beyer & Agnew, Simat, Hellieson & Eichner, Inc. or BK Associates, Inc., as to Aircraft, (d) Simat, Hellieson & Eichner, Inc., as to Spare Engines and Spare Parts, (e) the Real Property Appraiser, as to Real Property Assets and (f) such other appraisal firm or firms as may be retained by the Administrative Agent and the Borrower from time to time.
“Approved Fund” shall have the meaning given such term in Section 10.02(b).
“ARB Indebtedness” shall mean, with respect to the Borrower or any of its Subsidiaries, without duplication, all Indebtedness or obligations of the Borrower or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.
“Arrangers” shall have the meaning set forth in the first paragraph of this Agreement.
“Asset Sale” shall mean any sale of Collateral or series of related sales of Collateral, that yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $15,000,000.

“Assignment” shall have the meaning given in the Cape Town Convention.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit F.
“Associated Rights” shall have the meaning given in the Cape Town Convention.
“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Barclays Bank” shall have the meaning set forth in the first paragraph of this Agreement.
“Barclays Capital” shall have the meaning set forth in the first paragraph of this Agreement.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Bookrunners” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Revolving Lenders or the Term Lenders, as the case may be, on a single date and having, in the case of Eurodollar Loans, a single Interest Period.
“Borrowing Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Borrowing in accordance with Section 2.03.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.
“Business Plan” shall mean the business plan of the Borrower and its Subsidiaries, including annual projections through December 31, 2013, dated February 4, 2011.
“Cape Town Convention” shall mean the official English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001 at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Convention with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated).
“Cape Town Treaty” shall mean, collectively, (a) the Cape Town Convention, (b) the Aircraft Protocol, and from and after the effective date of the Cape Town Treaty in the relevant country, shall mean when referring to the Cape Town Treaty with respect to that country, the Cape Town Treaty as in effect in such country, unless otherwise indicated, and (c) all rules and regulations (including but not limited to the Regulations and Procedures for the International Registry) adopted pursuant thereto and, in the case of each of the foregoing described in clauses (a) through (c), all amendments, supplements and revisions thereto.

“Capital Asset Sale” shall have the meaning given such term in the definition of “EBITDAR” in this Section 1.01.
“Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP. The amount of obligations of such Person under a Capitalized Lease shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralization” shall have the meaning given such term in Section 2.02(j).
“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), (b) any change in any law (including pursuant to any treaty or, for purposes of Section 5.09, any other agreement governing the right to fly international routes), rule or regulation or in the interpretation or application thereof by any Governmental Authority, Airport Authority or Foreign Aviation Authority after the date of this Agreement applicable to the Borrower or any of the Guarantors or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Lender or by such Lender's or Issuing Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Change of Control” shall mean (a) the acquisition after the Closing Date (other than pursuant to a Permitted Change of Control Transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) during any period of 12 consecutive months (or, in the first 12 months after the date of this Agreement, during the period beginning on the date of this Agreement and ending on such date of determination), a majority of the board of directors (excluding vacant seats) of the Borrower shall cease to consist of Continuing Directors; or (c) any “change of control” or similar event under any Refinancing Debt Documents (or any refinancing thereof permitted pursuant to the terms hereof), Junior Secured Debt Documents, September 2009 Citi Facility Documents, First Lien Note Documents or Second Lien Note Documents, shall occur.
“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.
“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans or the issuance of the initial Letters of Credit (whichever may occur first) set forth in Section 4.01 have been satisfied or waived.
“Closing Date Transactions” shall mean the Transactions other than (x) the borrowing of Loans after the Closing Date and the use of the proceeds thereof, and (y) the request for and issuance of Letters of Credit hereunder after the Closing Date.
“Co-Documentation Agents” shall have the meaning set forth in the first paragraph of this Agreement.
“Co-Syndication Agents” shall have the meaning set forth in the first paragraph of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean, collectively, (i) all assets and properties of the Borrower and the Guarantors now owned or hereafter acquired upon which Liens have been granted to the Administrative Agent to secure the Obligations, or to the applicable collateral agent to secure the Refinancing Debt or Junior Secured Debt (to the extent required to be Collateral hereunder) including without limitation all of the “Collateral” as defined in the Collateral Documents and (ii) the Letter of Credit Account, all amounts on deposit therein and all proceeds thereof.

“Collateral Coverage Ratio” shall mean the First Lien Collateral Coverage Ratio or the First Lien Non-Route Collateral Coverage Ratio.
“Collateral Documents” shall mean, collectively, the Security Agreement, the Aircraft Mortgage (including, without limitation, any Mortgage Supplement), the SGR Security Agreement, the Real Estate Mortgages, the Account Control Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Event” shall mean, with respect to an item of Appraised Collateral, any of the events described below:
(a)    with respect to any and all Primary FAA Slots affected thereby, the occurrence of any event, including the Borrower's or any other applicable Grantor's abandonment or failure to comply with any applicable Use or Lose Rule, that would allow the FAA or other Governmental Authority or Foreign Aviation Authority to withdraw, cancel, suspend or terminate the Borrower's or such other Grantor's authority to hold or use 25% or more of the Primary FAA Slots at any one airport (with the resulting appraisal under Section 5.09 being of the Primary FAA Slots (other than Specified Primary FAA Slots) at such airport); or
(b)    with respect to any Primary Route, abandonment by the Borrower or any other applicable Grantor thereof or the occurrence of any event that would allow the DOT, any Governmental Authority, or any Foreign Aviation Authority to withdraw, cancel, suspend or terminate the authority granted to the Borrower or any other applicable Grantor that authorizes the Borrower or any other applicable Grantor to operate scheduled foreign air transportation of persons, property and mail over such Primary Route or to use any associated Primary Foreign Slot(s) other than (i) in cases where such Primary Route or Primary Foreign Slot(s) has been transferred or otherwise disposed of as permitted in this Agreement or the SGR Security Agreement or (ii) in the case of any suspension or loss of a Primary Foreign Slot(s), such suspension or loss could not reasonably be expected to have a material adverse effect on the value of the relevant Primary Route taken as a whole; or
(c)    the failure of any material assumption contained in any Appraisal Report to be true, except to the extent such failure could not reasonably be expected to affect in a materially adverse manner the Appraised Value of the applicable Appraised Collateral.
“Collateral Material Adverse Effect” shall mean a material adverse effect on the value of the Collateral, taken as a whole.
“Comair” shall mean Comair, Inc., an Ohio corporation.
“Commitment” shall mean, as to any Lender, the sum of the Revolving Commitment and the Term Loan Commitment of such Lender or any combination thereof (as the context requires), it being understood that the “Term Loan Commitment” of a Lender shall remain in effect until the Term Loans have been funded in full in accordance with this Agreement.

“Commitment Fee” shall have the meaning set forth in Section 2.20(a).
“Commitment Fee Rate” shall mean the rate per annum set forth under the heading “Commitment Fee Rate” on the Applicable Pricing Grid.
“Connection Carrier” shall mean any regional carrier that operates flights using the “DL”or “NW” designation code pursuant to contractual arrangements with the Borrower.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or net loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that: (a) all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Capital Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded therefrom; (b) the net income (but not net loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included therein only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Subsidiary of the Person; (c) the net income (but not net loss) of any Subsidiary will be excluded therefrom to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; (d) the cumulative effect of a change in accounting principles will be excluded therefrom; and (e) the effect of non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded therefrom.
“Continuing Directors” shall mean, as of any date or for any period of determination, any member of the board of directors of the Borrower who (1) was a member of such board of directors on the first day of such period; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Cure Collateral” shall mean amounts designated or deemed to have been received by the Borrower and designated as Additional Collateral pursuant to Section 6.06(b).
“December 2009 Citi Facility” shall mean that certain Credit and Guaranty Agreement dated as of December 29, 2009, among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and Citibank, N.A., as administrative agent, as amended prior to the date hereof.
“Defaulting Lender” shall mean, at any time, any Revolving Lender that (a) has failed, within one (1) Business Day of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Revolving Loans, (y) any portion of the participations in any Letter of Credit required to be funded hereunder or (z) any other amount required to be paid by it hereunder to the Administrative Agent, any Issuing Lender or any other Lender (or its banking

Affiliates), unless, in the case of clause (x) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any Issuing Lender, any other Lender or the Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent's, such Issuing Lender's, such other Lender's or the Borrower's, as applicable, receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent, (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Revolving Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Lender and the Revolving Lenders.
“Delta First Lien Agreement” shall mean that certain First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents party thereto, as amended prior to the date hereof.
“Delta Second Lien Agreement” shall mean that certain Second Lien Term Loan and Guaranty Agreement dated as of April 30, 2007 among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, and the other agents party thereto.
“Designated Banking Product Agreement” means any agreement evidencing Designated Banking Product Obligations entered into by the Borrower and any Person that, at the time such Person entered into such agreement, was a Lender or a banking Affiliate of a Lender, in each case designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement” provided that, so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Banking Product Agreement entered into while such Revolving Lender was a Defaulting Lender.
“Designated Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury,

depository and cash management services and automated clearing house transfers of funds services provided by a Lender or any of its banking Affiliates, including obligations for the payment of fees, interest, charges, expenses, attorneys' fees and disbursements in connection therewith, in each case as designated by the Borrower and such Lender (or such banking Affiliate) from time to time by written notice to the Administrative Agent as constituting “Designated Banking Product Obligations,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Loan Documents.
“Designated Hedging Agreement” means any Hedging Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was a Lender or an Affiliate of a Lender, as designated by the relevant Lender (or Affiliate of a Lender) and the Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Borrower, such Lender or Affiliate of a Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations, and (iii) the acknowledgment of such Lender or Affiliate of a Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations shall not exceed $250,000,000 in the aggregate; provided, further, that so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Hedging Agreement entered into while such Revolving Lender was a Defaulting Lender.
“Designated Hedging Obligations” means, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedging Agreement.
“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollar Amount” shall mean, at any time, for any amount, (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.27.

“Dollars” and “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees, pledges any property or assets to secure, or otherwise becomes obligated under any Refinancing Debt or Junior Secured Debt.
“DOT” shall mean the United States Department of Transportation and any successor thereto.
“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 10.02(g) to allow the Borrower to prepay Term Loans at a discount to par value and on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.
“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by the Borrower pursuant to Section 10.02(g), Dutch auction procedures as reasonably agreed upon by the Borrower and the Administrative Agent.
“Earned Revenue Percentage” shall mean, a percentage, representing the estimated portion of credit card revenue which has been earned by performance at any point in time, based on a rolling twelve-month analysis of ticket sales versus “booking curve” (i.e., tickets used for actual flights) experienced by the Borrower during the most recent Rolling Twelve Month period for which such information is available at the time of such determination. The Earned Revenue Percentage shall be subject to re-determination by the Administrative Agent based upon information contained in each Officer's Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(n), as updated from time to time, in the reasonable discretion of the Administrative Agent, by the most recent Field Audit.
“EBITDAR” shall mean, for any period, all as determined in accordance with GAAP, without duplication, an amount equal to (a) the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period, plus (b) the sum of (i) any provision for income taxes, (ii) Interest Expense for such period, (iii) extraordinary, non-recurring or unusual losses for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any employee of the Borrower or its Subsidiaries of any Equity Interests, (vii) depreciation, amortization and aircraft rent expense for such period, (viii) any aggregate net loss during such period arising from a Capital Asset Sale (as defined below), (ix) all other non-cash charges for such period, (x) any losses arising under fuel hedging arrangements during such period, and (xi) costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents, in the case of each of subclauses (i) through (xi) of this clause (b), to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, minus (c) the sum of (i) income tax credits, (ii) interest income, (iii) extraordinary, non-recurring or unusual gains for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by the Borrower or its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (a “Capital Asset Sale”), (v) any gains arising under fuel hedging arrangements during such period, and (vi) any other non-cash gains that have been added in determining consolidated net income, in the case of each of subclauses (i) through (vi) of this clause (c), to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Borrower and its Subsidiaries: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Subsidiary, as applicable, in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any of its Subsidiaries; (7) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition of such Subsidiary over the cost to the Borrower or any of its Subsidiaries of the investment in such Subsidiary.
“Eligible Accounts” shall mean, at the time of any determination thereof, all of the Accounts owned by the Borrower and the other Grantors and reflected in the most recent Officer's Certificate (substantially in the form of Exhibit G) delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(n). Criteria and eligibility standards used in determining Eligible Accounts may be fixed and revised from time to time by the Administrative Agent, in its reasonable discretion, and in the Administrative Agent's reasonable exclusive judgment, with any changes in such criteria to be effective upon the date of the next Field Audit to be conducted pursuant to the terms herein. Unless otherwise approved from time to time in writing by the Administrative Agent, no Account shall be an Eligible Account if, without duplication:
(a)    the Borrower or any other Grantor does not have sole lawful and absolute title to such Account; or
(b)    it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens other than Permitted Collateral Liens; or
(c)    (i) it is unpaid more than ninety (90) days from the original date of invoice or sixty (60) days from the original due date or (ii) it has been written off the books of the Borrower or any other Grantor or has been otherwise designated on such books as uncollectible; or
(d)    the Account Debtor is the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor in possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent); or
(e)    the Account is not payable in Dollars or the Account Debtor is either not organized under the laws of the United States of America, any state of the United States of America or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States; provided the restrictions in this clause (e) shall not apply to any Account if the Account Debtor related thereto is a travel agency that is a member of Bank Settlement Plan so long as the method used for converting such Account payables into Dollars for purposes of valuation is reasonably acceptable to the Administrative Agent; or
(f)    the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower or relevant other Grantor duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Administrative Agent; or
(g)    the associated revenue from such Account has not been earned by the Borrower or the other Grantor (it being understood that Accounts arising from Travel Agency Cash Transactions shall be deemed earned at the time such receivable is recorded); or
(h)    to the extent the Account has been classified as a note receivable by the Borrower or any other Grantor; or
(i)    the Account is a non-trade Account (other than any interest with respect to deposit accounts or Permitted Investments); or
(j)     it arises out of a sale made by the Borrower or any other Grantor to an employee, officer, agent, director, stockholder, Subsidiary or Affiliate of the Borrower or a Guarantor; or
(k)    such Account was not paid in full, and the Borrower or any other Grantor created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or
(l)    such Account is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless the Administrative Agent, in its sole discretion, has established an appropriate reserve and determines to include such Account as an Eligible Account; or
(m)    as to any Account, to the extent that a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason (other than bank error prior to the correction thereof); or

(n)    such Account is a clearinghouse interline Account.
“Eligible Accounts Receivable” shall mean, at the time of determination thereof, the sum of Eligible Accounts plus the Estimated Credit Card Receivables Component.
“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender, (d) an Approved Fund, (e) any other financial institution reasonably satisfactory to the Administrative Agent and (f) solely with respect to assignments of Term Loans and solely to the extent permitted pursuant to Section 10.02(g), the Borrower.
“Eligible Collateral” shall mean, on any date of determination (a) all Mortgaged Collateral, Ground Support Equipment, Tooling, Flight Simulators, Primary Routes, Primary Slots, Eligible Accounts Receivable and Mortgaged Real Property, in each case to the extent owned or held by the Borrower or any other Grantor and on which the Administrative Agent shall, as of such date, have a valid and perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) and which is otherwise subject only to Permitted Collateral Liens, provided that if an Aircraft is Parked for more than thirty (30) days, such Aircraft shall be excluded from Eligible Collateral in its entirety unless three new Appraisal Reports establishing the current Appraised Value of such Aircraft in its Parked condition are delivered to the Administrative Agent, (b) cash collateral and Permitted Investments maintained, on such date, in accounts with the Administrative Agent pursuant to Section 2.12 and on which the Administrative Agent shall, as of such date, have a valid and perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) and which is otherwise subject only to Permitted Collateral Liens and (c) any Additional Collateral designated by the Borrower at its discretion (or deemed designated pursuant to Section 6.06(b)) and on which the Administrative Agent shall, as of such date, have a valid and perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) and which is otherwise subject only to Permitted Collateral Liens; provided, in the case of clauses (a) through (c) above, with respect to any Collateral in an aggregate amount of $750,000,000 or more on which the Administrative Agent shall have been granted a valid and perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) after the Closing Date in any individual transaction or series of substantially simultaneous transactions, at any time when the Administrative Agent shall not have received Appraisal Reports and/or Field Audits, as applicable, pursuant to Section 5.09 or otherwise pursuant to this Agreement, with respect to substantially all of the existing Eligible Collateral within the 180-day period preceding the date on which such Collateral is pledged (a “180-day Period”), such Collateral shall not, solely for purposes of satisfying the conditions set forth in Section 6.06(c) in connection with any release of Collateral requested by the Borrower pursuant to Section 6.06(c), constitute Eligible Collateral until the earlier of (x) the date on which the Administrative Agent shall have held such Lien and/or mortgage (or comparable Lien) for at least ninety (90) continuous days from the grant or perfection thereof prior to its constituting Eligible Collateral or (y) the date on which the Administrative Agent shall have received Appraisal Reports and/or Field Audits (including, for purposes of this clause (y), all Appraisal Reports and/or Field Audits received during such 180-Day Period), as applicable, pursuant to Section 5.09 or otherwise pursuant to this Agreement, with respect to substantially all of the other Collateral.
“Engine” shall have the meaning set forth in the Aircraft Mortgage.
“Entry Point Filing Forms” shall mean each of the FAA form AC 8050-135 forms to be filed with the FAA on the Closing Date.
“Environmental Laws” shall mean all laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding requirements or agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any pollutants, contaminants or any toxic, radioactive or otherwise hazardous materials.
“Environmental Liability” shall mean any liability, contingent or otherwise, (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law or legally binding requirement of any Airport Authority relating to environmental matters, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued pursuant to or required under any Environmental Law or by any Airport Authority with respect to environmental matters.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b) or (c) of the Code, or (ii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code, or that is under common control with the Borrower within the meaning of Section 4001 of ERISA.

“Escrow Accounts” shall mean (1) accounts of the Borrower or any Subsidiary, solely to the extent any such accounts hold funds set aside by the Borrower or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by the Borrower or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman's or workers' compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.
“Estimated Credit Card Receivables Component” shall mean an amount representing the estimated portion (determined in accordance with the other provisions of this definition) of receivables owing to the Borrower in connection with ticket purchases from and other goods and services provided by the Borrower on major credit cards (including, without limitation, Visa, MasterCard, American Express, Diners Club, Discover and Carte Blanche) which have been earned by performance by the Borrower but not yet paid to the Borrower by the credit card issuer or by the Borrower's credit card processing bank, as applicable, as determined monthly in accordance with the following formula and set forth in the most recent Officer's Certificate delivered to the Administrative Agent pursuant to Section 5.01(n). Such amount shall be equal to (i) the average number of days the relevant credit card receivables remained outstanding in the most recent fiscal month multiplied by (ii) the average daily credit card sales earned for the most recent fiscal month. The average daily credit card sales earned for the most recent fiscal month shall be equal to (a) the gross retail credit card sales for the most recent fiscal month available at the time of determination (it being understood that such number shall only include the Specified Dollar Receivables (as defined below) if the circumstances described in clause (2) below shall exist) multiplied by (b) the Applicable Earned Percentage divided by (c) the number of days in such month. For all purposes hereof, except as set forth in the last sentence of this definition, “Applicable Earned Percentage” shall be equal to the Earned Revenue Percentage. The Estimated Credit Card Receivables Component shall be subject to such adjustments as may be deemed appropriate by the Administrative Agent based upon the results of each Field Audit of the Borrower conducted after the Closing Date. Notwithstanding the foregoing, (1) until the occurrence of a Visa/MasterCard Dollar Trigger Event that results in a reserve held by the credit card processing bank (the “Applicable Reserve”) that is less than 100% of the value of airline tickets and other goods and services sold on Visa or MasterCard but not yet flown or used or otherwise earned by performance by the Borrower (the “Unearned Value”), or that is not calculated based on the Unearned Value, retail credit card receivables due from the credit card processing bank for Visa or MasterCard that are denominated in Dollars (the “Specified Dollar Receivables”) shall not be subject to the formula set forth above and the Applicable Earned Percentage to be applied to such receivables shall be equal to 100%, (2) after the occurrence of a Visa/MasterCard Dollar Trigger Event that results in an Applicable Reserve that is equal to 0% of the Unearned Value, or that is not calculated based upon the Unearned Value, the Specified Dollar Receivables shall be subject to the formula set forth above (i.e., the Applicable Earned Percentage to be applied to such receivables shall be equal to the Earned Revenue Percentage), and (3) after the occurrence of a Visa/MasterCard Dollar Trigger Event that results in an Applicable Reserve that is greater than 0% but less than 100% of the Unearned Value, the Applicable Earned Percentage to be applied to the Specified Dollar Receivables shall be determined on a straight line basis between the percentages set forth in clauses (1) and (2) above (it being understood that the Applicable Earned Percentage to be applied to such Specified Dollar Receivables shall be equal to 100% minus the product of (A) the Applicable Reserve and (B) the excess, if any, of (I) 100% over (II) the Earned Revenue Percentage).
“Euro” or “€” shall mean the official currency of the European Union.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default” shall have the meaning given such term in Section 7.
“Event of Loss” shall have the meaning given such term in the Aircraft Mortgage.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later; provided, however, that if at any time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Subsidiaries” shall mean (i) each Restricted Captive Insurance Company Subsidiary, (ii) each direct or indirect Domestic Subsidiary substantially all of the assets of which are the Equity Interests of a Foreign Subsidiary and (iii) each Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income (i) by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising from such recipient's having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (d) in the case of a Lender, any withholding tax that is attributable to such Lender's failure to comply with Section 2.16(f) or 2.16(g) and (e) any U.S. withholding tax that is imposed by reason of FATCA.
“Existing Letter of Credit” shall mean any letter of credit listed on Schedule 2.02 hereto which has been issued pursuant to the Delta First Lien Agreement by a Lender that is a Revolving Lender on the Closing Date. The Borrower shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.
“Exit Facilities” shall mean, collectively, (i) the Delta First Lien Agreement and the Collateral Documents (as defined therein), and (ii) the Delta Second Lien Agreement and the Collateral Documents (as defined therein).
“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.28(a).
“Extension” shall have the meaning given to such term in Section 2.28(a).
“Extension Amendment” shall have the meaning given to such term in Section 2.28(c).
“Extension Offer” shall have the meaning given to such term in Section 2.28(a).
“Extension Offer Date” shall have the meaning given to such term in Section 2.28(a).
“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” shall mean all “slots” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, or, in the case of slots at New York LaGuardia Airport, as defined in the Final Order, Operating Limitations at New York LaGuardia Airport, Docket No. FAA 2006-25755-82 dated December 13, 2006, as such order may be amended or re-codified from time to time, and in any subsequent order issued by the FAA related to New York LaGuardia Airport, as such order may be amended or re-codified from time to time, in each case of the Borrower and, if applicable, any other Grantor, now held or hereafter acquired (other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Grantor holds temporary use rights).
“Facility” shall mean each of (a) the Revolving Commitments and the Revolving Loans made thereunder (the “Revolving Facility”) and (b) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are substantively similar thereto, and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees, the Upfront Term Loan Fees and other fees referred to in Section 2.19.
“Field Audit” shall mean a field examination conducted by a Field Auditor of the accounts receivable constituting Collateral and books and records related thereto, and the results of such field examination shall be reasonably satisfactory to the Administrative Agent in all respects.
“Field Auditor” shall mean the Administrative Agent or its Affiliates, appraisers or other advisors who may be retained by the Administrative Agent and reasonably acceptable to the Borrower to conduct a Field Audit.
“Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country, including any such right pursuant to a bilateral treaty between the United States and a foreign country.
“First Lien Collateral Coverage Ratio” shall have the meaning set forth in Section 6.06(a).
“First Lien Non-Route Collateral Coverage Ratio” shall have the meaning set forth in Section 6.06(a).

“First Lien Notes” shall mean the 9.5% Senior Secured Notes Due 2014 of the Borrower in the initial aggregate principal amount of $750,000,000 and issued pursuant to the First Lien Note Indenture, as such notes may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Note Documents” shall mean the First Lien Note Indenture, the First Lien Notes, and each other agreement executed in connection with such notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time.
“First Lien Note Indenture” shall mean that certain Indenture, dated as of September 28, 2009, among the Borrower, as issuer, the guarantors party thereto, U.S. Bank National Association, as trustee, and Wilmington Trust FSB, as collateral trustee, pursuant to which the First Lien Notes are issued, as such indenture may be amended, restated, supplemented or otherwise modified from time to time.
“Fixed Charge Coverage Ratio” shall mean, at any date for which such ratio is to be determined, the ratio of EBITDAR for the Rolling Twelve Month period ended on such date to the sum of the following for such period: (a) Interest Expense, plus (b) the aggregate cash aircraft rental expense of the Borrower and its Subsidiaries on a consolidated basis for such period payable in cash in respect of any aircraft leases (other than Capitalized Leases), all as determined in accordance with GAAP.
“Flight Simulators” shall mean the flight simulators and flight training devices of the Borrower or any other applicable Grantor (including, without limitation, any such simulators or training devices located on a Real Property Asset).
“Foreign Aviation Authorities” shall mean any foreign governmental, quasi-governmental, regulatory or other agencies, public corporations or private entities that exercise jurisdiction over the authorization (a) to serve any foreign point on each of the Primary Routes and/or to conduct operations related to the Primary Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Slot” shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower and, if applicable, a Grantor to conduct one landing or takeoff operation during a specific hour or other period on a specific day of the week at each non-United States airport served in conjunction with the Borrower's or such Grantor's operations over a Route, other than “slots” which have been permanently allocated to another air carrier and in which the Borrower or, if applicable, such Grantor holds temporary use rights.
“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, in each case applied in accordance with Section 1.03.
“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Grantor in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in any airport terminal at which the Borrower conducts scheduled operations.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Grantor” shall mean the Borrower and each other Subsidiary that shall at any time become party to a Collateral Document.
“Ground Support Equipment” shall mean the equipment owned by the Borrower or, if applicable, any other Grantor for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, cleaning, aircraft maintenance and servicing, dispatching, security and motor vehicles.
“GS” shall have the meaning set forth in the first paragraph of this Agreement.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business and consistent with past practice. The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guarantor in good faith.
“Guaranteed Obligations” shall have the meaning given such term in Section 9.01(a).
“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.
“Guaranty Obligations” shall have the meaning given such term in Section 9.01(a).
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under, any Environmental Law.
“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.
“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices.
“Immaterial Subsidiaries” shall mean one or more Domestic Subsidiaries designated by the Borrower, for which (a) the assets of all such designated Domestic Subsidiaries constitute, in the aggregate, no more than 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01), and (b) the revenues of all such designated Domestic Subsidiaries account for, in the aggregate, no more than 10% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it (1) directly or indirectly guarantees, pledges any property or assets to secure, or otherwise becomes obligated under any Refinancing Debt or Junior Secured Debt, or (2) owns any properties or assets that constitute Collateral (including, without limitation, applicable Additional Collateral). The Immaterial Subsidiaries as of the Closing Date that are not Guarantors on the Closing Date shall be listed on Schedule 1.01(a).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all obligations of such Person in respect of Capitalized Leases, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) all take-or-pay or similar obligations of such person to pay a specified purchase price for goods or services whether or not delivered or accepted and (k) all obligations in respect of Hedging Agreements valued at the amount equal to what would be payable by such Person to its counterparty to such Hedging Agreements if such Hedging Agreements were terminated early on such date of determination. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes imposed on or with respect to any payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document.
“Indemnitee” shall have the meaning given such term in Section 10.04(b).
“Initial Appraisal Reports” shall mean the Appraisals listed on Schedule 1.01(b) and furnished by the Appraisers reflected on such Schedule.
“Installment” shall have the meaning given such term in Section 2.10(b).
“Intercreditor Agreement” shall have the meaning given such term in Section 10.18.
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Expense” shall mean, for any period, the gross cash interest expense (including the interest component of Capitalized Leases), of the Borrower and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with GAAP.
“Interest Payment Date” shall mean (a) as to any Eurodollar Loan having an Interest Period of one, two or three months, the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Revolving Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months (or, if available to all applicable Lenders, nine or twelve months) thereafter, as the Borrower may elect in the related notice delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the applicable Termination Date.
“International Interest” shall mean an “international interest” as defined in the Cape Town Convention.
“International Registry” shall mean the “International Registry” as defined in the Cape Town Convention.
“Investments” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guarantee of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), and any purchase or acquisition of (a) any security of another Person or (b) a line of business, or all or substantially all of the assets, of any Person.
“Issuing Lender” shall mean (i) JPMCB (or any of its Affiliates reasonably acceptable to the Borrower), in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.02(i), and (ii) any other Lender agreeing to act in such capacity, which other Lender shall be reasonably satisfactory to the Borrower and the Administrative Agent. Each Issuing Lender may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender reasonably acceptable to the Borrower, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Jet Fuel Assets” shall mean (a) the existing jet fuel inventory of the Borrower's or its Subsidiaries', or any Connection Carrier's or SkyTeam Partner's, operations in or pipelines in transit to Atlanta, Cincinnati and New York that is to be sold to the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement, or other jet fuel subject to the Jet Fuel Inventory Supply Agreement, (b) the Borrower's or its Subsidiaries' rights in certain existing supply and third-party sale agreements to be assigned or assumed by the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement, (c) the Borrower's or its Subsidiaries' rights in certain existing infrastructure agreements to be transferred to the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement and (d) proceeds of the foregoing.

“Jet Fuel Counterparty” shall mean J. Aron & Company, a New York general partnership, or any of its Affiliates, or any other Person that becomes a party to the Jet Fuel Inventory Supply Agreement.
“Jet Fuel Inventory Supply Agreement” shall mean the Jet Fuel Inventory Supply Agreement among the Borrower, the Jet Fuel Counterparty and Epsilon Trading, LLC (f/k/a Epsilon Trading, Inc.), dated as of August 31, 2006, as amended, renewed or replaced from time to time.
“JPMCB” shall have the meaning set forth in the first paragraph of this Agreement.
“JPMS” shall have the meaning set forth in the first paragraph of this Agreement.
“Junior Secured Debt” shall mean Indebtedness permitted to be incurred under Section 6.03(bb) and permitted to be secured by a Lien on Collateral under Section 6.01(s).
“Junior Secured Debt Documents” shall mean each indenture, credit agreement and other instruments and notes evidencing Junior Secured Debt, and each other agreement executed in connection therewith, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Term Loan.
“LC Commitment” shall mean $500,000,000.
“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.
“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.
“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.
“Letter of Credit” shall mean (a) any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of the Borrower or any Subsidiary, (iii) denominated in Dollars or any Alternative Currency and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender and (b) the Existing Letters of Credit.

“Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017, designated as the “Delta Air Lines LC Account” that shall be used solely for the purposes set forth herein.
“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.
“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the greater of (i) the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, and (ii) 1.25% per annum. In the event that the rate identified in clause (i) of the foregoing sentence is not available at such time for any reason, then such rate shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
“Lien” shall mean (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, International Interest, Prospective International Interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
“Liquidity” shall mean the sum of (i) all unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, any cash or Permitted Investments held in accounts subject to Account Control Agreements) and (ii) the aggregate principal amount committed and available to be drawn by the Borrower and its Subsidiaries (taking into account all borrowing base limitations or other restrictions) under the Revolving Facility, US Bank Revolving Facility, the September 2009 Citi Facility and all other revolving credit facilities of the Borrower and its Subsidiaries.
“Loans” shall mean, collectively, the Revolving Loans and the Term Loans.
“Loan Documents” shall mean this Agreement, the Letters of Credit (including applications for Letters of Credit and related reimbursement agreements), the Collateral Documents, any Intercreditor Agreement and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent, any Issuing Lender or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.
“Margin Stock” shall have the meaning given such term in Section 3.13(a).
“Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents and the Lenders thereunder, or (c) the ability of the Borrower or any Guarantor to pay its respective obligations under the Loan Documents.
“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Guarantors in an aggregate principal amount exceeding $75,000,000.
“Merrill Lynch” shall have the meaning set forth in the first paragraph of this Agreement.
“Minimum Extension Condition” shall have the meaning given such term in Section 2.28(b).
“MNPI” shall mean any material Nonpublic Information regarding the Borrower and its Subsidiaries or the Loans or securities of any of them. For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.
“Moody's” shall mean Moody's Investors Service, Inc.
“Mortgaged Collateral” shall mean all of the “Collateral” as defined in the Aircraft Mortgage (including any Mortgage Supplement).
“Mortgaged Real Property” means, initially, all Real Property Assets identified on Schedule 3.15(a) (as each such real property is more particularly described in the applicable Real Estate Mortgage (including, without limitation, all Collateral described in the applicable Real Estate Mortgage)), and after the Closing Date, the Mortgaged Real Property existing on the Closing Date (other than any such Real Property Assets released after the Closing Date in accordance with Section 6.06(c) or otherwise as permitted by the terms hereof) and any additional Real Property Assets upon which a Lien has been granted to the Administrative Agent, for the benefit of the Secured Parties, securing the Obligations pursuant to Section 5.14 (and not subsequently released in accordance with Section 6.06(c) or otherwise as permitted by the terms hereof) (as each such real property is more particularly described in the applicable Real Estate Mortgage (including, without limitation, all Collateral described in the applicable Real Estate Mortgage)).

“Mortgage Supplement” shall have the meaning set forth in the Aircraft Mortgage.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Multiple Employer Plan” shall mean a Single Employer Plan, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (b) was so maintained, and in respect of which the Borrower or an ERISA Affiliate could have liability, contingent or otherwise, under ERISA.
“Net Cash Proceeds” means the aggregate cash proceeds and Permitted Investments received by the Borrower or any of its Subsidiaries in respect of any Disposition of Collateral (including by way of a Sale of Grantor) or Recovery Event, net of the direct costs relating to any such Disposition of Collateral or Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result of any such Disposition of Collateral or Recovery Event, taxes paid or payable as a result of the Disposition of Collateral or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP, proceeds of insurance or condemnation awards maintained for the benefit of any third party applied to restore assets as required by the terms of any agreement with such third party not prohibited hereunder and other customary fees and expenses actually incurred in connection therewith.
“Net Cash Proceeds Amount” shall have the meaning given such term in Section 2.12(a).
“No Undisclosed MNPI Representation” by a Person, shall mean a representation that such Person is not in possession of any MNPI (other than MNPI as to which the Person in whose favor such representation is made has elected not to receive).
“Non-Defaulting Lender” shall mean, at any time, a Revolving Lender that is not a Defaulting Lender.
“Non-Extending Lender” shall have the meaning given such term in Section 10.08(h).
“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Obligations” shall mean the unpaid principal of and interest on (including interest, reasonable fees and reasonable out-of-pocket costs accruing after the maturity of the Loans and interest, reasonable fees and reasonable out-of-pocket costs accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent, any Issuing Lender or any Lender (or (i) in the case of Designated Hedging Obligations, any Person who was a Lender or an Affiliate of a Lender when the related Designated Hedging Agreement was entered into, or (ii) in the case of Designated Banking Product Obligations, any Person who was a Lender or a banking Affiliate of any Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, any Letters of Credit, any Designated Hedging Agreement, any Designated Banking Product Agreement, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket expenses (including all reasonable fees, charges and disbursements of counsel to any Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations (valued in accordance with the definition thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $250,000,000.
“Officer's Certificate” shall mean, as applied to the Borrower or any Guarantor, a certificate executed by a Responsible Officer of such Person in his/her capacity as such.
“Other Connection Taxes” shall mean, with respect to a Lender or Issuing Lender, Taxes imposed as a result of a present or former connection between such Lender or Issuing Lender and the jurisdiction imposing such Taxes (other than a connection arising from such Lender's or Issuing Lender's having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document).
“Other Taxes” shall mean any and all present or future stamp, mortgage, intangible or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Letters of Credit” shall have the meaning given such term in Section 2.02(j).
“Parent Company” means, with respect to a Revolving Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Revolving Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Revolving Lender.

“Parked” shall mean, as to any Aircraft, that such Aircraft has been removed from service, other than Aircraft temporarily grounded for maintenance being actively conducted.
“Participant” shall have the meaning given such term in Section 10.02(d).
“Participant Register” shall have the meaning given such term in Section 10.02(d).
“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.
“Payroll Accounts” shall mean depository accounts used only for payroll.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Guarantor of all or substantially all the assets of, or (so long as the acquired Person becomes a Guarantor pursuant to Section 5.14(a) hereof to the extent required by such Section) Equity Interests sufficient to cause the acquired Person to become a Subsidiary in, a Person or a division, line of business or other business unit of a Person but only so long as:
(a)    (i) no Event of Default shall have occurred and be continuing immediately prior or immediately after giving effect to such Permitted Acquisition and (ii) all transactions related thereto shall have been consummated in all material respects in accordance with applicable laws;
(b)    after giving effect to such Permitted Acquisition, the Borrower and the Guarantors shall be in pro forma compliance with Sections 6.04, 6.05 and 6.06 to the extent such acquisition, on a pro forma basis, increases the annual consolidated revenues of the Borrower and its Subsidiaries by at least 25%;
(c)    with respect to any acquisition in excess of $75,000,000, the Borrower shall have delivered to the Administrative Agent an Officer's Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Person or assets to be acquired, promptly after consummation of such acquisition; and
(d)    with respect to any acquisition in excess of $75,000,000, the Borrower shall have provided the Administrative Agent with copies of the material acquisition documents promptly after consummation of such acquisition (it being understood that this clause (d) shall be deemed to be satisfied to the extent such documents have been included in the Borrower's public filings with the SEC).
“Permitted Change of Control Transaction” shall mean any transaction, whether by purchase, merger, consolidation or otherwise, pursuant to which a Permitted Holder acquires all or substantially all the assets of, or all of the Equity Interests in, the Borrower, but only so long as:
(a)    (i) no Event of Default shall have occurred and be continuing immediately prior or immediately after giving effect to such Permitted Change of Control Transaction and (ii) all transactions related thereto shall have been consummated in all material respects in accordance with applicable laws;
(b)    the Borrower shall have delivered to the Administrative Agent an Officer's Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Permitted Holder, promptly after consummation of such transaction;
(c)    the Borrower shall have provided the Administrative Agent with written notice and with copies of the material acquisition documents promptly after consummation of such transaction; and
(d)    the operations of the Borrower are not merged with the operations of any other major U.S. airline owned by such Permitted Holder.
“Permitted Collateral Liens” shall mean any Lien permitted pursuant to Section 6.01.
“Permitted Disposition” shall mean any of the following:
(a)    (i) the sale or lease of Tooling in the ordinary course of business (and, in the case of any such lease, consistent with past practices), (ii) the sale or lease of Spare Parts in the ordinary course of business (and, in the case of any such lease, consistent with past practices), (iii) the lease of Ground Support Equipment in the ordinary course of business and consistent with past practices and (iv) swaps, exchanges, interchange or pooling of assets or, in the case of Mortgaged Collateral, other transfers of possession (subject to the limitations set forth in the Collateral Documents) in the ordinary course of business, in the case of this clause (iv), in an aggregate amount not to exceed $50,000,000.
(b)    the Disposition of cash or Permitted Investments constituting Collateral in exchange for other cash or Permitted Investments constituting Collateral and having reasonably equivalent value therefor; provided that this clause (b) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein;
(c)    sales or dispositions of surplus, obsolete, negligible or uneconomical assets (other than Mortgaged Collateral that are not Parts (as defined in the Aircraft Mortgage)) no longer used in the business of the Borrower and the other Grantors;
(d)    Dispositions of Collateral among the Grantors (including any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.14); provided that (i) such Collateral remains at all times subject to a Lien with the same level of perfection as was the case immediately prior to such Disposition (and otherwise subject only to Permitted Collateral Liens) in favor of the Administrative Agent for the benefit of the Secured Parties following such Disposition, (ii) concurrently therewith, the Grantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Agreement or the Collateral Documents, (iii) concurrently therewith or promptly thereafter, the Administrative Agent, for the benefit of the Secured Parties, shall receive an Officer's Certificate, with respect to the matters described in clauses (i) and (ii) hereof, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (iv) concurrently with any Disposition of Collateral to any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.14, such Person shall have complied with the requirements of Sections 5.14(a) and 5.14(b); provided further that this clause (d) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein;
(e)     the sale or discount of Accounts to a collection agency in connection with collections of delinquent receivables;
(f)    (i) abandonment of Slots, Gate Interests or Routes; provided that such abandonment is (A) in connection with the downsizing of any hub or facility which does not materially and adversely affect the business of the Borrower and its Subsidiaries, taken as a whole, (B) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Borrower and its Subsidiaries, taken as a whole, or (C) reasonably determined by the Borrower to be of de minimis value, (ii) exchange of FAA Slots in the ordinary course of business that in the Borrower's reasonable judgment are of reasonably equivalent value (so long as the FAA Slots received in such exchange are pledged as Additional Collateral and constitute Eligible Collateral), (iii) the termination of leases or airport use agreements in the ordinary course of business to the extent such terminations do not have a Material Adverse Effect or a Collateral Material Adverse Effect, (iv) any other lease or sublease of, or use agreements with respect to, assets and properties that constitute Slots, Gate Interests or Routes in the ordinary course of business and swap agreements with respect to Slots in the ordinary course of business and which lease, sublease, use agreement or swap agreement (A) has a term of less than one year or (B) has a term of one year or longer; provided that if the aggregate Appraised Value of the Collateral leased or subleased pursuant to this subclause (B) is equal to or greater than 10% of the Appraised Value of the Slots, Gate Interests and Routes constituting Collateral in the most recent Appraisal Report delivered by the Borrower pursuant to Section 5.09, the Appraised Value of the Slots, Gate Interests and Routes constituting Collateral, after giving pro forma effect to all outstanding leases, subleases, use agreements and swap agreements pursuant to this subclause (B), would be not materially less than the Appraised Value of the Slots, Gate Interests and Routes constituting Collateral in the most recent Appraisal Report delivered by the Borrower pursuant to Section 5.09, all as determined in good faith by the Borrower and reflected in an Officers' Certificate that is delivered to the Administrative Agent prior to entering into any such lease or sublease, demonstrating, with reasonably detailed calculations, compliance with the provisions of this subclause (B) and detailing the arrangements pursuant to which the Administrative Agent's Liens on the Slots, Gate Interests and Routes constituting Collateral subject to such lease or sublease are not materially adversely affected (which arrangements must be reasonably satisfactory to the Administrative Agent) and (v) the sale to US Air of FAA Slots at Ronald Reagan Washington National Airport and the concurrent lease to US Air (for a term of less than one year) of FAA Slots at New York LaGuardia Airport purchased by the Borrower from US Air substantially simultaneously with such sale; provided that the aggregate Appraised Value of such FAA Slots so leased is less than 10% of the Appraised Value of the Eligible Collateral;
(g)    (i) any loss of or damage to property of the Borrower or any other Grantor, (ii) any taking of property of the Borrower or any other Grantor or (iii) an Event of Loss;
(h)    Liens of the type described in Section 6.01(h);
(i)    the lease or sublease of assets and properties (other than Routes or Mortgaged Collateral) in the ordinary course of business; provided that, the rights of the lessee or sublessee shall be subordinated to the rights (including remedies) of the Administrative Agent under the applicable Collateral Document on terms reasonably satisfactory to the Administrative Agent;
(j)    assignments of leases or granting of leases or subleases of Aircraft or Engines to the extent permitted pursuant to the Aircraft Mortgage (including any applicable Mortgage Supplement); and
(k)    substitutions of Engines or Spare Engines pursuant to and in accordance with Section 2.01(f) of the Aircraft Mortgage in an aggregate amount for all such Engines or Spare Engines so Disposed of not to exceed $50,000,000; provided that (i) such Replacement Engine (as defined in the Aircraft Mortgage) is of at least equal fair market value and utility (without regard to hours and cycles) as the Engine or Spare Engine it replaces assuming such Engine or Spare Engine had been maintained in the condition required by the Aircraft Mortgage, (ii) such Replacement Engine shall be subject to a perfected Lien, having the same priority (subject only to Specified Permitted Collateral Liens) as the Lien on such Engine or Spare Engine being replaced immediately prior to such substitution (and otherwise subject only to Permitted Collateral Liens), in favor of the Administrative Agent for the benefit of the Secured Parties upon consummation of such substitution.
“Permitted Holder” shall mean any corporation or limited liability company organized under the laws of the United States of America or any state thereof organized for the purpose of consummating any Permitted Change of Control Transaction so long as such entity is a holding company which has (or simultaneously with such Change of Control Transaction will acquire) as its other principal investment another major U.S. airline.
“Permitted Investments” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    direct obligations of state and local government entities in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody's;

(c)    obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States of America), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof and which have a rating of at least A- (or the equivalent thereof) from S&P or A-3 (or the equivalent thereof) from Moody's;
(d)    investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody's;
(e)    investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which has a long term unsecured debt rating of at least A from S&P and A2 from Moody's (or is the principal banking Subsidiary of a bank holding company that has such ratings);
(f)    fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;
(g)    Investments of money in an investment company organized under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in (a) through (f) above. This could include, but not limited to, money market funds or short-term and intermediate bonds funds;
(h)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and
(i)    investments, in accordance with investment policies approved by the board of directors of the Borrower, in the ordinary course of business.
“Permitted Title Exceptions” shall, with respect to any Mortgaged Real Property, have the meaning given it in the Real Estate Mortgage applicable to such Mortgaged Real Property.
“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.
“Plan of Reorganization” shall mean the Joint Plan of Reorganization of the Borrower and certain of its Subsidiaries pursuant to Chapter 11 of the United States Bankruptcy Code together with all schedules and exhibits thereto, as consummated on April 30, 2007.
“Primary FAA Slots” shall have the meaning given to such term in the SGR Security Agreement.
“Primary Foreign Slots” shall have the meaning given to such term in the SGR Security Agreement.
“Primary Gate Interests” shall have the meaning given to such term in the SGR Security Agreement.
“Primary Routes” shall have the meaning given to such term in the SGR Security Agreement.
“Primary Slots” shall mean the Primary FAA Slots and the Primary Foreign Slots.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Professional User” shall have the meaning given it in the Regulations and Procedures for the International Registry.
“Prospective Assignment” shall have the meaning given in the Cape Town Convention.
“Prospective International Interest” shall have the meaning given in the Cape Town Convention.
“Prospective Sale” shall have the meaning given in the Cape Town Convention.
“Protocol” shall mean the Protocol referred to in the defined term “Cape Town Convention.”
“Ratings” shall mean as of any date of determination, the corporate credit rating as determined by S&P or the corporate family rating as determined by Moody's, as applicable, of the Borrower.

“Real Estate Appraiser” shall mean, in the case of the Real Property Assets, (a) American Appraisal Associates with respect to those certain parcels of real property described in Schedule 3.15(a) or (b) such other appraisal firms as may be retained by the Administrative Agent and the Borrower from time to time.
“Real Estate Mortgages” shall mean, collectively, (a) the mortgages and deeds to secure debt covering the Real Property Assets described on Schedule 3.15(a), which shall be in substantially the form of Exhibit A-1 or A-2, as applicable, with such changes thereto as are necessarily or customarily included in mortgages and deeds to secure debt in the relevant jurisdiction and (b) each other mortgage, deed to secure debt and/or deed of trust covering Real Property Assets granted pursuant to the terms hereof, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Real Property Assets” shall mean those parcels of real property owned in fee by the Borrower or any other Grantor and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss.
“Redeemable Stock” shall mean any class or series of Equity Interests of any Person that by its terms or otherwise (a) is required to be redeemed prior to the Latest Maturity Date, (b) may be required to be redeemed at the option of the holder of such class or series of Equity Interests at any time prior to the Latest Maturity Date or (c) is convertible into or exchangeable for (i) Equity Interests referred to in clause (a) or (b) above or (ii) Indebtedness.
“Refinancing Amendment” shall have the meaning given such term in Section 10.08(f).
“Refinancing Debt” shall mean Indebtedness (or commitments in respect thereof) incurred to refinance (whether concurrently or after any repayment or prepayment of any such Indebtedness being refinanced) (x) the Term Loans or commitments under the Revolving Facility or (y) Indebtedness (or commitments in respect thereof) incurred pursuant to the preceding clause (x), in each case on a dollar-for-dollar basis from time to time, in whole or part, in the form of (i) one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”) made available under this Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and the lenders providing such financing (and no other lenders) or (ii) one or more series of senior secured notes or term facilities or, in the case of Indebtedness incurred to refinance the Revolving Facility (or any Refinancing Revolving Facility), revolving credit facilities outside of this Agreement; provided that (A) in the case of any refinancing of the Term Loans (or any refinancing thereof incurred pursuant to the preceding clause (y)), any Refinancing Debt shall not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loans (or any refinancing thereof incurred pursuant to the preceding clause (y)) being refinanced, (B) in the case of any refinancing of the commitments under the Revolving Facility (or any refinancing thereof incurred pursuant to the preceding clause (y)), any Refinancing Debt shall not mature, and there shall be no scheduled commitment reductions or scheduled amortization payments under any such Refinancing Debt, prior to the maturity date of the revolving commitments being refinanced, (C) the other terms and conditions of such Refinancing Debt (excluding pricing, premium, maturity, scheduled amortization and optional prepayment or redemption provisions) shall be customary market terms for indebtedness of such type (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (D) after giving pro forma effect to the incurrence of Refinancing Debt (in the case of any Refinancing Debt in the form of a revolving credit facility, to the extent of any drawings to be made thereunder on the date of effectiveness of the related commitments) and the application of the net proceeds therefrom, the Borrower shall be in pro forma compliance with Section 6.04, Section 6.05 and Section 6.06, (E) there shall be no additional direct or contingent obligors with respect to such Refinancing Debt, (F) in the case of any refinancing of the Term Loans (or any refinancing thereof incurred pursuant to the preceding clause (y)), the maximum principal amount of such Refinancing Debt, together with the aggregate principal amount of Term Loans outstanding, shall not exceed $1,375,000,000, (G) in the case of any refinancing of the commitments under the Revolving Facility (or any refinancing thereof incurred pursuant to the preceding clause (y)), the aggregate maximum principal amount of such Refinancing Debt (assuming all such Refinancing Debt were fully drawn), together with the Total Revolving Commitments then in effect, shall not exceed $1,225,000,000 and (H) no Lender shall be obligated to provide any such Refinancing Debt.
“Refinancing Debt Documents” shall mean each indenture, credit agreement, other instrument or note evidencing Refinancing Debt issued or incurred outside of this Agreement, and each other agreement executed in connection therewith, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(e).
“Register” shall have the meaning set forth in Section 10.02(b)(iv).
“Regulation FD” shall mean Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.
“Regulations and Procedures for the International Registry” shall mean the official English language text of the International Registry Procedures and Regulations issued by the Supervisory Authority (as defined in the Cape Town Convention) pursuant to the Aircraft Protocol.

“Related Parties” shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person's Affiliates.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).
“Replacement Airframe” shall have the meaning given to such term in the Aircraft Mortgage.
“Replacement Engine” shall have the meaning given to such term in the Aircraft Mortgage.
“Replacement Term Loan” shall have the meaning set forth in Section 10.08(e).
“Repricing Event” shall mean (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans (including Replacement Term Loans, Refinancing Facilities or other term loans under this Agreement) bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years) paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Term Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a Replacement Term Loan or a Refinancing Facility under this Agreement) to the Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Term Loans (as determined on the same basis as provided in clause (a)).
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of all Term Loans outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary of the Borrower or any Guarantor, as applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of the Borrower or any Guarantor, as applicable.
“Restricted Captive Insurance Company Subsidiary” shall mean a Subsidiary that is a captive insurance company, and is prohibited from becoming a Guarantor hereunder pursuant to applicable rules and regulations.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.
“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.
“Revolving Commitment” shall mean the commitment of each Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Commitments is $1,225,000,000.
“Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.
“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender's Revolving Commitment Percentage of the LC Exposure then outstanding.
“Revolving Facility” shall have the meaning set forth in the definition of “Facility” in this Section 1.01.
“Revolving Facility Maturity Date” shall mean, with respect to (a) Revolving Commitments that have not been extended pursuant to Section 2.28, April 20, 2016, (b) with respect to Extended Revolving Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Lender or Revolving Lenders, and (c) with respect to any commitments under a Refinancing Revolving Facility, the final maturity date therefor specified in the applicable Refinancing Amendment.

“Revolving Facility Termination Date” shall mean the earlier to occur of (a) the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments and (b) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with the terms hereof.
“Revolving Lender” shall mean each Lender having a Revolving Commitment.
“Revolving Loan” shall have the meaning set forth in Section 2.01(a).
“Rolling Twelve Month” shall mean, with respect to any date of determination, the month most recently ended and the eleven (11) immediately preceding months for which, in each case, financial statements are available considered as a single period.
“Routes” shall mean the routes for which the Borrower or, if applicable, another Grantor holds or hereafter acquires the requisite authority to operate foreign air transportation pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”, whether or not utilized by the Borrower or such other Grantor.
“S&P” shall mean Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
“Sale” shall have the meaning given in the Cape Town Convention.
“Sale of Grantor” shall mean, with respect to any Collateral, an issuance, sale, lease, conveyance or other disposition of Equity Interests of the applicable Grantor that owns such Collateral, but only if, after giving effect to such issuance, sale, lease, conveyance or other disposition and as a result thereof, the Administrative Agent, for the benefit of the Secured Parties, does not continue to hold a Lien in such Collateral having the same priority (subject only to Specified Permitted Collateral Liens) as the Lien held in such Collateral immediately prior to such issuance, sale, lease, conveyance or other disposition.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Lien Notes” shall mean the 11.75% Senior Second Lien Notes Due 2015 of the Borrower in the initial aggregate principal amount of $600,000,000 and issued pursuant to the Second Lien Note Indenture, as such notes may be amended, restated, supplemented or otherwise modified from time to time.
“Second Lien Note Documents” shall mean the Second Lien Note Indenture, the Second Lien Notes and each other agreement executed in connection with such notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time.
“Second Lien Note Indenture” shall mean that certain Indenture, dated as of September 28, 2009, among the Borrower, as issuer, the guarantors party thereto, U.S. Bank National Association, as trustee and Wilmington Trust FSB, as collateral trustee, pursuant to which the Second Lien Notes are issued, as such indenture may be amended, restated, supplemented or otherwise modified from time to time.
“Secured Parties” shall mean the Agents, the Arrangers, the Issuing Lenders, the Lenders and all other holders of Obligations.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall have meaning set forth in Section 4.01(c).
“September 2009 Citi Facility” shall mean that certain Credit and Guaranty Agreement dated as of September 28, 2009, among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and Citibank, N.A., as administrative agent, Wilmington Trust FSB, as collateral trustee, and the other arrangers and bookrunners party thereto, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“September 2009 Citi Facility Documents” shall mean the “Loan Documents” as defined in the September 2009 Citi Facility.
“SGR Security Agreement” shall mean that certain Slot, Gate and Route Security and Pledge Agreement as defined in Section 4.01(d), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or an ERISA Affiliate or (b) was so maintained and in respect of which the Borrower could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.
“SkyTeam Partner” shall mean any airline that is a member of the SkyTeam international airline alliance.
“Slot” means each FAA Slot and each Foreign Slot.
“Spare Engine” shall have the meaning set forth in the Aircraft Mortgage.
“Spare Parts” shall have the meaning set forth in the Aircraft Mortgage.
“Specified Jet Fuel Action” shall mean, if the transactions effected pursuant to the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower, any action by the Jet Fuel Counterparty, as secured party, to the extent such action seeks to foreclose (or obtain a lien) on the Jet Fuel Assets.
“Specified Permitted Collateral Liens” shall mean Liens described in Sections 6.01(c), (e), (f), (g) (other than leases, subleases, use agreements and swap agreements constituting “Permitted Dispositions” pursuant to clause (d) of such definition), (h), (j) (solely to the extent relating to the applicable underlying accounts or amounts or other assets deposited therein, in each case arising in the ordinary course of business), (l), (m), (n) (solely to the extent relating to the applicable underlying accounts or amounts or other assets deposited therein and, in the case of (n)(y), other than for purposes of the definition of “Eligible Collateral”), (q) (solely with respect to any extension, modification, renewal or replacement of the Liens described in the foregoing sections), (t) and (v) (other than for purposes of the definition of “Eligible Collateral”).
“Specified Primary FAA Slot” shall have the meaning given such term in the SGR Security Agreement.
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinations” shall have the meaning given in the Cape Town Treaty.
“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors (or equivalent governing body) is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supporting Route Facilities” shall mean gates, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower or any other applicable Grantor at non-U.S. airports used in the operation of scheduled service over a Primary Route.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.
“Term Loan” shall have the meaning set forth in Section 2.01(b).
“Term Loan Commitment” shall mean the commitment of each Term Lender to make Term Loans hereunder in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Term Loan Commitments as of the Closing Date is $1,375,000,000.
“Term Loan Facility” shall have the meaning set forth in the definition of “Facility” in this Section 1.01.
“Term Loan Maturity Date” shall mean April 20, 2017.
“Term Loan Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the acceleration of the Term Loans in accordance with the terms hereof.
“Termination Date” shall mean (i) with respect to the Revolving Loans, the Revolving Facility Termination Date applicable to the related Revolving Commitments, and (ii) with respect to the Term Loans, the Term Loan Termination Date.
“Termination Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. 4043) as in effect on the Closing Date (no matter how such notice requirement may be changed in the future), (b) an event described in Section 4068 of ERISA, (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (d) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (e) the imposition of Withdrawal Liability or receipt of notice from a Multiemployer Plan that such liability may be imposed, (f) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (h) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (i) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Plan, whether or not waived, (j) any failure by any Plan to satisfy the special funding rules for plans maintained by commercial airlines contained in Section 402 of the Pension Protection Act of 2006, (k) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or (l) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).
“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.
“Tooling” shall mean tooling inventory owned by the Borrower or, if applicable, any other Grantor, including but not limited to dies, molds, tooling, casting patterns, gauges, jigs, racks and stands for engines, cowls, radome and wheels, aircraft jacks, test benches, test equipment, lathes, welders, grinders, presses, punches and hoists and other similar items (whether or not completed or fixed or handheld).
“Total Collateral Coverage Ratio” shall mean, at any time, the ratio of (i) the Appraised Value of the Eligible Collateral to (ii) the sum, without duplication, of (a) the Total Revolving Extensions of Credit then outstanding (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), plus (b) the aggregate principal amount of all Term Loans outstanding, plus (c) the aggregate outstanding principal amount of the Refinancing Debt, plus (d) the aggregate amount of all Designated Hedging Obligations that constitute “Obligations” then outstanding, plus (e) the aggregate outstanding principal amount of Junior Secured Debt.
“Total Obligations” shall have the meaning set forth in Section 6.06(a).
“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments at such time.
“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments at such time.
“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Administrative Agent and/or the Administrative Agent for the benefit of the Secured Parties, the borrowing of Loans and the use of the proceeds thereof, and the request for and issuance of Letters of Credit hereunder.
“Travel Agency Cash Transaction” shall mean any purchase in cash or check of a ticket through a travel agency that is a member of Bank Settlement Plan or Airline Reporting Corporation, as applicable, it being understood and agreed that the account receivable in respect of such purchase that is included in the calculation of Eligible Account shall be net of any set-off for commissions or refunds and shall be included only to the extent such travel agency is unconditionally required to pay such net amount to the applicable clearinghouse or for the account of the Borrower.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate and when used in reference to any

Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment.
“UBS” shall have the meaning set forth in the first paragraph of this Agreement.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
“United States Citizen” shall have the meaning set forth in Section 3.02.
“Unused Total Revolving Commitment” shall mean, at any time, (a) the Total Revolving Commitment less (b) the Total Revolving Extensions of Credit.
“Upfront Term Loan Fee” shall have the meaning set forth in Section 2.20(b).
“US Air” shall mean, collectively, US Airways Group, Inc., a Delaware corporation, and US Airways, Inc., a Delaware corporation, or either of them.
“US Bank Revolving Facility” shall mean that certain Credit Agreement dated as of December 22, 2009 among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and U.S. Bank National Association, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, or amended and restated from time to time.
“US Bank Revolving Facility Documents” shall mean the “Loan Documents” as defined in the US Bank Revolving Facility.
“Use or Lose Rule” shall mean with respect to FAA Slots or Foreign Slots, as the case may be, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.
“Visa/MasterCard Dollar Trigger Event” shall mean any amendment to the existing processing agreement or the Borrower entering into any replacement processing agreement with respect to Visa and MasterCard receivables denominated in Dollars that changes the percentage or calculation of reserves held by the credit card processing bank in respect of such receivables (solely, in the case of any such change in calculation, to the extent resulting in a calculation that is no longer based upon Unearned Value (as such term is defined in the definition of “Estimated Credit Card Receivables Component” in this Section 1.01)).
“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA and shall include liability that results from either a complete or partial withdrawal.
“Withholding Agent” shall mean the Borrower, a Guarantor and the Administrative Agent.

SECTION 1.02.        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer.
SECTION 1.03.        Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower's financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.
SECTION 2.
AMOUNT AND TERMS OF CREDIT
SECTION 2.01.        Commitments of the Lenders; Term Loans.
(a)Revolving Commitments. (i) Each Revolving Lender severally, and not jointly with the other Revolving Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans denominated in Dollars (each a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount not to exceed, when added to such Revolving Lender's LC Exposure, the Revolving Commitment of such Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure exceed the Total Revolving Commitment.
(ii)Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.
(b)Term Loan Commitments. Each Term Lender severally, and not jointly with the other Term Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each a “Term Loan” and collectively the “Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment of such Term Lender, which Term Loans shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. Each Term Lender's Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Term Lender of the Term Loans to be made by it on such date.
(c)Type of Borrowing. Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(d)Amount of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e). Borrowings of more than one Type may be outstanding at the same time.
(e)Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, (i) any Borrowing of a Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments or (ii) any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.
SECTION 2.02.        Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and, subject to the penultimate sentence of clause (b) below, the applicable Issuing Lender shall issue) Letters of Credit in Dollars or any Alternative Currency, at any time and from time to time during the Revolving Availability Period, in each case, for the Borrower's own account or the account of the Borrower or any Subsidiary, in a form reasonably acceptable to the Administrative Agent, such Issuing Lender and the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit listed on Schedule 2.02 shall be deemed to be a Letter of Credit issued hereunder for purposes of this Agreement and the other Loan Documents.
(ii) The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder on the Closing Date for the account of the Borrower. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the LC Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Revolving Lender shall have reimbursement and participation obligations with respect to such Existing Letters of Credit as provided in clauses (d) and (e) below.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall either provide (i) telephonic notice promptly followed by written notice or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (3) the amount of such Letter of Credit, (4) the currency of such Letter of Credit, (5) the name and address of the beneficiary thereof and (6) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender's standard form in connection with any request for a Letter of Credit; provided that, to the extent such standard form (and/or any related reimbursement agreement) is inconsistent with the Loan Documents, the Loan Documents shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the LC Exposure shall not exceed the LC Commitment and (y) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero. No Issuing Lender (other than an Affiliate of the Administrative Agent) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the earliest Revolving Facility Maturity Date with respect to the applicable Revolving Commitments (provided that, to the extent that all of the participations in such Letter of Credit held by the holders of such Revolving Commitments have been re-allocated or Cash Collateralized pursuant to the terms of any Extension Amendment or Refinancing Amendment, such Revolving Commitments shall be disregarded for purposes of this clause (ii)).
(d)Participations. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit, including any amendment increasing the amount thereof), and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender's Revolving Commitment Percentage of the Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender's Revolving Commitment Percentage of the Dollar Amount of each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Amount of such LC Disbursement or (subject to the two immediately succeeding sentences), with respect to any Letter of Credit denominated in an Alternative Currency, an amount equal to the amount of such LC Disbursement in the applicable Alternative Currency not later than the first Business Day following the date the Borrower receives notice of such LC Disbursement; provided that, in the case of any LC Disbursement made in Dollars, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03(a) that such payment shall be financed with an ABR Revolving Borrowing, as the case may be, in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower's reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Lender. If the Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Borrower's obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount of such LC Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender of the applicable LC Disbursement and the Dollar Amount thereof.
If the Borrower fails to make any payment due under the preceding paragraph with respect to a Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement (as converted to Dollars, if applicable), the payment then due from the Borrower in respect thereof and such Revolving Lender's Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.02(e) with respect to any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.02 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor the applicable Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement in accordance with the terms herein.
(h)Interim Interest. If the applicable Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.08 shall apply; provided further that, in the case of an LC Disbursement made under a Letter of Credit in an Alternative Currency, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on the Business Day immediately succeeding such LC Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Revolving Loans at such time and (ii) in the case of any LC Disbursement that is reimbursed after the Business Day immediately succeeding such LC Disbursement (A) be payable in Dollars, (B) accrue on the Dollar Amount of such LC Disbursement and (C) bear interest as provided above. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section 2.02 to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.
(i)Replacement of the Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Replacement of Letters of Credit; Cash Collateralization. The Borrower shall (i) upon or prior to the occurrence of the earlier of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with the terms hereof, (x) cause all Letters of Credit which expire after the earlier to occur of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with the terms hereof (the “Outstanding Letters of Credit”) to be returned to the applicable Issuing Lender undrawn and marked “cancelled” or (y) if the Borrower does not do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to each applicable Issuing Lender with respect to any such Outstanding Letters of Credit in a form reasonably satisfactory to each such Issuing Lender and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Administrative Agent, and/or (B) deposit cash in the Letter of Credit Account, as collateral security for the Borrower's reimbursement obligations in connection with any such Outstanding Letters of Credit, such cash (or any applicable portion thereof) to be promptly remitted to the Borrower (provided no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing) upon the expiration, cancellation or other termination or satisfaction of the Borrower's reimbursement obligations with respect to such Outstanding Letters of Credit, in whole or in part; in an aggregate principal amount for all such “back-to-back” letters of credit and any such Cash Collateralization equal to 103% of the then outstanding amount of all LC Exposure (less the amount, if any, on deposit in the Letter of Credit Account prior to taking any action pursuant to clauses (A) or (B) above), and (ii) if required pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.26(d)(ii), 2.26(e)(ii), 2.26(f), 2.27(b) or 7.01 or pursuant to any Extension Amendment or Refinancing Amendment, deposit in the Letter of Credit Account an amount required pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.26(d)(ii), 2.26(e)(ii), 2.26(f), 2.27(b) or 7.01, or pursuant to any such Extension Amendment or Refinancing Amendment, as applicable; provided that the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements (any such deposit described in the preceding clause (i) or clause (ii), “Cash Collateralization” (it being understood that any LC Exposure shall only be deemed to be “Cash Collateralized” to the extent a deposit as described above is made in an amount equal to 103% of the amount of such LC Exposure)). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower's risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide Cash Collateralization hereunder pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 2.27(b), or the terms of any Extension Amendment or Refinancing Amendment, such Cash Collateralization (to the extent not applied as contemplated by the applicable section) shall be returned to the Borrower within three (3) Business Days after the applicable section (or Extension Amendment or Refinancing Amendment, as applicable) no longer requires the provision of such Cash Collateralization.
(k)Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.02(b), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
(l)Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to Section 2.02(j), if such cash collateral is deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to Section 2.02(e) in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Lender's participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(m)Provisions Related to Extended Revolving Commitments and Commitments in Respect of Refinancing Revolving Facilities. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit with respect to which Lenders holding such Revolving Commitments hold participation interests, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.02(d) or (e) and for any reallocations required pursuant to Section 2.26(d)(i)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.02(j). For the avoidance of doubt, commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment or Refinancing Amendment, as applicable, with such Revolving Lenders (to the extent such Extension Amendment or Refinancing Amendment so provides).
SECTION 2.03.        Requests for Borrowings.
(a)Revolving Loans. Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Borrowing of Revolving Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01(a):

(i)the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(d));
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender's Loan to be made as part of the requested Borrowing.
(b)Term Loans. To request the Term Loans on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, two (2) Business Days before the Closing Date and (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time one (1) Business Day before the Closing Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01(b):
(i)the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(d));
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender's Term Loan to be made as part of the requested Borrowing.
SECTION 2.04.        Funding of Borrowings. (a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the Issuing Lender.
(b)Each Term Lender shall make each Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(c)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, with respect to any ABR Borrowing made on same-day notice, prior to 11:00 a.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraphs (a) and/or (b) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
SECTION 2.05.        Interest Elections. (a) The Borrower may elect from time to time to (i) convert ABR Loans to Eurodollar Loans, (ii) convert Eurodollar Loans to ABR Loans, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto.

(b)To make an Interest Election Request pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03(a) or Section 2.03(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Revolving Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06.        Limitation on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.
SECTION 2.07.        Interest on Loans.
(a)Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Loans or the related Commitments and thereafter on written demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.
SECTION 2.08.        Default Interest. If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable and is based on the Prime Rate, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.
SECTION 2.09.        Alternate Rate of Interest. In the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing of Eurodollar

Loans hereunder (including pursuant to a refinancing with Eurodollar Loans and including any request to continue, or to convert to, Eurodollar Loans) shall be deemed a request for a Borrowing of ABR Loans.
SECTION 2.10.        Amortization of Term Loans; Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Revolving Lender the then unpaid principal amount of each Revolving Loan then outstanding on the Revolving Facility Termination Date applicable to such Revolving Loan.
(b)The principal amount of the Term Loans borrowed on the Closing Date shall be repaid in consecutive quarterly installments (each, an “Installment”) of 0.25% of the original aggregate principal amount thereof, each on the last day of each calendar quarter of each year commencing on September 30, 2011. Notwithstanding the foregoing, (1) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.12 and 2.13, as applicable; and (2) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Termination Date.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.        Optional Termination or Reduction of Revolving Commitments. Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Revolving Commitment; provided that each such notice shall be revocable to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed. Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $5,000,000 and in an integral multiple of $1,000,000. Simultaneously with each reduction or termination of the Revolving Commitment, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof. Any reduction of the Total Revolving Commitment pursuant to this Section 2.11 shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis.
SECTION 2.12.        Mandatory Prepayment of Loans and Mandatory Commitment Reductions; Commitment Termination.
(a)Within three (3) Business Days of the Borrower or any other Grantor receiving any Net Cash Proceeds as a result of an Asset Sale or a Recovery Event in respect of Collateral (including, without limitation, an Event of Loss concerning an Airframe, Engine, Spare Engine or Spare Parts), the Borrower or such other Grantor shall, if the Borrower shall not be in compliance with Section 6.06(a) on the date such Net Cash Proceeds are received, deposit cash in an amount (the “Net Cash Proceeds Amount”) equal to the amount of such received Net Cash Proceeds (solely to the extent necessary to maintain compliance with Section 6.06(a)) into an account that is maintained with the Administrative Agent for such purpose and subject to an Account Control Agreement and thereafter such Net Cash Proceeds Amount shall be applied (to the extent not otherwise applied pursuant to the immediately succeeding proviso and solely to the extent the Borrower is not in compliance with Section 6.06(a)) in accordance with the requirements of Section 2.12(c); provided that (i) in the case of any Net Cash Proceeds Amount in respect of any Event of Loss so deposited and involving an Airframe, Engine or Spare Engine, the Borrower shall be permitted to use such Net Cash Proceeds Amount to replace such Airframe, Engine or Spare Engine, as the case may be, with a Replacement Airframe or Replacement Engine, as the case may be, in accordance with the requirements of the Aircraft Mortgage, with such Replacement Airframe or Replacement Engine to be subject to the Lien of the Administrative Agent for the benefit of the Secured Parties pursuant to the Aircraft Mortgage and otherwise satisfying the requirements of the Aircraft Mortgage at the time of (or substantially simultaneously with) the release of such Net Cash Proceeds Amount, (ii) in the case of any Net Cash Proceeds Amount in respect of any Recovery Event (other than any such Net Cash Proceeds Amount covered by clause (i) above) so deposited, the Borrower may use such Net Cash Proceeds Amount to repair or replace the assets which are the subject of such Recovery Event with comparable assets which shall be subject to a first priority (subject to Specified Permitted Collateral Liens) Lien of the Administrative Agent for the benefit of the Secured Parties, (iii) in the case of any Net Cash Proceeds Amount in respect of any Asset Sale so deposited, the Borrower may use such Net Cash Proceeds Amount to replace the assets which are the subject of such Asset Sale with comparable assets within 365 days after such deposit is made, (iv) all such Net Cash Proceeds Amounts shall be subject to release as provided in Section 6.06(c) or, at the option of the Borrower at any time, may be applied in accordance with the requirements of Section 2.12(c), and (v) upon the occurrence of an Event of Default, the amount of any such deposit may be applied by the Administrative Agent in accordance with Section 2.12(c); provided that any release of any Net Cash Proceeds Amount pursuant to clause (iii) of this Section shall be conditioned on the Borrower being in compliance with Section 6.06(a) after giving effect thereto (it being understood that the failure to be in compliance with Section 6.06(a) shall not prevent the release of any Net Cash Proceeds Amount in connection with any repair or replacement of assets permitted hereunder so long as no decrease in either Collateral Coverage Ratio will result therefrom).
(b)The Borrower shall prepay the Term Loans and/or the Revolving Loans (without any corresponding reduction in Revolving Commitments) in an amount necessary to comply with Section 6.06, in each case as directed by the Borrower.
(c)Amounts required to be applied to the prepayment of Loans pursuant to Section 2.12(a) shall be applied to prepay (i) first, the outstanding Term Loans and (ii) second, the outstanding Revolving Loans (and to provide Cash Collateralization for the outstanding LC Exposure following the repayment of all outstanding Revolving Loans). All such prepayments of Term Loans shall be applied to the remaining scheduled Installments as directed by the Borrower, and all such prepayments of Revolving Loans (and Cash Collateralization of the outstanding LC Exposure) shall be accompanied by a corresponding permanent reduction in the Revolving Commitments. To the extent that the amount required to be applied to the prepayment of Revolving Loans (and to the Cash Collateralization of the outstanding LC Exposure) exceeds the aggregate principal amount of all outstanding Revolving Loans and all outstanding LC Exposure, the Revolving Commitments shall be permanently reduced in the amount of such excess. Any Cash Collateralization of outstanding LC Exposure shall be consummated in accordance with Section 2.02(j). The application of any prepayment pursuant to this Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Term Loans prepaid pursuant to this Section 2.12 may not be reborrowed.
(d)If at any time the Total Revolving Extensions of Credit for any reason exceed the Total Revolving Commitment at such time (taking into account any permanent reductions of Revolving Commitments required pursuant to Section 2.12(c)), the Borrower shall prepay Revolving Loans on a pro rata basis in an amount sufficient to eliminate such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the Total Revolving Extensions of Credit exceed the Total Revolving Commitment then in effect, the Borrower shall Cash Collateralize outstanding Letters of Credit to the extent of such excess.
(e)Upon the Revolving Facility Termination Date applicable to any Revolving Commitment, such Revolving Commitment shall be terminated in full and the Borrower shall repay the applicable Revolving Loans in full and, except as the Administrative Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, comply with Section 2.02(j) in accordance therewith.

(f)All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Section 2.15 and 2.19 hereof.
SECTION 2.13.        Optional Prepayment of Loans.
(a)The Borrower shall have the right, at any time and from time to time subject to clause (d) below, to prepay any Loans, in whole or in part, (i) with respect to Eurodollar Loans, upon (A) telephonic notice followed promptly by written or facsimile notice or (B) written or facsimile notice received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, (B) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000.
(b)Any prepayments under Section 2.13(a) shall be applied, at the Borrower's option, to (i) repay the outstanding Revolving Loans of the Revolving Lenders (without any reduction in the Total Revolving Commitment) and Cash Collateralize the outstanding Letters of Credit in accordance with Section 2.02(j) until all Revolving Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon) and no Letters of Credit shall be outstanding, or, if outstanding, then backed by such Cash Collateralization and/or (ii) prepay the Term Loans of the Term Lenders. All such prepayments of Term Loans shall be applied to the remaining scheduled Installments in the manner directed by the Borrower. All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.15 and 2.19 hereof. Term Loans prepaid pursuant to Section 2.13(a) may not be reborrowed.
(c)Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d)In the event that, prior to the first anniversary of the Closing Date, there shall occur any Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders holding Term Loans subject to such Repricing Event, (x) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the Term Loans subject to such Repricing Event and (y) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1% of the aggregate principal amount of the Term Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case, unless such fee is waived by the applicable Term Lender. Any Term Lender that is a non-consenting Lender in respect of a Repricing Event may be replaced in accordance with Section 10.08(d) to the extent permitted thereby; provided that any such Term Lender so replaced shall be entitled to the prepayment premium set forth in clause (x) of the preceding sentence with respect to its Term Loans so assigned unless such fee is waived by such Term Lender.
SECTION 2.14.        Increased Costs. (a) If any Change in Law shall:
(i)Subject any Lender or Issuing Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes, and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(ii)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)) or Issuing Lender; or
(iii)impose on any Lender or Issuing Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that any determination by a Lender or Issuing Lender of amounts owed pursuant to clause (a)(i) above to such Lender or Issuing Lender as a result of any such Taxes shall be made in good faith and in a manner generally consistent with such Lender's or Issuing Lender's standard practice.
(b)If any Lender or Issuing Lender reasonably determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Lender's capital or on the capital of such Lender's or

Issuing Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender's or Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Lender's policies and the policies of such Lender's or Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Borrower as will compensate such Lender or Issuing Lender or such Lender's or Issuing Lender's holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.
(c)The Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days' prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
(d)A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(e)Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender's or Issuing Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(f)Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law; provided however, that any determination by a Lender or Issuing Lender of amounts owed pursuant to this Section 2.14 to such Lender or Issuing Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender's or Issuing Lender's standard practice.
SECTION 2.15.        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender or Issuing Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
SECTION 2.16.        Taxes. (a) Any and all payments by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or any Issuing Lender, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), the Administrative Agent, Lender, Issuing Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Borrower or any Guarantor, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(f)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that a Foreign Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Foreign Lender is not legally able to deliver.
(g)(1) Without limiting the generality of the foregoing, in the event that the Borrower is, for U.S. federal income tax purposes, a resident of the United States of America, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent) whichever of the following is applicable: (i) two (2) duly executed originals of Internal Revenue Service Form W-8BEN, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) two (2) duly executed originals of Internal Revenue Service Form W-8ECI, (iii) two (2) duly executed originals of Internal Revenue Service Form W-8IMY, together with applicable attachments, (iv) in the case of a Foreign Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) duly executed originals of the Internal Revenue Service Form W-8BEN, or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or required deduction to be made. Any Lender that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax. A Foreign Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Foreign Lender is not legally able to deliver.
(2) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(h)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or a Guarantor or with respect to which the Borrower or a Guarantor has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
SECTION 2.17.        Payments Generally; Pro Rata Treatment.
(a)The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York 10179, pursuant to wire instructions to be provided by the Administrative Agent, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the applicable currency.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Administrative Agent, (ii) second, towards payment of Fees and expenses then due under Sections 2.20, 2.21 and 10.04 payable to the Agents, the Lenders and the Issuing Lenders and towards payment of interest then due on account of the Revolving Loans, the Term Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Revolving Loans and Term Loans and unreimbursed LC Disbursements then due hereunder, (B) any Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute “Obligations” hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Designated Banking Product Obligations constituting Obligations and Designated Hedging Obligations constituting Obligations then due to such parties.
(c)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.02(e), 2.04(a), 2.04(b), 8.04 or 10.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.18.        Mitigation Obligations; Replacement of Lenders. (a) If the Borrower is required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.16.
(b)If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.19.        Certain Fees. The Borrower shall pay (a) to the Lenders party thereto the fees set forth in that certain Amended and Restated Agents Fee Letter dated as of April 4, 2011 among such Lenders and the Borrower at the times set forth therein and (b) to the Administrative Agent the fees set forth in that certain Administrative Agent Fee Letter dated as of March 18, 2011 between the Administrative Agent and the Borrower, in each case at the times set forth therein.
SECTION 2.20.        Commitment Fee and Upfront Term Loan Fee.
(a)The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Revolving Facility Termination Date with respect to the applicable Revolving Commitments or the earlier date of termination of the applicable Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment. Such Commitment Fee, to the extent then accrued, shall be payable (a) on the last Business Day of each March, June, September and December, (b) on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments, and (c) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Revolving Commitment.
(b)The Borrower shall pay on the Closing Date to each Term Lender as of such date, as compensation for the funding of such Term Lender's Term Loans, an upfront fee (the “Upfront Term Loan Fee”) in an amount equal to 1.5% of the amount of such Term Lender's Term Loan Commitment, payable to such Term Lender from the proceeds of its Term Loan as and when funded on the Closing Date. The Upfront Term Loan Fees shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.
SECTION 2.21.        Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (i) to the Administrative Agent for the account of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), to be shared ratably among the Revolving Lenders and (ii) to each Issuing Lender (with respect to each Letter of Credit issued by it), such Issuing Lender's customary fees for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit. Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.

SECTION 2.22.        Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Arrangers, as applicable, as provided herein and in the fee letters described in Section 2.19. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.23.        Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(g) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Revolving Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.
SECTION 2.24.        Security Interest in Letter of Credit Account. The Borrower and the Guarantors hereby pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, and hereby grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Borrower's and the Guarantors' right, title and interest in and to the Letter of Credit Account, any direct investment of the funds contained therein and any proceeds thereof. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in clause (i)(B) of Section 2.02(j).
SECTION 2.25.        Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

SECTION 2.26.        Defaulting Lenders. (a) If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days' prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be paid by the Borrower in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.
(b)Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender's outstanding Commitments, Loans and participations in Letters of Credit, and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender's outstanding Commitments, Loans and participations in Letters of Credit, (B) all obligations of the Borrower owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments, Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.
(c)Anything herein to the contrary notwithstanding, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, during such period, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.20(a) and 2.21 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26(d)(i), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (b) to the extent that all or any portion of such LC Exposure cannot be so reallocated and is not Cash Collateralized in accordance with Section 2.26(d)(ii), such fees shall instead accrue for the benefit of and be payable to the Issuing Lenders as their interests appear (and the applicable pro rata payment provisions under this Agreement shall automatically be deemed adjusted to reflect the provisions of this Section).
(d)If any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i)the LC Exposure of such Defaulting Lender will, upon notice by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (A) the Revolving Extensions of Credit of each such Non-Defaulting Lender may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lenders or any other Lender may have against such Defaulting Lender and (C) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii)to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender's LC Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent, (A) Cash Collateralize the obligations of the Borrower to the Issuing Lenders in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or (B) make other arrangements satisfactory to the Administrative Agent and the Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.
(e)In addition to the other conditions precedent set forth in this Agreement, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, unless:
(i)in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in Section 2.26(d)(i), and
(ii)to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 2.26(f), the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and such Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, or
(iii)to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to such Issuing Lender, as the case may be, (A) the Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender would otherwise be liable, and (B)

the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit shall be on a pro rata basis in accordance with the Revolving Commitments of the Non-Defaulting Lenders, and that the applicable pro rata payment provisions under this Agreement will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Revolving Commitments of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).
(f)If any Lender becomes, and during the period it remains, a Defaulting Lender and if any Letter of Credit is at the time outstanding, the applicable Issuing Lender may (except to the extent the Revolving Commitments of such Defaulting Lender have been fully reallocated pursuant to Section 2.26(d)(i)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Lender in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and such Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.
(g)Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(i)) the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: First to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders under this Agreement, third to the payment of the default interest and then current interest due and payable to the Revolving Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(h)The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days' prior notice to the Administrative Agent (which shall promptly notify the Revolving Lenders thereof), and in such event the provisions of Section 2.26(g) will apply to all amounts thereafter paid by the

Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, or any Lender may have against such Defaulting Lender.
(i)If the Borrower, the Administrative Agent and the Issuing Lenders agree in writing that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Revolving Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(g)), such Revolving Lender shall purchase at par such portions of outstanding Revolving Loans of the other Revolving Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Revolving Lenders to hold Revolving Loans on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Revolving Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the LC Exposure of each Revolving Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender's having been a Defaulting Lender.
(j)Notwithstanding anything to the contrary herein, (x) any Lender that is an Issuing Lender hereunder may not be replaced in its capacity as an Issuing Lender at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to such outstanding Letters of Credit and (y) the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.
SECTION 2.27.        Currency Equivalents.
(a)The Administrative Agent shall determine the Dollar Amount of (x) the LC Exposure in respect of Letters of Credit denominated in an Alternative Currency based on the Exchange Rate (i) as of the end of each fiscal quarter of the Borrower and (ii) on or about the date of the related notice requesting the issuance of such Letter of Credit and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.
(b)If after giving effect to any such determination of a Dollar Amount, the LC Exposure exceeds 105% of the LC Commitment, the Borrower shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.02(j)(ii) in an amount equal to such excess.
SECTION 2.28.        Extension of the Revolving Facility.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Revolving Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender's Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, an “Extension”, and each group of Revolving Commitments, as so extended, as well as the original Revolving Commitments not so extended, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders (the “Extension Offer Date”), (ii) except as to interest rates, fees and final maturity (which shall be set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche and (3) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (4) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than two different maturity dates, (iii) if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer, (iv) if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall be less than the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Borrower may require each Revolving Lender that does not accept such Extension Offer to assign pursuant to Section 10.02 no later than forty-five (45) days after the Extension Offer Date its pro rata share of the outstanding Revolving Commitments, Revolving Loans and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable Revolving Facility Maturity Date; provided that (1) each Revolving Lender that does not respond affirmatively within thirty (30) days of the Extension Offer Date shall be deemed not to have accepted such Extension Offer, (2) each assigning Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.02(b) shall be paid by the Borrower or such assignee and (4) the assigning Revolving Lender shall continue to be entitled to the rights under Section 10.04 for any period prior to the effectiveness of such assignment, (v) all documentation in respect of such Extension shall be consistent with the foregoing and (vi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.
(b)With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Revolving Commitments to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.11, 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
(c)The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments (or a portion thereof) (or, in the case of an Extension pursuant to clause (iv) of Section 2.28(a), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments, Revolving Loans and/or participations in Letters of Credit) and (B) the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving

Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such Extension Amendment and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Facility Maturity Date with respect to Revolving Commitments not so extended shall be re-allocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Real Estate Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).
(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.
SECTION 3.
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:
SECTION 3.01.        Organization and Authority. Each of the Borrower and the Guarantors (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, and (c) has all requisite power and authority and the legal right to own or lease and operate its properties, and if a Grantor, pledge or mortgage the Collateral, and conduct its business as now or currently proposed to be conducted.
SECTION 3.02.        Air Carrier Status. The Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.
SECTION 3.03.        Due Execution. The execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, constitute a default under, or create an adverse liability or rights under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the other Grantors other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the Uniform Commercial Code, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, and (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered by each of the Borrower and the Guarantors party thereto. This Agreement is, and each of the other Loan Documents to which the Borrower or any of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor party thereto, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.04.        Statements Made. No representation or warranty or certification of the Borrower or any Guarantor contained in writing in this Agreement, any other Loan Document or in any other document, report, public or private confidential information memorandum, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished, other than to the extent that any such statements constitute projections, budgets, estimates or other forward looking statements or information of a general economic or general industry nature), taken as a whole and in light of the circumstances in which made, contains, when furnished, any untrue statement of a material fact or omits to state a material fact necessary to make such statements not materially misleading; and, to the extent that any such information constitutes projections, budgets, estimates or other forward looking statements (including, without limitation, the Business Plan), such projections, budgets, estimates or other forward looking statements were prepared in good faith on the basis of assumptions believed by the Borrower or such Guarantor to be reasonable at the time such projections, budgets, estimates or other forward looking statements were furnished (it being understood that projections, budgets, estimates or other forward looking statements by their nature are inherently uncertain, that no assurances can be given that projections, budgets, estimates or other forward looking statements will be realized, and that actual results in fact may differ materially from any projections, budgets, estimates or other forward looking statements provided to the Administrative Agent or the Lenders).
SECTION 3.05.        Financial Statements; Material Adverse Change.
(a)The Borrower has furnished (or has been deemed to have furnished, in accordance with Section 4.01(o)) to the Administrative Agent on behalf of the Lenders with copies of the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, reported on by Ernst & Young LLP and certified by the Borrower's chief financial officer. Such financial statements present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP in all material respects.
(b)Since December 31, 2010, there has been no Material Adverse Change.
SECTION 3.06.        Ownership. As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (b) the Borrower owns no other Subsidiaries, whether directly or indirectly.
SECTION 3.07.        Liens. There are no Liens of any nature whatsoever on any Collateral (including, without limitation, Additional Collateral) other than Permitted Collateral Liens.
SECTION 3.08.        Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used to repay amounts outstanding under the Exit Facilities and the December 2009 Citi Facility and for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including the repayment of Indebtedness and the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.19 and 2.20).
SECTION 3.09.        Litigation and Compliance with Laws.

(a)There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or the Guarantors or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents (including, without limitation, Additional Collateral)), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that are likely to have a Material Adverse Effect or (ii) that purport to, or could reasonably be expected to, affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent or the Lenders thereunder or in connection with the Transactions.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each Guarantor is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities and Airport Authorities (with respect to environmental matters), in respect of the conduct of its business and ownership of its property (including compliance with all applicable Environmental Laws governing its business and the requirements of any Environmental Permits with respect to the operations of the Borrower or any of the Guarantors), and (ii) none of the Borrower or the Guarantors has (x) become subject to any Environmental Liability, or (y) received written or, to the knowledge of the Borrower or the Guarantors, verbal notice of any pending or, to the knowledge of the Borrower or the Guarantors, threatened claim with respect to any Environmental Liability, and there is no reasonable basis for any Environmental Liability.
SECTION 3.10.        Primary FAA Slot Utilization.
(a)As of the Closing Date, Schedule 3.10 identifies all of the Primary FAA Slots (other than Specified Primary FAA Slots) held by the Borrower and the other Grantors constituting Collateral, and the Appraised Value of all such Primary FAA Slots (if any) is reflected in the Initial Appraisal Report delivered to the Administrative Agent and the Lenders prior to the Closing Date.
(b)Except for matters which could not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, the Borrower and the other Grantors, as applicable, are utilizing, or causing to be utilized, their respective Primary FAA Slots (except Primary FAA Slots which are reasonably determined by the Borrower (in the case of Primary FAA Slots that are FAA Slots, on the basis of the most recent Appraisal Report) to be of de minimis value) in a manner consistent in all material respects with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the Primary FAA Slots, taking into account any waivers or other relief granted to the Borrower or any Guarantor by the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities. Neither the Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities, or is otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its respective right to hold and operate any Primary FAA Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect.

SECTION 3.11.        Primary Foreign Slot Utilization.
(a)As of the Closing Date, Schedule 3.11 identifies all of the Primary Foreign Slots held by the Borrower and the other Grantors constituting Collateral, and the Appraised Value of all such Primary Foreign Slots (if any) is reflected in the Initial Appraisal Report delivered to the Administrative Agent and the Lenders prior to the Closing Date.
(b)Except for matters which could not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, the Borrower and the other Grantors, as applicable, are utilizing, or causing to be utilized, their respective Primary Foreign Slots (except Primary Foreign Slots which are reasonably determined by the Borrower to be of de minimis value) in a manner consistent in all material respects with applicable rules, regulations, foreign laws and contracts in order to preserve both their respective right to hold and operate the Primary Foreign Slots, taking into account any waivers of other relief granted to the Borrower or any Guarantor by Foreign Aviation Authorities. Neither the Borrower nor any Guarantor has received any written notice from any applicable Foreign Aviation Authorities, or is otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its respective right to hold and operate any such Primary Foreign Slot, except for any such impairment that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect.
SECTION 3.12.        Primary Routes.
(a)As of the Closing Date, Schedule 3.12 identifies all of the Primary Routes held by the Borrower and the other Grantors constituting Collateral, and the Appraised Value of all such Primary Routes (if any) is reflected in the Initial Appraisal Report delivered to the Administrative Agent and the Lenders prior to the Closing Date.
(b)The Borrower and the other Grantors, as applicable, hold the requisite authority to operate each of its respective Primary Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, and have, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Primary Route and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any Foreign Aviation Authorities regarding such Primary Route. There exists no failure of the Borrower or any applicable Guarantor to comply with such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Borrower and the other Grantors, as applicable, in any such Primary Route, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect.
SECTION 3.13.        Margin Regulations; Investment Company Act.
(a)Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans or proceeds from any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.
(b)Neither the Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.
SECTION 3.14.        ERISA. Except as set forth on Schedule 3.14, no Termination Event has occurred since the Borrower emerged from Chapter 11 bankruptcy proceedings or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect and except as otherwise disclosed in the Borrower's most recent Form 10-K (including the notes to the financial statements contained therein), the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, does not result in an amount which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.15.        Properties.
(a)The Borrower and the Guarantors have good, and with respect to Real Property Assets, marketable, title to each of the properties and assets reflected on the financial statements referred to in Section 3.05 hereof, including, without limitation, all properties and assets that are intended to constitute Collateral under the terms of the Loan Documents (including, without limitation, applicable Additional Collateral) (other than such properties or assets disposed of in the ordinary course of business since the date of such financial statements or as permitted hereunder). As of the Closing Date, Schedule 3.15(a) is a true and complete description of (i) the real property owned by the Borrower or any other Grantor that is intended to constitute Collateral and (ii) the entity that owns such real property.
(b)As of the Closing Date, neither the Borrower nor any Guarantor has received any written notice of a pending or contemplated condemnation proceeding affecting any Mortgaged Real Property having a fair market value in excess of $5,000,000.

SECTION 3.16.        Perfected Security Interests. The Collateral Documents, taken as a whole, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. At such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), and (b) the Aircraft Mortgage (including, without limitation, any Mortgage Supplement) is filed for recordation with the FAA (and the appropriate fees are paid) and registrations with respect to the International Interests in the Mortgaged Collateral constituted by the Aircraft Mortgage are duly made in the International Registry, (c) the Real Estate Mortgages are filed in the appropriate recording office (and the appropriate taxes and fees are paid) and (d) the execution of the Account Control Agreements, the Administrative Agent, for the benefit of the Secured Parties, shall have a first priority (subject only to Specified Permitted Collateral Liens) perfected security interest and/or mortgage (or comparable Lien) in all of the Collateral to the extent that the Liens on such Collateral may be perfected upon the filings or recordations or upon the taking of the actions described in clauses (a) through (d) above, subject in each case only to Permitted Collateral Liens (and, in the case of the Mortgaged Real Property, the Liens specified in the title insurance policy insuring applicable Real Estate Mortgage), and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents (subject to the qualification set forth in the first sentence of this Section 3.16).
SECTION 3.17.        Payment of Taxes . Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves therefor in accordance with GAAP or (b)  the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.18.        Section 1110 . The Aircraft listed on Schedule 3.18 represent each of the Aircraft constituting Mortgaged Collateral as of the Closing Date that were first placed in service on or prior to October 22, 1994.
SECTION 4.
CONDITIONS OF LENDING
SECTION 4.01.        Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligation of the Lenders to make the initial Loans and of the Issuing Lenders to issue the initial Letters of Credit, whichever may occur first, is subject to the satisfaction (or waiver by the Lenders in accordance with Section 10.08 and by the Administrative Agent) of the following conditions precedent:
(a)Supporting Documents. The Administrative Agent shall have received with respect to each of the Borrower and the Guarantors:

(i)a copy of such entity's certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;
(ii)a certificate of the Secretary of State of the state of such entity's incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;
(iii)a certificate of the Secretary or an Assistant Secretary of such entity dated the date of the initial Loans or the initial Letters of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company or other operating agreement (as the case may be) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings and Letter of Credit issuances hereunder (to the extent applicable), the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby or the other Loan Documents, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); and
(iv)an Officer's Certificate from the Borrower certifying (A) as to the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Loans or initial Letters of Credit, whichever first occurs, both before and after giving effect to such Loans or Letters of Credit and to the application of proceeds therefrom, except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be or was true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to such Loans or Letters of Credit and to the application of proceeds therefrom), (B) as to the absence of any event occurring and continuing, or resulting from the initial extensions of credit on the Closing Date, that constitutes an Event of Default or event which, with giving of notice or passage of time or both, would be an Event of Default and (C) as to other matters agreed between the Administrative Agent and the Borrower.
(b)Credit Agreement. Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement.

(c)Security Agreement. Each of the Borrower, DAL Global Services, LLC, Epsilon Trading, LLC and Regional Elite Airline Services, LLC shall have duly executed and delivered to the Administrative Agent a security agreement in substantially the form of Exhibit B (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time, the “Security Agreement”), together with, all documents, certificates, forms and filing fees that the Administrative Agent may deem necessary to perfect and protect the Liens and security interests created under the Security Agreement, including, without limitation, financing statements in form and substance reasonably acceptable to the Administrative Agent, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions.
(d)SGR Security Agreement. Each of the Borrower and Comair shall have duly executed and delivered to the Administrative Agent a slot, gate and route security and pledge agreement, in substantially the form of Exhibit C (the “SGR Security Agreement”), together with (i) in respect of each of the Primary Slots that are FAA Slots, undated slot transfer documents, executed in blank to be held in escrow by the Administrative Agent and (ii) all financing statements in form and substance reasonably acceptable to the Administrative Agent, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions.
(e)Aircraft Mortgage. Each of the Borrower and Comair shall have duly executed and delivered to the Administrative Agent an aircraft mortgage, in substantially the form of Exhibit D (the “Aircraft Mortgage”), and a Mortgage Supplement with respect to the Mortgaged Collateral in substantially the form annexed to the Aircraft Mortgage, together with (i) evidence of the filing for recordation with the FAA of the Aircraft Mortgage and the Mortgage Supplement (together with any other necessary documents, instruments, affidavits or certificates) as the Administrative Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the FAA, and all filings and recording fees and taxes in respect thereof shall have been duly paid, (ii) copies of the Entry Point Filing Forms, and (iii) evidence that all other action that the Administrative Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the Aircraft Mortgage and the Mortgage Supplement has been taken. The parties hereto acknowledge and agree that any Lien described in this Agreement on the Mortgaged Collateral is a Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties.
(f)Real Estate Mortgages. The Borrower or the applicable Guarantor (as the case may be) shall have duly executed and delivered to the Administrative Agent the Real Estate Mortgages with respect to the Real Property Assets set forth in Schedule 3.15(a), together with (i) evidence that such Real Estate Mortgages shall be recorded in all places to the extent that the Administrative Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the appropriate agencies, and all filings and recording fees and mortgage recordation taxes in respect thereof shall have been duly paid (or arrangements for such recording and payment satisfactory to the Administrative Agent shall have been made) and (ii) evidence that all other action that the Administrative Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under such Real Estate Mortgages has been taken (or arrangements satisfactory to the Administrative Agent shall have been made).
(g)Appraisals. The Administrative Agent shall have received the Initial Appraisal Reports and such Initial Appraisal Reports, together with the certificate and any other information delivered pursuant to Section 4.01(r), shall demonstrate that, at the time the Lenders make the initial Loans or the Issuing Lender issues the initial Letters of Credit, whichever may occur first, and after giving effect thereto, the Borrower and the Guarantors shall be in compliance on a pro forma basis with Section 6.06.
(h)Opinions of Counsel. The Administrative Agent, and the Lenders shall have received:
(i)a written opinion of Leslie P. Klemperer, Vice President and Deputy General Counsel for the Borrower, in a form reasonably satisfactory to the Administrative Agent and the Lenders;
(ii)a written opinion of Davis Polk & Wardwell LLP, special New York counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, in a form reasonably satisfactory to the Administrative Agent and the Lenders;
(iii)a written opinion of each of Kilpatrick Townsend & Stockton LLP, special Georgia counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, and in a form reasonably satisfactory to the Administrative Agent and the Lenders;
(iv)a written opinion of Keating Muething & Klekamp PLL, special Kentucky and Ohio counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, in a form reasonably satisfactory to the Administrative Agent and the Lenders;
(v)a written opinion of Dorsey & Whitney LLP, special Minnesota counsel to the Borrower and the Guarantors, in a form reasonably satisfactory to the Administrative Agent and the Lenders; and
(vi)a written opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, special FAA counsel, in a form reasonably satisfactory to the Administrative Agent and the Lenders.
(i)Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Section 2.19 and Section 2.20(b), and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys' fees of Simpson Thacher & Bartlett LLP and special counsel) for which invoices have been presented at least one Business Day prior to the Closing Date, or the Borrower shall have authorized that such Fees and expenses be deducted from the proceeds of the initial fundings under the Facilities.
(j)Lien Searches; International Registry Searches. The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Borrower and the other Grantors are incorporated or such other jurisdictions as the Administrative Agent may reasonably require and Lien searches conducted in the recording office of the FAA and, with respect to the applicable Mortgaged Collateral, “priority search certificates” (as defined in the Regulations and Procedures for the International Registry), all as may be reasonably satisfactory to the Administrative Agent (dated as of a date reasonably satisfactory to the Administrative Agent), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the other Grantors constituting Collateral, other than Permitted Collateral Liens and the absence of registrations on the International Registry with respect to the applicable Mortgaged Collateral other than the registrations contemplated herein, and (in the case of the searches conducted at the recording office of the FAA) indicating that the Borrower (or the applicable Grantor) is the registered owner of each of the aircraft which is intended to be covered by the Aircraft Mortgage.
(k)Repayment of Existing Indebtedness and Termination of Existing Liens. Upon the making of the initial Loans or the issuance of the initial Letters of Credit (and after giving effect to the application of the proceeds thereof), all obligations under the Exit Facilities and the December 2009 Citi Facility shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and that survive termination of the commitments and repayment of the loans thereunder) and all commitments to extend credit thereunder shall have been terminated, and the liens securing the loans and other obligations thereunder shall have been terminated and released, in each case in a manner reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received reasonably satisfactory payoff letters with respect thereto. All other Liens on the assets of the Borrower and the other Grantors constituting Collateral (other than Permitted Collateral Liens), including, without limitation, Liens securing (x) obligations under existing credit facilities of the Borrower and its Subsidiaries, (y) any other indebtedness for borrowed money of the Borrower and its Subsidiaries, or (z) any hedging, cash management, letter of credit and credit card processing/program obligations of the Borrower and its Subsidiaries (including all such obligations of the Borrower and its Subsidiaries owing to Citibank, N.A. and its Affiliates), shall have been terminated and released, in each case in a manner reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received satisfactory payoff letters with respect thereto.
(l)Insurance. (i) The Administrative Agent shall have received certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, in respect of any Collateral, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth in the Collateral Documents as of the Closing Date and contain signatures of duly authorized representatives of the Borrower's and the Guarantors' independent aircraft insurance brokers as may be reasonably acceptable to the Administrative Agent.

(ii) The Administrative Agent shall have been named as loss payee and/or additional insured, as applicable, with respect to the Collateral on such policies of insurance of the Borrower and the Guarantors as the Administrative Agent may have reasonably requested (or as otherwise specified in the Collateral Documents).
(m)Title/Survey: Flood Hazards. The Administrative Agent shall have received (i) title insurance policies with respect to each Mortgaged Real Property on the Closing Date from First American Title Insurance Company or another nationally recognized title insurance company reasonably acceptable to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, (ii) existing real property surveys with respect to each Mortgaged Real Property on the Closing Date sufficient for the title company to remove the standard survey exception and issue the following endorsements and affirmative coverage (to the extent available in the applicable jurisdictions): comprehensive, access, contiguity, land same as survey, address/location, and (iii) (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered on the Closing Date by any Real Estate Mortgage and that is located in a “special flood hazard area” and (2) is written in an amount reasonably satisfactory to the Administrative Agent, (B) a “life of loan” standard flood hazard determination with respect to each parcel of real property encumbered on the Closing Date by a Real Estate Mortgage and (C) if any parcel of improved real property that is encumbered on the Closing Date by any Real Estate Mortgage is located in a “special flood hazard area”, confirmation that the Borrower or the applicable Grantor has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.
(n)Consents. All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.
(o)Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the three most recent fiscal years ended prior to the Closing Date, (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(o) and sixty (60) days or more prior to the Closing Date, and (iii) the Business Plan. Documents required to be delivered pursuant to clauses (i) and (ii) hereof which are made available via EDGAR, or any successor system of the SEC, in the Borrower's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent.
(p)Representations and Warranties. All representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Closing Date Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which event such representation or warranty shall be true and correct in all material respects as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Closing Date Transactions.
(q)No Event of Default. Before and after giving effect to the Closing Date Transactions, no Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default shall have occurred and be continuing on the Closing Date.
(r)Eligible Accounts Receivable Certificate. The Borrower shall have delivered an Officer's Certificate, substantially in the form of Exhibit G, setting forth the amount of the Eligible Accounts Receivable as of the last day of the month most recently ended at least thirty (30) days prior to the Closing Date, together with all supporting documents with respect to such Eligible Accounts Receivable as the Administrative Agent may reasonably request.
(s)No Material Adverse Effect. Since December 31, 2010, no Material Adverse Effect shall have occurred.
(t)Patriot Act. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested prior to such date.
The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender's satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.
SECTION 4.02.        Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Lenders to issue each Letter of Credit, including the initial Loans and the initial Letters of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
(a)Notice. The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to such borrowing or issuance, as the case may be.
(b)Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents (other than, with respect to Loans made or Letters of Credit issued after the Closing Date, the representations and warranties set forth in Sections 3.05(b) and 3.09(a)) shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder (both before and after giving effect thereto and, in the case of each Borrowing, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case, such representations and warranties shall be true and correct in all material respects as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Borrowing or the issuance of such Letter of Credit hereunder.

(c)No Default. On the date of each Borrowing or the issuance of each Letter of Credit hereunder, no Event of Default or event which, with the giving of notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing nor shall any such event occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit and, in the case of each Borrowing, the application of proceeds thereof.
The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied at that time.
SECTION 5.
AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors agree to:
SECTION 5.01.        Financial Statements, Reports, etc. Deliver to the Administrative Agent on behalf of the Lenders:
(a)Within ninety (90) days after the end of each fiscal year, the Borrower's consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and to be certified by a Responsible Officer of the Borrower to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in the Borrower's Annual Report on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;
(b)Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower's consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made available via EDGAR, or any successor system of the SEC, in the Borrower's Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;
(c)(i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Sections 6.04, 6.05 and 6.06 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and (ii) concurrently with any delivery of financial statements under clause (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under clause (a) above certifying that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, such accountants have obtained no knowledge that an Event of Default pursuant to Section 7.01(c) due to any failure to comply with Section 6.04 or 6.05 has occurred and is continuing or if, in the opinion of such accountants, such an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;
(d)promptly after the same become publicly available, copies of all registration statements and all periodic and other reports, proxy statements and other materials filed by it with the SEC, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8). Documents required to be delivered pursuant to this clause (d) which are made available via EDGAR, or any successor system of the SEC, shall be deemed delivered when made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;
(e)within ninety (90) days from the last Business Day of the immediately preceding fiscal year, a detailed consolidated budget for the following 12-month period (including projected statements of operations and cash flow for such period);
(f)as soon as available and in any event within fifteen (15) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such

ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto, in each case if the result of such Termination Event could reasonably be expected to be material to the Borrower and its ERISA Affiliates;
(g)promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan, in each case if the result of such termination could reasonably be expected to be material to the Borrower and its ERISA Affiliates;
(h)if requested by the Administrative Agent or any Lender through the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of the Borrower or any of its ERISA Affiliates, within thirty (30) days after the later of the date of such request or the date of the filing of such Schedule with the Internal Revenue Service;
(i)within fifteen (15) Business Days after notice is given or required to be given to the PBGC under Section 303(k)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Responsible Officer of the Borrower setting forth (i) sufficient information necessary to determine the amount of the lien under Section 303(k)(3) of ERISA, (ii) the reason for the failure to make the required payments and (iii) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto, in each case if the amount of such lien could reasonably be expected to be material to the Borrower and its ERISA Affiliates;
(j)promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (iv) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i), (ii) or (iii) above, in each case if the amount of liability incurred or which may be incurred in connection with such event could reasonably be expected to be material to the Borrower and its ERISA Affiliates;
(k)promptly after a Responsible Officer obtains knowledge of (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; or (ii) the receipt of any environmental audits and reports, whether prepared by personnel of the Borrower or any Guarantor or by independent consultants, which relate to an Environmental Liability which could be expected to have a Material Adverse Effect, notification thereof (together with, in the case of clause (ii) above, copies of such audits and reports), each such notice to be accompanied by a statement of a Responsible Officer of the

Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;
(l)promptly, from time to time, such other information regarding the Collateral and the operations, business affairs and financial condition of the Borrower or any Guarantor, in each case as the Administrative Agent, at the request of any Lender, may reasonably request;
(m)within twenty (20) Business Days following the end of each calendar quarter, a certificate of a Responsible Officer of the Borrower or, if applicable, any other Grantor (or the Borrower on behalf of such other Grantor), (x) stating that at all times since the last certificate delivered under this Section 5.01(m) (or, in the case of the first certificate to be delivered after the Closing Date, at all times since the Closing Date) the Borrower or such other Grantor has utilized the Primary Routes and Primary Slots in a manner consistent in all material respects with applicable regulations, rules, law, foreign law and contracts in order to preserve their respective rights in and to use each of the Primary Routes and Primary Slots (subject to Dispositions permitted by this Agreement and the SGR Security Agreement and except for Primary FAA Slots which are reasonably determined by the Borrower (in the case of Primary FAA Slots that are FAA Slots, on the basis of the most recent Appraisal Report) to be of de minimis value), which certificate shall be substantially in the form of Exhibit H and (y) setting forth (A) any permanent disposition or transfer by the Borrower or such other Grantor of (i) any Primary FAA Slot that is an FAA Slot, (ii) any Primary Foreign Slot that is set forth on Schedule III to the SGR Security Agreement or (iii) any Primary Route and (B) additional airports associated with Primary Routes allocated to or assigned by the Borrower or such other Grantor since the date of the last certificate delivered pursuant to this Section 5.01(m) (or, with respect to the first such certificate so delivered, since the Closing Date);
(n)at any time that Eligible Accounts Receivable shall be included as Eligible Collateral, promptly and in any event within thirty (30) days after the end of each month while Eligible Accounts Receivable are part of Eligible Collateral, an Officer's Certificate from the Borrower, substantially in the form of Exhibit G, setting forth the amount of Eligible Accounts Receivable as of such date, together with all supporting documents with respect to Eligible Accounts Receivable as the Administrative Agent may reasonably request;
(o)promptly after a Responsible Officer obtains knowledge thereof, notice of any Collateral Event;
(p)promptly after a Responsible Officer obtains knowledge thereof, notice of any Event of Loss;
(q)promptly after a Responsible Officer obtains knowledge of any Visa/MasterCard Dollar Trigger Event, notification thereof (accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of such Visa/MasterCard Dollar Trigger Event); and
(r)concurrently with any delivery of financial statements under clause (b) above in respect of the first fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2012), an updated calculation of each Collateral Coverage Ratio, substantially in the form of Exhibit I, reflecting the most recent Appraisals (or, in the case of Eligible Accounts Receivable, the most recent Officer's Certificate delivered pursuant to Section 5.01(n)) delivered to the Administrative Agent in respect of the Collateral pursuant to the terms hereof.
Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower's website on the Internet at http://www.delta.com (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.
Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower as “PUBLIC”, (ii) such notice or communication consists of copies of the Borrower's public filings with the SEC or (iii) such notice or communication has been posted on the Borrower's website on the Internet at http://www.delta.com.
SECTION 5.02.        Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a) if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets permitted by Section 6.09 or (ii) mergers, liquidations and dissolutions permitted by Section 6.02.
SECTION 5.03.        Insurance.
(a)In addition to the requirements of Section 5.03(b), or as set forth in each Real Estate Mortgage, (i) keep its properties (other than the Mortgaged Collateral, as to which only the insurance provisions of the Aircraft Mortgage shall be applicable) insured at all times, against such risks, including fire and other risks insured against by extended coverage, and on such term and conditions, as is prudent and customary with U.S. based companies of the same or similar size in the same or similar businesses; (ii) maintain in full force and effect general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (iii) maintain such other insurance or self insurance as may be required by law.

(b)Maintain business interruption insurance in amounts that are reasonably satisfactory to the Administrative Agent and as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations.
(c)All such insurance referred to in Section 5.03(a) with respect to the Collateral (other than the Mortgaged Collateral as to which only the provisions of the Aircraft Mortgage shall be applicable) shall (i) contain a Lender's Loss Payable Endorsement in favor of the Administrative Agent, on behalf of the Secured Parties, in all loss or damage insurance policies with respect to Collateral, (ii) provide that no cancellation thereof shall be effective until at least thirty (30) days after written notice thereof to the Administrative Agent, on behalf of the Secured Parties, permitting the Administrative Agent to cure any default with respect to applicable outstanding premiums, (iii) name the Administrative Agent, for the benefit of the Secured Parties, as loss payees for physical damage insurance with respect to property which constitutes Collateral (other than the Mortgaged Collateral as to which only the provisions of the Aircraft Mortgage shall be applicable) and as additional insureds for liability insurance, (iv) provide that once the Administrative Agent has given notice of the occurrence of an Event of Default, no loss in respect of Collateral in excess of $25,000,000 shall be adjusted or otherwise settled without the prior written consent of the Administrative Agent, and (v) state that none of the Administrative Agent, any of the Lenders, nor any other Secured Party shall be responsible for premiums, commissions, club calls, assessments or advances.
(d)No less frequently than annually, but in any event prior to expiration of any insurance policy with respect to Collateral maintained in connection herewith or in connection with any Collateral Document, furnish to the Administrative Agent certificates of insurance with respect to such insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in any of the Collateral Documents and contain signatures of duly authorized representatives of AON Risk Services South, Inc., Marsh USA or such other insurance broker as may be reasonably acceptable to the Administrative Agent, at all times prior to policy termination, cessation or cancellation.
(e)Make available at the Borrower's headquarters, upon the reasonable request of the Administrative Agent and upon reasonable prior notice, all insurance policies in respect of Collateral maintained by the Borrower and the Guarantors for the review of the Administrative Agent and any agents or representatives thereof.
SECTION 5.04.        Maintenance of Properties. Except to the extent otherwise permitted hereunder, in its reasonable business judgment, keep and maintain, and cause each of its Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted), except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.
SECTION 5.05.        Obligations and Taxes. Pay all its material obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, governmental charges, levies or claims imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent, except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (ii) the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in accordance with GAAP.
SECTION 5.06.        Notice of Event of Default, etc. Promptly upon a Responsible Officer's knowledge thereof give to the Administrative Agent notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.
SECTION 5.07.        Access to Books and Records.
(a)Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and the Guarantors and provide the Administrative Agent and its respective representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable), as well as any appraisals of the Collateral, during regular business hours, in order that the Administrative Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent and its respective representatives and advisors to confer with the officers of the Borrower and the Guarantors and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower and the Guarantors, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice to the Borrower, permit the Administrative Agent and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral (other than the Mortgaged Collateral, as to which the provisions of Section 2.04 of the Aircraft Mortgage shall apply) held by the Administrative Agent, in each case at the expense of the Borrower (provided that the Borrower shall not be required to pay the expenses of more than one such visit a year unless an Event of Default has occurred and is continuing).
(b)Grant access to and the right to inspect all final reports, final audits (and draft reports and audits where no final reports or audits are available) and other similar internal information of the Borrower relating to the Mortgaged Real Property with respect to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to the Release or alleged Release of Hazardous Materials at the Mortgaged Real Property and compliance with Environmental Laws and legally binding requirements of Airport Authorities with respect to environmental matters (for matters that would impact the value of the

Mortgaged Real Property) reasonably requested by the Administrative Agent at any time and from time to time.
SECTION 5.08.        Compliance with Laws.
(a)Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Airport Authority (with respect to environmental matters) or Governmental Authority applicable to it or its property (including Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)To the extent the following are required by Environmental Laws, any Governmental Authority or any requirements of an Airport Authority relating to environmental matters, conduct, and cause each of its Subsidiaries to conduct, any and all investigations, studies, sampling and testing and take, and cause each of its Subsidiaries to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials for which the Borrower or the Guarantors or their respective Subsidiaries is, or could be, liable. The foregoing shall not apply if, and only to the extent that (i) the Borrower's or the Guarantors' or their respective Subsidiaries' liability for such presence, storage, use, disposal, transportation or Release of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Persons, (ii) such remedial action is taken by other Persons responsible for such remedial action through an indemnification of the Borrower or the Guarantors or any Subsidiary thereof or (iii) such non‑compliance would not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. In the event that the Borrower or the Guarantors or any of their respective Subsidiaries undertakes any such investigation, study, sampling, testing or remedial action with respect to any Hazardous Materials, the Borrower or such Guarantors will, and will cause any such Subsidiary to, conduct and complete such action in compliance in all material respects with all applicable legally binding Environmental Laws and all applicable requirements of Airport Authorities relating to environmental matters.
(c)If an Event of Default has occurred and is continuing or upon a reasonable belief that the Borrower has breached any representation, warranty or covenant hereunder with regard to environmental matters, at the reasonable request of the Administrative Agent from time to time, the Borrower will provide to the Administrative Agent within sixty (60) days after such request, or such longer time period as is reasonably necessary to secure any required governmental or third party authorizations for soil or groundwater investigations or other invasive samplings, at the expense of the Borrower, an environmental site assessment report for any Mortgaged Real Property of the Borrower or the Guarantors described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant under the circumstances of the request, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided in the time referred to above, the Administrative Agent reasonably may retain an environmental consulting firm to prepare such report at the expense of the

Borrower, and the Borrower and the Guarantors hereby grant, at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof a right, subject to the rights of tenants, to enter into their respective properties to undertake such an assessment.
SECTION 5.09.        Appraisal Reports and Field Audits. Cooperate with the Appraisers or Field Auditor, as the case may be, such that the Administrative Agent shall receive one or more Appraisal Reports or Field Audits, as the case may be, establishing the Appraised Value of the Collateral, in each case at the expense of the Borrower, (a) in the case of the Appraisal Reports, no later than thirty (30) days prior to each anniversary of the Closing Date, (b) on the date upon which any additional property or asset that constitutes Appraised Collateral (including, without limitation, applicable Additional Collateral) is pledged as Collateral to the Administrative Agent to secure the Obligations, the Refinancing Debt or the Junior Secured Debt, but only with respect to such additional property or asset, (c) promptly at the request of the Administrative Agent upon the occurrence and during the continuation of an Event of Default, (d) on the date that any Appraisal Report or Field Audit shall otherwise be delivered to the holders of any Refinancing Debt or Junior Secured Debt or any agent or trustee with respect to the foregoing, (e) in the case of Field Audits of accounts receivable, promptly at the request of the Administrative Agent (which are not contemplated to occur more than once per year, but in any event, so long as no Event of Default has occurred and is continuing, no more than once per year) and (f) upon a Change in Law with respect to any assets which constitute Collateral, which change could reasonably be expected to result in the Borrower's and Guarantors' failure to maintain either Collateral Coverage Ratio pursuant to Section 6.06, but only with respect to such assets. In addition to the requirements set forth in this Section 5.09, if at any time the Administrative Agent in its reasonable good faith business judgment believes that a Collateral Event has occurred, it may request the delivery of an updated Appraisal Report with respect to the affected Collateral, and the Borrower and the Guarantors shall cooperate with the Appraiser to ensure that the Administrative Agent receives the same. The Borrower may from time to time cause to be delivered subsequent Appraisal Reports if it believes that any affected item of Collateral has a higher Appraised Value than that reflected in the most recent Appraisal Report delivered.
SECTION 5.10.        FAA and DOT Matters; Citizenship. In the case of the Borrower, (a) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; and (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time. In the case of the Borrower and any applicable Guarantor, except as specifically permitted herein or in the SGR Security Agreement, possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, Gate Interests, authorizations, frequencies and consents which are material to the operation of the Primary FAA Slots, the Primary Routes and the Primary Foreign Slots utilized by it and the conduct of its business and operations as currently conducted except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect or a Collateral Material Adverse Effect.
SECTION 5.11.        Primary FAA Slot Utilization

Subject to Dispositions permitted by this Agreement and the SGR Security Agreement, utilize (or arrange for utilization by exchanging Primary FAA Slots with other air carriers) the Primary FAA Slots (except Primary FAA Slots which are reasonably determined by the Borrower (in the case of Primary FAA Slots that are FAA Slots, on the basis of the most recent Appraisal Report) to be of de minimis value), in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the Primary FAA Slots, taking into account any waivers or other relief granted to the Borrower or any Guarantor by the FAA, any applicable Foreign Aviation Authority, any other applicable Governmental Authority or any Airport Authority.
SECTION 5.12.        Primary Foreign Slot Utilization
Subject to Dispositions permitted by this Agreement and the SGR Security Agreement, utilize (or arrange for utilization by exchanging Primary Foreign Slots with other air carriers) the Primary Foreign Slots (except Primary Foreign Slots which are reasonably determined by the Borrower to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.
SECTION 5.13.        Primary Route Utilization
(a)Subject to Dispositions permitted by this Agreement and the SGR Security Agreement, utilize the Primary Routes in a manner consistent in all material respects with Title 49, rules and regulations promulgated thereunder, and applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, including, without limitation, any operating authorizations, certificates, bilateral authorizations and bilateral agreements with any applicable Foreign Aviation Authorities and contracts with respect to such Primary Routes.
(b)Subject to Section 5.13(c), maintain access to Supporting Route Facilities sufficient to ensure its ability to retain its rights in and to the Primary Routes, taking into account any waivers or other relief granted to the Borrower or any other applicable Grantor by the FAA, any other applicable Governmental Authority, any Airport Authority or any applicable Foreign Aviation Authorities.
(c)Notwithstanding the foregoing, it is understood and agreed that the Borrower and the other applicable Grantors may cease using their rights in and/or use of any such Supporting Route Facilities in the event that the preservation of such rights in and/or use of such Supporting Route Facilities is no longer advantageous to the Borrower and the other applicable Grantors in connection with the conduct of their respective operations utilizing the Primary Routes.
SECTION 5.14.        Additional Guarantors; Grantors; Collateral.
(a)If (i) any additional Domestic Subsidiary is formed or acquired after the Closing Date (other than an Immaterial Subsidiary or an Excluded Subsidiary), (ii) any Immaterial Subsidiary (other than an Excluded Subsidiary) ceases to be an Immaterial Subsidiary but continues to be a Domestic Subsidiary, (iii) any Excluded Subsidiary (other than an Immaterial Subsidiary) that is a Domestic Subsidiary ceases to be an Excluded Subsidiary but continues to be a Domestic Subsidiary or (iv) any Subsidiary that is not a Guarantor directly or indirectly guarantees, pledges any property or assets to secure, or otherwise becomes obligated under any Refinancing Debt or Junior Secured Debt, the Borrower will promptly, and in any event within twenty (20) Business Days after such Subsidiary is formed or acquired, ceases to be an Immaterial Subsidiary or an Excluded Subsidiary or becomes obligated under any Refinancing Debt or Junior Secured Debt, as the case may be, in each case at the Borrower's own expense, (A) cause such Subsidiary to become a party to the Guarantee contained in Section 9 hereof (to the extent such Subsidiary is not already a party thereto) by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit E.
(b)If the Borrower or any Subsidiary desires or is required pursuant to the terms of this Agreement (including pursuant to Section 6.06) to add Additional Collateral after the Closing Date, the Borrower or such Subsidiary shall, in each case at the Borrower's own expense, (A) cause any such Subsidiary to become a party to the Guarantee contained in Section 9 hereof (to the extent such Subsidiary is not already a party thereto) and each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties applicable to such Additional Collateral, by executing and delivering to the Administrative Agent an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit E and/or joinders to all applicable Collateral Documents or pursuant to new Collateral Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent, (B) promptly execute and deliver to the Administrative Agent such documents and take such actions to create, grant, establish, preserve and perfect first-priority (subject to Specified Permitted Collateral Liens) Liens (including to obtain any release or termination of Liens not permitted under Section 6.01 and the filing of Uniform Commercial Code financing statements) in favor of the Administrative Agent for the benefit of the Secured Parties on such assets of the Borrower or such Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or requested by the Administrative Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Collateral Liens and (C) if requested by the Administrative Agent, deliver to the Administrative Agent, for the benefit of the Secured Parties, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to the Borrower or such Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case in form and substance reasonably satisfactory to the Administrative Agent. In addition, with respect to any such Additional Collateral consisting of Real Property Assets, the Borrower or the applicable Subsidiary shall, in each case at the Borrower's expense, comply with the requirements of Sections 4.01(f) and 4.01(m) with respect to such Real Property Assets and (x) deliver to the Administrative Agent, for the benefit of the Secured Parties, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to the Borrower or such Subsidiary, as applicable, with respect to the enforceability of the applicable Real Estate Mortgage and such other matters as reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and (y) deliver to the Administrative Agent an Appraisal Report with respect to such Real Property Assets which Appraisal Report shall (i) have been conducted by professionals reasonably satisfactory to the Administrative Agent, (ii) have been conducted in accordance with customary industry practice and (iii) otherwise be reasonably satisfactory to the Administrative Agent.
SECTION 5.15.        Further Assurances. Execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, the Cape Town Treaty or by the FAA, or that the Administrative Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, to the extent required under this Agreement or the Collateral Documents, including, without limitation, amending, amending and restating, supplementing, assigning or otherwise modifying, renewing or replacing the Aircraft Mortgage or other agreements, instruments or documents relating thereto, in each case as may be reasonably requested by the Administrative Agent, in order to (i) create interests as contemplated and permitted hereunder or under the Aircraft Mortgage (including, but not limited to, International Interests, Assignments, Prospective International Interests, Prospective Assignments, Sales, Prospective Sales, Assignments of Associated Rights and Subordinations) that may be registered and/or assigned under the Cape Town Treaty, (ii) create, grant, establish, preserve, protect and perfect the Liens in favor of the Administrative Agent for the benefit of the Secured Parties to the fullest extent possible under the Cape Town Treaty, including, where necessary, the subordination of other rights or interests and (iii) realize the benefit of the remedial provisions that are contemplated by the Cape Town Treaty, subject to the provisions of Section 4.02 of the Aircraft Mortgage.
Without limiting the generality of the foregoing or any other provisions of the Loan Documents, the Borrower hereby (a) agrees to exclude the application of Article XVI(1)(a) of the Aircraft Protocol (it being understood that such exclusion shall not derogate from any other rights of the Borrower under or pursuant to the Aircraft Mortgage) and (b) consents, pursuant to Article XV of the Aircraft Protocol, to any Assignment of Associated Rights within the scope of Article 33(1) of the Cape Town Convention which is permitted or required by the applicable Loan Documents and further agrees that the provisions of the preceding paragraph shall apply, in particular, with respect to Articles 31(4) and 36(1) of the Cape Town Convention to the extent applicable to any such Assignment of Associated Rights.
SECTION 5.16.        Post Closing Items.
(a)Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may, in its reasonable discretion, consent to in writing), (i) the Borrower and each applicable Guarantor shall have delivered evidence of the registrations in the International Registry of International Interests in the Airframes, Engines and Spare Engines constituted by the Aircraft Mortgage and (ii) the Administrative Agent and the Lenders shall have received a written opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, special FAA counsel, in form and substance reasonably satisfactory to the Administrative Agent.
(b)Cooperate as reasonably requested with the Field Auditor to enable it to conduct a Field Audit on or prior to the date that is ninety (90) days following the Closing Date, in accordance with customary industry practice, establishing the value of the Eligible Accounts

Receivable (it being understood that such cooperation is intended to facilitate the completion of such Field Audit and the delivery of the results thereof to the Administrative Agent).
SECTION 6.
NEGATIVE COVENANTS
From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors will not:
SECTION 6.01.        Liens on Collateral. Incur, create, assume or suffer to exist any Lien on Collateral (including, without limitation, Additional Collateral), in each case now owned or hereafter acquired by the Borrower or any of the Guarantors, other than:
(a) (i) Liens on the Collateral in favor of the Administrative Agent securing the Obligations and (ii) Liens on the Letter of Credit Account in favor of the Administrative Agent in accordance with the terms hereof;
(b)licenses, leases and subleases of (A) Mortgaged Collateral and Collateral (as defined in the SGR Security Agreement) granted to others but only to the extent permitted by the Aircraft Mortgage with respect to Mortgaged Collateral and to the extent permitted by the SGR Security Agreement with respect to Collateral as defined therein and (B) other Collateral to the extent such license, lease or sublease does not interfere in any material respect with the business of the Borrower and the Guarantors, taken as a whole; provided that, the rights of the licensee, lessee or sublessee shall be subordinated to the rights (including remedies) of the Administrative Agent under the applicable Collateral Document on terms reasonably satisfactory to the Administrative Agent;
(c)in the case of any Gate Interests, any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;
(d)Liens which arise under Article 2 of the UCC;
(e)Liens for taxes, assessments or governmental charges or claims that (i) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor or (ii) are not yet delinquent;
(f)Liens imposed by law, including carriers', warehousemen's, landlord's and mechanics' Liens (which, in the case of Mortgaged Real Property are Permitted Title Exceptions), in each case, incurred in the ordinary course of business;
(g)leases, subleases, use agreements and swap agreements constituting “Permitted Dispositions” pursuant to clause (a), (d), (f)(iv) or (f)(v) of such definition;

(h)leases, subleases, licenses, use agreements, usufructs, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, reservations, encroachments, subdivision plats, development agreements, land use restrictions or encumbrances on Real Property Assets, which, in the case of Mortgaged Real Property, (i) do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, (ii) do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be and (iii) do not materially adversely affect the marketability of the applicable property;
(i)Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;
(j)Liens in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business and consistent with past practices;
(k)Liens on the proceeds of insurance policies to secure the Borrower's payment of such insurance premiums financed by Indebtedness permitted pursuant to Section 6.03(d);
(l)Liens imposed by applicable law on the assets of the Borrower or any Guarantor located at an airport for the benefit of any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrower or such Guarantor including, without limitation, the FAA or DOT;
(m)salvage or similar rights of insurers under the insurances required to be maintained pursuant to Section 2.03(b) of the Aircraft Mortgage;
(n)Liens (x) in favor of depositary banks arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry and (y) securing Indebtedness permitted by Section 6.03(g);
(o)any other Lien with respect to which a Guarantor (or any Permitted Lessee (as defined in the Aircraft Mortgage)) shall have provided a bond or other security to the Administrative Agent in an amount under terms and issued by a Person reasonably satisfactory to the Administrative Agent;
(p)for the avoidance of any doubt, any International Interest or Prospective International Interest permitted pursuant to Section 2.05(e) of the Aircraft Mortgage;
(q)any extension, modification, renewal or replacement of the Liens described in clauses (b) through (p) above, provided that such extension, modification, renewal or replacement does not increase the principal amount of Indebtedness associated therewith and provided further that the Lien does not extend to any additional Collateral;
(r)Liens on the Collateral securing Refinancing Debt issued or incurred outside of this Agreement; provided that such Liens shall (x) rank pari passu with the Liens in favor of the Administrative Agent securing the Obligations and (y) be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent;
(s)Liens on the Collateral securing Junior Secured Debt; provided that such Liens shall (x) rank junior to the Liens in favor of the Administrative Agent securing the Obligations and (y) be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent;
(t)with respect to each Mortgaged Real Property, the Permitted Title Exceptions;
(u)Liens on the Mortgaged Collateral permitted under the Aircraft Mortgage; and
(v)Liens securing obligations that do not exceed $50,000,000 at any one time outstanding.
SECTION 6.02.        Merger, etc. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (a) that any Subsidiary (so long as such Subsidiary is not the Borrower) may merge into the Borrower or any other Guarantor in a transaction in which the Borrower or (in any such transaction not involving the Borrower) any Guarantor is the surviving corporation, provided that (i) immediately after giving effect thereto no Event of Default or event with which upon notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing and (ii) any such merger involving a Person whose Equity Interests are not 100% owned by the Borrower directly or indirectly immediately prior to such merger shall not be permitted unless also permitted by Section 6.09; (b) that any Subsidiary (so long as such Subsidiary is not the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that an Event of Default does not result from such liquidation or dissolution; (c) any Person (other than the Borrower) may merge into the Borrower or (in any such transaction not involving the Borrower) any Guarantor pursuant to a Permitted Acquisition in which the Borrower or such Guarantor is the surviving corporation and (d) asset sales permitted hereunder.
SECTION 6.03.        Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for:
(a)Indebtedness under the Loan Documents;

(b)Indebtedness incurred prior to the Closing Date or with respect to which an option exists (including existing Capitalized Leases) as set forth on Schedule 6.03;
(c)intercompany Indebtedness between the Borrower and the Guarantors;
(d)Indebtedness of the Borrower or any Guarantor owed to one or more Persons in connection with the financing of certain insurance premiums;
(e)Indebtedness owed to any Lender (or any of its banking Affiliates) or any other Person in respect of fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into for bona fide hedging purposes and, in the case of such other derivatives contracts, in the ordinary course of business;
(f)Indebtedness owed to any Lender or any of its banking Affiliates or any other Person in respect of (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and currency values and (ii) interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business for bona fide hedging or risk management purposes;
(g)Indebtedness owed to any Lender or any of its banking Affiliates or any other Person in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;
(h)Indebtedness of any of the Borrower and the Guarantors consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business of the Borrower and the Guarantors;
(i)Indebtedness of any of the Borrower and the Guarantors arising in the ordinary course of business of the relevant party and owing to any financial institutions providing netting services permitted to be incurred and outstanding pursuant to this Agreement so long as such Indebtedness does not remain outstanding for more than three (3) Business Days from the date of its incurrence;
(j)Indebtedness of any of the Borrower and the Guarantors to credit card processors in connection with credit card processing services incurred in the ordinary course of business of the Borrower and the Guarantors;
(k)(i) Indebtedness incurred to finance the acquisition of aircraft, engines, spare parts or other assets; provided that no such Indebtedness may be incurred more than twelve (12) months after such acquisition if, after giving effect to such Indebtedness, an Event of Default shall have occurred and be continuing under Section 6.06; and (ii) other Indebtedness secured by aircraft, engines, spare parts or other assets that are not subject to Liens described in Section 6.01(a) (including without limitation as a result of any release of such Liens pursuant to Section 6.06(c));

(l)Indebtedness of the Borrower and the Guarantor in an aggregate amount not to exceed $1,000,000,000, provided that such Indebtedness shall have a final maturity not earlier than six months after the Latest Maturity Date and shall be on terms reasonably satisfactory to the Administrative Agent;
(m)Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates to purchase or redeem capital stock of the Borrower issued to such director, consultant, manager, officer or employee in an aggregate amount not to exceed $5,000,000 annually;
(n)Indebtedness to the extent permitted by an Investment permitted by Section 6.07(s);
(o)Indebtedness of a Person or acquired assets that is the subject of a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof;
(p)intercompany Indebtedness owed by the Borrower or any Guarantor to another Subsidiary, which is not a Guarantor, in an amount not to exceed $75,000,000 in the aggregate at any one time outstanding;
(q)any Indebtedness extending, renewing, replacing or refinancing (collectively, “Refinancing”) all or any portion of any Indebtedness permitted under paragraph (b), (k), (l), (o) or (v), provided that (1) the aggregate principal amount of any such Refinancing shall not exceed the aggregate principal amount of such Indebtedness being extended, renewed, replaced or refinanced (plus any unpaid, accrued interest, fees or premiums in connection with such Indebtedness being extended, renewed, replaced or refinanced and any reasonable costs associated with such Refinancing), (2) any such Refinancing of Indebtedness permitted under clause (l) which is subordinated to the Obligations shall remain subordinated on substantially the same basis, and (3) the weighted average life to maturity of such Indebtedness, in the case of clause (l), shall not be shortened, provided further that any such Refinancing of Indebtedness permitted under clause (b) or (k)(i) may exceed the amount being Refinanced so long as the Lien securing such Refinancing does not extend to any property or asset of the Borrower or any Guarantor which was not subject to the Lien securing the Indebtedness being Refinanced;
(r)other unsecured Indebtedness incurred subsequent to the Closing Date;
(s)Indebtedness in respect of Redeemable Stock;
(t)Indebtedness in respect of deferred rent;
(u)Indebtedness in respect of deferred taxes;
(v)Indebtedness secured by purchase money security interests and Capitalized Leases (including in the form of sale-leaseback, synthetic lease or similar transactions) to the extent such Indebtedness was incurred in connection with ARB Indebtedness; provided that the amount of such Indebtedness does not exceed 100% of the purchase price or construction cost (including any capitalized interest and issuance fees and expenses) of the subject asset;
(w)in the event that the transactions underlying the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower, such Indebtedness;
(x)reimbursement obligations in respect of standby or documentary letters of credit or bankers acceptances that are secured by Liens not prohibited by Section 6.01;
(y)surety and appeal bonds secured by Liens not prohibited by Section 6.01;
(z)Indebtedness not to exceed $50,000,000 at any one time outstanding for Indebtedness of the Borrower or any Guarantor incurred subsequent to the Closing Date that will be secured;
(aa)Refinancing Debt issued or incurred outside of this Agreement; and
(bb)(A) Indebtedness of the Borrower and the Guarantors secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, provided that (i) after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom, the Total Collateral Coverage Ratio shall be no less than 1.00:1.00 at the time of such incurrence, (ii) such Indebtedness shall not mature prior to the Latest Maturity Date, (iii) such Indebtedness shall not have a shorter weighted average life than the Term Loans (or any other term loans incurred under this agreement) (iv) the other terms and conditions of such Indebtedness (excluding maturity and amortization) shall be customary market terms for Indebtedness of such type and (v) there shall be no direct or contingent obligors with respect to such Indebtedness other than the Loan Parties and (B) any refinancing, refunding, renewal or extension of any such Indebtedness or of any Indebtedness previously incurred under this clause (B), provided that (1) the principal amount of any such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed, (3) such Indebtedness shall have a weighted average life to maturity that is greater than or equal to that of the Indebtedness being so refinanced, refunded, renewed or extended, (4) the terms and conditions of such Indebtedness shall not be materially less favorable to the obligors thereon or to Lenders than the Indebtedness being so refinanced, refunded, renewed or extended (provided that, notwithstanding the foregoing in this subclause (4), (x) the interest rate or other pricing terms of such Indebtedness may be increased, (y) if such Indebtedness is incurred pursuant to a bank credit facility or similar agreement, such Indebtedness may contain any covenant or event of default that is no more restrictive on (or less favorable to) the Borrower and the Guarantors than the comparable covenant or event of default included in this Agreement, and (z) if such Indebtedness is incurred in the bond market, such Indebtedness may contain terms and conditions that are customary (in the good faith judgment of the Borrower) for financings of such type at the time of incurrence).
SECTION 6.04.        Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter ending in the months below to be less than the corresponding ratio opposite such month:

Fiscal quarter ending	Ratio
June 2011 and thereafter for each fiscal quarter ending through the Latest Maturity Date	1.20:1.00

SECTION 6.05.        Liquidity. (a) Permit the aggregate amount of Liquidity to be less than $2,000,000,000 at any time following the Closing Date and shall not (b) permit the aggregate amount of all unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, any cash or Permitted Investments held in accounts subject to Account Control Agreements) to be less than $1,000,000,000 at any time following the Closing Date.
SECTION 6.06.        Coverage Ratio.
(a)Permit at any time either (i) the ratio (the “First Lien Collateral Coverage Ratio”) of (a) the Appraised Value of the Eligible Collateral to (b) the sum, without duplication, of (w) the Total Revolving Extensions of Credit then outstanding (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), plus (x) the aggregate principal amount of all Term Loans outstanding, plus (y) the aggregate outstanding principal amount of the Refinancing Debt, plus (z) the aggregate amount of all Designated Hedging Obligations that constitute “Obligations” then outstanding (such sum, the “Total Obligations”) to be less than 1.67 to 1.00 or (ii) the ratio (the “First Lien Non-Route Collateral Coverage Ratio”) of (a) the Appraised Value of the Eligible Collateral (other than the Primary Routes) to (b) the Total Obligations to be less than 0.75 to 1.00, provided, that if, (A) upon (1) delivery of an Appraisal Report or a Field Audit (as applicable) pursuant to Section 5.09 or otherwise pursuant to this Agreement, or (2) the establishment of reserves pursuant to clause (B) of the definition of “Appraised Value” contained herein and (B) solely with respect to determining compliance with this Section as a result thereof, it is determined that the Borrower shall not be in compliance with this Section 6.06(a), the Borrower shall, within forty-five (45) days of the date of such Appraisal Report, Field Audit or establishment of reserves (as applicable), (I) designate Additional Collateral as additional Eligible Collateral in accordance with clause (c) of the definition of Eligible Collateral in Section 1.01 and comply with Section 5.14 in accordance therewith or (II) prepay the Loans in accordance with Section 2.12(b) in an amount sufficient to enable the Borrower to comply with this Section 6.06; provided further that the preceding proviso shall be disregarded for purposes of Section 4.02(c).
(b)Notwithstanding anything to the contrary contained herein, if the Borrower shall fail at any time to be in compliance with this Section 6.06 solely as a result of an Event of Loss (as defined in the Aircraft Mortgage) or other Recovery Event, in each case, covered by insurance (pursuant to which the Administrative Agent is named as loss payee and with respect to which payments are to be delivered directly to the Administrative Agent) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation made pursuant to this Section 6.06 shall deem the Borrower to have received Net Cash Proceeds (and to have taken all steps necessary to designate, and to have designated, such Net Cash Proceeds as Cure Collateral) in an amount equal to the expected coverage amount (as determined by the Borrower in good faith and updated from time to time to reflect any agreements reached with the applicable insurer and net of any amounts required to be paid out of such proceeds and secured by a Lien until the earliest of (i) the date any such Net Cash Proceeds are actually received by the Administrative Agent, (ii) the date that is 270 days after such Event of Loss or Recovery Event and (iii) the date on which any such insurer denies such claim; provided that, prior to giving effect to this clause (b), the Appraised Value of the Eligible Collateral shall be no less than 150% of the Total Obligations. It is understood and agreed that if the Administrative Agent should receive any Net Cash Proceeds directly from the insurer in respect of an Event of Loss or a Recovery Event and at the time of such receipt, (A) no Event of Default shall have occurred and be continuing and the Borrower is in compliance with Section 6.06(a) (without giving effect to the receipt of such Net Cash Proceeds), the Administrative Agent shall promptly cause such proceeds to be paid to the Borrower or the applicable Guarantor and (B) an Event of Default shall have occurred and be continuing or the Borrower fails to be in compliance with this Section 6.06(a) (without giving effect to the receipt of such Net Cash Proceeds), the Administrative Agent shall promptly cause such proceeds to be deposited into the account of the Borrower or the applicable Guarantor maintained for such purpose with the Administrative Agent that is subject to an Account Control Agreement and such proceeds shall be applied or released from such account in accordance with Section 2.12(a).
(c)At the Borrower's request, the Lien on any asset (or, in the case of any Mortgaged Real Property, any portion thereof) or type or category of asset (including after-acquired assets of that type or category) will be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the remaining Eligible Collateral shall continue to satisfy this Section 6.06, (y) the Borrower shall prepay the Loans in an amount required to comply with this Section 6.06, or (z) the Borrower shall deliver to the Administrative Agent Additional Collateral in an amount required to comply with this Section 6.06, and (C) the Borrower shall deliver an Officer's Certificate demonstrating compliance with this Section 6.06 following such release; provided further that, in the case of any release of a portion of any Mortgaged Real Property, (1) the Administrative Agent shall have received an updated Appraisal Report covering the remaining Real Property Assets subject to the applicable Real Estate Mortgage (but only to the extent such remaining Real Property Assets shall not have been separately appraised in the most recent Appraisal Report delivered to the Administrative Agent pursuant to the terms of this Agreement) and (2) for purposes of this clause (c), to the extent any such updated Appraisal Report shall be required to be delivered pursuant to clause (1), the Appraised Value set forth therein shall be used in determining compliance with this Section 6.06. In connection herewith, the Administrative Agent agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence such release.
SECTION 6.07.        Restricted Payments and Investments. (i) Declare or pay, directly or indirectly, or otherwise make any Restricted Payment or set apart any sum for the aforesaid purposes or (ii) purchase or make any Investments, except:
(a)Permitted Acquisitions;

(b)any Investment to the extent made in exchange for the issuance of Equity Interests (other than Redeemable Stock) of the Borrower;
(c)any Investment made (x) in any “air carrier” (as defined in Section 40102 of Title 49) that is a member of the SkyTeam Alliance or with which the Borrower or any Subsidiary which is an “air carrier” (as defined in Section 40102 of Title 49) has a code-sharing arrangement or (y) in JFK IAT LLC;
(d)dividends or other distributions or transfers to the Borrower or another Guarantor;
(e)dividends or other distributions by any Guarantor to any other holder of its equity on a pro rata basis;
(f)dividends in the form of capital stock or increases in the aggregate liquidation value of any preferred stock;
(g)repurchases of Equity Interests deemed to occur upon (i) the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof or (ii) the withholding of a portion of Equity Interests issued to (A) employees under the Plan of Reorganization and (B) employees and other participants under an equity compensation program of the Borrower or its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance;
(h)dividends on or repurchases of Equity Interests or Investments made with the proceeds from the issuance of additional Equity Interests or subordinated Indebtedness permitted hereunder, provided that no Event of Default shall have occurred and be continuing at the time of payment of such dividend;
(i)Restricted Payments made pursuant to stock option plans, other benefit plans or other arrangements for management or employees of the Borrower and its Subsidiaries in a maximum aggregate amount not to exceed $10,000,000 in any twelve-month period;
(j)Restricted Payments to allow the cash payment in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;
(k)ownership by the Borrower and the Guarantors of the capital stock of each of the Subsidiaries subject in each case to Section 6.02;
(l)Permitted Investments;
(m)advances and loans among the Borrower and the Guarantors;
(n)Investments in the Escrow Accounts or made with the funds in such Escrow Accounts pursuant to arrangements governing such Escrow Accounts;

(o)Investments in connection with (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, and (iii) fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into for bona fide hedging or risk management purposes and (other than in the case of fuel hedges) in the ordinary course of business;
(p)Investments received (x) in settlement of amounts due to any of the Borrower and the Guarantors effected in the ordinary course of business (including as a result of dispositions permitted by this Agreement) or (y) in connection with the bankruptcy or the reorganization of any customers or suppliers;
(q)Investments in an amount not to exceed $150,000,000 in the aggregate at any one time outstanding in connection with Investments in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreements, agreements with respect to fuel consortiums, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to parts management systems and other similar agreements;
(r)advances to officers, directors and employees of the Borrower and the Guarantors in an aggregate not to exceed $10,000,000 in the aggregate at any time outstanding for all such advances
(s)Investments held or invested in by any of the Borrower and the Guarantors in the form of foreign cash equivalents in the ordinary course of business;
(t)advances to officers, directors and employees of the Borrower and the Guarantors in connection with relocation expenses or signing bonuses for newly hired officers, directors or employees of the Borrower and the Guarantors;
(u)Investments in the form of lease, utility and other similar deposits or any other deposits permitted hereunder in the ordinary course of business;
(v)pledges and deposits by the Borrower and the Guarantors not otherwise prohibited under Sections 6.01 or 6.03;
(w)(i) Investments and guarantees by the Borrower and the Guarantors not otherwise prohibited under Sections 6.01 or 6.03, (ii) Guarantees in the ordinary course of business of obligations that do not constitute Indebtedness of (A) the Borrower or any of its Subsidiaries or (B) any regional air carrier that is a member of the Delta Connection program owed to airport operators in connection with its activities under the Delta Connection program and (iii) advances to airport operators of landing fees and other customary airport charges on behalf of carriers for which the Borrower or any of its Subsidiaries provides ground handling services;

(x)loans or Investments by the Borrower or any Guarantor that could otherwise be made as a distribution permitted under this Section 6.07; provided that for purposes of this Section 6.07 such loan or Investment shall be treated as a distribution thereunder;
(y)Investments held by the Borrower or any Guarantor to the extent such Investments reflect an increase in the value of Investments;
(z)Investments in Subsidiaries which are not Guarantors in an aggregate amount not to exceed $75,000,000 in the aggregate at any one time outstanding, so long as such Investments shall not include the transfer of Collateral (including, without limitation, Additional Collateral) to such Subsidiaries;
(aa)Investments in Restricted Captive Insurance Company Subsidiaries, to the extent reasonably necessary to support the working capital insurance obligations of the Borrower and the Guarantors;
(bb)any Investments acquired in connection with Permitted Acquisitions;
(cc)capitalization or forgiveness of any Indebtedness owed to the Borrower by any Guarantor or owed to any Guarantor by the Borrower or any other Guarantor;
(dd)cancellation, forgiveness, set-off, or acceptance of prepayments by the Borrower or any Guarantor with respect to debt, other obligations and/or equity securities in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement;
(ee)the Borrower and the Guarantors may hold Investments comprised of notes payable, or stock or other securities issued by Account Debtors to the Borrower or such Guarantor, as the case may be, pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;
(ff) the Borrower may make any Investment in any Guarantor, any Guarantor may make any Investment in the Borrower and any Guarantor may make any Investment in any other Guarantor (including Investments made in any Domestic Subsidiary if, promptly after such Investment, such Person becomes a Guarantor);
(gg)the Borrower may make Investments in the form of advances under a revolving loan facility in an aggregate principal amount not to exceed $50,000,000 outstanding at any time, to the Borrower's Plans or any similar benefit plans of the Borrower or any Guarantor (together, the “Benefits Plans”) for the payment of ordinary operating expenses of the Benefits Plans (including the payment of benefits in accordance with the terms of the Benefits Plans and periodic premiums under insurance or annuity contracts) or for the purposes incidental to the ordinary operation of the Benefits Plans;
(hh)Investments resulting from any sale or other Disposition of assets otherwise permitted by Section 6.09;

(ii) so long as (I) no Default or Event of Default has occurred and is continuing and (II) the Borrower would, at the time of such Restricted Payment or Investment and after giving pro forma effect thereto as if such Restricted Payment or Investment had been made at the beginning of the applicable four-quarter period, be in compliance with Section 6.04, Restricted Payments and Investments made pursuant to this clause (ii) in an aggregate amount not to exceed 50% of the Consolidated Net Income (less 100% of such Consolidated Net Income which is a deficit) of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter ending September 30, 2011 to the end of the Borrower's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment or Investment; provided that the amount of Restricted Payments and Investments made pursuant to clause (jj) below shall reduce the maximum amount of Restricted Payments and Investments permitted pursuant to this clause (ii);
(jj)so long as no Default or Event of Default has occurred and is continuing, Restricted Payments and Investments in an aggregate amount not to exceed $200,000,000; and
(kk)other Investments in any Person, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (kk) that are at the time outstanding, not to exceed 3.0% of the total consolidated tangible assets of the Borrower and its Subsidiaries at the time of such Investment; provided that, to the extent any such Investment is made with Collateral (including Additional Collateral), (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower would, at the time of such Investment and after giving pro forma effect thereto, be in compliance with Section 6.06.
For purposes of this Section 6.07, the amount of any investment or loan shall be the initial amount of such investment less all returns of principal, capital, dividends and other cash returns thereof (including from the sale thereof) and less all liabilities expressly assumed by another person in connection with the sale of such investment.
SECTION 6.08.        Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and its Subsidiaries), other than (a) on overall terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm's-length basis from unrelated third parties; (b) fees and compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Borrower or any Guarantor as reasonably determined by the board of directors or senior management, as the case may be, of the Borrower or any Guarantor; (c) any dividends, other distributions or payments permitted by Section 6.07; (d) the existence of, and the performance by a Guarantor or the Borrower of its obligations under the terms of, any limited liability company, limited partnership or other organization document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and set forth on Schedule 6.08, and similar agreements that it may enter into thereafter; (e) the provision of any legal, accounting or administrative services to the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with past practices; and (f) transactions with Affiliates set forth on Schedule 6.08.

SECTION 6.09.        Disposition of Collateral. Sell or otherwise Dispose of any Collateral (including, without limitation, by way of any Sale of Grantor, but excluding any Permitted Disposition), except that such sale or other Disposition shall be permitted provided that upon consummation of any such sale or other Disposition (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower is in compliance, after giving effect to the grace periods referred to in Section 6.06 and after giving effect to such sale or other Disposition (including any deposit of any Net Cash Proceeds received upon consummation thereof in an account subject to an Account Control Agreement and any concurrent pledge of Additional Collateral), with Section 6.06 hereof; provided that nothing contained in this Section 6.09 is intended to excuse performance by the Borrower or any Guarantor of any requirement of any Collateral Document that would be applicable to a Disposition permitted hereunder.
SECTION 6.10.        Nature of Business. Enter into any business that is materially different from those conducted by the Borrower and the Guarantors on the Closing Date, except for any business reasonably related or ancillary to the businesses conducted by the Borrower and the Guarantors on the Closing Date.
SECTION 6.11.        Fiscal Year. Change the last day of its fiscal year from December 31.
SECTION 7.
EVENTS OF DEFAULT
SECTION 7.01.        Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):
(a)any representation or warranty made by the Borrower or any Guarantor in this Agreement, in any other Loan Document, or in any written document required to be delivered in connection herewith or therewith shall prove to have been false or misleading in any material respect when made or delivered; or
(b)default shall be made in the payment of any (i) Fees or interest on the Loans and such default shall continue unremedied for more than five (5) Business Days, (ii) other amounts payable hereunder when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than ten (10) Business Days, or (iii) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or
(c)default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof (subject to the Borrower's right to cure non-compliance with the covenant contained in Section 6.06 as described therein) or Section 5.16 hereof; or
(d)default shall be made by the Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days from the earlier of (i) a Responsible Officer having knowledge of such default and (ii) written notice to the Borrower from the Administrative Agent of such default; or
(e)other than with respect to any Specified Jet Fuel Action, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that, the foregoing shall not apply to Indebtedness that becomes due as a result of (i) the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of any property or assets pursuant to the terms of such Indebtedness to the extent that (A) such sale, transfer or other Disposition does not give rise to a default thereunder and (B) the payment of such Indebtedness is made in accordance with the terms of such Indebtedness with the proceeds of such sale, transfer or other Disposition, (ii) in the case of any ARB Indebtedness, a change in law causing a determination of taxability-related call in respect of such ARB Indebtedness, (iii) in the case of obligations in respect of a Hedging Agreement, any event or condition other than (x) the termination of such Hedging Agreement by the counterparty or (y) the termination of such Hedging Agreement by its terms arising out of or relating to a breach or failure to comply by the Borrower or the applicable Guarantor or (iv) a requirement to make any payment or payments in respect of any such Material Indebtedness, solely to the extent necessary to remain in compliance with a borrowing base or other asset-based coverage ratio, in the case of each of clauses (ii) through (iv) above, unless any such Indebtedness or any related interest, fees or premium shall not be paid when due (after giving effect to any applicable grace periods or waivers or amendments); or
(f)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor (other than any Immaterial Subsidiary) for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(g)the Borrower or any Guarantor (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)the Borrower or any Guarantor (other than any Immaterial Subsidiary) admits in writing its inability to pay its debts; or
(i)a Change of Control shall occur; or
(j)any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court, or any material portion of any Lien on the Collateral intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or
(k)any final judgment in excess of $75,000,000 (exclusive of any Specified Jet Fuel Action and any judgment or order the amounts of which are fully covered by insurance less any applicable deductible and as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed, vacated, satisfied, discharged or bonded pending appeal within sixty (60) consecutive days; or
(l)any Termination Event that could reasonably be expected to result in a Material Adverse Effect shall have occurred; or
(m)all or substantially all of the Borrower's flights and operations are suspended for more than five (5) consecutive days (other than as a result of an FAA suspension due to force majeure or any other extraordinary event similarly affecting major United States air carriers having both substantial domestic and international operations);
then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans and other Obligations (other than Designated Hedging Obligations) together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrower and the Guarantors maintained with the Administrative Agent in such amounts); (iv) set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent (or any of its affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders. In case of any event with respect to the Borrower described in clause (f) or (g) of this Section 7.01, the actions and events described in (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).
SECTION 8.
THE AGENTS
SECTION 8.01.        Administration by Agents. (a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
(b)Each of the Lenders and each Issuing Lender hereby authorizes the Administrative Agent, in its sole discretion:
(i)in connection with the sale or other disposition of any asset that is part of the Collateral of the Borrower or any Guarantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Administrative Agent, for the benefit of the Secured Parties, on such asset;
(ii)to determine that the cost to the Borrower or any Guarantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such Guarantor, as the case may be, should not be required to perfect such Lien in favor of the Administrative Agent, for the benefit of the Secured Parties;
(iii)to enter into the other Loan Documents on terms acceptable to the Administrative Agent and to perform its respective obligations thereunder;
(iv)to execute any documents or instruments necessary to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;
(v)    to enter into intercreditor and/or subordination agreements in accordance with Section 6.01 on terms reasonably acceptable to the Administrative Agent and to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and
(vi)     to enter into any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Administrative Agent, for the benefit of the Secured Parties, on any assets of the Borrower or any Guarantor to secure the Obligations.

SECTION 8.02.        Rights of Administrative Agent. Any institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent hereunder.
SECTION 8.03.        Liability of Agents.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that each such agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as an Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, and (iv) the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect.
(b)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(c)The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.04.        Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent for such Lender's Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount equal to such Lender's Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from its gross negligence or willful misconduct).
SECTION 8.05.        Successor Agents. Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative

Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.
SECTION 8.06.        Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
SECTION 8.07.        Advances and Payments.
(a)On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Revolving Commitment or Term Loan Commitment, as applicable, hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.
(b)Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.18, 2.19, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender's correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.
SECTION 8.08.        Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker's lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the

Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender's Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Loan or LC Exposure acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.
SECTION 8.09.        Other Agents. No Agent (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no such Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each such Agent shall be entitled to the benefit of the exculpation and indemnification provided in this Section 8 to the same extent as the Administrative Agent.
SECTION 8.10.        Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
SECTION 8.11.        Appointment by Secured Parties. Each Secured Party that is not a party to this Agreement shall be deemed to have appointed the Administrative Agent as its agent under the Loan Documents in accordance with the terms of this Section 8 and to have acknowledged that the provisions of this Section 8 apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).
SECTION 9.
GUARANTY

SECTION 9.01.        Guaranty.
(a)Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations” and the obligations of each Guarantor in respect thereof, its “Guaranty Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.
(b)To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.
(c)To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.
(d)To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.
(e)To the extent permitted by applicable law, each Guarantor's guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). Neither the Administrative

Agent nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.
Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.
SECTION 9.02.        No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law.
SECTION 9.03.        Continuation and Reinstatement, etc.
Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Lenders, any Lender or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.
SECTION 9.04.        Subrogation. Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.
SECTION 9.05.        Discharge of Guaranty.
(a)If all of the Equity Interests of any Guarantor hereunder shall be sold or otherwise Disposed of (including by merger or consolidation) to a Person that is not the Borrower or a Subsidiary thereof in a transaction permitted under this Agreement, such guarantee of such Guarantor provided herein shall automatically be discharged and released without any further action by any Person effective as of the time of such sale or Disposition.
(b)In addition, upon the request of the Borrower, the guarantee of any Guarantor that is an Immaterial Subsidiary shall be promptly released; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower shall have delivered a certificate of a Responsible Officer certifying that such Subsidiary is an Immaterial Subsidiary; provided further that a Subsidiary that is considered not to be an Immaterial Subsidiary solely pursuant to clause (1) of the proviso of the definition thereof shall, solely for purposes of this clause (b), be considered an Immaterial Subsidiary so long as any applicable guarantee, pledge or other obligation of such Subsidiary with respect to any Refinancing Debt or Junior Secured Debt shall be irrevocably released and discharged substantially simultaneously with the release of such guarantee hereunder.
(c)The Administrative Agent shall use commercially reasonable efforts to execute and deliver, at the Borrower's expense, such documents as the Borrower or any such Guarantor may reasonably request to evidence the release of the guarantee of such Guarantor provided herein.
SECTION 10.
MISCELLANEOUS
SECTION 10.01.        Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower, unless agreed) pursuant to procedures approved by the Administrative Agent), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower or any Guarantor, to it at Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, GA 30354, Attention of: (x) Treasurer, Dept. 856, Telecopier No.: (404) 715-4862, Telephone No.: (404) 714-1724 and (y) General Counsel, Dept. 971, Telecopier No.: (404) 715-2233, Telephone No.: (404) 715-2611;
(ii)if to JPMCB as Administrative Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of: Jide Williams (Telecopy No.: 713-750-2938), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of: Matthew Massie (Telecopy No.: 212-270-5100);
(iii)if to an Issuing Lender, to it at the address most recently specified by it in notice delivered by it to the Administrative Agent and the Borrower, with a copy to the Administrative Agent as provided in clause (ii) above; and

(iv)if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an administrative questionnaire in a form as the Administrative Agent may require.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 10.02.        Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund;
(B)the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) if an Event of Default has occurred and is continuing or (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund (except if a Revolving Commitment or Revolving Loan is being assigned to a Term Lender, an

Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender, in each case to the extent such proposed assignee is not at the time a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender); provided further, that the Borrower will be deemed to have consented to any assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(C)each Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.
(ii)Assignments shall be subject to the following additional conditions:
(A)any assignment of any portion of the Total Revolving Commitment, Revolving Loans, LC Exposure and Term Loans shall be made to an Eligible Assignee;
(B)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (with respect to Term Loans) or $5,000,000 (with respect to Revolving Commitments or Revolving Loans), and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $1,000,000 (with respect to Term Loans) or $5,000,000 (with respect to Revolving Commitments or Revolving Loans), in each case unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;
(C)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Type of Commitments or Loans;
(D)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent;
(E)the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require; and
(F)notwithstanding anything to the contrary herein, any assignment of any Term Loans to the Borrower shall be subject to the requirements of Section 10.02(g).

For the purposes of this Section 10.02(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Lender and/or a Term Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(iv)The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Guarantors, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).
(vi)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, Administrative Agent, the Issuing Lender and each other Revolving Lender hereunder (and interest accrued thereon), and

(y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(a), 2.04(b), 8.04 or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this

Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower, a Guarantor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g) and 2.16(h) as though it were a Lender.
(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant are advised of and agree to be bound by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.
(g)Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to the Borrower in accordance with Section 10.02(b); provided that
(i)    the assigning Lender and the Borrower purchasing such Lender's Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;
(ii)    such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;
(iii)    any Loans assigned to the Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)    no such assignment may be funded with the proceeds of any Revolving Loans;
(v)     no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing;
(vi)    any non-cash gain in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by the Borrower shall not increase EBITDAR;
(vii)    at the time of such assignment the Borrower shall affirm to the assigning Lenders the No Undisclosed MNPI Representation with respect to its directors and officers (and shall affirm that such No Undisclosed MNPI Representation had been true and correct at the commencement of such Dutch Auction);
(viii)    the assignment to the Borrower and cancellation of Term Loans in connection with a Dutch Auction shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13, and shall not be subject to Section 8.08, but the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.02(g) and each principal repayment installment with respect to the Term Loans shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.
SECTION 10.03.        Confidentiality. Each Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates and their respective agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender's legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(h). If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b) or (e) of this Section, such Lender will, to the extent permitted by law, provide the Borrower with prompt notice, to the extent reasonable, so that the Borrower may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section.
SECTION 10.04.        Expenses; Indemnity; Damage Waiver. (a) (i) The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), special counsel to the Administrative Agent, and any other regulatory or local counsel retained by Simpson Thacher or the Administrative Agent) associated with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) all fees and out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of Simpson Thacher, special counsel to the Administrative Agent, and any other counsel retained by Simpson Thacher or the Administrative Agent) and the Lenders in connection with the enforcement of the Loan Documents.
(ii)The Borrower shall pay or reimburse (A) all reasonable fees and reasonable expenses of the Administrative Agent and its internal and third-party auditors, the Appraisers and consultants incurred in connection with the Administrative Agent's (a) periodic field examinations and appraisals and (b) other monitoring of assets as allowed hereunder and (B) all reasonable fees and reasonable expenses of the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand or any payment thereunder.
(iii)All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.
(b)The Borrower shall indemnify each Agent, the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way or asserted against the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or an Issuing Lender under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender's Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the applicable Issuing Lender in its capacity as such.
(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
SECTION 10.05.        Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.05. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.06.        No Waiver. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
SECTION 10.07.        Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
SECTION 10.08.        Amendments, etc.
(a)No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than the Account Control Agreements), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:
(i)each Lender directly and adversely affected thereby (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce the principal amount of any Loan, any reimbursement obligation in respect of any Letter of Credit, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower's obligations hereunder or (C) amend, modify or waive any provision of Section 2.17(b);
(ii)all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders or (C) release all or substantially all of the Liens granted to the Administrative Agent hereunder or under any other Loan Document (except to the extent contemplated by Section 6.06(c) on the date hereof), or release all or substantially all of the Guarantors;

(iii)the Required Revolving Lenders in addition to the Required Lenders to change the definition of the term “Required Revolving Lenders” or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder;
(iv)the Required Term Lenders in addition to the Required Lenders, change the definition of the term “Required Term Lenders” or the percentage of Lenders which shall be required for Term Lenders to take any action hereunder; and
(v)(x) the Required Revolving Lenders, to eliminate Section 6.04, Section 6.05 or Section 6.06 with respect to the Revolving Facility and (y) the Required Term Lenders, to eliminate Section 6.04, Section 6.05 or Section 6.06 with respect to the Term Loan Facility;
provided further, that (x) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this section if such Class of Lenders were the only Class of Lenders hereunder at the time (provided that no such waiver, amendment or modification shall, without the consent of the Required Revolving Lenders (1) increase the “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount) applicable to the Term Loans, (2) shorten the weighted average life to maturity with respect to the Term Loans or (3) result in an earlier final maturity date with respect to the Term Loans) and (y) any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Grantor and the Administrative Agent (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document, as contemplated by clause (c) of the definition of Additional Collateral set forth in Section 1.01 hereof or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is permitted by Section 6.06(c).
(b)No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender hereunder without its prior written consent.
(c)No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.
(d)Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby (including as contemplated in Section 2.13(d)) and, in each case, such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any non-consenting Lender in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (iii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.
(e)In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower (x) to permit the refinancing, replacement or modification of all outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders or Required Term Lenders, as applicable; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margins for such Replacement Term Loans shall not be higher than the Applicable Margins for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.
(f)In addition, notwithstanding anything to the contrary contained in Section 10.08(a), with the written consent of the Administrative Agent (not to be unreasonably withheld), the Borrower and the lenders providing the relevant Refinancing Facility, this Agreement and, as appropriate, the other Loan Documents, may be amended as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, (x) to permit the creation hereunder of any such Refinancing Facility and the incurrence of the related Refinancing Debt (any such amendment, a “Refinancing Amendment”) and (y) to include appropriately the

Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders and/or Required Term Lenders, as applicable. The effectiveness of (and, in the case of any Refinancing Term Facility, the borrowing under) any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to the making or borrowing of Loans or the issuance of Letters of Credit or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Refinancing Amendment) and such other conditions as the parties thereto shall agree.
(g)In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders and/or Required Term Lenders, as applicable.
(h)In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Extension pursuant to Section 2.28, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Revolving Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non-Extending Lender on the Revolving Maturity Date applicable to the Revolving Commitments of such Non-Extending Lenders without the prior written consent of Non-Extending Lenders that would constitute Required Lenders if the Non-Extending Lenders were the only Lenders hereunder at the time.
(i)It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Revolving Facility Maturity Date or the maturity date of any tranche of Revolving Commitments, in each case, made in accordance with Section 2.28.
SECTION 10.09.        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.10.        Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
SECTION 10.11.        Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any provision hereof.
SECTION 10.12.        Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.13.        USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.
SECTION 10.14.        Registrations with International Registry. Each of the parties hereto (i) consents to the registrations with the International Registry of the International Interest constituted by the Aircraft Mortgage, and (ii) covenants and agrees that it will take all such action reasonably requested by Borrower or Administrative Agent in order to make any registrations with the International Registry, including without limitation establishing a valid and existing account with the International Registry and appointing an Administrator and/or a Professional User reasonably acceptable to the Administrative Agent to make registrations with respect to the Collateral and providing consents to any registration as may be contemplated by the Loan Documents.
SECTION 10.15.        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.16.        No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
SECTION 10.17.        Certain Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its sole discretion at the request of the Borrower, (i) to subordinate the Lien on any Mortgaged Real Property granted to or held by the Administrative Agent under any Real Property Mortgage to the holder of any Lien on such property that is permitted by Section 6.01, (ii) to agree to recognize and not disturb a tenant in possession under any lease or similar agreement permitted by Section 6.01, or (iii) to consent to or join in any subdivision, development agreement or plat of land subject to a Real Estate Mortgage.
SECTION 10.18.        Intercreditor Agreements. Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent shall enter into any intercreditor agreement pursuant to and as permitted by the terms of this Agreement (any such intercreditor agreement, an “Intercreditor Agreement”) and such Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document shall be subject to the terms and conditions of such Intercreditor Agreement. In the event of any conflict between the terms of this Agreement, any other Loan Document and such Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent, in contravention of such Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.
BORROWER:

DELTA AIR LINES, INC., a Delaware corporation

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Senior Vice President - Finance &             Treasurer

GUARANTORS:

COMAIR, INC., an Ohio corporation

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Vice President & Treasurer

COMAIR HOLDINGS, LLC, a Delaware limited liability company

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Vice President & Treasurer

COMAIR SERVICES, INC., a Kentucky corporation

By:    /s/ Courtney K. Boyd
Name: Courtney K. Boyd
Title:     Assistant Treasurer

DAL GLOBAL SERVICES, LLC, a Delaware limited liability company

By:    /s/ Courtney K. Boyd
Name: Courtney K. Boyd
Title:     Assistant Treasurer

DAL MOSCOW, INC., a Delaware corporation

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Treasurer

DELTA PRIVATE JETS, INC., a Kentucky corporation

By:    /s/ Courtney K. Boyd
Name: Courtney K. Boyd
Title:     Assistant Treasurer

EPSILON TRADING, LLC, a Delaware limited liability company

By:    /s/ Kenneth W. Morge II
Name: Kenneth W. Morge II
Title:     President

MLT INC., a Minnesota corporation

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Vice President & Treasurer

Signature Page - Credit Agreement

NORTHWEST AEROSPACE TRAINING CORPORATION, a Delaware corporation

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Vice President & Treasurer

NORTHWEST AIRLINES, LLC a Delaware limited liability company

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Senior Vice President & Treasurer

REGIONAL ELITE AIRLINE SERVICES, LLC, a Delaware limited liability company

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Vice President & Treasurer

SEGRAVE AVIATION, INC., a Minnesota corporation

By:    /s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title:     Vice President & Treasurer

Signature Page - Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:    /s/ Matthew H. Massie
Name: Matthew H. Massie
Title:     Managing Director

Signature Page - Credit Agreement

BARCLAYS BANK PLC

By:    /s/ Craig J. Malloy
Name: Craig J. Malloy
Title:     Director

Signature Page - Credit Agreement

CITIGROUP GLOBAL MARKETS INC, as a
Bookrunner and as a Lender

By:    /s/ James J. McCarthy
Name: James J. McCarthy
Title:     Managing Director &
Vice President

Signature Page - Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH as a Bookrunner and as a Lender

By:    /s/ Karl Studer
Name: Karl Studer
Title:     Director

By:    /s/ Claudia Siffert
Name: Claudia Siffert
Title:     Assistant Vice President

Signature Page - Credit Agreement

DEUTSCHE BANK SECURITIES INC. as a
Bookrunner

By:    /s/ Edwin Roland
Name: Edwin Roland
Title:     Managing Director

By:    /s/ Frank Fazio
Name: Frank Fazio
Title:     Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH as a Lender

By:    /s/ Marguerite Sutton
Name: Marguerite Sutton
Title:     Director

By:    /s/ Carin Keegan
Name: Carin Keegan
Title:     Director

Signature Page - Credit Agreement

GOLDMAN SACHS LENDING PARTNERS
LLC as an Arranger, a Bookrunner, Co-
Syndication Agent and as a Lender

By:    /s/ Sridharan Kannan
Name: Sridharan Kannan
Title:     Authorized Signatory

Signature Page - Credit Agreement

MORGAN STANLEY SENIOR FUNDING,
INC. as a Bookrunner and as a Lender

By:    /s/ Sherrrese Clark
Name: Sherrese Clark
Title:     Vice President

Signature Page - Credit Agreement

UBS SECURITIES LLC as an Arranger, a
Bookrunner and as Co-Syndication Agent

By:    /s/ Mary E. Evans
Name: Mary E. Evans
Title:     Attorney-In-Fact

By:    /s/ April Varner-Nanton
Name: April Varner-Nanton
Title:     Director

UBS LOAN FINANCE LLC as a Lendert

By:    /s/ Mary E. Evans
Name: Mary E. Evans
Title:     Associate Director

By:    /s/ April Varner-Nanton
Name: April Varner-Nanton
Title:     Director

Signature Page - Credit Agreement

U.S. BANK NATIONAL ASSOCIATION as a Lender

By:    /s/ Mark R. Olmon
Name: Mark R. Olmon
Title:     Senior Vice President

Signature Page - Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION as a Lender

By:    /s/ Sanat Amladi
Name: Sanat Amladi
Title:     Authorized Signatory

Signature Page - Credit Agreement

ANNEX A
to Credit and Guaranty Agreement

LENDERS AND COMMITMENTS

Revolving Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$125,000,000
Bank of America, N.A.	$125,000,000
Barclays Bank PLC	$125,000,000
Citigroup Global Markets Inc. (on behalf of Citi)	$125,000,000
Credit Suisse AG, Cayman Islands Branch	$125,000,000
Deutsche Bank AG New York Branch	$125,000,000
Goldman Sachs Lending Partners LLC	$125,000,000
Morgan Stanley Senior Funding, Inc.	$125,000,000
UBS Loan Finance LLC	$125,000,000
U.S. Bank National Association	$50,000,000
Wells Fargo Bank, National Association	$50,000,000
TOTAL:	$1,225,000,000

Term Lender	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$1,375,000,000
TOTAL:	$1,375,000,000

EXHIBIT A-1
to the Credit Agreement

[ABOVE SPACE FOR RECORDING OFFICE USE ONLY]

After recording, please return to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Christopher Garcia

STATE OF GEORGIA
COUNTY OF FULTON

DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS
AND SECURITY AGREEMENT

FROM

DELTA AIR LINES, INC.,
Grantor,

TO

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
Grantee,

DATED: As of April __, 2011

1.    Definitions
2.    Payment of the Obligations
3.    Representations and Warranties
4.    Further Assurances; Payments
5.    Insurance
6.    Compliance
7.    Actions by Grantee to Protect the Deed Collateral; Etc
8.    Remedies; Etc
9.    Expenses
10.    Right of Possession
11.    Application of Proceeds
12.    Withdrawal or Discontinuance of Proceedings
13.    Waiver of Statutory Rights
14.    Effect of Judgment
15.    Remedies Cumulative
16.    Notices
17.    Time of Essence
18.    Deed in Trust
19.    Amendments; Etc
20.    Successors and Assigns
21.    Severability
22.    Merger
23.    Future Advances
24.    Conflict
25.    Last Dollar
26.    Release
27.    Security Agreement under Uniform Commercial Code
28.    Grantee's Fees and Expenses; Indemnification.
29.    Additional Provisions
30.    Compliance with Applicable Law

DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS
AND SECURITY AGREEMENT

THIS DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT (this “Deed”), dated as of April __, 2011, by DELTA AIR LINES, INC., a Delaware corporation, having an address at 1030 Delta Boulevard, Atlanta, Georgia 30354 (the “Grantor”) to JPMORGAN CHASE BANK, N.A., a national banking association, having an address at c/o JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, as Administrative Agent (together with its successors and assigns, in such capacity, the “Grantee”) for the financial institutions party to the Credit Agreement (as hereinafter defined) from time to time (collectively, the “Lenders”, and individually a “Lender”) and the other secured parties referred to herein.
W I T N E S S E T H :
WHEREAS, Grantor, the direct and indirect domestic subsidiaries of Grantor (other than Excluded Subsidiaries and, at the option of Grantor, Immaterial Subsidiaries) (the “Guarantors”), each of the Lenders from time to time party to the Credit Agreement, Grantee, as the Administrative Agent for the Lenders, Goldman Sachs Lending Partners LLC (“GS”) and UBS Securities LLC (“UBS”), as Co-Syndication Agents, J.P. Morgan Securities LLC, GS, UBS, Barclays Capital and Merrill Lynch, Pierce Fenner & Smith Incorporated, as joint lead arrangers and the Bookrunners therein, have entered into a certain Credit and Guaranty Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans and other extensions of credit to Grantor; and
WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the performance and payment in full of the Obligations (as defined in the Credit Agreement); and
WHEREAS, pursuant to the Security Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by and among Grantor, the Guarantors party thereto and Grantee, Grantor has granted a security interest to Grantee for the ratable benefit of the Secured Parties in the Collateral (as defined in the Security Agreement); and
WHEREAS, it is a condition to the making of the Loans and the issuance of the Letters of Credit that Grantor shall have granted a security interest in, pledge of and lien on, the Deed Collateral (as defined hereinafter) as security for the Obligations; and
WHEREAS, Grantor is executing this Deed on the real property assets of Grantor, in favor of Grantee for the benefit of the Secured Parties as security for the Obligations; and
WHEREAS, the maximum principal amount of the Obligations, created pursuant to the Credit Agreement, and which may be evidenced from time to time by one or more

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promissory notes, and that is secured hereby is $2,600,000,000.00 with a scheduled maturity date of April __ 2017 for the obligations latest to mature, the foregoing being subject to any extensions as provided for in the Credit Agreement.
NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt whereof is hereby acknowledged, and in order to secure the Obligations, GRANTOR HEREBY IRREVOCABLY GRANTS, BARGAINS, SELLS, CONVEYS, TRANSFERS, PLEDGES, SETS OVER AND ASSIGNS, AND GRANTS A SECURITY TITLE AND A SECURITY INTEREST, TO AND IN FAVOR OF GRANTEE, ITS SUCCESSORS AND ASSIGNS, with power of sale (for the benefit of Secured Parties), in all of Grantor's right, title, interest and security interest in, to and under any and all of the following described property (collectively, the “Deed Collateral”):
(a)    The lands and premises described in Schedule A hereto, together with all and singular the tenements, hereditaments, easements, rights of way and appurtenances now or hereafter thereunto belonging or now or hereafter in anywise appertaining and also all estate, right, title and interest of Grantor in and to the same and in and to the streets, ways, sidewalks, alleys and areas now or hereafter adjacent thereto or now or hereafter used in connection therewith (collectively, the “Land”);
(b)    All structures, buildings, facilities and other improvements now or hereafter erected on the Land (collectively, the “Improvements”);
(c)    All estate, right, title and interest now owned or hereafter acquired by Grantor in and to all fixtures, fittings, building or construction materials, appliances, apparatus, equipment, goods, machinery, furnishings, furniture and other tangible personal property and any and all replacements thereof and additions thereto, now or hereafter affixed or attached to the Land and/or the Improvements and constituting fixtures under Article 9 of the Uniform Commercial Code as adopted by the State of Georgia, as amended and/or supplemented from time to time; provided, however, that fixtures shall not include (or shall have excluded therefrom), any and all trade fixtures of Grantor, including computer hardware, mainframes, software, servers, telecommunications or network facilities (collectively, the “Personal Property”);
(d)    Any and all reversions and remainders of the Land and/or the Improvements and all estate, right, title and interest now owned or hereafter acquired by Grantor both at law and in equity in and to any and all present and future leases (under which Grantor is landlord), subleases (under which Grantor is sublandlord), occupancy agreements and similar arrangements as same may be amended, modified, extended or renewed in connection with the Land, the Improvements and/or the Personal Property and all rents, revenues, issues, income, deposits of cash, securities and profits payable thereunder and claims against guarantors under any thereof or otherwise in connection with the Land, the Improvements and/or the Personal Property (collectively, the “Space Leases”);
(e)    All estate, light, title and interest now owned or hereafter acquired by Grantor in and to all proceeds of the insurance required to be maintained under Section 5 herein and all awards heretofore or hereafter made with respect to the Land, the Improvements and/or the Personal Property as the result of the exercise of the power of eminent domain, including, without limitation, any awards for changes of the grades of streets and/or as the result of any other damage to the Land, the Improvements

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and/or the Personal Property for which compensation shall be given by any governmental authority (a “Taking”), all of which are hereby assigned to Grantee who is hereby authorized to collect and receive the proceeds thereof and to give proper receipts and acquittances therefor, and to apply the same in accordance with the Loan Documents;
(f)    Any and all now owned or hereafter acquired air rights, development rights, zoning rights and other similar rights or interests which benefit or are appurtenant to the Land and/or the Improvements and any and all proceeds arising therefrom;
(g)    Any and all now owned or hereafter acquired water, mineral, gas, oil, timber and other similar right, or interests which relate to the Land and/or the Improvements and any and all proceeds arising therefrom; and
(h)    Any and all proceeds of any of the foregoing;
EXCLUDING, HOWEVER, from the grant of the lien, security title and security interest as provided herein, all property, equipment, goods, interests, accounts or assets of Grantor described in Section 2.03 of the Security Agreement, including without limitation, Excluded Property (as defined in the Security Agreement).

TO HAVE AND TO HOLD the Deed Collateral unto Grantee forever, subject only to the Permitted Collateral Liens, the Liens set forth as exceptions in Schedule B to the mortgagee's insurance policy delivered to Grantee contemporaneously herewith by First American Title Insurance Company (collectively, the “Permitted Title Exceptions”) and to satisfaction and release as provided in Section 26 herein.
If and when the Obligations Payment Date (as defined in the Security Agreement) shall have occurred, then this Deed and the estate, right and interest of Grantee in and to the Deed Collateral shall be cancelled and reconveyed to Grantor pursuant to the terms of Section 26 herein, and shall thereafter be of no further force and effect.
This conveyance is intended to and shall constitute and be construed as a deed passing the title to the Deed Collateral to Grantee and is made under those provisions of the existing laws of the State of Georgia relating to conveyances and deeds to secure debt, and not as a mortgage pursuant to O.C.G.A. § 44-14-60 et seq. and establishes a perpetual security interest in the Deed Collateral pursuant to O.C.G.A § 44-14-80 and is given to secure the Obligations. This Deed shall also constitute a security agreement under the Code (as defined herein) as to all that part of the Deed Collateral that constitutes personal property.
AND Grantor hereby covenants with Grantee as follows:
1.    Definitions. In this Deed, all words and terms not defined herein (including above) shall have the respective meanings and be construed herein as provided in the Credit Agreement. Any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the

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same were fully set forth herein unless otherwise expressly stated. References to this “Deed” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument. The term “Default Rate” shall mean the rate of interest applicable in the event of Grantor's default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due under the Credit Agreement, in accordance with Section 2.08 of the Credit Agreement. The term “Obligations” shall include, without limitation, (x) “Obligations” (as defined in the Credit Agreement), and (y) any judgment(s) or final decree(s) rendered to collect any money obligations of Grantor to Grantee and/or the Secured Parties and/or to enforce the performance or collection of all rights, remedies, obligations, covenants, agreements, conditions, indemnities, representations, warranties, and other liabilities of Grantor under this Deed or any or all of the other Loan Documents. All references to the term "Obligations" in this Deed are to that term as first defined in this Section unless expressly stated herein to the contrary. The term “Obligations Payment Date” shall have the definition as set forth in the Security Agreement. Subject to the compliance with O.C.G.A. Section 44-14-161, the obtaining of any judgment by Grantee and/or the Lenders (other than a judgment foreclosing this Deed) and any levy of any execution under any such judgment upon the Deed Collateral shall not affect in any manner or to any extent the lien, security title and security interest of this Deed upon the Deed Collateral or any part thereof, or any liens, powers, rights and remedies of Grantee and/or the Lenders hereunder, but such title, interests, liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied. Furthermore, Grantor acknowledges and agrees that the Obligations are secured by the Deed Collateral and various other collateral at the time of execution of this Deed. Grantor specifically acknowledges and agrees that the Deed Collateral, in and of itself, if foreclosed or realized upon, would not be sufficient to satisfy the outstanding amount of the Obligations. Accordingly, Grantor acknowledges that it is in Grantor's contemplation that the other collateral pledged to secure the Obligations may be pursued by Grantee in separate proceedings, to the fullest extent permitted by applicable law, in the various states and counties where such collateral may be located and additionally that Grantor will remain liable for any deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid. Specifically, and without limitation of the foregoing, it is agreed that it is the intent of the parties hereto that in the event of a foreclosure of this Deed, that, to the fullest extent permitted by applicable law, the Obligations shall not be deemed merged into any foreclosure or exercise of the power of sale, but shall rather remain outstanding to the fullest extent permitted by applicable law.
2.    Payment of the Obligations. Grantor shall abide by and comply with each and every covenant and agreement set forth in the Loan Documents.
3.    Representations and Warranties. Grantor hereby represents and warrants that Grantor is lawfully seized and possessed of a good and marketable fee simple estate in and to the Land and the Improvements, subject to no Liens, except for Permitted Collateral Liens, including, without limitation, the Permitted Title Exceptions. Grantor shall forever warrant and defend the title to the Deed Collateral against the claims and demands of all Persons whomsoever except those having rights under the Permitted Collateral Liens, including, without limitation, the Permitted Title Exceptions.

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4.    Further Assurances; Payments. b) Grantor shall execute, acknowledge and deliver, from time to time within 10 days of demand therefor, such further instruments as Grantee may reasonably require to accomplish the purposes of this Deed (collectively, the “Further Instruments”).
(b) Grantor, after the date that this Deed is recorded and until the Obligations are fully satisfied, within 10 days after demand therefor, shall execute and deliver to Grantee each Further Instrument to be filed, registered and/or recorded, or refiled, reregistered and/or rerecorded (if recordable) as may be required by any present or future laws in order to (i) publish notice of and/or (ii) perfect the lien and estate of this Deed in and to the Deed Collateral. Grantor shall promptly pay to Grantee all required costs and expenses (including, without limitation, filing, registration and recording taxes, fees, charges, duties, stamps and imposts) related to such filing, registration and/or recording.
(c) Grantor shall pay (i) all filing, registration and recording and intangibles taxes, fees and charges, all re-filing, re-registration and re-recording taxes, fees and charges required by applicable law and all other reasonable costs and expenses actually incurred by Grantee in connection with (1) the execution, delivery, acknowledgment and/or recordation of this Deed and each Further Instrument and/or (2) the transactions contemplated hereby (including, without limitation, title insurance premiums, title examination charges and reasonable legal, consulting, engineering, appraisal, survey and inspection fees, expenses and disbursements actually incurred by Grantee) and (ii) all federal, state, county and municipal stamps, taxes, duties, imposts, assessments and charges in connection with the execution, delivery, acknowledgement and/or recordation of this Deed and each Further Instrument.
5.    Insurance. Grantor shall cause the Improvements and the Personal Property to be kept insured (a) as required by and in accordance with Section 5.03 of the Credit Agreement, and (b) if the Land or any portion thereof is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or otherwise, against flood risks. All such insurance shall be in such amounts as required by Section 5.03 of the Credit Agreement. Grantor shall promptly notify Grantee of any loss in connection with the Improvements and/or the Personal Property.
6.    Compliance. Grantor shall comply with (a) all requirements of the insurance policies required to be maintained pursuant to this Deed and (b) all present and future Liens (including, without limitation, the Permitted Title Exceptions) affecting the Deed Collateral, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
7.    Actions by Grantee to Protect the Deed Collateral; Etc. If Grantor shall fail to (a) effect the insurance required under Section 5 herein, (b) make any other payment required under this Deed or (c) comply with any other term or covenant of this Deed, which with notice or lapse of time would constitute an Event of Default, upon reasonable prior written notice to Grantor, Grantee may effect, pay or cure the same, as the case may be. All sums, including, without limitation, reasonable attorneys' fees and disbursements, so incurred by Grantee or incurred by Grantee (i) to sustain the lien or estate of this Deed or its

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priority, (ii) to protect or enforce any of Grantee's rights under this Deed or the other Collateral Documents or (iii) to recover or collect the Obligations, shall be a lien on the Deed Collateral, shall be deemed secured by this Deed and shall be paid to Grantee by Grantor within 10 days after demand therefor (together with interest thereon at the Default Rate from the date the same was incurred to the date of the full payment thereof). In any action and/or proceeding to foreclose this Deed and/or to recover and/or collect the Obligations (or any portion thereof), the provisions of law respecting the recovery of costs, disbursements and/or allowances shall prevail unaffected by this covenant.
8.    Remedies; Etc. (a) If an Event of Default shall have occurred and be continuing, Grantee may, to the extent permitted by law, personally or, to the extent permitted by law, by agents, with or without entry, if Grantee shall deem it advisable:
(i)    proceed to protect and enforce its rights under any of the Loan Documents by suit for specific performance of any covenant herein contained or contained in any of the other Loan Documents, or in aid of the execution of any power herein granted or granted in any of the other Loan Documents, or for the foreclosure of this Deed and the sale of the Deed Collateral (or any portion thereof) under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as Grantee shall deem most effectual for such purpose; or
(ii)    sell and dispose of the Deed Collateral (or any part thereof) at one or more public sale or sales, at the usual place for conducting sales at the courthouse in the county where the Deed Collateral or any part thereof may be located in order to pay the Obligations, to the highest bidder for cash, first advertising the time, terms and place of such sale by publishing a notice thereof once a week for four consecutive weeks immediately preceding the date of sale (without regard to the actual number of days) in a newspaper in which sheriff's advertisements are published in said county, all other notice being hereby waived by Grantor; and Grantee may thereupon execute and deliver to the purchaser at said sale a sufficient conveyance of the Deed Collateral in fee simple, which conveyance may contain recitals as to the happening of the default upon which the execution of the power of sale, herein granted, depends, and said recitals shall be presumptive evidence that all preliminary acts prerequisite to said sale and deed were in all things duly complied with; and Grantor hereby constitutes and appoints Grantee or its assigns agent and attorney-in-fact to make such recitals, sale and conveyance, and all of the acts of such attorney-in-fact are hereby ratified, and Grantor agrees that such recitals shall be binding and conclusive upon Grantor and that the conveyance to be made by Grantee, or its assigns (and in the event of a deed in lieu of foreclosure, then as to such conveyance) shall, to the extent permitted by law, be effectual to bar all right, title and interest, equity of redemption, including all statutory redemption, homestead, dower, curtesy and all other exemptions of Grantor, or its successors in interest, in and to said Deed Collateral; and Grantor agrees that in case of a sale, as herein provided, Grantor or any person in possession under Grantor shall then become and be tenants holding over, and shall forthwith deliver possession to the purchaser at such sale, or be summarily dispossessed in accordance with the provisions of law applicable to tenants holding over; the power and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, and are in addition to any and all other remedies which Grantee may have at law or in equity. Any portion of the Deed Collateral sold pursuant to this Deed may, to the extent permitted by applicable law, be sold in one parcel as an

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entirety, or in such parcels and in such manner or order as Grantee in its sole discretion, may elect, to the maximum extent permitted by the laws of the State of Georgia. One or more exercises of the powers herein granted shall not extinguish or exhaust the power unless the Obligations are paid in full or the Deed Collateral is sold. Grantee, or its designee, may bid for and acquire the Deed Collateral or any part thereof at any sale made under or by virtue of this Deed and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts due and owing in respect of any Obligations after deducting from the sales price the reasonable expenses of the sale actually incurred by Grantee and the reasonable costs of the action or proceedings actually incurred by Grantee and any other sums that Grantee is authorized to deduct under this Deed or applicable law.
Grantee, and its agents and representatives, shall have the right to enter upon all or any portion of the Land or the Improvements to exercise any remedy specified in any Loan Document.
(b)    Upon, or at any time after the occurrence and during the continuance of an Event of Default, whether or not Grantee has instituted an action in foreclosure, Grantee may petition any court of competent jurisdiction for the appointment of a receiver for the Deed Collateral, and Grantor hereby irrevocably and unconditionally waives any right to contest the appointment of such receiver and consents thereto. Such appointment may be made either before or after a foreclosure sale, without notice, without regard to the solvency or insolvency of Grantor at the time of application for such receiver and without regard to the then value of the Deed Collateral, and whether or not the same is occupied as a homestead, and without bond being required of the applicant. Grantee hereunder or any agent of Grantee may be appointed as such receiver. Such receiver shall have all powers and duties prescribed by applicable law, including, without limitation, the powers to: (i) collect the rents of the Deed Collateral during the pendency of any foreclosure suit as well as during any other times when Grantor or its devisees, legatees, heirs, executors, administrators, legal representatives, successors, or assigns, except for the intervention of such receiver, would be entitled to collect such rents; (ii) to extend or modify any then existing Space Leases and to make new Space Leases, which extensions, modifications and new Space Leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the maturity date of any Obligations and beyond the date of issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such Space Leases, and the options or other such provisions to be contained therein, shall be binding upon Grantor and all persons whose interests in the Deed Collateral are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any discharge or satisfaction of the Obligations, satisfaction of any foreclosure decree or deficiency judgment, or issuance of any bill of sale or deed to any purchaser; (iii) to exercise all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Deed Collateral during the whole of such period; and (iv) as may otherwise be granted by the court or under applicable law. Except as otherwise specified in the Credit Agreement, the receiver shall, upon receipt of authority from the court and upon application to the court from Grantee, apply the net income in his or her hands in payment in whole or in part to: (1) the Obligations secured hereby or by any judgment or decree foreclosing this Deed, or any imposition or lien which may be or become superior to the lien hereof or of such judgment or decree, provided such application is made prior to foreclosure sale; (2) all rents due or which may become due under the superior lease if this is a

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leasehold mortgage; and (3) the deficiency judgment, in case of a foreclosure sale and deficiency judgment. Notwithstanding the appointment of any receiver or other custodian, Grantee shall be entitled to the continued possession and control of any cash, deposits or instruments at the time held or payable or deliverable under the terms of this Deed to Grantee and shall apply such proceeds in the manner described in the immediately preceding sentence.
(c)    In any sale under any provision of this Deed or pursuant to any judgment or decree of court, the Deed Collateral, to the extent permitted by law, may be sold in one or more parcels, or as an entirety, and in such order as Grantee may elect, without regard to the right of Grantor or any Person claiming under Grantor to the marshalling of assets. The purchaser at such sale shall take title to the property so sold free and discharged of the estate of Grantor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money; provided, however that if Grantee is the purchaser at such sale, Grantee shall not be so discharged but instead shall apply the purchase money in accordance with this Deed and the Credit Agreement. Any Person, including, without limitation, Grantee, may purchase at any such sale.
9.    Expenses. In any foreclosure or partial foreclosure of the lien, security title and security interest of this Deed, there shall be allowed and included, as additional indebtedness, all reasonable expenses actually paid or incurred by or on behalf of Grantee in the protection of the Deed Collateral and the exercise of Grantee's rights and remedies hereunder. Such expenses shall include, without limitation: reasonable attorney's fees actually incurred (and not as a percentage of indebtedness pursuant to O.C.G.A. Section 13-1-11), appraiser's fees, outlays for documentary and expert evidence, stenographer's charges, publication costs, survey costs, and costs of procuring all abstracts of title, title searches and examinations, title insurance policies, and any similar data and assurances with respect to title to the Deed Collateral as Grantee may reasonably deem necessary either to prosecute or prepare for such foreclosure or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Deed Collateral. All such expenses shall be due and payable by Grantor upon demand with interest thereon at the Default Rate.
10.    Right of Possession. To the fullest extent permitted by applicable law, following the occurrence of an Event of Default and during the continuance thereof, Grantor shall, immediately upon Grantee's demand, surrender to Grantee, and Grantee shall be entitled to take actual possession of the Deed Collateral or any part thereof, personally or by its agent or attorneys. To the extent permitted by applicable law, Grantee may enter upon and take and maintain possession or may apply to the court in which a foreclosure is pending to be placed in possession of all or any part of the Deed Collateral, together with all documents, books, records, papers, and accounts of Grantor or the then owner of the Deed Collateral relating thereto, and exclude Grantor, such owner, and any agents and servants from the Deed Collateral. As attorney-in-fact or agent of Grantor or such owner, or in its own name Grantee may hold, operate, manage, and control all or any part of the Deed Collateral, either personally or by its agents. Grantee shall have full power to use such measures, legal or equitable, as it may deem proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Deed Collateral, including actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Grantor.

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11.    Application of Proceeds. Grantor agrees that Grantee shall apply any proceeds from the disposition of any of the Deed Collateral following an Event of Default first, to pay the costs incurred in the exercise of any remedies under this Deed, and second, in accordance with Section 2.17(b) of the Credit Agreement.
12.    Withdrawal or Discontinuance of Proceedings. In case Grantee shall have proceeded to enforce any right, power or remedy under this Deed by foreclosure, entry or otherwise or in the event Grantee shall have commenced advertising the intended exercise of the right of foreclosure provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Grantee, then in every such case (i) Grantor and Grantee shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Grantee shall continue as if no such proceeding had been taken, (iii) each and every Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall and shall be deemed to be a continuing Default, and (iv) this Deed, the Obligations and all other indebtedness secured by this Deed, or any other instrument concerned therewith, shall not be and shall not be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment, and Grantor hereby expressly waives the benefit of any statute or rule of law now provided (including, without limitation, Official Code of Georgia Section 44-14-85), or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.
13.    Waiver of Statutory Rights. GRANTOR SHALL NOT APPLY FOR OR AVAIL ITSELF OF ANY APPRAISEMENT, VALUATION, REDEMPTION, STAY, EXTENSION, OR EXEMPTION LAWS, OR ANY SO-CALLED “MORATORIUM LAWS,” NOW EXISTING OR HEREAFTER ENACTED, IN ORDER TO PREVENT OR HINDER THE ENFORCEMENT OR FORECLOSURE OF THIS DEED, AND GRANTOR HEREBY WAIVES THE BENEFIT OF SUCH LAWS. GRANTOR, FOR ITSELF AND ALL WHO MAY CLAIM THROUGH OR UNDER IT, WAIVES ANY AND ALL RIGHTS TO HAVE THE PROPERTY AND ESTATES COMPRISING THE DEED COLLATERAL MARSHALED UPON ANY FORECLOSURE OF THE LIEN, SECURITY TITLE AND SECURITY INTEREST OF THIS DEED, AND AGREES THAT THE DEED COLLATERAL MAY BE SOLD IN ITS ENTIRETY OR IN SUCH PARTS AS GRANTEE MAY ELECT. GRANTOR FURTHER WAIVES ANY AND ALL RIGHTS OF REDEMPTION FROM FORECLOSURE, IF ANY, FOR ITSELF AND ON BEHALF OF: (I) ANY TRUST ESTATE OF WHICH THE DEED COLLATERAL IS A PART; (II) ALL BENEFICIALLY INTERESTED PERSONS; (III) EACH AND EVERY PERSON ACQUIRING ANY INTEREST IN OR TITLE TO THE DEED COLLATERAL SUBSEQUENT TO THE DATE OF THIS DEED; AND (IV) ALL OTHER PERSONS TO THE EXTENT PERMITTED BY THE PROVISIONS OF LAWS OF THE STATE IN WHICH THE DEED COLLATERAL IS LOCATED. GRANTOR EXPRESSLY ACKNOWLEDGES THE RIGHT OF GRANTEE TO ACCELERATE THE INDEBTEDNESS SECURED HEREBY AS PROVIDED HEREIN AND IN THE CREDIT AGREEMENT AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE DEED COLLATERAL BY NON-JUDICIAL FORECLOSURE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE

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OTHER THAN SUCH NOTICE AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS DEED OR THE OTHER LOAN DOCUMENTS.
14.    Effect of Judgment. The obtaining of any judgment by Grantee and any levy of any execution under any judgment upon the Deed Collateral shall not affect in any manner or to any extent the lien, security title and security interest created by this Deed in or upon the Deed Collateral or any part thereof, or any liens, powers, rights and remedies of Grantee hereunder, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.
15.    Remedies Cumulative. Each of the remedies provided herein are cumulative and not exclusive of any remedies provided by (a) law or (b) any of the other Loan Documents.
16.    Notices. All notices, demands, consents, statements, requests, approvals and other communications hereunder (collectively, “Notices”) shall be in writing. Notices and other communications provided for herein shall be in the manner and at the addresses set forth in, and otherwise in accordance with, Section 10.01 of the Credit Agreement.
17.    Time of Essence. Time is of the essence in this Deed.
18.    Deed in Trust. If title to the Deed Collateral or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction against the creation of any lien on the Deed Collateral shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.
19.    Amendments; Etc. This Deed cannot be terminated, cancelled, modified, amended, supplemented, waived or discharged except by an instrument in writing, duly acknowledged in form for recording signed by Grantor and Grantee.
20.    Successors and Assigns. The provisions of this Deed shall run with the Land and shall bind Grantor, its successors and assigns, and all subsequent encumbrances, tenants and subtenants of the Deed Collateral (or any portion thereof), and shall inure to the benefit of Grantee, its successors and assigns.
21.    Severability. If any provision of this Deed or the application thereof to any Person or circumstance shall, to any extent, be illegal, invalid and/or unenforceable, the remainder of this Deed or the application of such provision to Persons or circumstances other than those as to which it is illegal, invalid and/or unenforceable, as the case may be, shall not be affected, and each provision of this Deed shall be legal, valid and enforceable to the extent permitted by law. The illegality, invalidity and/or unenforceability of any provision of this Deed in any jurisdiction shall not affect the legality, validity and/or enforceability thereof in any other jurisdiction.
22.    Merger. This Deed, the Credit Agreement and the other Loan Documents constitute the entire understanding between Grantor and Grantee with respect to the transactions contemplated by this Deed, and any and all other agreements, understandings and

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statements (oral or written) between Grantor and Grantee in connection therewith are merged into this Deed, the Credit Agreement and the other Loan Documents.
23.    Future Advances. This Deed shall secure the payment of all loans, monies, credit and other Obligations, whether the entire amount shall have been advanced at the date hereof or at a later date, or having been advanced, shall have been repaid in part and further advances made at a later date, and whether or not related to the original advances, together with the specified interest thereon all in accordance with the terms of the Credit Agreement or any of the other Loan Documents. It is understood that at any time before the cancellation and release of this Deed, the terms of the Credit Agreement or any of the other Loan Documents, including the terms of repayment, may from time to time be modified or amended in writing by the parties thereto to include or provide for additional or future advances and this Deed shall secure all such additional or future advances. This Deed secures repayment of, among other things: (1) revolving credit advances which may be extended under the Credit Agreement, and (2) various advances made by the Lenders, or any Lender, as a result of draws from time to time under various Letters of Credit to be issued under the terms of the Credit Agreement for the account of Grantor whether such obligations are repayable immediately or are treated as revolving credit advances. The priority of the lien of this Deed securing all advances referred to in this Section shall be the same as the priority of the lien of this Deed securing Obligations outstanding on the date hereof.
24.    Conflict. In the event of express and direct contradiction between any of the provisions of the Credit Agreement and any of the provisions contained herein, the provisions in the Credit Agreement shall control.
25.    Last Dollar. The Obligations secured by this Deed shall be reduced only by the last and final sums that Grantor repays with respect to the Loans and shall not be reduced by any intervening repayments of the Loans by Grantor, except as may otherwise be permitted herein. Such intervening payments shall instead be deemed to reduce only such portions of the Obligations as are not secured by this Deed. As of the date of recording of this Deed, the outstanding principal balance of the Loans exceeds the amount of the maximum principal amount secured by this Deed, so that the maximum principal amount secured by this Deed represents only a portion of the Obligations actually outstanding.
26.    Release. (a) This Deed shall terminate when the Obligations Payment Date shall have occurred. Upon termination of this Deed, Grantee shall promptly execute, acknowledge and deliver to Grantor (i) an instrument, in proper form for recording, without warranty, reconveying to Grantor the Property and (ii) any other termination statements or instruments which Grantor shall reasonably request to evidence such termination. Upon such recording, this Deed and the estate, right and interest of Grantee in and to the Property shall be cancelled and thereafter be of no further force and effect.
(b)    Notwithstanding anything to the contrary herein, at any time and from time to time at the request of Grantor, prior to the occurrence of the Obligations Payment Date in connection with any sale or transfer of such Deed Collateral permitted under the Loan Documents or upon the effectiveness of any written consent by Grantee or the requisite Lenders

12

as provided under the Credit Agreement, to the release of the lien and security interest granted hereby in any or all of the Deed Collateral, the estate, right and interest of Grantee in and to the Deed Collateral shall be automatically cancelled and reconveyed to Grantor and Grantee shall execute, acknowledge and deliver to Grantor (i) an instrument, in proper form for recording, without warranty, reconveying to Grantor such portion of the Deed Collateral and (ii) any other termination statements or instruments which Grantor shall reasonably request to evidence such termination. Upon such recording, the estate, right and interest of Grantee in and to such portion of the Deed Collateral shall be cancelled and thereafter be of no further force and effect.
27.    Security Agreement under Uniform Commercial Code. It is the intention of the parties hereto that this Deed shall constitute a “security agreement” within the meaning of the Uniform Commercial Code of the State of Georgia, or if the perfection or nonperfection or priority of a Lien in any Deed Collateral is governed by the Uniform Commercial Code in effect in another jurisdiction, such other Uniform Commercial Code (the “Code”) with respect to any part of the Deed Collateral which may or might now or hereafter be deemed to be Personal Property. All of Grantor's right, title and interest in the Personal Property is hereby assigned to Grantee to secure the payment of the Obligations. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Grantee shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Personal Property or any part thereof. The remedies of Grantee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of Grantee, including having the Personal Property deemed part of the realty upon any foreclosure so long as any part of the Obligations remains unsatisfied. Grantor hereby authorizes Grantee to cause to be recorded in the County where the Land is located, as well as the applicable offices of the applicable jurisdiction, such financing statements and fixture filings as shall be necessary in order to perfect and preserve the priority of Grantee's lien upon the Personal Property.
28.    Grantee's Fees and Expenses; Indemnification. (a) Without duplication of any fees or expenses provided for under the Credit Agreement and the other Loan Documents, Grantor agrees to pay to Grantee within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts, agents or appraisers, which Grantee may incur in connection with (i) the administration of this Deed, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Deed Collateral, (iii) the exercise, enforcement or protection of any of the rights of Grantee hereunder, or (iv) the failure of Grantor to perform or observe any of the provisions hereof.
(b)    Without duplication of any indemnification obligations provided for under the Credit Agreement and the other Loan Documents, Grantor agrees to indemnify Grantee and the other Secured Parties and their Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees and disbursements and other reasonable charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery, or performance of this Deed or any claim, litigation, investigation or proceeding relating hereto or

13

to the Deed Collateral, whether or not the Secured Parties or any of their Indemnitees is a party thereto; provided that such indemnity shall not, as to Grantee, the other Secured Parties or any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of Grantee, the other Secured Parties or such Indemnitee.
(c)    Any such amounts payable as provided hereunder shall be additional Obligations secured hereby. The provisions of this Section 28 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the occurrence of the Obligations Payment Date or the invalidity or unenforceability of any term or provision of this Deed. All amounts due under this Section 28 shall be payable within 30 days of written demand (including back-up documentation supporting such reimbursement request) to Grantor given in accordance with Section 16 hereof.
29.    Additional Provisions. Notwithstanding anything contained herein to the contrary:
(a)    Where any provision of this Deed is inconsistent with any provision of Georgia law regulating the creation or enforcement of a lien, security title, or security interest in real or personal property including, but not by way of limitation, the Code, as amended, modified and/or replaced from time to time, the provisions of Georgia law shall take precedence over the provisions of this Deed, but shall not invalidate or render unenforceable any other provisions of this Deed that can be construed in a manner consistent with Georgia law. The words “lien of this Deed” or words of similar import shall mean the lien, security title and security interest created and conveyed by this Deed.
(b)    To the extent the laws of the State of Georgia limit (i) the availability of the exercise of any of the remedies set forth in this Deed, including without limitation the remedies involving a power of sale on the part of Grantee and/or the Lenders and the right of Grantee and the Lenders to exercise self-help in connection with the enforcement of the terms of this Deed, or (ii) the enforcement of waivers and indemnities made by Grantor, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Deed to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waivers or indemnities at the time of the execution and delivery of this Deed.
(c)    Nothing in this Deed shall be deemed to be a waiver by Grantor of the time limitations on issuance of process set out in the Official Code of Georgia or the Rules and Regulations of the State of Georgia.
(d)    To the fullest extent permitted by applicable law, the lien, security interest and security title of this Deed with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Deed otherwise would be entitled as of the date this Deed is executed and recorded without

14

regard to the fact that any such future advance, modification, extension, or renewal may occur after the Deed is executed.
(e)    Even though the lien, security title and security interest of this Deed shall be released from the Deed Collateral subject to Article I, any of the terms and provisions of this Deed that are expressly intended to survive, shall nevertheless survive the release or satisfaction of this Deed whether voluntarily granted by Grantee or the Lenders, as a result of a judicial or non-judicial foreclosure of this Deed or in the event a deed in lieu of foreclosure is granted by Grantor to Grantee and/or the Lenders.
(f)    Any receiver appointed under this Deed shall have all of the usual powers and duties of receivers pursuant to Georgia common and statutory law, including, but not limited to, Official Code of Georgia Sections 9-8-1 through 9-8-14, as amended, modified and/or replaced from time to time.
(g)    It is the intent of the parties to secure payment of the Obligations. The total amount of the Obligations may decrease or increase from time to time. It is expressly agreed that the Obligations may from time to time be reduced to a zero balance without such repayment operating to extinguish or release the lien, security title and security interest created by this Deed. This Deed shall remain in full force and effect as to any subsequent future advances made after the zero balance without loss of any priority until the Obligations are paid in full and satisfied and all agreements between Grantor and Grantee for further advances have been terminated and this Deed released of record.
30.    Compliance with Applicable Law. Anything elsewhere herein contained to the contrary notwithstanding,
(a)    Non-Residential Status of Secured Deed Collateral. Grantor represents and warrants to Grantee and the other Secured Parties that none of the Deed Collateral is to be used as a dwelling place by Grantor at the time this Deed is entered into and, accordingly, the notice requirement of O.C.G.A. §§44-14-162.2 and 44-14-162.3 shall not be applicable to any exercise of the power of sale contained in this Deed.
(b)    Commercial Transaction. The interest of Grantee hereunder and the obligations of Grantor for the Obligations arise from the “commercial transaction” within the meaning of O.C.G.A. § 44-14-260(1). Accordingly, pursuant to O.C.G.A. § 44-14-263, Grantor waives any and all rights which Grantor may have to notice prior to seizure by Grantee of any interest in personal property of Grantor which constitutes part of the Deed Collateral, whether such seizure is by writ of possession or otherwise, and also waives the requirement for any bond in connection with any writ of immediate possession sought by Grantee.
(c)    All agreements between Grantor and Grantee are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Grantee exceed the highest lawful rate of interest permissible under the laws of the State of Georgia. If, from any circumstances whatsoever, fulfillment of any provision hereof or in the Loan Documents at the time performance of such provision shall be due, shall involve the payment of interest exceeding the highest rate of interest permitted by law which a court of competent jurisdiction may deem

15

applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Georgia; and if for any reason whatsoever Grantee shall ever receive as interest an amount which would be deemed unlawful such interest shall be applied to the payment of the last maturing installment or installments of the Obligations (whether or not then due and payable) and not to the payment of interest.
(SIGNATURE PAGE FOLLOWS)

16

IN WITNESS WHEREOF, the undersigned, by its duly elected officers and pursuant to proper authority of its board of directors has duly executed, sealed, acknowledged and delivered this instrument under seal as of the date indicated, which instrument is intended to be effective as of said date.

Signed, sealed and delivered in the presence of:

Unofficial Witness

Notary Public

My Commission Expires:

[NOTARIAL SEAL]

GRANTOR:

DELTA AIR LINES, INC., a
Delaware corporation

By:
Name:
Title:

[AFFIX CORPORATE SEAL]

SCHEDULE A
LEGAL DESCRIPTION
[Legal Description Omitted]

Exbibit A-2
to the Credit Agreement

[ABOVE SPACE FOR RECORDING OFFICE USE ONLY]

This instrument was drafted (in
consultation with local counsel) by,
and, after recording, please return to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Mardi Merjian

STATE OF MINNESOTA
COUNTY OF DAKOTA

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING
FROM
DELTA AIR LINES, INC.,
Mortgagor,
TO
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
Mortgagee,
DATED: As of April __, 2011

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ENFORCEMENT OF THIS MORTGAGE IS LIMITED TO A DEBT AMOUNT OF $32,200,000 UNDER CHAPTER 287 OF MINNESOTA STATUTES, PLUS AMOUNTS THAT ARE EXEMPT FROM OR NOT SUBJECT TO MORTGAGE REGISTRY TAX OR WHICH ARE OBLIGATIONS OR INDEBTEDNESS UPON WHICH MORTGAGE REGISTRY TAX HAS BEEN PAID.

		Page
1	Definitions	4
2	Payment of the Obligations	5
3	Representations and Warranties	5
4	Further Assurances; Payments	5
5	Insurance	6
6	Compliance	6
7	Actions by Mortgagee to Protect the Mortgaged Property; Etc	6
8	Remedies; Etc	6
9	Expenses	8
10	Right of Possession	9
11	Application of Proceeds	9
12	Withdrawal or Discontinuance of Proceedings	9
13	Waiver of Statutory Rights	9
14	Effect of Judgment	10
15	Remedies Cumulative	10
16	Notices	10
17	Time of Essence	10
18	Deed in Trust	10
19	Amendments; Etc	10
20	Successors and Assigns	10
21	Severability	11
22	Merger	11
23	Future Advances	11
24	Conflict	12
25	Last Dollar	12
26	Release	12
27	Security Agreement under Uniform Commercial Code; Fixture Filing	13
28	Mortgagee's Fees and Expenses; Indemnification.	14
29	Additional Provisions	15
30	Compliance with Applicable Law	16
31	Subdivision and Zoning..	17

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING
THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”), dated as of April __, 2011, by DELTA AIR LINES, INC., a Delaware corporation, having an address at 1030 Delta Boulevard, Atlanta, Georgia 30354 (the “Mortgagor”) to JPMORGAN CHASE BANK, N.A., a national banking association, having an address at c/o JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, as Administrative Agent (together with its successors and assigns, in such capacity, the “Mortgagee”) for the financial institutions party to the Credit Agreement (as hereinafter defined) from time to time (collectively, the “Lenders”, and each individually a “Lender”) and the other secured parties referred to herein.
NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ENFORCEMENT OF THIS MORTGAGE IS LIMITED TO A DEBT AMOUNT OF $32,200,000 UNDER CHAPTER 287 OF MINNESOTA STATUTES, PLUS AMOUNTS THAT ARE EXEMPT FROM OR NOT SUBJECT TO MORTGAGE REGISTRY TAX OR WHICH ARE OBLIGATIONS OR INDEBTEDNESS UPON WHICH MORTGAGE REGISTRY TAX HAS BEEN PAID.
W I T N E S S E T H :
WHEREAS, Mortgagor, the direct and indirect domestic subsidiaries of Mortgagor (other than Excluded Subsidiaries and, at the option of Mortgagor, Immaterial Subsidiaries) (the “Guarantors”), each of the Lenders from time to time party to the Credit Agreement, among Mortgagee, as the Administrative Agent for the Lenders, Goldman Sachs Lending Partners LLC (“GS”) and UBS Securities LLC (“UBS”), as Co-Syndication Agents, J.P. Morgan Securities LLC, GS, UBS, Barclays Capital and Merrill Lynch, Pierce Fenner & Smith Incorporated, as joint lead arrangers and the Bookrunners therein, have entered into a certain Credit and Guaranty Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans and other extensions of credit to Mortgagor; and
WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the performance and payment in full of the Obligations (as defined in the Credit Agreement); and
WHEREAS, pursuant to the Security Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by and among Mortgagor, the Guarantors party thereto and Mortgagee, Mortgagor has granted a security interest to Mortgagee for the ratable benefit of the Secured Parties in the Collateral (as defined in the Security Agreement); and

WHEREAS, it is a condition to the making of the Loans and the issuance of the Letters of Credit that Mortgagor shall have granted a security interest in, pledge of and lien on, the Mortgaged Property (as defined hereinafter) as security for the Obligations; and
WHEREAS, Mortgagor is executing this Mortgage on the real property assets of Mortgagor, in favor of Mortgagee for the benefit of the Secured Parties as security for the Obligations; and
WHEREAS, the maximum principal amount of the Obligations, created pursuant to the Credit Agreement, and which may be evidenced from time to time by one or more promissory notes, is $2,600,000,000.00 with a scheduled maturity date of April __, 2017 for the obligations latest to mature, the foregoing being subject to any extensions as provided for in the Credit Agreement.
NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt whereof is hereby acknowledged, and in order to secure the Obligations, MORTGAGOR HEREBY IRREVOCABLY GRANTS, BARGAINS, SELLS, CONVEYS, TRANSFERS, MORTGAGES, PLEDGES, SETS OVER, ASSIGNS AND WARRANTS, AND GRANTS A SECURITY INTEREST, TO AND IN FAVOR OF MORTGAGEE, ITS SUCCESSORS AND ASSIGNS, with power of sale (for the benefit of Secured Parties), in all of Mortgagor's right, title, interest and security interest in, to and under any and all of the following described property (collectively, the “Mortgaged Property”):
(a)    The lands and premises described in Schedule A hereto, together with all and singular the tenements, hereditaments, easements, rights of way and appurtenances now or hereafter thereunto belonging or now or hereafter in anywise appertaining and also all estate, right, title and interest of Mortgagor in and to the same and in and to the streets, ways, sidewalks, alleys and areas now or hereafter adjacent thereto or now or hereafter used in connection therewith (collectively, the “Land”);
(b)    All structures, buildings, facilities and other improvements now or hereafter erected on the Land (collectively, the “Improvements”);
(c)    All estate, right, title and interest now owned or hereafter acquired by Mortgagor in and to all fixtures, fittings, building or construction materials, appliances, apparatus, equipment, goods, machinery, furnishings, furniture and other tangible personal property and any and all replacements thereof and additions thereto, now or hereafter affixed or attached to the Land and/or the Improvements and constituting fixtures under Article 9 of the Uniform Commercial Code as adopted by the State of Minnesota, as amended and/or supplemented from time to time (the “Code”); provided, however, that fixtures shall not include (or shall have excluded therefrom), any and all trade fixtures of Mortgagor, including computer hardware, mainframes, software, servers, telecommunications or network facilities (collectively, the “Personal Property”);
(d)    Any and all reversions and remainders of the Land and/or the Improvements and all estate, right, title and interest now owned or hereafter acquired by Mortgagor both at law and in equity in and to any and all present and future leases (under which Mortgagor is landlord), subleases (under which Mortgagor is sublandlord), occupancy agreements and similar arrangements as same may be amended, modified, extended or renewed in connection with the Land, the Improvements and/or the Personal Property and all rents, revenues, issues, income, deposits of cash, securities and profits payable thereunder and claims against guarantors under any thereof or otherwise in connection with the Land, the Improvements and/or the Personal Property (collectively, the “Space Leases”);
(e)    All estate, right, title and interest now owned or hereafter acquired by Mortgagor in and to all proceeds of the insurance required to be maintained under Section 5 herein and all awards heretofore or hereafter made with respect to the Land, the Improvements and/or the Personal Property as the result of the exercise of the power of eminent domain, including, without limitation, any awards for changes of the grades of streets and/or as the result of any other damage to the Land, the Improvements and/or the Personal Property for which compensation shall be given by any governmental authority (a “Taking”), all of which are hereby assigned to Mortgagee who is hereby authorized to collect and receive the proceeds thereof and to give proper receipts and acquittances therefor, and to apply the same in accordance with the Loan Documents;
(f)    Any and all now owned or hereafter acquired air rights, development rights, zoning rights and other similar rights or interests which benefit or are appurtenant to the Land and/or the Improvements and any and all proceeds arising therefrom;
(g)    Any and all now owned or hereafter acquired water, mineral, gas, oil, timber and other similar right, or interests which relate to the Land and/or the Improvements and any and all proceeds arising therefrom; and
(h)    Any and all proceeds of any of the foregoing.
EXCLUDING, HOWEVER, from the grant of the lien and security interest as provided herein, all property, equipment, goods, interests, accounts or assets of Mortgagor described in Section 2.03 of the Security Agreement, including without limitation, Excluded Property (as defined in the Security Agreement).
TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee forever, subject only to the Permitted Collateral Liens, the Liens set forth as exceptions in Schedule B to the mortgagee's title insurance policy delivered to Mortgagee contemporaneously herewith by First American Title Insurance Company (collectively, the “Permitted Title Exceptions”) and to satisfaction and release as provided in Section 26 herein.
If and when the Obligations Payment Date (as defined in the Security Agreement) shall have occurred, then this Mortgage and the estate, right and interest of Mortgagee in and to the Mortgaged Property shall be released from the lien and security interest created hereby pursuant to the terms of Section 26 herein, and shall thereafter be of no further force and effect.

This Mortgage establishes a perpetual security interest in the Mortgaged Property and shall also constitute a security agreement under the Code (as defined herein) as to all that part of the Mortgaged Property that constitutes personal property.
AND Mortgagor hereby covenants with Mortgagee as follows:
1    Definitions. In this Mortgage, all words and terms not defined herein shall have the respective meanings and be construed herein as provided in the Credit Agreement. Any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein unless otherwise expressly stated. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument. The term “Default Rate” shall mean the rate of interest applicable in the event of Mortgagor's default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due under the Credit Agreement, in accordance with Section 2.08 of the Credit Agreement. The term “Obligations” shall include, without limitation, (x) “Obligations” (as defined in the Credit Agreement), and (y) any judgment(s) or final decree(s) rendered to collect any money obligations of Mortgagor to Mortgagee and/or the Secured Parties and/or to enforce the performance or collection of all rights, remedies, obligations, covenants, agreements, conditions, indemnities, representations, warranties, and other liabilities of Mortgagor under this Mortgage or any or all of the other Loan Documents. All references to the term "Obligations" in this Mortgage are to that term as first defined in this Section unless expressly stated herein to the contrary. The term “Obligations Payment Date” shall have the definition as set forth in the Security Agreement. The obtaining of any judgment by Mortgagee and/or the Lenders (other than a judgment foreclosing this Mortgage) and any levy of any execution under any such judgment upon the Mortgaged Property shall not affect in any manner or to any extent the lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof, or any liens, powers, rights and remedies of Mortgagee and/or the Lenders hereunder, but such interests, liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied. Furthermore, Mortgagor acknowledges and agrees that the Obligations are secured by the Mortgaged Property and various other collateral at the time of execution of this Mortgage. Mortgagor specifically acknowledges and agrees that the Mortgaged Property, in and of itself, if foreclosed or realized upon, would not be sufficient to satisfy the outstanding amount of the Obligations. Accordingly, Mortgagor acknowledges that it is in Mortgagor's contemplation that the other collateral pledged to secure the Obligations may be pursued by Mortgagee in separate proceedings, to the fullest extent permitted by applicable law, in the various states and counties where such collateral may be located and additionally that Mortgagor will remain liable for any deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid. Specifically, and without limitation of the foregoing, it is agreed that it is the intent of the parties hereto that in the event of a foreclosure of this Mortgage, that, to the fullest extent permitted by applicable law, the Obligations shall not be deemed merged into any foreclosure or exercise of the power of sale, but shall rather remain outstanding to the fullest extent permitted by applicable law.
2.    Payment of the Obligations. Mortgagor shall abide by and comply with each and every covenant and agreement set forth in the Loan Documents.

3.    Representations and Warranties. Mortgagor hereby represents and warrants that Mortgagor is lawfully seized and possessed of a good and marketable fee simple estate in and to the Land and the Improvements, subject to no Liens, except for Permitted Collateral Liens, including, without limitation, the Permitted Title Exceptions. Mortgagor shall forever warrant and defend the title to the Mortgaged Property against the claims and demands of all Persons whomsoever except those having rights under the Permitted Collateral Liens, including, without limitation, the Permitted Title Exceptions.
4.    Further Assurances; Payments. (a) Mortgagor shall execute, acknowledge and deliver, from time to time within 10 days of demand therefor, such further instruments as Mortgagee may reasonably require to accomplish the purposes of this Mortgage (collectively, the “Further Instruments”).
(b) Mortgagor, after the date that this Mortgage is recorded and until the Obligations are fully satisfied, within 10 days after demand therefor, shall execute and deliver to Mortgagee each Further Instrument to be filed, registered and/or recorded, or refiled, reregistered and/or rerecorded (if recordable) as may be required by any present or future laws in order to (i) publish notice of and/or (ii) perfect the lien of this Mortgage in and to the Mortgaged Property. Mortgagor shall promptly pay to Mortgagee all required costs and expenses (including, without limitation, mortgage registry taxes, filing, registration and recording taxes, fees, charges, duties, stamps and imposts) related to such filing, registration and/or recording.
(c) Mortgagor shall pay (i) all mortgage registry taxes, filing, registration and recording taxes, fees and charges, all re-filing, re-registration and re-recording taxes, fees and charges required by applicable law and all other reasonable costs and expenses actually incurred by Mortgagee in connection with (1) the execution, delivery, acknowledgment and/or recordation of this Mortgage and each Further Instrument and/or (2) the transactions contemplated hereby (including, without limitation, title insurance premiums, title examination charges and reasonable legal, consulting, engineering, appraisal, survey and inspection fees, expenses and disbursements actually incurred by Mortgagee) and (ii) all federal, state, county and municipal stamps, mortgage registry and other taxes, duties, imposts, assessments and charges in connection with the execution, delivery, acknowledgement and/or recordation of this Mortgage and each Further Instrument.
5.    Insurance. Mortgagor shall cause the Improvements and the Personal Property to be kept insured (a) as required by and in accordance with Section 5.03 of the Credit Agreement, and (b) if the Land or any portion thereof is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or otherwise, against flood risks. All such insurance shall be in such amounts as required by Section 5.03 of the Credit Agreement. Mortgagor shall promptly notify Mortgagee of any loss in connection with the Improvements and/or the Personal Property.
6.    Compliance. Mortgagor shall comply with (a) all requirements of the insurance policies required to be maintained pursuant to this Mortgage and (b) all present and future Liens (including, without limitation, the Permitted Title Exceptions) affecting the

Mortgaged Property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
7.    Actions by Mortgagee to Protect the Mortgaged Property; Etc. If Mortgagor shall fail to (a) effect the insurance required under Section 5 herein, (b) make any other payment required under this Mortgage or (c) comply with any other term or covenant of this Mortgage, which with notice or lapse of time would constitute an Event of Default, upon reasonable prior written notice to Mortgagor, Mortgagee may effect, pay or cure the same, as the case may be. All sums, including, without limitation, reasonable attorneys' fees and disbursements, so incurred by Mortgagee or incurred by Mortgagee (i) to sustain the lien or estate of this Mortgage or its priority, (ii) to protect or enforce any of Mortgagee's rights under this Mortgage or any other Collateral Document or (iii) to recover or collect the Obligations, shall be a lien on the Mortgaged Property, shall be deemed secured by this Mortgage and shall be paid to Mortgagee by Mortgagor within 10 days after demand therefor (together with interest thereon at the Default Rate from the date the same was incurred to the date of the full payment thereof). In any action and/or proceeding to foreclose this Mortgage and/or to recover and/or collect the Obligations (or any portion thereof), the provisions of law respecting the recovery of costs, disbursements and/or allowances shall prevail unaffected by this covenant.
8.    Remedies; Etc. (a) If an Event of Default shall have occurred and be continuing, Mortgagee may, to the extent permitted by law, personally or, to the extent permitted by law, by agents, with or without entry, if Mortgagee shall deem it advisable:
(i)    proceed to protect and enforce its rights under any of the Loan Documents by suit for specific performance of any covenant herein contained or contained in any of the other Loan Documents, or in aid of the execution of any power herein granted or granted in any of the other Loan Documents, or for the foreclosure of this Mortgage and the sale of the Mortgaged Property (or any portion thereof) under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as Mortgagee shall deem most effectual for such purpose; or
(ii)    sell and dispose of the Mortgaged Property (or any part thereof) at one or more public sale or sales, in accordance with the then applicable laws of the State of Minnesota, at the usual place for conducting sales at the courthouse in the county where the Mortgaged Property or any part thereof may be located in order to pay the Obligations, to the highest bidder, first giving notice of and advertising the time, terms and place of such sale in accordance with the then applicable laws of the State of Minnesota, all other notice being hereby waived by Mortgagor; and the purchaser at said sale or sales shall be entitled to receive a sheriff's certificate of sale from the sheriff which conducts the sale or sales, which shall, to the extent permitted by law, be effectual to bar all right, title and interest, including all statutory, homestead, dower, curtesy and all other exemptions of Mortgagor, or its successors in interest, in and to said Mortgaged Property (except for the statutory right of redemption). Any portion of the Mortgaged Property sold pursuant to this Mortgage may, to the extent permitted by applicable law, be sold in one parcel as an entirety, or in such parcels and in such manner or order as Mortgagee in its sole discretion, may elect, to the maximum extent permitted by the laws of the State of Minnesota. One or more exercises of the powers herein granted shall not extinguish or exhaust said powers unless the Obligations are paid in full or the Mortgaged Property is all sold. Mortgagee, or its designee, may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Mortgage and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts due and owing in respect of any Obligations.
Mortgagee, and its agents and representatives, shall have the right to enter upon all or any portion of the Land or the Improvements to exercise any remedy specified in any Loan Document.
(b)    Upon, or at any time after the occurrence and during the continuance of an Event of Default, whether or not Mortgagee has instituted an action in foreclosure, Mortgagee may petition any court of competent jurisdiction for the appointment of a receiver for the Mortgaged Property, and Mortgagor hereby irrevocably and unconditionally waives any right to contest the appointment of such receiver and consents thereto. Such appointment may be made either before or after a foreclosure sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver and without regard to the then value of the Mortgaged Property, and whether or not the same is occupied as a homestead, and without bond being required of the applicant. Mortgagee hereunder or any agent of Mortgagee may be appointed as such receiver. Such receiver shall have all powers and duties prescribed by applicable law, including, without limitation, the powers to: (i) collect the rents of the Mortgaged Property during the pendency of any foreclosure suit or proceeding and during any applicable statutory redemption period, as well as during any other times when Mortgagor or its devisees, legatees, heirs, executors, administrators, legal representatives, successors, or assigns, except for the intervention of such receiver, would be entitled to collect such rents; (ii) to extend or modify any then existing Space Leases and to make new Space Leases, which extensions, modifications and new Space Leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the maturity date of any Obligations and beyond the date of issuance of a sheriff's certificate or certificates of sale to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such Space Leases, and the options or other such provisions to be contained therein, shall be binding upon Mortgagor and all persons whose interests in the Mortgaged Property are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any discharge or satisfaction of the Obligations, satisfaction of any foreclosure or deficiency judgment, or issuance of any bill of sale or sheriff's certificate of sale to any purchaser; (iii) to exercise all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Mortgaged Property during the whole of such period; and (iv) as may otherwise be granted by the court or under applicable law. The receiver shall, upon receipt of authority from the court and upon application to the court from Mortgagee, apply the net income in his or her hands first as required by Minn. Stat. § 576.01, Subd. 2, and then, except as otherwise specified in the Credit Agreement, in whole or in part to: (1) the Obligations secured hereby or by any judgment or decree foreclosing this Mortgage, or any imposition or lien which may be or become superior to the lien hereof or of such judgment or decree, provided such application is made prior to foreclosure sale; (2) all rents due or which may become due under the superior lease if this is a leasehold mortgage; and (3) the deficiency judgment, in case of a foreclosure sale and deficiency judgment. Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled to the continued possession and control of any cash, deposits or instruments at the time held or payable or deliverable under the terms of this Mortgage to Mortgagee and shall apply such proceeds in the manner described in the immediately preceding sentence.
(c)    In any sale under any provision of this Mortgage or pursuant to any judgment or decree of court, the Mortgaged Property, to the extent permitted by law, may be sold in one or more parcels, or as an entirety, and in such order as Mortgagee may elect, without regard to the right of Mortgagor or any Person claiming under Mortgagor to the marshalling of assets. The purchaser at such sale shall take title to the property so sold free and discharged of the estate of Mortgagor therein (other than statutory rights of redemption), the purchaser being hereby discharged from all liability to see to the application of the purchase money; provided, however that if Mortgagee is the purchaser at such sale, Mortgagee shall not be so discharged but instead shall apply the purchase money in accordance with this Mortgage and the Credit Agreement. Any Person, including, without limitation, Mortgagee, may purchase at any such sale.
9.    Expenses. To the fullest extent permitted by applicable law, in any foreclosure or partial foreclosure of the lien and security interest of this Mortgage, there shall be allowed and included, as additional indebtedness, all reasonable expenses actually paid or incurred by or on behalf of Mortgagee in the protection of the Mortgaged Property and the exercise of Mortgagee's rights and remedies hereunder. Such expenses shall include, without limitation: reasonable attorney's fees actually incurred, appraiser's fees, outlays for documentary and expert evidence, stenographer's charges, publication costs, survey costs, and costs of procuring all abstracts of title, title searches and examinations, title insurance policies, and any similar data and assurances with respect to title to the Mortgaged Property as Mortgagee may reasonably deem necessary either to prosecute or prepare for such foreclosure or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Mortgaged Property. All such expenses shall be due and payable by Mortgagor upon demand with interest thereon at the Default Rate and, to the fullest extent permitted by applicable law, may be added to the amount required to redeem the Mortgaged Property after a foreclosure sale.
10.    Right of Possession. To the fullest extent permitted by applicable law, following the occurrence of an Event of Default and during the continuance thereof, Mortgagor shall, immediately upon Mortgagee's demand, surrender to Mortgagee, and Mortgagee shall be entitled to take actual possession of the Mortgaged Property or any part thereof, personally or by its agent or attorneys. To the extent permitted by applicable law, Mortgagee may enter upon and take and maintain possession or may apply to the court in which a foreclosure is pending to be placed in possession of all or any part of the Mortgaged Property, together with all documents, books, records, papers, and accounts of Mortgagor or the then owner of the Mortgaged Property relating thereto, and exclude Mortgagor, such owner, and any agents and servants from the Mortgaged Property. As attorney-in-fact or agent of Mortgagor or such owner, or in its own name Mortgagee may hold, operate, manage, and control all or any part of the Mortgaged Property, either personally or by its agents. Mortgagee shall have full power to use such measures, legal or equitable, as it may deem proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Mortgaged Property, including actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Mortgagor.
11.    Application of Proceeds. Mortgagor agrees that Mortgagee shall apply any proceeds from the disposition of any of the Mortgaged Property following an Event of Default first, to pay the costs incurred in the exercise of any remedies under this Mortgage, and second, in accordance with Section 2.17(b) of the Credit Agreement.
12.    Withdrawal or Discontinuance of Proceedings. In case Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise or in the event Mortgagee shall have commenced advertising the intended exercise of the right of foreclosure provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Mortgagee, then in every such case (i) Mortgagor and Mortgagee shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken, (iii) each and every Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall and shall be deemed to be a continuing Default, and (iv) this Mortgage, the Obligations and all other indebtedness secured by this Mortgage, or any other instrument concerned therewith, shall not be and shall not be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment, and Mortgagor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.
13.    Waiver of Statutory Rights. MORTGAGOR SHALL NOT APPLY FOR OR AVAIL ITSELF OF ANY APPRAISEMENT, VALUATION, STAY, EXTENSION, OR EXEMPTION LAWS, OR ANY SO-CALLED “MORATORIUM LAWS,” NOW EXISTING OR HEREAFTER ENACTED, IN ORDER TO PREVENT OR HINDER THE ENFORCEMENT OR FORECLOSURE OF THIS MORTGAGE, AND MORTGAGOR HEREBY WAIVES THE BENEFIT OF SUCH LAWS. MORTGAGOR, FOR ITSELF AND ALL WHO MAY CLAIM THROUGH OR UNDER IT, WAIVES ANY AND ALL RIGHTS TO HAVE THE PROPERTY AND ESTATES COMPRISING THE COLLATERAL MARSHALED UPON ANY FORECLOSURE OF THE LIEN AND SECURITY INTEREST OF THIS MORTGAGE, AND AGREES THAT THE COLLATERAL MAY BE SOLD IN ITS ENTIRETY OR IN SUCH PARTS AS MORTGAGEE MAY ELECT. MORTGAGOR EXPRESSLY ACKNOWLEDGES THE RIGHT OF MORTGAGEE TO ACCELERATE THE INDEBTEDNESS SECURED HEREBY AS PROVIDED HEREIN AND IN THE CREDIT AGREEMENT AND THE POWER GIVEN HEREIN TO MORTGAGEE TO SELL THE COLLATERAL BY NON-JUDICIAL FORECLOSURE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS MORTGAGE OR THE OTHER LOAN DOCUMENTS OR THE LAWS OF THE STATE OF MINNESOTA.
14.    Effect of Judgment. The obtaining of any judgment by Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the lien and security interest created by this Mortgage in or upon the Mortgaged Property or any part thereof, or any liens, powers, rights and remedies of Mortgagee hereunder, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.
15.    Remedies Cumulative. Each of the remedies provided herein are cumulative and not exclusive of any remedies provided by (a) law or (b) any of the other Loan Documents.
16.    Notices. All notices, demands, consents, statements, requests, approvals and other communications hereunder (collectively, “Notices”) shall be in writing. Notices and other communications provided for herein shall be in the manner and at the addresses set forth in, and otherwise in accordance with, Section 10.01 of the Credit Agreement, unless otherwise required by applicable law.
17.    Time of Essence. Time is of the essence in this Mortgage.
18.    Deed in Trust. If title to the Mortgaged Property or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction against the creation of any lien on the Mortgaged Property shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.
19.    Amendments; Etc. This Mortgage cannot be terminated, cancelled, modified, amended, supplemented, waived or discharged except by an instrument in writing, duly acknowledged in form for recording signed by Mortgagor and Mortgagee.
20.    Successors and Assigns. The provisions of this Mortgage shall run with the Land and shall bind Mortgagor, its successors and assigns, and all subsequent encumbrances, tenants and subtenants of the Mortgaged Property (or any portion thereof), and shall inure to the benefit of Mortgagee, its successors and assigns.
21.    Severability. If any provision of this Mortgage or the application thereof to any Person or circumstance shall, to any extent, be illegal, invalid and/or unenforceable, the remainder of this Mortgage or the application of such provision to Persons or circumstances other than those as to which it is illegal, invalid and/or unenforceable, as the case may be, shall not be affected, and each provision of this Mortgage shall be legal, valid and enforceable to the extent permitted by law. The illegality, invalidity and/or unenforceability of any provision of this Mortgage in any jurisdiction shall not affect the legality, validity and/or enforceability thereof in any other jurisdiction.
22.    Merger. This Mortgage, the Credit Agreement and the other Loan Documents constitute the entire understanding between Mortgagor and Mortgagee with respect to the transactions contemplated by this Mortgage, and any and all other agreements, understandings and statements (oral or written) between Mortgagor and Mortgagee in connection therewith are merged into this Mortgage, the Credit Agreement and the other Loan Documents.
23.    Future Advances.    (a)    To the extent permitted by applicable law, this Mortgage shall secure the payment of all loans, monies, credit and other Obligations,

whether the entire amount shall have been advanced at the date hereof or at a later date, or having been advanced, shall have been repaid in part and further advances made at a later date, and whether or not related to the original advances, together with the specified interest thereon all in accordance with the terms of the Credit Agreement or any of the other Loan Documents. It is understood that at any time before the cancellation and release and/or satisfaction of this Mortgage, the terms of the Credit Agreement or any of the other Loan Documents, including the terms of repayment, may from time to time be modified or amended in writing by the parties thereto to include or provide for additional or future advances and, to the extent permitted by applicable law, this Mortgage shall secure all such additional or future advances. This Mortgage secures repayment of, among other things: (1) revolving line of credit advances which may be extended under the Credit Agreement, and (2) various advances made by the Lenders, or any Lender, as a result of draws from time to time under various Letters of Credit to be issued under the terms of the Credit Agreement for the account of Mortgagor whether such obligations are repayable immediately or are treated as revolving line of credit advances. To the extent permitted by applicable law, the priority of the lien of this Mortgage securing all advances referred to in this Section shall be the same as the priority of the lien of this Mortgage securing Obligations outstanding on the date hereof.
(b)    The maximum principal indebtedness secured by this Mortgage is equal to Thirty Two Million Two Hundred Thousand Dollars ($32,200,000) (the “Maximum Principal Amount”), which, for the purposes of Minn. Stat. § 287.05, subd. 3, and § 507.325, includes a revolving line of credit under which advances, payments and readvances may be made from time to time, in accordance with the Credit Agreement. The maximum amount of said line of credit which may be secured by this Mortgage at any one time is the Maximum Principal Amount. Mortgagor hereby agrees that, if the outstanding, unpaid balance of the revolving line of credit under the Credit Agreement is ever reduced to zero, novation shall not be deemed to have occurred, and the lien and security interest hereof shall be deemed to remain in full force and effect to secure any future advances made under said revolving line of credit .
(c)    To the extent that this Mortgage secures future advances, the amounts of some such future advances cannot currently be determined. The acceptance by Mortgagee of this Mortgage constitutes an acknowledgment by Mortgagee that Mortgagee is aware of the provisions of Minn. Stat. § 287.05, subd. 5, and intends to comply with the requirements contained therein with respect to any such future advances which are to be secured hereby. Mortgagor agrees to pay any additional mortgage registry tax required to effectuate such compliance.
(d)    The maximum principal amount of indebtedness secured by this Mortgage at any one time, excluding any amounts constituting an “indeterminate amount” under Minn. Stat. § 287.05, subd. 5, and excluding any amounts upon which mortgage registry tax is not required to be paid pursuant to Minn. Stat. § 287.05, subd. 4, is equal to Thirty Two Million Two Hundred Thousand Dollars ($32,200,000).
(e)    The representations contained in (c) and (d) above are made for the benefit of county recording officials in determining the amount of the mortgage registry tax payable as a prerequisite to the recording of this Mortgage. Mortgagor hereby acknowledges that such representations do not constitute or imply an agreement by Mortgagee to make any future advances to Mortgagor.
24.    Conflict. In the event of express and direct contradiction between any of the provisions of the Credit Agreement and any of the provisions contained herein, the provisions in the Credit Agreement shall control.
25.    Last Dollar. The Obligations secured by this Mortgage shall be reduced only by the last and final sums that Mortgagor repays with respect to the Loans and shall not be reduced by any intervening repayments of the Loans by Mortgagor, except as may otherwise be permitted herein. Such intervening payments shall instead be deemed to reduce only such portions of the Obligations as are not secured by this Mortgage. As of the date of recording of this Mortgage, the outstanding principal balance of the Loans exceeds the amount of the maximum principal amount secured by this Mortgage, so that the maximum principal amount secured by this Mortgage represents only a portion of the Obligations actually outstanding.
26.    Release. (a) This Mortgage shall terminate when the Obligations Payment Date shall have occurred. Upon termination of this Mortgage, Mortgagee shall promptly execute, acknowledge and deliver to Mortgagor (i) an instrument, in proper form for recording, satisfying or releasing the lien of this Mortgage and (ii) any other termination statements or instruments which Mortgagor shall reasonably request to evidence such termination. Upon recording thereof, this Mortgage and the estate, right and interest of Mortgagee in and to the Mortgaged Property shall be cancelled and thereafter be of no further force and effect.
(b)    Notwithstanding anything to the contrary herein, at any time and from time to time at the request of Mortgagor, prior to the occurrence of the Obligations Payment Date in connection with any sale or transfer of such Mortgaged Property permitted under the Loan Documents or upon the effectiveness of any written consent by Mortgagee or the requisite Lenders as provided under the Credit Agreement, to the release of the lien and security interest granted hereby in any or all of the Mortgaged Property, the estate, right and interest of Mortgagee in and to the Mortgaged Property shall be automatically cancelled and released and Mortgagee shall execute, acknowledge and deliver to Mortgagor (i) an instrument, in proper form for recording, satisfying or releasing the lien of this Mortgage and (ii) any other termination statements or instruments which Mortgagor shall reasonably request to evidence such termination. Upon such recording, the lien, the estate, right and interest of Mortgagee on, in and to such portion of the Mortgaged Property shall be cancelled and thereafter be of no further force and effect.
27.    Security Agreement under Uniform Commercial Code; Fixture Filing. (a) It is the intention of the parties hereto that this Mortgage shall constitute a “security agreement” within the meaning of the Code, or if the perfection or nonperfection or priority of a Lien in any Mortgaged Property is governed by the Uniform Commercial Code in effect in another jurisdiction, such other Uniform Commercial Code with respect to any part of the Mortgaged Property which may or might now or hereafter be deemed to be Personal Property. All of Mortgagor's right, title and interest in the Personal Property is hereby assigned to Mortgagee, and Mortgagor hereby grants to Mortgagee a security interest therein, to secure the payment of the Obligations. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Personal Property or any part thereof. The remedies of Mortgagee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of Mortgagee, including having the Personal Property deemed part of the realty upon any foreclosure so long as any part of the Obligations remains unsatisfied. Mortgagor hereby authorizes Mortgagee to cause to be recorded in the County where the Land is located, as well as the applicable offices of the applicable jurisdiction, such financing statements and fixture filings as shall be necessary in order to perfect and preserve the priority of Mortgagee's security interest in the Personal Property, without execution thereof by Mortgagor.
(b)    This Mortgage is a fixture filing:

(i)    Name and address        Delta Air Lines, Inc.
of Debtor:            1030 Delta Boulevard
Atlanta, Georgia 30354

(ii)    Type of Organization:        corporation

(iii)    Jurisdiction of Organization:    Delaware

(iv)    Organizational ID No.:    0654427

(v)    Name and Address of        JPMorgan Chase Bank, N.A.
Secured Party:        1111 Fannin, 10th Floor
Houston, Texas 77002

(vi)    Description of the types
(or items) of property
covered by this Financing
Statement:            See pages 2, 3 and 4 hereof

(vii)    Legal Description of the
Land to which the
collateral is attached or
upon which it is or will
be fixtures:            See Schedule A hereto.

Some of the above-described collateral is or is to become fixtures upon the Land, which is owned, in fee, by Mortgagor, and this Financing Statement is to be filed in the public real estate records. The above-stated address of Secured Party is the address from which information concerning the security interest may be obtained.
28.    Mortgagee's Fees and Expenses; Indemnification. (a) Without duplication of any fees or expenses provided for under the Credit Agreement and the other Loan

Documents, Mortgagor agrees to pay to Mortgagee within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts, agents or appraisers, which Mortgagee may incur in connection with (i) the administration of this Mortgage, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Mortgaged Property, (iii) the exercise, enforcement or protection of any of the rights of Mortgagee hereunder, or (iv) the failure of Mortgagor to perform or observe any of the provisions hereof.
(b)    Without duplication of any indemnification obligations provided for under the Credit Agreement and the other Loan Documents, Mortgagor agrees to indemnify Mortgagee and the other Secured Parties and their Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees and disbursements and other reasonable charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Mortgage or any claim, litigation, investigation or proceeding relating hereto or to the Mortgaged Property, whether or not the Secured Parties or any of their Indemnitees is a party thereto; provided that such indemnity shall not, as to Mortgagee, the other Secured Parties or any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of Mortgagee, the other Secured Parties or such Indemnitee.
(c)    Any such amounts payable as provided hereunder shall be additional Obligations secured hereby. The provisions of this Section 28 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the occurrence of the Obligations Payment Date or the invalidity or unenforceability of any term or provision of this Mortgage. All amounts due under this Section 28 shall be payable within 30 days of written demand (including back-up documentation supporting such reimbursement request) to Mortgagor given in accordance with Section 16 hereof.
29    Additional Provisions. Notwithstanding anything contained herein to the contrary:
(a)    Where any provision of this Mortgage is inconsistent with any provision of Minnesota law regulating the creation or enforcement of a lien or security interest in real or personal property including, but not by way of limitation, the Code, as amended, modified and/or replaced from time to time, the provisions of Minnesota law shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provisions of this Mortgage that can be construed in a manner consistent with Minnesota law. The words “lien of this Mortgage” or words of similar import shall mean the lien and security interest created and conveyed by this Mortgage.
(b)    To the extent the laws of the State of Minnesota limit (i) the availability of the exercise of any of the remedies set forth in this Mortgage, including without limitation the remedies involving a power of sale on the part of Mortgagee and/or the Lenders and the right of Mortgagee and the Lenders to exercise self-help in connection with the enforcement of the terms of this Mortgage, or (ii) the enforcement of waivers and indemnities made by Mortgagor, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Mortgage to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waivers or indemnities at the time of the execution and delivery of this Mortgage.
(c)    Nothing in this Mortgage shall be deemed to be a waiver by Mortgagor of the time limitations on issuance of process set out in the laws or regulations of the State of Minnesota.
(d)    To the fullest extent permitted by applicable law, the lien and security interest of this Mortgage with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Mortgage otherwise would be entitled as of the date this Mortgage is executed and recorded without regard to the fact that any such future advance, modification, extension, or renewal may occur after the Mortgage is executed.
(e)    Even though the lien and security interest of this Mortgage shall be released from the Mortgaged Property subject to Article I, any of the terms and provisions of this Mortgage that are expressly intended to survive, shall nevertheless survive the release or satisfaction of this Mortgage whether voluntarily granted by Mortgagee or the Lenders, as a result of a judicial or non-judicial foreclosure of this Mortgagee or in the event a deed in lieu of foreclosure is granted by Mortgagor to Mortgagee and/or the Lenders.
(f)    Any receiver appointed under this Mortgage shall have all of the usual powers and duties of receivers pursuant to Minnesota common and statutory law, including, but not limited to, Minn. Stat. § 576.01, as amended, modified and/or replaced from time to time.
(g)    It is the intent of the parties to secure payment of the Obligations. The total amount of the Obligations may decrease or increase from time to time. It is expressly agreed that the Obligations may from time to time be reduced to a zero balance without such repayment operating to extinguish or release the lien and security interest created by this Mortgage. This Mortgage shall remain in full force and effect as to any subsequent future advances made after the zero balance without loss of any priority until the Obligations are paid in full and satisfied and all agreements between Mortgagor and Mortgagee for further advances have been terminated and this Mortgage released of record.
30.    Compliance with Applicable Law. Anything elsewhere herein contained to the contrary notwithstanding,
(a)    Non-Agricultural Use. Mortgagor represents and warrants to Mortgagee that, as of the date of this Mortgage, the Mortgaged Property is not in agricultural use as defined in Minn. Stat. § 40A.02, subd. 3 and § 583.22, subd. 2, and is not used for agricultural purposes.

(b)    Power to Foreclose. Mortgagor hereby grants and confers upon Mortgagee the fullest rights and remedies available for foreclosure of this Mortgage by action or by advertisement pursuant to Minn. Stat. Chapters 580, 581 and 582, as said statutes may be amended from time to time, and pursuant to other applicable Minnesota laws and statutes, as amended, governing and authorizing mortgage foreclosures by action and by advertisement; and the remedies granted Mortgagee in this Mortgage shall include, without limitation, the power of sale required to permit, at Mortgagee's option, lawful foreclosure of this Mortgage by advertisement in accordance with the statutes then made and provided. Nothing contained herein which may be construed as contrary to said statutes shall invalidate any other provision hereof.
(c)    Other Statutory Remedies. Mortgagee's rights and remedies hereunder upon the occurrence of an Event of Default shall include, without limitation, the fullest range and benefit of the rights and remedies made available to a mortgagee pursuant to Minn. Stat. § 576.01 and Minn. Stat. § 559.17, as said statutes may be amended from time to time. Nothing contained herein which may be construed as contrary to said statutes shall invalidate any other provision hereof. In the event that Mortgagee elects to exercise its remedies under said statutes, or any of said remedies, the terms and provisions of said statutes, as amended, governing the exercise of said remedies shall govern, control and take precedence over any contrary terms contained in this Mortgage. All rents, revenues, issues and profits included in the Mortgaged Property and collected by Mortgagee pursuant hereto shall be applied as required by Minn. Stat. § 576.01, subd. 2. The exercise by Mortgagee of the statutory remedies referenced in this paragraph shall not constitute Lender a “mortgagee-in-possession” under Minnesota law, or give rise to any liability which might otherwise attach to Mortgagee as a mortgagee-in-possession.
(d)    Interest Limitation. All agreements between Mortgagor and Mortgagee are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Mortgagee exceed the highest lawful rate of interest, if any, permissible under the laws of the State of Minnesota. If, from any circumstances whatsoever, fulfillment of any provision hereof or in the Loan Documents at the time performance of such provision shall be due, shall involve the payment of interest exceeding the highest rate of interest permitted by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Minnesota; and if for any reason whatsoever Mortgagee shall ever receive as interest an amount which would be deemed unlawful such interest shall be applied to the payment of the last maturing installment or installments of the Obligations (whether or not then due and payable) and not to the payment of interest.
31.    Subdivision and Zoning. In connection with a potential sale of a portion of the Land and the Improvements in 2010, Mortgagor (a) obtained approval from the City of Eagan, Minnesota (the “City”) of a resubdivision of the Land in the form of a new subdivision plat thereof entitled “LONE OAK 3RD ADDITION,” as shown on Exhibit A to the Development Agreement (as defined hereafter) (the “New Plat”); (b) obtained preliminary approval by the City of an unexecuted and undated draft of a Development Contract by and between the City and NWA Real Estate Holding Company LLC relating to the Land and the New Plat (the “Development Agreement”); and (c) began negotiation of an amended or replacement Planned Development Agreement with the City relating to the zoning status of the

Land (the “New PDA”). Said potential sale was not consummated, and Mortgagor is evaluating whether it would be more advantageous in negotiating any future sale of the Improvements, Land, or any portion of the Land to (i) now record the New Plat, sign the Development Agreement and finalize the New PDA, or (ii) wait until a buyer has been identified and its specific plans for the Land or portion thereof are ascertained and then (A) record the New Plat, sign the Development Agreement and finalize the New PDA, (B) revise the New Plat and the Development Agreement and finalize the New PDA, (C) have the City approve a different subdivision plat and/or amendments to or a substitute for the Development Agreement and finalize the New PDA, or (D) allow the buyer to itself pursue any resubdivision or rezoning which it may require, as seems most appropriate to accommodate the buyer's objectives with respect to the Land or portion thereof at the time. By acceptance of this Mortgage, Mortgagee acknowledges that it has received a copy of each of the New Plat and the Development Agreement and has approved the same, and agrees that, if requested to do so in writing by Mortgagor, it will within a reasonable period of time and in writing, if appropriate, (1) join in and/or consent to the New Plat and the Development Agreement, as appropriate, if Mortgagor elects to sign and record the New Plat and to finalize and sign the Development Agreement; (2) subject to Mortgagee's approval of the New PDA, consent to and/or join in the New PDA; (3) subject to Mortgagee's approval of the revisions to the New Plat and Development Agreement, consent to and/or join in any such revisions to the New Plat and to the Development Agreement proposed by Mortgagor and approved by the City; (4) subject to Mortgagee's approval of any different subdivision plat and/or amendment of or substitute for the Development Agreement, consent to and/or join in such different subdivision plat and/or such amendment of or substitute for the Development Agreement; and/or (5) assist and cooperate with Mortgagor as reasonably requested by Mortgagor to achieve any of the foregoing. Mortgagee's approval of and cooperation with Mortgagor with respect to the foregoing, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that Mortgagee's consent and cooperation are expressly conditioned upon (I) no personal liability shall accrue to Mortgagee for any covenants or obligations contained in any documents consented to or joined in by Mortgagee; and (II) Mortgagor shall reimburse Mortgagee for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by Mortgagee in connection with any such consent and/or joinder requested by Mortgagor. Notwithstanding the foregoing, in the event of a sale of the Improvements, Land, or any portion of the Land that results in the remaining Mortgaged Property after such sale not being accurately described within the Initial Appraisal Report, within thirty (30) days after such sale, Mortgagor shall deliver to Mortgagee an Appraisal Report for such remaining Mortgaged Property that is secured by this Mortgage.
(SIGNATURE PAGE FOLLOWS)

S-1
IN WITNESS WHEREOF, the undersigned, by its duly elected officer and pursuant to proper authority of its board of directors has duly executed, acknowledged and delivered this instrument as of the date indicated, which instrument is intended to be effective as of said date.

MORTGAGOR:
DELTA AIR LINES, INC., a Delaware corporation

By:
Name:
Title:

STATE OF _____________    )
) SS.
COUNTY OF ___________    )

The foregoing instrument was acknowledged before me this ____ day of ______________, 2011, by ________________, the ______________ of DELTA AIR LINES, INC., a corporation organized under the laws of the State of Delaware, on behalf of said corporation.

______________________________________
Notary Public
My Commission Expires: _________________
[SEAL]

SCHEDULE A
LEGAL DESCRIPTION
[Legal Description Omitted]

Exhibit B

SECURITY AGREEMENT
SECURITY AGREEMENT, dated as of April 20, 2011 (as this agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower signatory hereto (together with the Borrower, the “Grantors”), and JPMORGAN CHASE BANK, N.A., acting as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) on behalf of the Secured Parties (as defined in the Credit Agreement referred to below).
R E C I T A L S
WHEREAS, in connection with the execution and delivery of this Agreement, the Grantors are entering into a Credit and Guaranty Agreement, dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other Grantors party thereto, the other Guarantors party thereto, the Administrative Agent, the Lenders party thereto and the other agents and arrangers party thereto; and
WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the payment in full of all the Borrower Obligations (as defined below); and
WHEREAS, it is a condition to the making of Loans and the issuance of Letters of Credit (each as defined in the Credit Agreement) that the Grantors shall have granted a security interest in and lien on the Collateral as security for the Obligations; and
WHEREAS, the parties hereto desire to more fully set forth their respective rights in connection with such security interest and lien;
NOW, THEREFORE, to secure the prompt and complete payment when due of the Obligations for the benefit of the Administrative Agent on behalf of the Secured Parties, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Grantors and the Administrative Agent, on behalf of the Secured Parties (and each of their respective successors or permitted assigns), hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01 Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

Exhibit B

“Account Debtor” shall mean any Person who is or may become obligated to any Applicable Grantor under, with respect to, or on account of an Account.
“Accounts” shall mean all of any Applicable Grantor's “accounts” as such term is defined in Article 9 of the UCC.
“Additional Flight Simulator Equipment” shall mean all of any Applicable Grantor's cabin trainers and simulator spare parts, in each case, located in Atlanta, Georgia and associated with the Flight Simulators constituting Collateral.
“Additional Grantor” shall have the meaning given to that term in Section 7.05 of this Agreement.
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent on behalf of the Secured Parties.
“Applicable Grantor” shall mean (a) with respect to Accounts, each of the Borrower, DAL Global Services, LLC, Regional Elite Airline Services, LLC, Epsilon Trading, LLC, each Additional Grantor that is designated an “Account Grantor” on the Joinder pursuant to which it becomes a party hereto and each Grantor that elects to be added as an “Account Grantor” pursuant to a Supplement, (b) with respect to Ground Support Equipment, each of the Borrower, Regional Elite Airline Services, LLC, each Additional Grantor that is designated a “Ground Support Equipment Grantor” on the Joinder pursuant to which it becomes a party hereto and each Grantor that elects to be added as a “Ground Support Equipment Grantor” pursuant to a Supplement, (c) with respect to Tooling, each of the Borrower, each Additional Grantor that is designated a “Tooling Grantor” on the Joinder pursuant to which it becomes a party hereto and each Grantor that elects to be added as a “Tooling Grantor” pursuant to a Supplement, (d) with respect to Flight Simulators, each of the Borrower, each Additional Grantor that is designated a “Flight Simulator Grantor” on the Joinder pursuant to which it becomes a party hereto and each Grantor that elects to be added as a “Flight Simulator Grantor” pursuant to a Supplement and (e) with respect to Additional Flight Simulator Equipment, each of the Borrower and each Additional Grantor that is designated an “Additional FSE Grantor” on the Joinder pursuant to which it becomes a party hereto and each Grantor that elects to be added as an “Additional FSE Grantor” pursuant to a Supplement.
“Borrower” shall have the meaning given to that term in the first paragraph of this Agreement.
“Borrower Obligations” shall mean the “Obligations” as such term is defined in the Credit Agreement.
“Cargo Receivables Accounts” shall mean any right to payment from any Person arising from the shipment of freight or cargo.
“Collateral” shall mean, subject to Section 2.03 of this Agreement, (i) all of any Applicable Grantor's right, title and interest in and to all of the following: (a) Accounts, (b) Ground Support Equipment, (c) Tooling, (d) Flight Simulators from time to time reflected on Schedule I hereto (as the same may be amended or supplemented from time to time in accordance

Exhibit B

with the terms hereof and of the other Loan Documents) and (e) Additional Flight Simulator Equipment and (ii) all of any Grantor's right, title and interest in and to all of the following: (a) the deposit accounts from time to time reflected on Schedule I hereto (as the same may be amended or supplemented from time to time in accordance with the terms hereof and of the other Loan Documents) and cash and currency maintained in any such deposit account, (b) Supporting Obligations, solely to the extent related to Accounts constituting Collateral of an Applicable Grantor at any time, (c) all books, records, ledger cards and other similar property at any time evidencing or used in any material manner in connection with, the Collateral, (d) all repair, maintenance and inventory records, logs, tags, manuals and all other documents and materials similar thereto (including, without limitation, any such records (whether on paper or in an electronic format), logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by the Grantors with respect to any of the items expressly described as “Collateral” under this Agreement, (e) all causes of action, claims and Warranty Rights now or hereafter held by such Grantor in respect of any of the items expressly described as “Collateral” under this Agreement and (f) to the extent not otherwise included, all Proceeds of the foregoing, in each case whether now owned or hereafter acquired and wherever the same may be located; provided, however, that in no event shall “Collateral” include any Excluded Property.
“Credit Agreement” shall have the meaning given to that term in the first paragraph of the recitals to this Agreement.
“Deposit Account” shall mean a “deposit account” as such term is defined in Article 9 of the UCC.
“Equipment” shall mean all of any Grantor's “equipment” as such term is defined in the UCC.
“Excluded Cargo Receivables Accounts” shall mean any Cargo Receivables Accounts, solely to the extent such Accounts are either (i) subject to a Lien in favor of any Person other than the Administrative Agent or any collateral agent or similar agent in respect of any Refinancing Debt or Junior Secured Debt or (ii) subject to (and sold or to be sold pursuant to) any receivables securitization program of the applicable Grantor.
“Excluded Property” shall have the meaning set forth in Section 2.03.
“Excluded Skymiles Receivables Accounts” shall mean any Skymiles Receivables Accounts, solely to the extent such Accounts are either (i) subject to a Lien in favor of any Person other than the Administrative Agent or any collateral agent or similar agent in respect of any Refinancing Debt or Junior Secured Debt or (ii) subject to (and sold or to be sold pursuant to) any receivables securitization program of the applicable Grantor.
“Flight Simulators” shall mean all of any Applicable Grantor's “Flight Simulators” (as defined in the Credit Agreement).
“General Intangibles” shall mean all of any Grantor's “general intangibles” as such term is defined in Article 9 of the UCC.

Exhibit B

“Grantors” shall have the meaning given to that term in the first paragraph of this Agreement.
“Ground Support Equipment” shall mean all of any Applicable Grantor's “Ground Support Equipment” (as defined in the Credit Agreement).
“Guarantor Obligations” shall mean, for each Guarantor, the “Guaranty Obligations” (as such term is defined in the Credit Agreement) of such Guarantor.
“Indemnitee” shall mean, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Affiliates.
“Intellectual Property” shall mean all intellectual property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, patents, copyrights, licenses, trademarks, trade secrets, correspondence, confidential or proprietary technical and business information, know-how, show-how or other data or information, all Software and databases and all embodiments or fixations thereof and related documentation, and all other computer materials, created or owned by any Grantor, registrations and franchises, and all additions and improvements.
“Joinder” shall have the meaning given to that term in Section 7.05 of this Agreement.
“Lenders” shall have the meaning given to that term in the first paragraph of the recitals to this Agreement.
“Obligations” shall mean (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each other Grantor, its Guarantor Obligations.
“Obligations Payment Date” shall mean the date on which (a) the Obligations (other than contingent obligations not due and payable) have been paid in full in cash (or cash collateralized or defeased in accordance with the terms of the Loan Documents), (b) all Commitments have been terminated, and (c) there are no outstanding Letters of Credit or similar instruments issued and outstanding (other than such as have been cash collateralized or defeased in accordance with the terms of the Loan Documents).
“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower and each other Grantor party thereto (or, with respect to any other Grantor, by a Responsible Officer of the Borrower on behalf of such Grantor).
“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC.
“Security Interest” shall have the meaning given to that term in Section 2.01.
“Skymiles Receivables Accounts” shall mean any right to payment arising pursuant to any purchase agreement governing any purchase of SkyMiles by a participating non-airline obligor.

Exhibit B

“Software” shall mean any computer program and any supporting information provided in connection with any transaction relating to any such program.
“Supplement” shall mean a supplement to this Agreement substantially in the form of Exhibit B hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower or any other Grantor, as applicable.
“Supporting Obligations” shall mean all “supporting obligations” as such term is defined in Article 9 of the UCC.
“Tooling” shall mean all of any Applicable Grantor's “Tooling” (as defined in the Credit Agreement).
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
“Warranty Rights” shall mean, as to any items expressly described as “Collateral” under this Agreement, any continuing rights of a Grantor in respect of any warranty, indemnity or agreement, express or implied, as to title, materials, workmanship, design or patent infringement or related matters with respect to such Collateral.
SECTION 1.02. Other Terms. Unless the context otherwise requires, terms used in this Agreement (whether capitalized or not), other than those set forth in Section 1.01 hereof or elsewhere in this Agreement, shall have the meanings given to them in the UCC. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The terms “knowledge” or “aware” or words of similar import shall mean, when used in reference to any Grantor, the actual knowledge of any Responsible Officer. Capitalized terms not defined herein shall have the meanings given to those terms in the Credit Agreement.
ARTICLE II
SECURITY INTERESTS
SECTION 2.01. Grants of Security Interests. As security for the payment or performance, as the case may be, in full of its Obligations, each Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor's right, title and interest in, to and under its Collateral (collectively, the “Security Interest”). Without limiting any of the foregoing, the Administrative Agent is hereby authorized to file one or more financing statements (including fixture filings) and continuation statements for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in the Collateral, without the signature of any Grantors, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.
SECTION 2.02. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

Exhibit B

SECTION 2.03. Excluded Property. The security interest granted under Section 2.01 shall not attach to (a) the Grantors' right, title or interest in or to any property or rights in and to which the Administrative Agent has been granted a perfected security interest pursuant to either (i) the Aircraft Mortgage or (ii) the SGR Security Agreement, (b) any rights or property acquired under or in connection with a lease, contract, healthcare insurance receivable, property rights agreement or license, so long as the grant of a security interest in such rights or property shall (i) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) require the consent of a third party or constitute or result in a breach or termination pursuant to the terms of, or a default under, any lease, contract, healthcare insurance receivable, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited, (c) any Ground Support Equipment or Tooling subject to a Lien granted on or prior to the date such Ground Support Equipment or Tooling would otherwise constitute Collateral hereunder (or any refinancing or replacement of such Lien on the same asset), in each case, securing Indebtedness permitted pursuant to Section 6.03(k)(i) of the Credit Agreement, (d) Excluded Skymiles Receivables Accounts or Excluded Cargo Receivables Accounts, (e) any Ground Support Equipment or Tooling financed by or acquired with the proceeds of ARB Indebtedness to the extent that, on the date such Ground Support Equipment or Tooling would otherwise constitute Collateral hereunder, the granting of a security interest in such Ground Support Equipment or Tooling would constitute a breach or violation of a valid and effective restriction in favor of a third party or give rise to any valid and effective indemnification obligations or any valid and effective right to terminate or commence the exercise of remedies under such restrictions, (f) any assets or property (x) acquired in connection with acquisitions permitted by the Credit Agreement that are subject to Liens at the time of such acquisition or (y) subject to Liens existing on such assets or properties of any Person that becomes a Grantor after the date hereof prior to the time such Person becomes a Grantor (or to Liens that are replacements, extensions, or renewals of such Liens on the same asset), in the case of each of the foregoing sub-clauses (x) and (y), only for so long as such assets or property remain subject to such Liens and (g) Escrow Accounts (all of the foregoing, collectively, the “Excluded Property”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:
SECTION 3.01. Organization. Except as otherwise changed in accordance with the terms herein, each Grantor's exact legal name is that which is indicated on the signature pages hereof. Except as otherwise changed in accordance with the terms herein, each Grantor is organized under the laws of the jurisdiction listed on Schedule II hereto. Except as otherwise changed in accordance with the terms herein, Schedule II hereto further accurately sets forth

Exhibit B

each Grantor's organizational identification number (or accurately states that it has none) and federal taxpayer identification number.
SECTION 3.02. Title and Authority. Each Grantor has good title to the Collateral with respect to which it has purported to grant the Security Interest hereunder and has the requisite corporate or limited liability company power and authority to grant to the Administrative Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.
SECTION 3.03. Filings. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein as of the date hereof is correct and complete in all material respects. Upon the filing of UCC financing statements naming each Grantor as “debtor” and the Administrative Agent as “secured party” and containing a description of the Collateral in its jurisdiction of incorporation or organization as specified in the Perfection Certificate and payment of the required fees, the Security Interest will constitute a valid and perfected security interest (subject to Liens permitted under the Loan Documents) in favor of the Administrative Agent (for the benefit of the Secured Parties) in all of the Collateral to the extent a security interest can be perfected by filing under the UCC as in effect in the applicable jurisdiction from time to time, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is, or will be, necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.
SECTION 3.04. Validity of Security Interest. The Security Interest granted by each Grantor constitutes a legal, valid, binding and enforceable security interest in all the Collateral of such Grantor securing the payment of its Obligations (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor rights generally or by general principles of equity, whether considered in a proceeding in equity or at law).
SECTION 3.05. Absence of Other Liens. There are no Liens of any nature whatsoever on the Collateral other than Permitted Collateral Liens. Except for filings in respect of Liens which have been satisfied and filings in respect of Liens that are permitted under Section 6.01 of the Credit Agreement or dispositions permitted by Section 6.09 of the Credit Agreement, no Grantor has filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering its Collateral or (b) any assignment in which such Grantor assigns any of its Collateral or any security agreement or similar instrument covering any of its Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect.
ARTICLE IV
COVENANTS
SECTION 4.01. Change of Name; Location of Collateral; Records; Place of Business.

Exhibit B

(a)Each Grantor shall provide the Administrative Agent with at least ten (10) days prior written notice of any change (i) in its name, (ii) in its jurisdiction of organization, (iii) in the location of its chief executive office or (iv) in its federal taxpayer identification number. Upon any change referred to in the preceding sentence, the Administrative Agent is authorized to make all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have valid, legal and perfected security interests (subject to Liens permitted by the Loan Documents) in all the Collateral.
(b)Each Grantor agrees to maintain, at its own cost and expense, such materially complete and accurate records with respect to the Collateral owned by it as are consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.
SECTION 4.02. Protection of Security. Each Grantor shall, at its own cost and expense, take commercially reasonable actions necessary or appropriate to defend title to its Collateral against all Persons and to defend the Security Interest of the Administrative Agent in such Collateral against any Lien other than a Permitted Collateral Lien and the priority thereof against any Lien other than a Specified Permitted Collateral Lien or a Lien securing any Refinancing Debt.
SECTION 4.03. Maintenance of Collateral and Compliance with Laws.
(a)    Except as otherwise expressly permitted by this Agreement or the other Loan Documents, each Grantor, in its reasonable business judgment, agrees to keep and maintain all Collateral material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty and condemnation excepted, and to make or cause to be made all appropriate repairs, renewals and replacements thereof (to the extent such Collateral is not surplus, uneconomical or obsolete), consistent with past practice of such Grantor and as soon as commercially reasonable after the occurrence of any loss or damage thereto, which are necessary or reasonably desirable, except where the failure to keep such Collateral in good working order and condition would not have a Material Adverse Effect or Collateral Material Adverse Effect.
(b)    Each Grantor shall comply in all material respects with all federal, state and local laws, rules, regulations and decrees applicable to its Collateral (except where noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Collateral Material Adverse Effect), provided that a Grantor may contest the validity or applicability thereof in good faith by proper proceedings so long as such contest will not have a Material Adverse Effect or Collateral Material Adverse Effect.
(c)    Until the Obligations Payment Date has occurred, at any time when an Event of Default has occurred and is continuing: (i) each Grantor will perform any and all reasonable actions requested in writing by the Administrative Agent to enforce the Administrative Agent's security interest in its Equipment constituting Collateral and all of the Administrative Agent's rights hereunder and (ii) upon the request of the Administrative Agent, if any Equipment constituting Collateral valued in excess of $25,000,000 is in the possession or control of any of the Grantors' agents, contractors or processors or any other third party (other

Exhibit B

than Equipment in transit or in connection with a temporary relocation of such Equipment for a limited time such that the perfection of the security interests in such Equipment is not adversely affected thereby), each such Grantor will notify the Administrative Agent thereof and will notify such agents, contractors or processors or third party of the Administrative Agent's security interest therein and use its commercially reasonable efforts to obtain their acknowledgment thereof and, upon written request, instruct them to hold all such Equipment constituting Collateral for the Administrative Agent and such Grantor's account, as their interests may appear, and subject to the Administrative Agent's instructions.
(d)    Except as otherwise provided in this subsection (d), each Applicable Grantor shall continue to collect in accordance with its customary practice, at its own expense, all amounts due or to become due to such Grantor under its Accounts and, prior to the request of the Administrative Agent upon the occurrence and continuance of an Event of Default, such Grantor shall have the right to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon, all in accordance with its customary practices. In connection with such collections, the Grantors may, upon the occurrence and during the continuation of an Event of Default, take (and at the direction of the Administrative Agent shall take) such action as the Grantors or the Administrative Agent may reasonably deem necessary or advisable to enforce collection of the Accounts; provided, that upon written notice by the Administrative Agent to any Applicable Grantor, following the occurrence and during the continuation of an Event of Default, of its intention so to do, the Administrative Agent shall have the right to notify the Account Debtors or obligors under any Accounts included in the Collateral of the assignment of such Accounts to the Administrative Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Applicable Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done until such Event of Default is cured or waived. After receipt by such Applicable Grantor of the notice referred to in the proviso to the preceding sentence, and unless and until such notice is rescinded by the Administrative Agent by written notice to such Applicable Grantor (provided, that the Administrative Agent agrees to promptly rescind such notice upon the cure or waiver of such Event of Default), (i) all amounts and proceeds (including instruments) received by such Applicable Grantor in respect of such Accounts shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Applicable Grantor and shall be promptly paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and either (A) promptly released to such Applicable Grantors if such Event of Default shall have been cured or waived or (B) if such Event of Default shall be continuing, applied as provided in Section 6.02 hereof, and (ii) the Applicable Grantors shall not adjust, settle or compromise the amount or payment of any such Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.
SECTION 4.04. Additional Deliveries and Further Assurances.

Exhibit B

(a)    Prior to or contemporaneously with the execution of this Agreement, the Grantors shall cause to be delivered to the Administrative Agent the Perfection Certificate, duly completed and executed.
(b)    Each Grantor agrees, at its own expense, to the extent otherwise contemplated by the provisions hereof, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to further assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby; provided that (x) in no event shall any Grantor be required to take any action in any foreign jurisdiction to the extent such action is not required in order to perfect such Security Interest under U.S. law as a matter of U.S. law and (y) in no event shall any Grantor be required pursuant to this Section 4.04(b) to enter into any Account Control Agreement (except, for the avoidance of doubt, with respect to the deposit accounts from time to time set forth on Schedule I hereto). Each Grantor agrees that it will use reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.
(c)    The Borrower agrees that it will deliver to the Administrative Agent an updated Perfection Certificate which shall be true and correct in all material respects with respect to each Additional Grantor which becomes a party hereto pursuant to Section 7.05 of this Agreement concurrently with the delivery of any Joinder pursuant to Section 7.05 of this Agreement (it being understood that any Perfection Certificate delivered pursuant to this clause (c) shall include only the pertinent information for the Additional Grantor being joined as a party hereto pursuant to such Joinder).
(d)    In the event that the Borrower or any other Grantor wishes to cause to become Collateral additional properties or assets of a type otherwise subject to this Agreement to become Collateral, it shall execute and deliver a Supplement with respect to such properties or assets. Upon the execution and delivery of any such Supplement and the taking of any other action required by Section 5.14(b) of the Credit Agreement with respect thereto, the properties or assets subject thereto shall constitute Collateral for all purposes under this Agreement.
SECTION 4.05. Verification. The Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, at the Grantors' own cost and expense, following the occurrence and during the continuance of an Event of Default, to contact Account Debtors with respect to any Accounts included in the Collateral for the purpose of verifying such Accounts.
SECTION 4.06. Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.
SECTION 4.07. Use and Disposition of Collateral. None of the Grantors shall make or permit to be made any assignment, pledge or hypothecation of the Collateral or shall grant any

Exhibit B

other Lien in respect of the Collateral, except as expressly permitted by the Loan Documents. None of the Grantors shall make or permit to be made any transfer of the Collateral owned by it, except to the extent permitted by the terms of the Credit Agreement.
SECTION 4.08. Insurance. Each of the Grantors will keep its insurable properties insured as required by the terms of the Credit Agreement. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents in respect of Collateral or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion with prior notice to the applicable Grantor, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.08, including reasonable attorneys' fees, court costs, reasonable out-of-pocket expenses and other charges relating thereto shall be payable, within 30 days of written demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.
ARTICLE V
POWER OF ATTORNEY
Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor's true and lawful agent and attorney-in-fact (which appointment shall be irrevocable and coupled with an interest subject to the terms of this Agreement), and in such capacity the Administrative Agent shall have the right, with power of substitution for each Grantor and in each Grantor's name or otherwise, for the use and benefit of the Administrative Agent and the other Secured Parties, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument the Administrative Agent may reasonably deem advisable to accomplish the purposes of this Agreement, including, without limitation, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts included in the Collateral to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction, or to take any other action which the Administrative Agent may reasonably deem necessary to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors in respect of Accounts included in the Collateral to make payment directly to the Administrative Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, subject to applicable law; (i) to obtain and adjust insurance required pursuant to Section 4.08; and (j) to do all other acts and things reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing

Exhibit B

herein contained shall be construed as requiring or obligating the Administrative Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the monies due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Administrative Agent or any other Secured Party with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Administrative Agent or any other Secured Party except to the extent arising from the bad faith, gross negligence or willful misconduct of such Person. The provisions of this Article shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Administrative Agent or any Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Administrative Agent or any other Secured Party of any other or further right which they may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.
ARTICLE VI
REMEDIES
SECTION 6.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to take any or all of the following actions at the same or different times: (a) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon written request of the Administrative Agent forthwith, assemble all or part of its Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to both parties; (b) without assuming any obligations or liability thereunder, enforce (it being understood that the Administrative Agent shall have the exclusive right to so enforce) all rights and remedies of the Grantors against any licensee or sublicensee in, to and under any license agreements with respect to the Collateral, and take or refrain from taking any action under any thereof, and each of the Grantors hereby releases the Administrative Agent from, and agrees to hold the Administrative Agent free and harmless from and against any claims arising out of, any action taken or omitted to be taken with respect to any such license agreement except claims involving gross negligence, willful misconduct or bad faith of the Administrative Agent as determined by a court of competent jurisdiction; and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and, without liability for trespass, to enter any premises owned by a Grantor or any Subsidiary of any Grantor where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law.
Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of its Collateral, at public or private sale or at any broker's board, on any securities exchange or in the over-the-counter market, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The

Exhibit B

Administrative Agent shall be authorized at any such sale to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the fullest extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
Each Grantor agrees that, to the extent notice of any such sale shall be required by law, at least ten (10) business days' notice to the applicable Grantor of the Administrative Agent's intention to make any sale of Collateral shall constitute reasonable notification. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may, in its sole and absolute discretion, determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication (except that each Grantor shall receive any notice required pursuant to the first sentence of this paragraph), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Lender may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the fullest extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation then due and payable to such Lender from any Grantor as a credit against the purchase price, and such Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Obligations Payment Date shall have occurred. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose on this Agreement and to sell the Collateral or any portion thereof pursuant to

Exhibit B

a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.
SECTION 6.02. Application of Proceeds. Upon an Event of Default, each Grantor further agrees that the Administrative Agent may apply any proceeds from the disposition of any of its Collateral in accordance with Section 2.17(b) of the Credit Agreement. Each Grantor shall remain liable for any deficiency if the proceeds of any such disposition are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.
SECTION 6.03. Grant of License to Use Intellectual Property. Solely to the extent necessary to enable the Administrative Agent to exercise rights and remedies with respect to the Collateral under this Article during the continuation of an Event of Default (and to the extent the Administrative Agent shall otherwise be lawfully entitled to exercise such rights and remedies), each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use any of the Intellectual Property now owned or hereafter acquired by any Grantor, subject to applicable law, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.
ARTICLE VII
MISCELLANEOUS
SECTION 7.01. Notices. If any notification of intended disposition of any of the Collateral or of any other act by the Administrative Agent is required by law and a specific time period is not stated therein or herein, such notification given at least ten (10) days before such disposition or act shall be deemed reasonably and properly given. Notices and other communications provided for herein shall be in the manner and at the addresses set forth in, and otherwise in accordance with, Section 10.01 of the Credit Agreement.
SECTION 7.02. Security Interests Absolute. All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall, to the fullest extent permitted by applicable law, be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of or any consent to any departure from any Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other Collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement (other than that the Obligations Payment Date shall have occurred).

Exhibit B

SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in any certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and shall continue in full force and effect until this Agreement shall terminate.
SECTION 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns, except that, except as otherwise permitted in the Credit Agreement, no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in its Collateral (and any such assignment or transfer shall be void). This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
SECTION 7.05. Additional Grantors. Each Grantor acknowledges that, pursuant to Section 5.14 of the Credit Agreement, the Borrower may elect to cause additional Subsidiaries to become a party hereto as an additional Grantor (each such Person, an “Additional Grantor”) by executing an Instrument of Assumption and Joinder (a “Joinder”) substantially in the form of Exhibit E to the Credit Agreement. Upon delivery of any such Joinder to the Administrative Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be deemed a Grantor hereunder and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) any failure by the Borrower or any other Grantor to cause any Subsidiary of the Borrower to become an Additional Grantor or a Grantor hereunder or (c) by reason of the Administrative Agent's or any of the other Secured Parties' actions in effecting, or failure to effect, any such Joinder, or in releasing any Grantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Grantor. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 7.06. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
SECTION 7.07. Administrative Agent's Fees and Expenses; Indemnification.
(a)    Without duplication of any fees or expenses provided for under the Credit Agreement and the other Loan Documents, each Grantor jointly and severally agrees to pay to

Exhibit B

the Administrative Agent within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts, agents or appraisers, which the Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Administrative Agent hereunder, or (iv) the failure of any Grantor to perform or observe any of the provisions hereof.
(b)    Without duplication of any indemnification obligations provided for under the Credit Agreement and the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent and the other Secured Parties and their Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees and disbursements and other reasonable charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not the Secured Parties or any of their Indemnitees is a party thereto; provided that such indemnity shall not, as to the Administrative Agent, the other Secured Parties or any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent, such Secured Party or such Indemnitee, as applicable.
(c)    Except as otherwise provided in Section 7.15, any such amounts payable as provided hereunder shall be additional Obligations secured hereby. The provisions of this Section 7.07 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the termination of this Agreement or the invalidity or unenforceability of any term or provision of this Agreement. All amounts due under this Section 7.07 shall be payable within 30 days of written demand (including back-up documentation supporting such reimbursement request) to the Grantor given in accordance with Section 7.01 hereof.
SECTION 7.08. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to conflict of laws principles.
SECTION 7.09. Waivers; Amendment.
(a)    No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provisions of

Exhibit B

this Agreement or any other Loan Documents or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing complying (other than in the case of any Supplement or Joinder hereto) with Section 10.08 of the Credit Agreement.
SECTION 7.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
SECTION 7.11. Independent Effectiveness; Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
SECTION 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one instrument, and shall become effective as provided in Section 7.04 hereof. Delivery of an executed signature page to this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart hereof.
SECTION 7.13. Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 7.14. Jurisdiction; Consent to Service of Process. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS SECURITY AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE BORROWER,

Exhibit B

ANY OTHER GRANTOR, ANY SECURED PARTY OR ANY OF THEIR SUCCESSORS OR PERMITTED ASSIGNS. EACH PARTY HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE‑NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS SECURITY AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES TO SECTION 7.01 HEREOF.
SECTION 7.15. Termination.
(a)    This Agreement and the Security Interest shall terminate when the Obligations Payment Date shall have occurred. Upon termination of this Agreement or the Security Interest in any Collateral, the Administrative Agent shall promptly execute and deliver to the Grantors, at the Grantors' expense, all appropriate UCC termination statements and similar documents which the Grantors shall reasonably request to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Administrative Agent.
(b)    Upon (i) any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not a Grantor, (ii) the permitted release of the security interest granted hereby in any Collateral pursuant to Section 6.06(c) of the Credit Agreement (and in accordance with the requirements set forth in such Section 6.06(c)) or (iii) the effectiveness of any written consent by the Administrative Agent or the requisite Lenders as provided under the Credit Agreement, to the release of the security interest granted hereby in any or all of the Collateral, the security in such Collateral (and (except in the case of clause (i) above to the extent the Borrower is not in pro forma compliance with Section 6.06(a) of the Credit Agreement after giving effect to such sale or transfer) the Proceeds thereof) shall be automatically released.
(c)    In the event that the Security Interest granted hereunder in all of the Collateral of any Grantor shall have been released as permitted by and in accordance with the terms of this Agreement and the Credit Agreement, upon the request of the Borrower, such Grantor shall be released as a Grantor hereunder.
(d)    In connection with any release of any Collateral of a Grantor or of any Grantor pursuant to Section 7.15(b) or Section 7.15(c), respectively, the Administrative Agent will execute and deliver to such Grantor, at such Grantor's sole expense, all documents that such Grantor shall reasonably request to evidence such release. Any execution and delivery of termination statements or documents pursuant to this Section 7.15(d) shall be without recourse to or warranty by the Administrative Agent and the Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of Collateral by it as permitted by this Section 7.15.

Exhibit B

SECTION 7.16. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent shall enter into any Intercreditor Agreement and such Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder shall be subject to the terms and conditions of such Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and such Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to any such right or remedy, and no such right, power or remedy granted to the Administrative Agent hereunder shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent, in contravention of such Intercreditor Agreement.

[Remainder of page intentionally left blank]

Exhibit B

IN WITNESS WHEREOF, each of the Grantors has caused this Agreement to be duly executed by its officer thereunto duly authorized as of the date and year first above written.

DELTA AIR LINES, INC.
By:
Name: Title:

DAL GLOBAL SERVICES, LLC
By:
Name: Title:

EPSILON TRADING, LLC
By:
Name: Title:

REGIONAL ELITE AIRLINES SERVICES, LLC
By:
Name: Title:

Exhibit B

Accepted and Agreed to:

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name: Title:

Exhibit B

EXHIBIT A TO
SECURITY AGREEMENT

DELTA AIR LINES, INC.

Perfection Certificate

Reference is made to that certain Credit and Guaranty Agreement, dated as of April 20, 2011 (as such agreement may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), among Delta Air Lines, Inc. (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower signatory thereto (together with the Borrower, the “Guarantors”), JPMorgan Chase Bank, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) for the several banks and other financial institutions and entities party thereto (the “Lenders”), the Lenders and the other agents and arrangers party thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Security Agreement, dated as of April 20, 2011, among the Borrower, the Guarantors from time to time party thereto (together with the Borrower, collectively, the “Grantors”) and the Administrative Agent. I, solely in my capacity as _________ of the Borrower, do hereby certify on behalf of the Borrower and each of the Grantors that as of the date hereof:

1.	Names.

a)
The exact corporate name of each Grantor, as such name appears in its respective certificate of incorporation or certificate of formation, as applicable, and the jurisdiction in which it was organized, are as follows:

b)	Set forth below is each other corporate name each Grantor has had in the past five years, together with the date of the relevant change:

c)
Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of corporate organization. If any such change has occurred, include in Schedule 1 the information required by Section 1 and 2 of this certificate for each acquiree or constituent party to a merger or consolidation.

Exhibit B

d)
The following is a list of all names (including trade names or similar appellations) used by each Grantor or its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

e)	Set forth below is the Federal Taxpayer Identification Number and Organization Identification Number of each Grantor:

f)	Each Grantor is a [limited liability company/corporation] as set forth below.

2.	Current Locations.

a)	The current mailing address of the chief executive office of each Grantor is ______________________.

3.
Real Estate Mortgage Filings. Attached hereto as Schedule 2 is a schedule setting forth, with respect to each Mortgaged Real Property (as defined in the Credit Agreement), (a) the exact corporate name of the Person that owns such property as such name appears in its certificate of incorporation or other organization document, if applicable, and (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office in which a Real Estate Mortgage (as defined in the Credit Agreement) with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

4.
Schedule of Filings. To the extent any of the Collateral is comprised of fixtures, Schedule 3 attached hereto sets forth each filing office in which a UCC filing has been made to perfect a security interest in such Collateral.

5.
Deposit Accounts. Attached hereto as Schedule 4 is a true and correct list of the Deposit Accounts constituting Collateral maintained by each Grantor, including the name and address of the depositary institution, the type of account, and the account number.

Exhibit B

6.
Aircraft Mortgage Filings. Attached hereto as Schedule 5 is a schedule setting forth, with respect to each item of Mortgaged Collateral (as defined in the Credit Agreement), (a) the exact corporate name of the Person that owns such property as such name appears in its certificate of incorporation or other organization document, if applicable, and (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of any filing office in which an Aircraft Mortgage and Mortgage Supplement (each as defined in the Credit Agreement) with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

7.
Slots, Gates and Routes. Schedules 3.10, 3.11 and 3.12 of the Credit Agreement and Schedules I, II and III to the SGR Security Agreement, in each case incorporated herein by reference, set forth all of each Grantor's Primary FAA Slots other than the Specified Primary FAA Slots, Primary Foreign Slots and Primary Routes.

IN WITNESS WHEREOF, the undersigned have duly executed this Perfection Certificate on this [ ] day of April, 2011.

DELTA AIR LINES, INC.
By:
Name: Title:

DAL GLOBAL SERVICES, LLC
By:
Name: Title:

EPSILON TRADING, LLC
By:
Name: Title:

REGIONAL ELITE AIRLINES SERVICES, LLC
By:
Name: Title:

SCHEDULE 1 TO
SECURITY AGREEMENT

A. Flight Simulators owned by Delta Air Lines, Inc.

B. Cash and currency accounts of Delta Air Lines, Inc.

SCHEDULE 2

ORGANIZATION

SCHEDULE 3

SCHEDULE 4

EXHIBIT B TO
SECURITY AGREEMENT
FORM OF SUPPLEMENT TO
SECURITY AGREEMENT
This SUPPLEMENT TO SECURITY AGREEMENT (this “Supplement”) is executed as of [______________________] by [____________________________________________] (the “Existing Grantor”) with reference to (i) that certain Credit and Guaranty Agreement dated as of April 20, 2011 (as the same may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), among DELTA AIR LINES, INC. (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower from time to time party thereto, (each a “Guarantor” and collectively, the “Guarantors”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other agents and arrangers party thereto and (ii) that certain Security Agreement dated as of April 20, 2011 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) among the Borrower, the direct and indirect domestic subsidiaries of the Borrower signatory thereto (collectively with the Borrower, the “Grantors”) and the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Security Agreement or the Credit Agreement, as applicable.
WHEREAS, Schedule I to the Security Agreement does not reflect certain Additional Collateral which the Existing Grantor desires to add as Collateral and in which the Existing Grantor desires to grant a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);
WHEREAS, the Existing Grantor wishes to be added as [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [a Flight Simulator Grantor] and grant a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) in its [Accounts] [Ground Support Equipment] [Tooling] [Flight Simulators set forth on Schedule A];
NOW THEREFORE,
[The Existing Grantor hereby expressly confirms that by its execution of this Supplement, it [shall be deemed to be [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [a Flight Simulator Grantor] and confirms that it has assumed, and hereby agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [a Flight Simulator Grantor] under and in respect of the Security Agreement, and that by its execution of this Supplement it hereby grants to the Administrative Agent (for the benefit of the Secured Parties), as security for its Obligations (as defined in the Security Agreement), a continuing security interest in its [Accounts] [Ground Support Equipment] [Tooling] [Flight Simulators set forth on

Schedule A] as Additional Collateral. By virtue of the foregoing, the Existing Grantor hereby accepts and assumes any liability of [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [a Flight Simulator Grantor] related to each agreement or obligation made by [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [a Flight Simulator Grantor] in the Security Agreement and hereby expressly affirms each of such covenants and obligations.]
To secure the prompt and complete payment when due of its Obligations (as defined in the Security Agreement), the Existing Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in and to all of the Existing Grantor's right, title and interest in and to the Additional Collateral reflected on Schedule A hereto (the “New Scheduled Collateral” [and, together with the [Accounts] [Ground Support Equipment] [Tooling] [Flight Simulators] referred to in the immediately preceding paragraph,] the “New Collateral”).
The Security Agreement is hereby supplemented, effective as of the date hereof, by amending Schedule I thereof to incorporate the New Scheduled Collateral.
The Existing Grantor hereby represents and warrants that the New Collateral is not subject to any Liens other than Permitted Collateral Liens, if any.
Except as expressly supplemented hereby, the Security Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Security Agreement, the terms “Agreement”, “this Agreement”, “this Security Agreement”, “herein”, “hereafter”, “hereto”, “hereof' and words of similar import, shall, unless the context otherwise requires, mean the Security Agreement as supplemented by this Supplement.
This Supplement shall be construed as supplemental to the Security Agreement and shall form a part thereof, and the Security Agreement and all documents contemplated thereby and any previously executed Supplements thereto, are each hereby incorporated by reference herein and confirmed and ratified by each of the Grantors.
The execution of this Supplement, and the addition or substitution of Collateral as set forth herein are not intended by the parties to derogate from, or extinguish, any of the rights or remedies of the Administrative Agent under (i) the Security Agreement and/or any agreement, amendment or supplement thereto or any other instrument executed by the Grantors or (ii) any financing statement, continuation statement, deed or charge or other instrument executed by the Grantors and heretofore filed in any state or county in the United States of America or elsewhere.
THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES.
This Supplement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be-deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Supplement to be executed and delivered by its duly authorized officer as of the date first above written.
[NAME OF EXISTING GRANTOR]

By:
Name:
Title:

Agreed to and Accepted By:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Name:
Title:

SCHEDULE A TO
EXHIBIT B
[Describe with specificity the Collateral (as defined in the Security Agreement) being added as Additional Collateral.]

Exhibit C
SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT
from
DELTA AIR LINES, INC.,
and
THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,
to
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

__________________________________
Dated as of April 20, 2011
__________________________________

Section 1.    PLEDGE
Section 2.    SECURITY FOR Obligations
Section 3.    No Release
Section 4.    Representations, Warranties and Covenants
Section 5.    Supplements, Further Assurances
Section 6.    Provisions Concerning Pledged Collateral.
Section 7.    Administrative Agent Appointed Attorney-in-Fact
Section 8.    Administrative Agent May Perform
Section 9.    The Administrative Agent.
Section 10.    Events of Default, Remedies.
Section 11.    Application of Proceeds.
Section 12.    No Waiver; Discontinuance of Proceeding.
Section 13.    ADMINISTRATIVE AGENT'S FEES AND EXPENSES; Indemnification.
Section 14.    Amendments, etc.
Section 15.    Termination; Release.
Section 16.    Definitions.
Section 17.    Notices
Section 18.    Continuing Security Interest; Transfer of OBLIGATIONS
Section 19.    Governing Law
Section 20.    Consent to Jurisdiction and Service of Process
Section 21.    Security Interest Absolute
Section 22.    Severability of Provisions
Section 23.    Headings
Section 24.    Execution in Counterparts
Section 25.    Successors and Assigns
Section 26.    LIMITATION BY LAW; Limited Obligations
Section 27.    Intercreditor Agreement

EXHIBIT A - Sample Primary Route Slot Transfer Form

Schedule I - Primary Routes
Schedule II - Primary FAA Slots
Schedule III - Primary Foreign Slots
Schedule IV - Chief Executive Offices

SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT
SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT, dated as of April 20, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), between DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of the Borrower from time to time party hereto (together with the Borrower each a “Pledgor” and, collectively, the “Pledgors”), and JPMORGAN CHASE BANK, N.A., acting as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement shall be used herein as therein defined.
W I T N E S S E T H:
WHEREAS, in connection with the execution and delivery of this Agreement, the Borrower is entering into a Credit and Guaranty Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Subsidiaries of the Borrower from time to time party thereto, the Administrative Agent, the lenders from time to time party thereto (the “Lenders”) and the other arrangers and agents party thereto; and
WHEREAS, in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and the other Loan Documents and to induce the Lenders to make the Loans and to issue (or participate in) Letters of Credit as provided for in the Credit Agreement, and to secure the Pledgors' obligations under the Credit Agreement, Pledgors have agreed to grant a continuing lien on the Collateral (as defined below) to secure the Obligations (as defined below);
WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the payment in full of all the Borrower Obligations (as defined below); and
WHEREAS, it is a condition precedent to the making of Loans and the issuance of Letters of Credit that each Pledgor shall have granted a security interest in, pledge of and lien on the Collateral as security for its Obligations; and
WHEREAS, the Pledgors desire to execute this Agreement to satisfy the condition described in the preceding paragraphs;
NOW, THEREFORE, in consideration of the benefits accruing to the Pledgors, the receipt and sufficiency of which are hereby acknowledged; each Pledgor hereby makes the following representations and warranties to the Administrative Agent and hereby covenants and agrees with the Administrative Agent as follows:

Section 1.    PLEDGE. Each Pledgor hereby pledges to the Administrative Agent and grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of the following (collectively, but subject to the proviso to this Section 1, the “Collateral”), to secure all of its Obligations:
(i)all of the right, title and interest of such Pledgor in, to and under each and every Primary Route, Primary FAA Slot, Primary Foreign Slot and Primary Gate Interest, in each case, whether now existing or hereafter arising from time to time (including any renewals of any existing Primary Routes listed on Schedule I); and
(ii)all Proceeds of any and all of the foregoing (including, without, limitation, all Proceeds (of any kind) received or to be received by such Pledgor upon the transfer or other such disposition of such Collateral notwithstanding whether the pledge and grant of the security interest in such Collateral is legally effective under applicable law);
provided, however, that notwithstanding any other provision of this Agreement or the Credit Agreement, this Agreement shall not constitute a grant of a security interest in (x) any Primary Gate Interests or Specified Primary FAA Slots (and no such property shall be “Collateral” for purposes of this Agreement) to the extent that such grant of a security interest is prohibited by any applicable law or a Governmental Authority or Airport Authority, requires a consent not obtained of any Governmental Authority or Airport Authority, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to the applicable Pledgor's interest in such Primary Gate Interests or Specified Primary FAA Slots, except to the extent that such applicable law, requirement or prohibition by any Governmental Authority or Airport Authority, or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, including without limitation, the UCC or (y) any Excluded Property.
Section 2.    SECURITY FOR OBLIGATIONS. The pledges and security interests granted by each Pledgor in its Collateral hereunder secure such Pledgor's Obligations.
Section 3.    NO RELEASE. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor's part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or impose any obligation on the Administrative Agent or any Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor's part to be so performed or observed or impose any liability on the Administrative Agent or any Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, or in respect of the Collateral or made in connection herewith or therewith. This Section 3 shall survive the termination of this

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Agreement and the discharge of the Pledgors' other obligations hereunder and under the Loan Documents.
Section 4.    REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Pledgor represents, warrants and covenants as follows:
(i)    All filings, registrations and recordings necessary or reasonably requested by the Administrative Agent to create, preserve, protect and perfect the security interests granted by such Pledgor to the Administrative Agent for the benefit of the Secured Parties hereby in respect of its Collateral have been accomplished by such Pledgor to the extent that such security interests can be perfected under the UCC and Title 49. The security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and to its Collateral constitute and hereafter will constitute perfected security interests therein superior and prior to the rights of all other Persons therein (but subject, however, to (i) the authority of the DOT and any Foreign Aviation Authority or any Airport Authority to amend or withdraw Primary Routes and/or the authority of the FAA to withdraw Primary FAA Slots pursuant to Title 49 and Title 14, the rights of other applicable Governmental Authorities, Airport Authorities or Foreign Aviation Authorities with respect to Primary Routes and Primary Foreign Slots, and the rights of the lessor, sub-lessor or other Person providing any Pledgor (or to which the Pledgor provides) the authority to occupy and/or use the Primary Gate Interests) and (ii) other Specified Permitted Collateral Liens), to the extent such perfection and priority can be obtained under the UCC or by filing a record of such security interest with the FAA, and the Administrative Agent is entitled to all the rights, priorities and benefits afforded to perfected security interests by the UCC, as enacted in any relevant jurisdiction, and Title 49. Nothing herein shall be construed to require the Pledgors to record any memoranda of lease or similar instruments with respect to Primary Gate Interests.
(ii)    Such Pledgor is, and as to Collateral acquired by it from time to time after the date hereof such Pledgor will be, the holder of all of its Collateral free from any Lien (other than Permitted Collateral Liens and subject to the regulatory authority of the DOT and the FAA under Title 49 and the regulatory authority of Foreign Aviation Authorities under applicable law). Subject to the preceding sentence, each Pledgor shall defend the Collateral against any and all claims and demands of all Persons at any time claiming any interest therein adverse to the Administrative Agent or any Secured Party.
(iii)    There is no financing statement (or, to any Pledgor's knowledge, similar statement or instrument of registration under the law of any jurisdiction intended to provide notice of a Lien) on the date hereof covering or purporting to cover any interest of any kind in any of its Collateral, and so long as the Obligations Payment Date shall not have occurred, such Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction intended to provide notice of a Lien) relating to its Collateral, except with respect to Liens permitted by the Credit Agreement.

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(iv)    The chief executive office of each Pledgor is located at the address listed opposite such Pledgor's name on Schedule IV hereto, which schedule may be updated from time to time. Such Pledgor shall provide the Administrative Agent with at least ten (10) days prior written notice of any change (i) in its name, (ii) in its jurisdiction of organization, (iii) in the location of its chief executive office or (iv) in its federal taxpayer identification number. Upon any change referred to in the preceding sentence, the Administrative Agent is authorized to make all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have valid, legal and perfected security interests (subject to Liens permitted by the Loan Documents) in all the Collateral.
(v)    Set forth on Schedule II is a true, correct and complete list of each Pledgor's FAA Slots that are, as of the date hereof, included in the Collateral. Except for matters that could not reasonably be expected to result in a Material Adverse Effect or a Collateral Material Adverse Effect, each Pledgor represents and warrants that (A) it holds each of its Primary FAA Slots pursuant to authority granted by the FAA, other applicable Governmental Authority or Airport Authority, pursuant to Title 14 or Title 49, as the case may be, or other applicable law, (B) it has, at all times after obtaining each of its Primary FAA Slots, complied in all material respects with all of the terms, conditions and limitations of each rule, regulation or order of the FAA, DOT, any other applicable Governmental Authority or Airport Authority applicable thereto and with all applicable provisions of law, and (C) there exists no violation of such terms, conditions, limitations or law that gives the FAA, DOT, other applicable Governmental Authority or Airport Authority the right to terminate, cancel, suspend, withdraw or modify, in any materially adverse respect, the rights of such Pledgor in any of its Primary FAA Slots.
(vi)    Except for matters that could not reasonably be expected to result in a Material Adverse Effect or a Collateral Material Adverse Effect, each Pledgor represents and warrants that (A) it holds the requisite authority and holds each of its Primary Foreign Slots pursuant to authority granted by the applicable Foreign Aviation Authorities, (B) it has, at all times after obtaining each such Primary Foreign Slot, complied in all material respects with all of the terms, conditions, and limitations of each rule or regulation of the applicable Foreign Aviation Authorities regarding such Primary Foreign Slots and with all applicable provisions of foreign law, and (C) there exists no violation of such terms, conditions, limitations or foreign law that gives any Foreign Aviation Authority the right to terminate, cancel, suspend, withdraw or modify the rights of such Pledgor in any of its Primary Foreign Slots.
(vii)    Except for matters that could not reasonably be expected to result in a Material Adverse Effect or a Collateral Material Adverse Effect, each Pledgor represents and warrants that (A) it holds its Primary Gate Interests pursuant to authority granted by the applicable Governmental Authority or Airport Authority, and (B) no violation by such Pledgor of any terms, conditions, or limitations of any rule or regulation of the applicable Governmental Authority or Airport Authority regarding any such Primary Gate Interests or of any applicable provision of law has occurred and is continuing that would give any Governmental Authority or Airport Authority the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of such Pledgor in any such Primary Gate Interests. Except for matters that could not reasonably be expected to result in a Material Adverse Effect or a

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Collateral Material Adverse Effect, each Pledgor represents and warrants that it is utilizing its Primary Gate Interests in a manner consistent in all material respects with applicable law, regulations and contracts in order to preserve its right to hold and have access to such Primary Gate Interests to the extent necessary to operate sufficient service over each of its Primary Routes to maintain its rights in and to each such Primary Route and each of its Primary Slots associated with each such Primary Route. Except for matters that could not reasonably be expected to result in a Material Adverse Effect or a Collateral Material Adverse Effect, no Pledgor has received any written notice from any Governmental Authority or Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and use any Primary Gate Interest.
(viii)    Set forth on Schedule I is a true, correct and complete list of each Pledgor's Routes that are, as of the date hereof, included in the Collateral.
(ix)    Such Pledgor further represents and warrants that, as of the date hereof, none of the airports located in the United States of America at which such Pledgor conducts scheduled operations for direct non-stop flights using any Primary Route, other than DCA, LGA or JFK, is a slot-constrained airport. If any of the airports located in the United States of America at which such Pledgor conducts scheduled operations for direct non-stop flights to destinations using any Primary Route, other than DCA, LGA or JFK, is or becomes a slot-constrained airport after the Closing Date, such Pledgor shall promptly notify the Administrative Agent thereof.
(x)    Except for matters that could not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, (i) there are no past due license fees owed on such Pledgor's DOT or FAA licenses, certificates or authorizations and (ii) such Pledgor is in compliance with all material requirements of the certificates and authorizations issued to it by the DOT or the FAA.
(xi)    Such Pledgor has full corporate power and authority and legal right to pledge all of its Collateral pursuant to this Agreement.
(xii)    No consent of any other party (including, without limitation, stockholders or creditors of such Pledgor), and no consent, authorization, approval, or other action by, and (except in connection with the perfection of the Lien created hereby) no notice to or filing with, any Governmental Authority or other Person is required either (x) for the pledge by such Pledgor of its Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement or (y) for the exercise by the Administrative Agent of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement; provided, however, that (A) the transfer of (other than the grant or pledge of a security interest in) Primary Routes is subject to approval by the DOT pursuant to Section 41105 of Title 49 and may be subject to Presidential review pursuant to Section 41307 of Title 49, (B) the pledge of, transfer of and exercise of remedies with respect to Primary Routes may be subject to the approval of the applicable Foreign Aviation Authority, (C) any transfer of (other than the grant or pledge of a security interest in) Primary FAA Slots is subject to confirmation by the FAA, (D) the transfer of (other than the grant or pledge of a security interest in) Primary

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Gate Interests and Specified Primary FAA Slots may be subject to approval by Governmental Authorities or Airport Authorities, aviation authorities, air carriers or other lessors and (E) the transfer of, grant or pledge of a security interest in, and the exercise of remedies with respect to, Primary Foreign Slots may be subject to (x) the requirements and limitations of applicable foreign law and (y) approval by the applicable Foreign Aviation Authority or Airport Authorities.
(xiii)    All information set forth herein relating to the Collateral of such Pledgor is accurate in all material respects as of the date hereof.
(xiv)    This Agreement is made with full recourse to such Pledgor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Pledgor contained herein, in the other Loan Documents, and otherwise in writing in connection herewith or therewith.
Section 5. SUPPLEMENTS, FURTHER ASSURANCES. (i) At the reasonable request of the Administrative Agent, each Pledgor shall promptly execute and deliver to the Administrative Agent, at any time and from time to time, at the expense of such Pledgor, documentation in form and substance reasonably satisfactory to the Administrative Agent, and take all further action, that may be required or that the Administrative Agent reasonably requests evidencing the security interests granted hereby and providing for the perfection, preservation and protection of such security interests, and enabling the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to its Collateral, including, without limitation, any actions reasonably requested by the Administrative Agent to register, record and identify the Administrative Agent as a “Holder” of a Primary FAA Slot with the FAA and to cause evidence of its title to be duly recorded, filed or filed for recording, to the extent permitted or required under any applicable law, by such Pledgor as owner, and any actions reasonably requested by the Administrative Agent required to perfect, preserve and protect any such security interest under other applicable laws; provided, that notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, no Pledgor shall be required to take any action with respect to any Primary Gate Interest that would result in the termination of such Pledgor's interest in such Primary Gate Interest or give rise to any indemnification obligation owing to, or any right to terminate or commence the exercise of remedies by, any Governmental Authority or Airport Authority with respect thereto.
(ii)    In the event that the Borrower elects, pursuant to Section 5.14(b) of the Credit Agreement, to cause any Guarantor to become a party hereto as an additional Pledgor (an “Additional Pledgor”) the Borrower shall cause such Guarantor to become a Pledgor under this Agreement pursuant to a joinder agreement (including a supplement to Schedules I, II and/or III hereto, as applicable) in form and substance reasonably satisfactory to the Administrative Agent, and which joinder agreement shall provide for the pledge and grant to the Administrative Agent of a security interest in and to any additional collateral pledged pursuant to such joinder as set forth therein and otherwise subject to the terms hereof. Upon delivery of any such joinder to the Administrative Agent, notice of which is hereby waived by the Pledgors, (i) each such Additional Pledgor shall be deemed a Pledgor hereunder and shall be as fully a party hereto as if

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such Additional Pledgor were an original signatory hereto, (ii) each such supplemental Schedule I, Schedule II or Schedule III shall supplement or replace (as provided therein) the then-existing Schedules I, II or III, as the case may be and (iii) the additional collateral set forth therein and any related Gate Interests that would constitute Primary Gate Interests hereunder shall thereafter constitute Collateral (subject to the limitation set forth in the last paragraph of Section 1 hereof) for all purposes under this Agreement. Each Pledgor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Pledgor hereunder or (b) by reason of the Administrative Agent's or any of the Secured Parties' actions in effecting, or failure to effect, any such joinder, or in releasing any Pledgor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Pledgor. This Agreement shall be fully effective as to any Pledgor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor hereunder.
(iii)    In the event that any Pledgor wishes to cause additional Routes, FAA Slots, Foreign Slots or Gate Interests to become Collateral (by causing the same to become Primary Routes, Primary FAA Slots, Primary Foreign Slots or Primary Gate Interests, as applicable), the Borrower shall execute and deliver a revised Schedule I, Schedule II or Schedule III, as applicable. Upon delivery thereof, each such revised Schedule I, Schedule II or Schedule III shall supplement or replace (as provided therein) the then-existing Schedules I, II or III as the case may be, and the Routes, FAA Slots and/or Foreign Slots set forth therein (and any associated Gate Interests that would otherwise constitute Primary Gate Interests pursuant to the terms hereof) shall thereafter constitute Collateral (subject to the limitation set forth in the last paragraph of Section 1 hereof) for all purposes under this Agreement.
Section 6.    PROVISIONS CONCERNING PLEDGED COLLATERAL
(i)    Financing Statements. Each Pledgor hereby authorizes the Administrative Agent, at any time and from time to time, to file or record such financing statements and amendments thereto (and any continuation statements in respect thereof), in form and substance reasonably acceptable to the Administrative Agent, as may from time to time be required or necessary to grant, continue and maintain a valid, enforceable, first priority (subject to Specified Permitted Collateral Liens) security interest in the Collateral of such Pledgor as provided herein (to the extent such perfection and priority can be obtained by filing a UCC financing statement or by filing a record of such security interest with the FAA), and the other rights, as against third parties, provided hereby, all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other relevant law. Each Pledgor shall pay any applicable filing fees and other expenses related to the filing of such financing statements and amendments thereto and expenses for other actions taken in accordance with this Agreement (whether by the Administrative Agent or by such Pledgor upon the Administrative Agent's reasonable request) to perfect the security interest granted hereunder. Each Pledgor hereby authorizes the Administrative Agent to file any financing or continuation statement without the signature of such Pledgor when permitted by law. No Pledgor shall be

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required to seek a memorandum of lease or leasehold mortgage or similar instrument or filing with respect to Gate Interests.
(ii)    Compliance with Laws and Regulations. Each Pledgor shall promptly comply in all material respects with all laws, ordinances; orders, rules, regulations, and requirements of all federal, state, municipal or other governmental or quasi-governmental authorities or bodies including, without limitation, Foreign Aviation Authorities, then having jurisdiction over the Collateral (or any part thereof) and/or the use thereof by such Pledgor, of every nature and kind (the “Requirements”) including any of the same which relate to or require changes or requirements incident to or as the result of any use thereof or otherwise, and each Pledgor shall so comply, whether or not such Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. Notwithstanding the foregoing, if any Pledgor in good faith contests a Requirement, it shall not be obligated to comply with such Requirement to the extent such non-compliance or deferral is consistent with law and could not reasonably be expected to result in a Material Adverse Effect or a Collateral Material Adverse Effect
(iii)    Notice of Violations of Laws and Regulations. Each Pledgor agrees to give the Administrative Agent notice of any material violations of any applicable laws, foreign laws, treaties or agreements, rules or regulations (collectively, the “Requirements”) (whether presently in effect or hereinafter enacted, passed, promulgated, made, issued or adopted by the DOT, FAA or any Governmental Authority, Foreign Aviation Authority or Airport Authority) affecting the Collateral or such Pledgor's use thereof, a copy of which has been served upon or received by such Pledgor, or otherwise brought to the attention of an SGR Responsible Officer of such Pledgor, by sending within thirty (30) days after such service upon or receipt by, or after the same otherwise comes to the attention of, an SGR Responsible Officer of such Pledgor, a copy of each and every one thereof to the Administrative Agent. At the same time, such Pledgor will inform the Administrative Agent as to the work or steps which such Pledgor proposes to do or take in order to correct the violation. Notwithstanding the foregoing, however, if such work or step would require any alterations which would, in such Pledgor's reasonable opinion, reduce the value of the Collateral, such Pledgor may, defer compliance therewith, as long as such deferral is consistent with applicable law in order that such Pledgor may, at such Pledgor's expense, contest or seek modification of or other relief with respect to such Requirements, so long as such contest or the seeking of such relief does not involve any substantial danger of the sale, forfeiture or loss of the related Collateral and could not reasonably be expected to have a material adverse affect on the value thereof.
(iv)    Notice of Changes in Laws and Regulations. Each Pledgor agrees to notify the Administrative Agent of any material changes in or new applicable Requirements that could reasonably be expected to have a Collateral Material Adverse Effect, by sending within forty-five (45) days after service upon, receipt by, or after the same otherwise comes to the attention of an SGR Responsible Officer of such Pledgor, a copy of each and every such change to the Administrative Agent.
(v)    [reserved].

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(vi)    Updated Schedules in connection with Collateral Dispositions or Releases; Etc.
a.    Releases of Collateral. In connection with the release of the Liens and security interests granted hereunder on any Collateral pursuant to Section 6.06(c) of the Credit Agreement (and in accordance with the requirements set forth in such Section 6.06(c)), the Pledgors may from time to time deliver to the Administrative Agent revised Schedules I, II or III to replace the then-existing Schedules I, II or III, as the case may be.
b.    Dispositions of Collateral; Etc. The Pledgors shall deliver or cause to be delivered to the Administrative Agent, at the Pledgors' expense, updated Schedules I, II and/or III, as applicable, to replace the then-existing Schedules I, II and/or III within ten (10) Business Days after (A) any permanent disposition or transfer by the Pledgors of any Primary Route, Primary FAA Slot or Primary Foreign Slot permitted pursuant to the terms of the Credit Agreement or (B) any reasonable request by the Administrative Agent to update such Schedules I, II and/or III.
Section 7. ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT. Each Pledgor hereby appoints the Administrative Agent as such Pledgor's attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise; from time to time in the Administrative Agent's discretion to take any action and to execute any instrument which the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is coupled with an interest.
Section 8. ADMINISTRATIVE AGENT MAY PERFORM. If any Pledgor fails to perform any agreement contained herein after receipt of a written request to do so from the Administrative Agent, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent, including, without limitation, the fees and expenses of its counsel, incurred in connection therewith, shall be payable by such Pledgor and shall be considered Obligations.
Section 9. THE ADMINISTRATIVE AGENT. It is expressly understood and agreed by the parties hereto and each Secured Party, by accepting the benefits of this Agreement, acknowledges and agrees that the obligations of the Administrative Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Administrative Agent shall act hereunder on the terms and conditions set forth herein and in the Credit Agreement.
(ii)    The powers conferred on the Administrative Agent hereunder are solely to protect its interest and the interests of the Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by the Administrative Agent hereunder or as otherwise provided for under the Credit Agreement or the

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UCC, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, whether or not the Administrative Agent has or has been or are deemed to have knowledge of such matters.
Section 10.    EVENTS OF DEFAULT REMEDIES. Remedies: Obtaining the Collateral Upon Event of Default. If any Event of Default shall have occurred and be continuing, then and in every such case, the Administrative Agent may, at any time or from time to time during such Event of Default:
(i)    Declare the entire right, title and interest of the Pledgors in and to each Primary Slot vested, subject to the requirements imposed by Title 49, Title 14, other applicable law and regulations and the FAA and any other applicable Governmental Authority or Airport Authority, in which event such rights, title and interest shall immediately vest in the Administrative Agent, in which case the Administrative Agent may or may cause the Pledgors to effectuate the transfer of any or all of the Primary Slots and the Pledgors agree to execute and deliver such transfer documents, deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the DOT, FAA, any other Governmental Authority or Airport Authority having jurisdiction over any such Slot or the use thereof) as shall be required or requested by the Administrative Agent in order to effectuate the transfer of such Primary Slots, together with copies of any certificates, confirmations, notices or orders issued by the FAA, other applicable Governmental Authority or Airport Authority representing same and any other rights of the Pledgors with respect thereto, to any designee or designees selected by the Administrative Agent if required by applicable law or regulation; it being understood that, as of the date hereof, transfers of Primary Slots within the United States must accommodate the FAA requirement that such Primary Slots be used only by air carriers generally; it being further understood that each Pledgor's obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by each Pledgor of said obligations; and
(ii)    In the Administrative Agent's reasonable discretion, the Administrative Agent may use the blank, undated, signed Slot transfer documents held in escrow (in the form of Exhibit A hereto) from time to time as a means to effectuate a transfer as contemplated herein; and
(iii)    Declare, to the extent permitted by foreign law or regulations, the entire right, title and interest of each Pledgor in and to each Primary Foreign Slot vested, subject to the requirements imposed by foreign law, regulations and Foreign Aviation Authorities, in which event such rights, title and interest shall immediately vest in the Administrative Agent, in which case the Administrative Agent may or may cause such Pledgor to effectuate the transfer of any or all of the Primary Foreign Slots as may be required under foreign law or regulations and each Pledgor agrees to execute and deliver such transfer documents, deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the Foreign Aviation Authorities, Airport Authority or any other Governmental Authority having

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jurisdiction over any such Primary Foreign Slot or the use thereof) and to take such other actions and use its reasonable best efforts (including seeking the assistance of the U.S. Government) as shall be reasonably required or requested by the Administrative Agent in order to effectuate the transfer of such Primary Foreign Slots; it being understood that, with respect to each Primary Foreign Slot, if any of the foregoing is not permitted under applicable law, foreign law or regulations, the Administrative Agent for the ratable benefit of the Secured Parties shall nevertheless continue to have all of each Pledgor's right, title and interest in and to all of the proceeds (of any kind) received or to be received by such Pledgor upon the transfer or other disposition of such Collateral; it being further understood that where it is permitted under foreign law or regulations, each Pledgor's obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by each Pledgor of said obligations; and
(iv)    Declare the entire right, title and interest of each Pledgor in and to each Primary Route vested, subject to the requirements imposed by Title 49, other applicable law, regulations, the DOT, and Foreign Aviation Authorities, in which event such rights, title and interest shall immediately vest in the Administrative Agent, and, whether or not such vesting is legally effective, each Pledgor agrees to execute and deliver such deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the DOT, FAA, applicable Foreign Aviation Authorities, any other Governmental Authority or Airport Authority having jurisdiction over any such Primary Route or the use thereof) and to take such other actions and use its reasonable best efforts (including seeking the assistance of the U.S. Government) as shall be reasonably required or requested by the Administrative Agent in order to legally effectuate the transfer of such Primary Routes, together with copies of the certificates or orders issued by the DOT and the Foreign Aviation Authorities representing the same and any other rights of each Pledgor with respect thereto, and to use its reasonable best efforts to transfer, assign or convey all of the Primary Routes associated with, or related to, each Pledgor's operation of the applicable Primary Route, to any designee or designees selected by the Administrative Agent and approved by the DOT and to the extent necessary, by any Foreign Aviation Authorities, any other Governmental Authority or Airport Authority, it being understood that, with respect to each Primary Route, if any of the foregoing is not permitted under applicable law, the Administrative Agent for the ratable benefit of the Secured Parties shall nevertheless continue to have all of each Pledgor's right, title and interest in and to all of the proceeds (of any kind) received or to be received by such Pledgor upon the transfer or other disposition of such Collateral; it being further understood that (A) as of the date hereof, the transfer of any Primary Route (but not a pledge or the grant of a security interest therein) is subject to approval by the DOT pursuant to Section 41105 of Title 49 and review by the President pursuant to Section 41307 of Title 49, and that pursuant to such provisions the Primary Routes may be transferred only to one or more Certificated Air Carriers and (B) each Pledgor's obligation to deliver such Collateral and such documents and instruments with respect thereto, including to use its reasonable best efforts to transfer, assign or convey all of its right, title and interest in and to the Primary Routes, is of the essence of this Agreement and that, accordingly,

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upon application to a court having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by each Pledgor of said obligations.
(v)    Declare the entire right, title and interest of each Pledgor in and to each Primary Gate Interest vested, in which event such rights, title and interest shall immediately vest in the Administrative Agent, and, whether or not such vesting is legally effective, each Pledgor agrees to execute and deliver such deeds of conveyance, assignments and other documents or instruments as shall be requested by the Administrative Agent in order to legally effectuate the transfer of such Primary Gate Interest, to any designee or designees selected by the Administrative Agent and to use its reasonable best efforts to effect such transfer; it being understood that if any of the foregoing is not permitted under applicable law or agreement to which any Pledgor is a party relating to a Primary Gate Interest, the Administrative Agent for the ratable benefit of the Secured Parties shall nevertheless continue to have all of such Pledgor's right, title and interest, if any, in and to all of the proceeds (of any kind) received or to be received by such Pledgor upon the transfer or other disposition of such Collateral; it being further understood that any such Primary Gate Interest transfer may be subject to the approval or consent of the relevant Airport Authority; and it being further understood that each Pledgor's obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by each Pledgor of said obligations it being further understood that any such Primary Gate Interest transfer may be subject to approval or consent by an Airport Authority or airport operator; and
(vi)    Sell, transfer, lease or otherwise liquidate, or direct each or any Pledgor to sell, transfer, lease or otherwise liquidate, any or all of the Collateral or any part thereof, subject to the requirements imposed by Title 14, Title 49, the FAA, the DOT, Foreign Aviation Authorities and Airport Authorities and take possession of the proceeds of any such sale, transfer, lease or liquidation.
B.    Remedies, Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, the Administrative Agent may from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, and to the extent not in violation of applicable law, including Title 14 and Title 49, and subject to the approval of the DOT and/or the FAA or their successor or nominee, all the rights and remedies of a secured party on default under the UCC in effect in all relevant jurisdictions at the time of such Event of Default, and the Administrative Agent may also in its sole discretion, without notice except as specified below and as may be required by applicable law, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Administrative Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. To the extent not inconsistent with Title 49 and the DOT or FAA requirements and any additional requirements of the applicable Governmental Authorities, Foreign Aviation Authorities and/or Airport Authorities, the Administrative Agent or any other Secured Party may be the purchasers of any or all of the

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Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Pledgors, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.
(ii)    Except as otherwise provided herein, each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent's taking possession or the Administrative Agent's disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law; and each Pledgor hereby further waives to the fullest extent permitted by applicable law: (a) all damages occasioned by such taking of possession; (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and (c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of each Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Pledgor.
(iii)    If any Event of Default shall have occurred and be continuing, then in the Administrative Agent's reasonable discretion, the Administrative Agent may use the blank, undated, signed Primary FAA Slot transfer documents held in escrow from time to time (substantially in the form of Exhibit A hereto) as a means to effectuate a transfer as contemplated herein, subject in each case to applicable law.
(iv)    In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Administrative Agent in this Agreement, the Pledgors will cooperate in good faith with the Administrative Agent or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Administrative

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Agent or its designee) desirable to conduct all aviation operations with respect to the Collateral and will, at the request of the Administrative Agent and in good faith, continue to operate and manage and preserve and keep in full force and effect it material rights and licenses in the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Administrative Agent or its designee obtain such licenses, consents and approvals (or until the Administrative Agent is able to complete the transfer or other disposition of such Collateral, as applicable), and at such time the Pledgors will cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Administrative Agent or its designee).
Section 11.    APPLICATION OF PROCEEDS. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies as a secured creditor as provided in Section 10 of this Agreement shall be held by the Administrative Agent as collateral for, and then at any time thereafter shall, in the discretion of the Administrative Agent, be applied, in whole or in part, against all or any part of the Obligations in such order as provided for in Section 2.17(b) of the Credit Agreement. Any surplus of such cash proceeds held by the Administrative Agent and remaining after payment in full of all the Obligations shall be promptly paid over to the Pledgors or to whomever may be at such time lawfully entitled to receive such surplus. Each Pledgor shall remain liable for any deficiency if the proceeds of any such sale, collection or other realization are insufficient to pay its Obligations and fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.
Section 12.    NO WAIVER; DISCONTINUANCE OF PROCEEDING. Each and every right, power and remedy hereby specifically given to the Administrative Agent or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy specifically given under this Agreement, the Credit Agreement or the other Loan Documents now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any default or Event of Default or an acquiescence therein. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys' fees, and the amounts thereof shall be included in such judgment.

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(b)In the event the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement, the Credit Agreement or the other Loan Documents by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case each Pledgor, the Administrative Agent and each holder of any of the Obligations shall to the extent permitted by applicable law be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Administrative Agent and the Secured Parties shall continue as if no such proceeding had been instituted.
Section 13.    ADMINISTRATIVE AGENT'S FEES AND EXPENSES INDEMNIFICATION. Without duplication of any fees or expenses provided for under the Credit Agreement and the other Loan Documents, each Pledgor jointly and severally agrees to pay to the Administrative Agent within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts, agents or appraisers, which the Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Administrative Agent hereunder, or (iv) the failure of any Pledgor to perform or observe any of the provisions hereof.
(b)    Without duplication of any indemnification obligations provided for under the Credit Agreement and the other Loan Documents, each Pledgor jointly and severally agrees to indemnify the Administrative Agent and the other Secured Parties and their Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees and disbursements and other reasonable charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not the Secured Parties or any of their Indemnitees is a party thereto; provided that such indemnity shall not, as to the Administrative Agent, the other Secured Parties or any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent, such Secured Party or such Indemnitee, as applicable.
(c)    Except as otherwise provided in Section 15, any such amounts payable as provided hereunder shall be additional Obligations secured hereby. The provisions of this Section 13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the termination of this Agreement or the invalidity or unenforceability of any term or provision of this Agreement. All amounts due under this Section 13 shall be payable within 30 days of written demand (including back-up

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documentation supporting such reimbursement request) to the Pledgor given in accordance with Section 17 hereof.
Section 14.    AMENDMENTS, ETC. This Agreement and the provisions hereof may not be amended, modified or waived except with the written consent of the Pledgors and the Administrative Agent (acting pursuant to and in accordance with the terms of the Credit Agreement). Any amendment, modification or supplement of or to any provision of this Agreement, any termination or waiver of any provision of this Agreement and any consent to any departure by the Pledgors from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. No notice to or demand upon the Pledgors in any instance hereunder shall entitle the Pledgors to any other or further notice or demand in similar or other circumstances.
Section 15.    TERMINATION; RELEASE. This Agreement and the security interests granted hereunder shall terminate when the Obligations Payment Date shall have occurred. Upon termination of this Agreement or the security interests granted hereunder in any Collateral, the Administrative Agent shall promptly execute and deliver to the Pledgors, at the Pledgors' expense, all appropriate UCC termination statements and similar documents which the Pledgors shall reasonably request to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 15(a) shall be without recourse to or warranty by the Administrative Agent
(b)    Upon (i) any sale or other transfer by any Pledgor of any Collateral that is permitted under the terms of the Credit Agreement to any person that is not a Pledgor, (ii) the permitted release of the security interest granted hereby in any Collateral pursuant to Section 6.06(c) of the Credit Agreement (and in accordance with the requirements set forth in such Section 6.06(c)) or (iii) the effectiveness of any written consent by the Administrative Agent, or the requisite Lenders as provided under the Credit Agreement, to the release of the security interest granted hereby in any or all of the Collateral, the security in such Collateral (and (except in the case of clause (i) above to the extent the Borrower is not in pro forma compliance with Section 6.06(a) of the Credit Agreement after giving effect to such sale or transfer) the Proceeds thereof) shall be automatically released.
(c)    In the event that the security interests granted hereunder in all of the Collateral of any Pledgor shall have been released as permitted by and in accordance with the terms of this Agreement and the Credit Agreement, upon the request of the Borrower, such Pledgor shall be released as a Pledgor hereunder.
(d)    In connection with any release of any Collateral of a Pledgor or of any Pledgor pursuant to Section 15(b) or 15(c), as applicable, the Administrative Agent will execute and deliver to such Pledgor, at such Pledgor's sole expense, all appropriate UCC termination statements and similar documents that such Pledgor shall reasonably request to evidence such release. Any execution and delivery of termination statements or documents pursuant to this Section 15(d) shall be without recourse to or warranty by the Administrative Agent and the

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Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of Collateral by it as permitted by this Section 15.
Section 16.    DEFINITIONS. Except as otherwise defined in this Agreement, including this Section 16, terms defined in the Credit Agreement shall have the meanings set forth therein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Federal, state, local or municipal law, rule, order, regulation, statute, ordinance, code or decree of any Governmental Authority shall be construed as referring to such law, rule, order, regulation, statute, ordinance, code or decree as from time to time amended, supplemented, extended, re-codified or otherwise modified from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns, (d) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “knowledge” or “aware” or words of similar import shall mean, when used in reference to any Pledgor, the actual knowledge of any SGR Responsible Officer. The following terms shall have the following meanings:
“Agreement” has the meaning provided in the preamble hereto.
“Borrower Obligations” shall mean the “Obligations” as such term is defined in the Credit Agreement.
“Certificated Air Carrier” means a United States Citizen holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 or any analogous successor provision of the U.S.C., for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code or any analogous successor provision of the Bankruptcy Code.
“Collateral” has the meaning provided in Section 1 hereof.
“Credit Agreement” has the meaning provided in the recitals hereof.

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“Excluded Property” shall mean, to the extent applicable, “Excluded Property” as defined in the Security Agreement (determined without regard to clause (a)(ii) of Section 2.03 of the Security Agreement).
“Obligations” shall mean (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each other Pledgor, its Pledgor Obligations.
“Obligations Payment Date” shall mean the date on which (a) the Obligations (other than contingent obligations not due and payable) have been paid in full in cash (or cash collateralized or defeased in accordance with the terms of the Loan Documents), (b) all Commitments have been terminated, and (c) there are no outstanding Letters of Credit or similar instruments issued and outstanding (other than such as have been cash collateralized or defeased in accordance with the terms of the Loan Documents).
“Pledgor” has the meaning provided in the preamble hereto.
“Pledgor Obligations” shall mean, for each Pledgor other than the Borrower, the “Guaranty Obligations” (as such term is defined in the Credit Agreement) of such Pledgor.
“Primary FAA Slots” shall mean, at any time, (a) the FAA Slots set forth on Schedule II, as such Schedule may be amended from time to time pursuant to Section 5(ii), 5(iii) or 6(vi), and (b) all take-off and landing rights and operational authority of any Pledgor at any airport in the United States which is a central connection point through which any Pledgor coordinates flights utilizing the Primary Routes or which is an origination or destination point for flights utilizing the Primary Routes, in each case, at such time and to the extent utilized in connection with a Primary Route (any such Primary FAA Slot defined in this clause (b) but not constituting a Primary FAA Slot pursuant to clause (a) above, a “Specified Primary FAA Slot”); provided however that Primary FAA Slots shall exclude (i) any FAA Slot as to which (x) the security interest granted pursuant to this Agreement has been released in accordance with Section 15 and (y) no new security interest has been granted therein pursuant to this Agreement following such release and (ii) any Specified Primary FAA Slot that is excluded from the Collateral pursuant to the proviso to Section 1. To the extent that any Pledgor ceases to use any Specified Primary FAA Slot in connection with the Primary Routes, such Primary FAA Slot shall automatically cease to be a Primary FAA Slot hereunder and under the other Loan Documents.
“Primary Foreign Slots” shall mean, at any time, (a) the Foreign Slots set forth on Schedule III, as such Schedule may be amended from time to time pursuant to Section 5(ii), 5(iii) or 6(vi) and (b) all take-off and landing rights and operational authority of any Pledgor at each non-United States airport to the extent utilized in connection with a Primary Route; provided however, that Primary Foreign Slots shall exclude any Foreign Slot as to which (x) the security interested granted pursuant to this Agreement has been released in accordance with Section 15 and (y) no new security interest has been granted therein pursuant to this Agreement following such release.

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“Primary Gate Interests” shall mean, at any time, the Gate Interests used by any Pledgor in an airport terminal at which such Pledgor conducts scheduled operations for direct non-stop flights using any Primary Routes (or flights originating at airports that are central connection points through which any Pledgor coordinates flights utilizing the Primary Routes or that is an origination or destination point for flights utilizing the Primary Routes), in each case at such time and to the extent such Primary Gate Interest is utilized in connection with any Primary Routes at such time; provided however, that (x) to the extent that any Pledgor ceases to use any Gate Interest in connection with the Primary Routes, such Gate Interest shall automatically cease to be a Primary Gate Interest hereunder and (y) Primary Gate Interests shall exclude (i) any Gate Interest as to which (A) the security interest granted pursuant to this Agreement has been released in accordance with Section 15 and (B) no new security interest has been granted therein pursuant to this Agreement following such release and (ii) any Gate Interest that is excluded from the Collateral pursuant to the proviso to Section 1.
“Primary Slot” shall mean a Primary FAA Slot and a Primary Foreign Slot, or either of them.
“Primary Routes” shall mean, at any time, the Routes set forth on Schedule I hereto, as such Schedule may be amended from time to time pursuant to Section 5(ii), 5(iii) or 6(vi); provided however, that Primary Routes shall exclude any Route as to which (x) the security interest granted pursuant to this Agreement has been released in accordance with Section 15 and (y) no new security interest shall have been granted therein pursuant to this Agreement since the date of such release.
“Proceeds” shall have the meaning assigned that term under the UCC as in effect in the State of New York or under other relevant law and, in any event, shall include, but not be limited to, any and all (i) proceeds of any insurance, indemnity, warranty or guarantee payable to the Administrative Agent or to the Pledgors or any Affiliate of the Pledgors from time to time with respect to any of the Collateral, (ii) payments (in any form whatsoever), made or due and payable to the Pledgors from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (iii) instruments representing obligations to pay amounts in respect of the Collateral, (iv) all causes of action, claims, and warranties now or hereafter held by any Pledgor in respect of any of the assets and property of such Pledgor described in Section 1 and, to the extent related to any property described in said Section 1, all books, records or similar papers, and (v) other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Requirements” has the meaning provided in Section 6(ii) hereof.
“SGR Responsible Officer” means any employee of the Borrower having oversight responsibility for the administration of this Agreement and the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of the Borrower or any Pledgor, as applicable.

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“Specified Primary FAA Slot” shall have the meaning given such term in the definition of “Primary FAA Slot” herein.
“Title 14” shall mean Title 14 of the United States Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.
Section 17.    NOTICES. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and shall be delivered, mailed, telegraphed, telexed, facsimile transmitted or cabled, addressed:

(a)    if to any Pledgor, to Delta's office at:
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention: Treasurer, Dept. 856
Telecopier: (404) 715-4862
Copy to: General Counsel, Dept. 971
Telecopier: (404) 715-2611
(b)    if to the Administrative Agent, to its office at:
JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Matthew Massie
Telecopier: (212) 270-5100
with a copy to:
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Jide Williams
Telecopier: (713) 750-2938
with a copy to:

22

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Patrick S. Ryan
Telecopier: (212) 455-2502
or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. The Administrative Agent or any Pledgor may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 18.    CONTINUING SECURITY INTEREST; TRANSFER OF OBLIGATIONS. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Obligations Payment Date, (ii) be binding upon each Pledgor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and each of their respective successors, transferees and assigns; no other persons (including, without limitation, any other creditor of the Pledgors) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (iii) and subject to the provisions of the applicable Loan Documents, any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, subject, however, to the provisions of the applicable Loan Documents.
Section 19.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.
Section 20.    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 20. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 17. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 21.    SECURITY INTEREST ABSOLUTE. The obligations of each Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgors, except to the extent that the enforceability thereof may be limited by any such event; (b) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Documents, except as specifically set forth in a waiver granted pursuant to Section 14; (c) any amendment to or modification of any Loan Document or any security for any of the Obligations, whether or not the Pledgors shall have notice or knowledge of any of the foregoing, except as specifically set forth in an amendment or modification executed pursuant to Section 14; (d) any lack of validity or enforceability of any of the Liens granted hereunder or under any other Loan Document; or (e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, each Pledgor.
Section 22.    SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 23.    HEADINGS. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
Section 24.    EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same Agreement. A set of the counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
Section 25.    SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each Pledgor and its successors and assigns and shall inure to the benefit of the Administrative Agent and each Secured Party and their respective successors and assigns; provided that the Pledgors may not transfer or assign any or all of its rights or obligations

24

hereunder without the prior written consent of the Administrative Agent. All agreements, statements, representations and warranties made by any Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.
Section 26.    LIMITATION BY LAW; LIMITED OBLIGATIONS. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law. It is the desire and intent of each Pledgor, the Administrative Agent and the Secured Parties that this Agreement shall be enforced against the Pledgors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of the Pledgors under this Agreement shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers, which laws would determine the solvency of the Pledgors by reference to the full amount of the Obligations at the time of the execution and delivery of this Agreement), then the amount of the Obligations of the Pledgors shall be deemed to be reduced and the Pledgors shall pay the maximum amount of the Obligations which would be permissible under the applicable law.
Section 27.    INTERCREDITOR AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent shall enter into any Intercreditor Agreement and such Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder shall be subject to the terms and conditions of such Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and such Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent hereunder shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent, in contravention of such Intercreditor Agreement.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Pledgors have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DELTA AIR LINES, INC.
By:
Name:
Title:

COMAIR, INC.
By:
Name:
Title:

[Signature Page to the SGR Security Agreement]

JPMORGAN CHASE, BANK, N.A.,
as Administrative Agent
By:
Name:
Title:

[Signature Page to the SGR Security Agreement]

SCHEDULE I
PRIMARY ROUTES

SCHEDULE II
PRIMARY FAA SLOTS

SCHEDULE III
PRIMARY FOREIGN SLOTS

SCHEDULE IV
CHIEF EXECUTIVE OFFICES OF PLEDGORS

Exhibit A
Office of Slot Administration
Office of Chief Counsel - Slot Transfers
Federal Aviation Administration
800 Independence Avenue, S.W.
Washington, D.C. 20591
Re: Request for Confirmation of Slot Transfers
Dear Sirs/Madams:
Please be advised that, pursuant to 14 C.F.R. § 93.221(a), [Delta Air Lines, Inc.
(“Delta”)] [Comair, Inc. (“Comair”)] intends to transfer all rights, interests, and privileges pertaining to the slots listed on the attached Schedule A (attached hereto) to [NAME A]. The slots involved in the transaction are not used for international or essential air service, nor are they AIR-21 slot exemptions. This slot transfer is permanent.
This letter serves as written evidence of [Delta's] [Comair's] and [NAME A]'s consent to the transfer of the above-referenced slots -- said transfer to be effective as of the date upon which [NAME A] signs this letter, subject to confirmation by the FAA. Upon confirmation by the FAA, [NAME A] will become the holder of record of the above-described slots.
Please confirm the transfer of the above-described slots by stamping and signing the acknowledgement copy of this letter and returning it to [Name, Title,] by facsimile at _______ and by mail at ____________.
Sincerely,

_______________________
[NAME] [Date]
[TITLE]
[Delta Air Lines, Inc.][ Name of Pledgor]
CONFIRMED BY: _______________________
[FAA Name, Date]
_______________________
[NAME] [Date]
[TITLE]
[NAME A]

CONFIRMED BY: _______________________
[FAA Name, Date]

Exhibit D

AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND
SECURITY AGREEMENT

dated as of April 20, 2011
made by
DELTA AIR LINES, INC.
and COMAIR, INC.,

as Grantors
in favor of
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

ARTICLE 1 DEFINITIONS
Section 1.01   Definitions
ARTICLE 2 COVENANTS OF THE GRANTORS
Section 2.01    Possession, Operation and Use, Maintenance and Registration
Section 2.02    Replacement and Pooling of Parts; Alterations, Modifications and Additions
Section 2.03    Insurance
Section 2.04    Inspection
Section 2.05    Other Representations, Warranties and Covenants
Section 2.06    Pledged Spare Parts
Section 2.07    Cape Town Treaty
ARTICLE 3 EVENT OF LOSS
Section 3.01    Event of Loss
Section 3.02    Requisition for Use of an Aircraft, Engine or Spare Engine by the United States Government or Government of Registry of the Aircraft
ARTICLE 4 REMEDIES
Section 4.01    Event of Default
Section 4.02    Remedies with Respect to Collateral
Section 4.03    Waiver of Appraisement, Etc.
Section 4.04    Application of Proceeds
Section 4.05    Remedies Cumulative
Section 4.06    Discontinuance of Proceedings
ARTICLE 5 TERMINATION OF MORTGAGE
Section 5.01    Termination of Mortgage
ARTICLE 6 MISCELLANEOUS
Section 6.01    No Legal Title to Collateral in Secured Creditor
Section 6.02    Sale of Collateral by the Administrative Agent is Binding
Section 6.03    Benefit of Mortgage
Section 6.04    Notices
Section 6.05    Governing Law; Jurisdiction; Service of Process
Section 6.06    Counterparts

Section 6.07    Waiver; Amendment
Section 6.08    Waiver of Jury Trial
Section 6.09    Successors and Assigns
Section 6.10    Lien Absolute
Section 6.11    General Indemnity
Section 6.12    Section 1110 of the Bankruptcy Code
Section 6.13    Intercreditor Agreement

EXHIBITS
Exhibit A	Form of Mortgage Supplement
Exhibit B	Certain Economic Terms
Exhibit C	Form of Data Report
Exhibit D	Country List
Exhibit E	Form of Credit and Guaranty Agreement (excluding Annexes, Exhibits and Schedules)

AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
THIS AIRCRAFT, SPARE ENGINES AND SPARE PARTS MORTGAGE AND SECURITY AGREEMENT dated as of April 20, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by one or more Mortgage Supplements, this “Mortgage”) is made by DELTA AIR LINES, INC., a Delaware corporation (“Borrower”), and COMAIR, INC., an Ohio corporation (“Comair”) (each of the Borrower and Comair, a “Grantor” and, collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., acting as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties.
W I T N E S S E T H:
WHEREAS, all capitalized terms used herein shall have the respective meanings set forth or referred to in Article 1 hereof or, if not defined in Article 1, in the Credit Agreement;
WHEREAS, all things necessary to make this Mortgage the legal, valid and binding obligation of Grantors and the Administrative Agent, for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened;
WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among the Borrower, Comair and each of the other direct and indirect Domestic Subsidiaries of the Borrower from time to time party thereto, the Lenders, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, and the other agents and arrangers party thereto, the Lenders have agreed to make Loans to and issue and participate in Letters of Credit on behalf of the Borrower;
WHEREAS, in order to induce the Administrative Agent, the other Agents, the Lenders and the other parties thereto to enter into the Credit Agreement and the other Loan Documents and in order to induce the Lenders to make the Loans and issue Letters of Credit as provided for in the Credit Agreement, each Grantor has agreed to execute and deliver this Mortgage to the Administrative Agent for the benefit of the Secured Parties;
GRANTING CLAUSE
NOW, THEREFORE, THIS AIRCRAFT, SPARE ENGINES AND SPARE PARTS MORTGAGE AND SECURITY AGREEMENT WITNESSETH, that, to secure the prompt and complete payment and performance when due of the Obligations of the Borrower and each of the Guarantors under the Credit Agreement and each of the other Loan Documents, to secure the performance and observance by the Borrower and each of the Guarantors of all the agreements, covenants and provisions contained herein and in the Loan Documents to which they are a party for the benefit of the Administrative Agent on behalf of the Secured Parties and each of the other Indemnitees, and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the premises and of the covenants herein contained, and of other good and valuable consideration the receipt and adequacy whereof are hereby

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

acknowledged, each Grantor has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Administrative Agent, its successors and assigns, for the security and benefit of the Secured Parties and such other Persons, an International Interest and a first priority continuing security interest in and first priority mortgage Lien on all estate, right, title and interest of such Grantor in, to and under the following described property, rights, interests and privileges whether now or hereafter acquired and subject to the Lien hereof (which collectively, including all property hereafter specifically subjected to the Lien of this Mortgage by any instrument supplemental hereto, are herein called the “Collateral”):
(1)    each Aircraft (including, without limitation, each Airframe and its related Engines, if any, as indicated in the applicable Mortgage Supplement (each such Engine having 1750 or more pounds of thrust or the equivalent thereof) (as indicated in the Mortgage Supplement with the name of the applicable Grantor), as the same is now and will hereafter be constituted, whether now or hereafter acquired and subjected to the Lien hereof, and, in the case of such Engines, whether or not any such Engine shall be installed in or attached to the related Airframe or any other Airframe or airframe and all substitutions or replacements therefor, as provided in this Mortgage, together with all Parts of whatever nature which are from time to time included in any “Airframe” or its related “Engines”, whether now or hereafter acquired and subjected to the Lien hereof, and all renewals, substitutions, replacements, additions, improvements, accessories and accumulations with respect to any of the foregoing, and all records, logs, manuals, maintenance data and inspection, modification and overhaul records and other related materials with respect to any of the foregoing (as may be required to be maintained by a Grantor's FAA‑approved maintenance program);
(2)    each Engine and each Spare Engine (each Engine or Spare Engine having 1750 or more pounds of thrust or the equivalent thereof) (as indicated in the Mortgage Supplement with the name of the applicable Grantor) as the same is now and will hereafter be constituted, whether now or hereafter acquired and subjected to the Lien hereof, and whether or not any such Engine or Spare Engine shall be installed in or attached to any Airframe or airframe and all substitutions or replacements therefor, as provided in this Mortgage, together with all Parts of whatever nature which are from time to time included in any “Engine” or “Spare Engine”, whether now or hereafter acquired and subjected to the Lien hereof, and all renewals, substitutions, replacements, additions, improvements, accessories and accumulations with respect to any of the foregoing, and all records, logs, manuals, maintenance data and inspection, modification and overhaul records and other related materials with respect to any of the foregoing (as are maintained or as may be required to be maintained by a Grantor's FAA‑approved maintenance program);
(3)    (x) in the case of Comair, all Spare Parts owned by Comair, and (y) in the case of the Borrower, (I) all Spare Parts owned by the Borrower and relating to or used in connection with General Electric Model CF34 engines or Bombardier manufactured regional jet aircraft, and (II) all airframe and avionics Spare Parts owned by the Borrower and unique to Boeing 747 aircraft, McDonnell Douglas DC-9 aircraft or any Airbus manufactured aircraft, in each case whether now or hereafter acquired and subjected to

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

the Lien hereof, including any replacements, substitutions or renewals therefor, and accessions thereto, including but not limited to Rotables, Expendables, Key Repairables, Appliances, and located at the applicable Designated Spare Parts Locations, other than any Excluded Parts;
(4)    all proceeds with respect to the requisition of title to or use of each Airframe, Engine or Spare Engine or any Part thereof, or any Pledged Spare Parts, all insurance proceeds or indemnity payments with respect to any of the foregoing and any other proceeds of any kind resulting from an Event of Loss;
(5)    all moneys and securities now or hereafter paid or deposited or required to be paid or deposited to or with the Administrative Agent by or for the account of such Grantor pursuant to the terms hereof and held or required to be held by the Administrative Agent hereunder;
(6)    any and all property that may, from time to time hereafter, in accordance with the provisions of the Loan Documents, by delivery or by Mortgage Supplement or by other writing of any kind, for the purposes hereof be in any way subjected to the Lien and security interest hereof or be expressly conveyed, mortgaged, assigned, transferred, deposited hereunder, in which a security interest may be granted by such Grantor and/or pledged by such Grantor, or any Person authorized to do so on its behalf or with its consent, to and with the Administrative Agent, who are hereby authorized to receive the same at any and all times as and for additional security hereunder;
(7)    all rents, issues, profits, revenues and other income of the property subjected or required to be subjected to the Lien of this Mortgage;
(8)    all right, title, interest, claims and demands of such Grantor, in, to and under any lease of any Airframe or Engine;
(9)    all repair, maintenance and inventory records, logs, tags, manuals and all other documents and materials similar thereto (including, without limitation, any such records (whether on paper or in an electronic format), logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by the Grantors, and all records, logs, tags, documents and other materials required at any time to be maintained by each Grantor by the FAA or under the FAA Act, in each case with respect to any of the Pledged Spare Parts;
(10)    any Tracking Software;
(11)    all proceeds of the foregoing, including, without limitation, all causes of action, claims and Warranty Rights now or hereafter held by such Grantor in respect of any of the items listed above and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers; and
(12)    all Associated Rights, if any, in connection with the foregoing.

3

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, each Grantor shall have the right, to the exclusion of the Administrative Agent, but subject to the terms and conditions of this Mortgage: (i) to quiet enjoyment of the Aircraft, the Airframes, the Engines, the Spare Engines and Pledged Spare Parts, and to possess, use, retain and control the Aircraft, the Airframes, the Spare Engines and the Pledged Spare Parts and (ii) with respect to the Warranty Rights, to exercise in a Grantor's name all rights and powers of such Grantor under the Warranty Rights and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity or other obligation under the Warranty Rights.
HABENDUM CLAUSE
TO HAVE AND TO HOLD all and singular the aforesaid property unto the Administrative Agent and for the uses and purposes and subject to the terms and provisions set forth in this Mortgage.
1.It is expressly agreed that anything herein contained to the contrary notwithstanding, each Grantor shall remain liable under each of the contracts and agreements included in the Collateral to which it is a party to perform all of the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and neither the Administrative Agent nor any of the Secured Parties shall have any obligation or liability under any such contracts and agreements to which a Grantor is a party by reason of or arising out of the assignment hereunder, nor shall the Administrative Agent or any Secured Party be required or obligated in any manner to perform or fulfill any obligations of a Grantor, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
2.Each Grantor does hereby designate the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, the true and lawful attorney-in-fact of such Grantor, irrevocably, for good and valuable consideration and coupled with an interest and with full power of substitution (in the name of such Grantor or otherwise) subject to the terms and conditions of this Mortgage, to ask, require, demand, receive, sue for, compound and give acquittance for any and all moneys and claims for moneys due (in each case including insurance and requisition proceeds and indemnity payments) and to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or advisable in the premises as fully as such Grantor itself could do generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral (including executing a bill of sale, conveyance, amendment, termination, release, disclaimer, request to cancel US registration, supplement, assignment, airworthiness application or request for a ferry permit or any other document necessary to file with or submit to the FAA in connection with any or all of the Collateral, which documents may be executed by the Administrative Agent as attorney in fact for such Grantor), as fully and completely as though the Administrative Agent were the absolute owner thereof for all

4

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

purposes, and to do, at the Administrative Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and to effect the intent of this Mortgage. Each Grantor agrees that promptly upon receipt thereof, it will transfer to the Administrative Agent any and all moneys from time to time received by such Grantor constituting part of the Collateral to the extent that it is not entitled to retain the same under the express provisions of this Mortgage, for distribution by the Administrative Agent pursuant to the Credit Agreement and this Mortgage.
3.Grantors agree that at any time and from time to time upon the written request of the Administrative Agent, Grantors, at their sole cost and expense, will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Administrative Agent may reasonably deem necessary or desirable, by reference to prudent industry practice, in obtaining the full benefits of the assignment hereunder and/or intended to be effected hereunder and of the rights and powers herein granted and/or intended to be granted hereunder including, without limitation, taking such steps as may be required to establish, maintain or, subject to Section 4.02, enforce the Lien intended to be granted hereunder in full force and effect (whether under the UCC, Title 49, or the law of any other jurisdiction under which any Aircraft or other portion of the Collateral may be registered).
4.Grantors hereby warrant and represent that none of the Collateral is currently subject to any assignment, pledge or other Lien (other than Permitted Collateral Liens), and hereby covenant that no Grantor will otherwise assign or pledge, so long as the Lien of this Mortgage has not been discharged in accordance with the terms hereof, any of its rights, title or interests hereby assigned to any Person other than the Administrative Agent or any administrative agent, collateral agent or trustee as agent in respect of any Refinancing Debt or Junior Secured Debt.
5.No other conveyance, assignment or act on the part of such Grantor or the Administrative Agent shall be necessary for any part of the Collateral to become subject to the Lien of this Mortgage.
6.The Collateral shall be subject to release as and to the extent provided in Section 6.06(c) of the Credit Agreement and Article 5 hereof.
7.Each Grantor agrees that it will timely and completely pay and perform all of its obligations under the Loan Documents.
IT IS HEREBY FURTHER COVENANTED AND AGREED by and among the parties hereto as follows:

5

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. For all purposes of this Mortgage, except as otherwise expressly provided or unless the context otherwise requires:
1.each of the “Grantors,” “Administrative Agent,” any “Lender” “Secured Party” or any other Person includes any successor in interest to it and any permitted transferee, permitted purchaser or permitted assignee of it;
2.the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;
3.all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, as in effect from time to time;
4.the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Mortgage as a whole and not to any particular Article, Section or other subdivision;
5.all references in this Mortgage to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits of this Mortgage;
6.“knowledge” or “aware” or words of similar import shall mean, when used in reference to a Grantor, the actual knowledge of any Responsible Officer;
7.the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
8.all capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement; and
9.for all purposes of this Mortgage, the following capitalized terms have the following respective meanings:
“Additional Insured” shall mean each Secured Party, the Administrative Agent, a Grantor in its capacity as lessor under any Permitted Lease (collectively, the “Named Additional Insured”), and each of their respective Affiliates, successors and permitted assigns, and the respective directors, officers and employees of each of the foregoing.
“Additional Parts” shall have the meaning given to that term in Section 2.02(c) of this Mortgage.
“Administrative Agent” shall have the meaning given to that term in the first paragraph of this Mortgage.

6

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

“Administrator” shall have the meaning given it in the Regulations and Procedures for the International Registry.
“Aircraft” shall mean each Airframe together with the related Engines, if any, as indicated in the initial or any subsequent Mortgage Supplement, whether or not such Engines are installed on such Airframe or any other Airframe or airframe.
“Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement” or “this Agreement” or “this Mortgage” shall mean this Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Airframe” shall mean: (i) each aircraft or airframe (excluding Engines, Spare Engines or engines either initially or from time to time installed thereon) specified by Manufacturer, model, United States Registration Number and Manufacturer's serial number in the initial Mortgage Supplement and any subsequent Mortgage Supplement; (ii) any Replacement Airframe which may from time to time be substituted for such Airframe pursuant to Section 3.01 hereof and (iii) in either case, any and all Parts which are from time to time incorporated or installed in or attached thereto (including, without limitation, the portion of any quick engine change kits installed thereon) or which have been removed therefrom, unless the Lien of this Mortgage shall not be applicable to such Part in accordance with Section 2.02.
“Appliance” means an instrument, equipment, apparatus, a part, an appurtenance, or an accessory used, capable of being used, or intended to be used, in operating or controlling aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to aircraft during flight, and not a part of an aircraft, engine, or propeller (and shall include without limitation “appliances” as defined in 49 U.S.C. § 40102(a)(11)).
“Associated Rights” shall mean associated rights as defined in the Cape Town Treaty.
“Borrower Obligations” shall mean the “Obligations” as such term is defined in the Credit Agreement.
“Certificated Air Carrier” shall mean a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation of the United States pursuant to Chapter 447 of Title 49 for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code or any analogous provision of the Bankruptcy Code enacted in substitution or replacement thereof.
“Citizen of the United States” shall have the meaning given to such term in Section 40102(a)(l5) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies or any similar legislation of the United States enacted in substitution or replacement therefor.
“Claims” shall have the meaning given in Section 6.11(a) of this Mortgage.
“Collateral” shall have the meaning assigned thereto in the Granting Clause hereof.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

“Contract of Sale” shall mean a “contract of sale” as defined in the Cape Town Treaty.
“CRAF Program” shall mean the Civil Reserve Air Fleet Program.
“Credit Agreement” shall have the meaning given to that term in the recitals of this Mortgage.
“Data Report” means information and data relating to the Pledged Spare Parts supplied by the Borrower to the Administrative Agent and substantially in the form of Exhibit C to this Mortgage.
“Designated Spare Parts Locations” means the locations in the United States designated from time to time by the Grantors at which the Pledged Spare Parts may be maintained by or on behalf of such Grantors, which initially shall be the locations set forth in the initial Mortgage Supplement and shall include the additional locations designated by the Grantors pursuant to Section 2.06(b) of this Mortgage.
“Encumbered Aircraft” means any aircraft owned or hereafter acquired by a Grantor as to which such Grantor has granted a security interest (or shall grant a security interest) to a financier of such aircraft.
“Encumbered Engine” means any engine owned or hereafter acquired by a Grantor as to which such Grantor has granted a security interest (or shall grant a security interest) to a financier of such engine.
“Engine” shall mean (i) each of the engines listed by Manufacturer, model and Manufacturer's serial numbers in Part A of Exhibit 1 to the initial Mortgage Supplement and every subsequent Mortgage Supplement, and whether or not either initially or from time to time installed on an Airframe or any other airframe; (ii) any Replacement Engine which may from time to time be substituted for any of such Engines pursuant to the terms hereof; and (iii) in either case, any and all Parts which are from time to time incorporated or installed in or attached to any such Engine (including, without limitation, the portion of any quick engine change kits installed thereon) and any and all Parts removed therefrom unless the Lien of this Mortgage shall not apply to such Parts in accordance with Section 2.02.
“Excepted Taxes” shall mean any Taxes (including any withholding Taxes) based on, or measured by or with respect to, gross or net income, gross or net receipts, capital or net worth or that are minimum, franchise, excess profits, conduct of business or branch profits Taxes, in each case however denominated, other than (i) any such Taxes which are in the nature of sales or use taxes, stamp taxes, license or property taxes, mortgage or mortgage recording taxes, turnover taxes, valorem taxes, and value added taxes (to the extent not imposed in direct and clear substitution for an income tax), (ii) any such Taxes necessary to make any indemnity amount that is required to be paid by a Grantor under Section 6.11 hereof to be paid on an After-Tax Basis (as defined in Section 6.11 hereof), and (iii) any such Taxes imposed by any foreign or international taxing authority or by any territory or possession of the United States (A) on any Indemnitee who does not otherwise maintain an office or other place of business and is not otherwise located in such locations solely as a result of the transactions contemplated by the Loan Documents or the operation or registration of any Aircraft or the identity or other activities

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

of a Grantor or any lessee or other Person in possession of any Aircraft or any part thereof in the jurisdiction of such taxing authority, and (B) on any Indemnitee who is doing business, maintaining an office or other place of business, or otherwise located in the jurisdiction of such taxing authority, but only to the extent of any incremental Taxes that would not have been imposed but for the transactions contemplated by the Loan Documents or the operation or registration of any Aircraft or the identity or other activities of a Grantor or any lessee or other Person in possession of any Aircraft or any part thereof in such jurisdiction.
“Excluded Parts” means (i) any Spare Part (including an Appliance) specifically identifiable by any Person, other than the Administrative Agent and any Secured Party, as having been removed from an Encumbered Aircraft or an Encumbered Engine, as the case may be, and under the document creating such security interest the financier has a continuing security interest therein, until any such Spare Part is replaced on such Encumbered Aircraft or Encumbered Engine, as the case may be or (ii) any Hazardous Materials.
“Expendables” means Spare Parts that, once used, cannot be re-used, and if not serviceable, cannot be overhauled or repaired.
“Event of Loss” shall mean, with respect to any Aircraft, any Airframe or any Engine, Spare Engine or Spare Part, any of the following events with respect to such property:
(a)    any damage to such property which results in an insurance settlement with respect to such property on the basis of an actual or constructive total loss;
(b)    the loss of such property or of the use thereof due to destruction or damage beyond repair;
(c)    the theft or disappearance of such property for a period in excess of 120 days;
(d)    the condemnation, confiscation, seizure or requisition of such property for a period in excess of 120 days or the requisition or taking of title of such property;
(e)    the requisition for use of such property by any Governmental Authority (other than a requisition for use by the government of the country of registry of such Aircraft) that results in the loss of possession of such property by a Grantor (or any Permitted Lessee) for a period in excess of nine consecutive months;
(f)    as a result of any law, rule, regulation, order or other action by the FAA, the DOT or other Governmental Authority having jurisdiction, the use of such Aircraft or such Airframe, Engine or Spare Engine in the normal business of air transportation is prohibited by virtue of a condition affecting all aircraft of the same type for a period of 12 consecutive months, unless prior to the expiration of such 12 month period, Grantors have undertaken and are diligently carrying forward all steps that are necessary or desirable to permit the normal use of such Aircraft or such Airframe, Engine or Spare Engine or, in any event, if such use is prohibited for a period of more than eighteen consecutive months; and
(g)    any event with respect to an Engine or Spare Engine that is deemed to be an Event of Loss with respect to such Engine pursuant to Section 2.01(a)(vii) of this Mortgage.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the corresponding Airframe.
“FAA Act” shall mean Title 49.
“Foreign Air Carrier” shall mean any air carrier principally domiciled in a country other than the United States and which performs maintenance, preventative maintenance and inspections for aircraft, engines and related parts to standards which are approved by, or which are substantially equivalent to those required by, the civil aviation authority of the United States, Australia, Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Italy, Japan, the Netherlands, Norway, New Zealand, Spain, Sweden, Switzerland or the United Kingdom.
“Grantor” and “Grantors” shall have the meaning given to that term in the first paragraph of this Mortgage.
“Guarantor Obligations” shall mean, for each Grantor other than the Borrower, the “Guaranty Obligations” (as such term is defined in the Credit Agreement) of such Grantor.
“Indemnitee” shall have the meaning given in Section 6.11(b) of this Mortgage.
“Insured Amount” shall have the meaning specified therefor on Exhibit B hereto.
“Irrevocable De-Registration and Export Request Authorization” shall have the meaning given it in the Cape Town Treaty.
“Key Repairable” means those Spare Parts, including Appliances, that can be economically restored or repaired to a serviceable condition, but have a life that is considerably less than the life of the flight equipment to which they are related.
“Manufacturer” shall mean, with respect to any Airframe, Engine, Spare Engine or Pledged Spare Part, the manufacturer thereof.
“Minimum Liability Insurance Amount” shall have the meaning specified therefor on Exhibit B hereto.
“Mortgage Supplement” shall mean any supplement to this Mortgage which is delivered from time to time pursuant to the terms hereof in the form of Exhibit A hereto.
“Obligations” shall mean (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Grantor other than the Borrower, its Guarantor Obligations.
“Obligations Payment Date” shall have the meaning given in 5.01(a) of this Mortgage.
“Obsolete Parts” shall have the meaning given in Section 2.02(c) of this Mortgage.
“Opinion of Counsel” means a written opinion from legal counsel to a Grantor who is reasonably acceptable to the Administrative Agent.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

“Parts” shall mean any and all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) complete Engines, Spare Engines, or engines, (b) any items leased by a Grantor or any Permitted Lessee, (c) cargo containers, (d) severable components or systems installed on or affixed to an Airframe that are used to provide individual telecommunications or electronic entertainment to passengers aboard an Aircraft (“Passenger Convenience Equipment”), (e) medical and similar emergency equipment and (f) passenger service items and passenger service equipment generally used in but not affixed to an Aircraft, such as blankets, coffee pots, beverage and meal servicing carts, etc.), so long as the same are incorporated or installed in or attached to any Airframe or any Engine or Spare Engine or so long as the same are subject to the Lien of the Mortgage in accordance with the terms of Section 2.02 thereof after removal from any Airframe or any Engine or Spare Engine.
“Passenger Convenience Equipment” shall mean severable components or systems defined as such in the definition of the term “Parts”.
“Permitted Air Carrier” shall mean any Certificated Air Carrier or any Foreign Air Carrier.
“Permitted Lease” shall mean a lease permitted under Section 2.01(a) hereof.
“Permitted Lessee” shall mean the lessee under a Permitted Lease.
“Pledged Spare Parts” means the Spare Parts included in the Collateral.
“Professional User” shall have the meaning given it in the Regulations and Procedures for the International Registry.
“Prospective International Interest” shall have the meaning given it in the Aircraft Protocol.
“Replacement Airframe” shall mean any airframe substituted for an Airframe in accordance with Section 3.01(a) hereof.
“Replacement Engine” shall mean any engine substituted for an Engine or Spare Engine in accordance with Section 3.01(b) hereof.
“Reregistration and Lease Limit” shall have the meaning given to that term in Section 2.01(e) hereof.
“Rotable” means those Spare Parts, including Appliances, that can be repeatedly and economically restored to a serviceable condition over a period approximating the life of the flight equipment to which they are related.
“Spare Engine” shall mean (i) each of the engines listed by Manufacturer, model and Manufacturer's serial numbers in Part B of Exhibit 1 to the initial Mortgage Supplement and each subsequent Mortgage Supplement, and whether or not either initially or from time to time installed on any Airframe or airframe; (ii) any Replacement Engine which may from time to time

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

be substituted for any of such Spare Engines pursuant to the terms hereof; and (iii) in either case, any and all Parts which are from time to time incorporated or installed in or attached to any such Spare Engine (including, without limitation, the portion of any quick engine change kits installed thereon) and any and all Parts removed therefrom unless the Lien of this Mortgage shall not apply to such Parts in accordance with Section 2.02.
“Spare Part” means (a) an accessory, appurtenance, or part of (i) an aircraft (except an engine or propeller), (ii) an engine (except a propeller), (iii) a propeller, or (iv) an Appliance, in each case that is to be installed at a later time in an aircraft, engine, propeller or Appliance and shall include, without limitation, “spare parts” as defined in 49 U.S.C. § 40102(a)(38), (b) an Appliance or (c) a propeller.
“Specified Default” shall mean the occurrence of a Default arising under Sections 7.01(b), (f), (g) or (h) of the Credit Agreement.
“Tracking Software” means any software utilized by a Grantor or its designees in its Tracking System to track the Pledged Spare Parts and shall include any licenses, service or support contracts related thereto.
“Tracking System” shall mean a Grantor's centralized computer system for monitoring and tracking the location, condition and status of its Pledged Spare Parts, and any and all improvements, upgrades or replacement systems. The Tracking System shall include the Tracking Software.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
“United States” or “U.S.” shall mean the United States of America.
“United States Government” shall mean the federal government of the United States or any instrumentality or agency thereof.
“Warranty Rights” means, as to any Airframe, Engine, Spare Engine or Pledged Spare Part, any continuing rights of a Grantor in respect of any warranty, indemnity or agreement, express or implied, as to title, materials, workmanship, design or patent infringement or related matters with respect to such Airframe, Engine, Spare Engine or Pledged Spare Part.
“Wet Lease” shall mean any arrangement whereby a Grantor agrees to furnish any Airframes or airframes and the Engines or engines installed thereon to a third party pursuant to which such Airframes or airframes and the Engines or engines (i) shall be operated solely by regular employees or agents of a Grantor possessing all current certificates and licenses that would be required under the FAA or, if the Aircraft is not registered in the United States, all certificates and licenses required by the laws of the jurisdiction of registry, for the performance by such employees of similar functions within the United States of America or such other jurisdiction of registry and (ii) shall be maintained by a Grantor in accordance with its normal maintenance practices.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

ARTICLE 2
COVENANTS OF THE GRANTORS
Each of the Grantors represent, warrant and covenant, which representations, warranties and covenants shall survive execution and delivery of this Mortgage, as follows:
Section 2.01    Possession, Operation and Use, Maintenance and Registration.
(a)    Possession. Without the prior written consent of the Administrative Agent (and other than with respect to any such Airframe, Engine or Spare Engine that has been released from the Liens granted herein pursuant to Section 6.06(c) of the Credit Agreement) no Grantor shall lease or otherwise in any manner deliver, transfer or relinquish possession of any Airframe or any Engine or Spare Engine or install any Engine or Spare Engine, or permit any Engine or Spare Engine to be installed, on any airframe other than an Airframe; provided that each Grantor (or, except with respect to clauses (viii) and (ix) below, any Permitted Lessee) may without the prior written consent of the Administrative Agent:
(i)    subject any Airframe to interchange agreements or subject any Engine or Spare Engine, to interchange or pooling agreements or arrangements, in each case entered into by a Grantor (or any Permitted Lessee) in the ordinary course of its business; provided that (A) no such agreement or arrangement contemplates or requires the transfer of title to such Airframe, and (B) if such Grantor's title to any such Engine or Spare Engine is divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine or Spare Engine, and Grantors shall (or shall cause any Permitted Lessee to) comply with Section 3.01(b) in respect thereof;
(ii)    deliver possession of any Airframe or any Engine or Spare Engine to any Person for testing, service, repair, restoration, storage, maintenance or other similar purposes or for alterations, modifications or additions to such Airframe or such Engine or Spare Engine to the extent required or permitted by the terms hereof;
(iii)    transfer or permit the transfer of possession of any Airframe or any Engine or Spare Engine to the United States government pursuant to a lease, contract or other instrument;
(iv)    subject (or permit any Permitted Lessee to subject) any Airframe or any Engine or any Spare Engine to the CRAF Program or transfer (or permit any Permitted Lessee to transfer) possession of any Airframe or any Engine or any Spare Engine to the United States Government in accordance with applicable laws, rulings, regulations or orders (including, without limitation, any transfer of possession pursuant to the CRAF Program); provided, that such Grantor (or any Permitted Lessee) (A) shall promptly notify the Administrative Agent upon transferring possession of any Airframe or any Engine or any Spare Engine pursuant to this clause (iv) and (B) in the case of a transfer of possession pursuant to the CRAF Program, shall notify the Administrative Agent of the name and address of the responsible Contracting Office Representative for the Military

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Airlift Command of the United States Air Force or other appropriate Person to whom notices must be given and to whom requests or claims must be made to the extent applicable under the CRAF program;
(v)    install an Engine or Spare Engine on an airframe owned by such Grantor (or any Permitted Lessee) free and clear of all Liens, except (A) Permitted Collateral Liens and Liens that apply only to the engines (other than Engines or Spare Engines), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe (but not to the airframe as an entirety) and (B) the rights of third parties under interchange agreements or pooling or similar arrangements that would be permitted under clause (i) above;
(vi)    install an Engine or Spare Engine on an airframe leased to a Grantor (or any Permitted Lessee) or purchased or owned by such Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement; provided that: (A) such airframe is free and clear of all Liens except (1) the rights of the parties to the lease or conditional sale or other security agreement covering such airframe, or their successors and assigns, and (2) Liens of the type permitted by clause (v) of this Section 2.01(a); and (B) either: (1) such Grantor has obtained from the lessor or secured party of such airframe a written agreement (which may be the lease, conditional sale or other security agreement covering such airframe), in form and substance satisfactory to the Administrative Agent (an agreement from such lessor or secured party substantially in the form of the penultimate paragraph of this Section 2.01(a) being deemed to be satisfactory to the Administrative Agent), whereby such lessor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine or Spare Engine by reason of such Engine or Spare Engine being installed on such airframe at any time while such Engine or Spare Engine is subject to the Lien of this Mortgage, or (2) such lease, conditional sale or other security agreement provides that such Engine or Spare Engine shall not become subject to the Lien of such lease, conditional sale or other security agreement at any time while such Engine or Spare Engine is subject to the Lien of this Mortgage, notwithstanding its installation on such airframe;
(vii)    install an Engine or Spare Engine on an airframe owned by such Grantor (or any Permitted Lessee), leased to such Grantor (or any Permitted Lessee) or purchased by such Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement under circumstances where neither clause (v) nor clause (vi) of this Section 2.01(a) is applicable; provided that such installation shall be deemed an Event of Loss with respect to such Engine or Spare Engine, and Grantors shall comply with Section 3.01(b) in respect thereof, if such installation adversely affects the Administrative Agent's security interest in such Engine or Spare Engine, the Administrative Agent not intending hereby to waive any right or interest it may have to or in such Engine or Spare Engine under applicable law until compliance by such Grantor with Section 3.01(b);
(viii)    lease any Engine or Spare Engine or any Airframe and its related Engines to any Certificated Air Carrier; provided that at the commencement of such lease no Event of Default or Specified Default has occurred and is continuing and such Certificated Air Carrier, if other than an Affiliate in the same proceeding, is not at that

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

time subject to a proceeding under applicable bankruptcy, insolvency or reorganization laws; and
(ix)    lease any Engine or Spare Engine or any Airframe and its related Engines to:
(1)any Foreign Air Carrier that is at the inception of the lease based in and a domiciliary of a country listed in Exhibit D hereto, or
(2)a manufacturer of airframes or engines (either directly or through an Affiliate, so long as the obligations of such Affiliate are subject to the unconditional guarantee of its related manufacturer) that is at the inception of the lease based in and a domiciliary of the United States or any country listed on Exhibit D hereto, or
(3)any other Foreign Air Carrier consented to in writing by the Administrative Agent;
provided that at the commencement of such lease no Event of Default or Specified Default has occurred and is continuing, and provided, further, that: (v) the aggregate of the Appraised Values of all Airframes, Engines and Spare Engines (including the Appraised Value(s) attributable to any quick engine change kits installed on any such Engine or Spare Engine) leased pursuant to Section 2.01(a)(viii) and this Section 2.01(a)(ix), other than Engines or Spare Engines so leased under leases having a term (including any renewal term) of six months or less, when aggregated with the Appraised Value of all Airframes reregistered outside the United States pursuant to Section 2.01(e), shall be subject to the Reregistration and Lease Limit (except to the extent such Reregistration and Lease Limit is expressly waived in writing by the Administrative Agent), (w) in the case of a lease of an Airframe, Engine or Spare Engine to a Foreign Air Carrier under clause (1) above, the Administrative Agent receives the following documents at least two Business Days prior to the time of such lease (provided that such documents can be furnished less than two Business Days prior to such time if the Administrative Agent received drafts of such documents no later than two Business Days prior to such time):
a.    a certificate of such Grantor's independent insurance brokers stating that in the opinion of such firm the insurance required to be carried and maintained with respect to such Aircraft, Engine or Spare Engine by the terms of this Mortgage will be in full force and effect during the term of such lease and
b.    an Opinion of Counsel to such Grantor to the effect that

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

i.    there exist no possessory rights in favor or the lessee under the laws of such lessee's country which would, upon bankruptcy or insolvency of or other default by such Grantor and assuming at such time such lessee is not insolvent or bankrupt, prevent the taking of possession of such Airframe, Engine or Spare Engine by the Administrative Agent in accordance with and when permitted by the terms of Section 4.02 upon the exercise by the Administrative Agent of its remedies under Section 4.02.
ii.    the terms of the proposed lease (including the provisions therein as to being subject and subordinate as required below) will be legal, valid, binding and (subject to customary exceptions in foreign opinions generally acceptable to aircraft financiers) enforceable against the proposed lessee in the country in which the proposed lessee is principally based,
iii.    the laws of such lessee's country of domicile require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of use or title of such Aircraft, Engine or Spare Engine in the event of the requisition by such government of such use or title, and
iv.    the laws of such lessee's country of domicile would give recognition to such Grantor's title to such Aircraft, Engine or Spare Engine, to the registry of such Aircraft in the name of a Grantor (or the proposed lessee, as “lessee”, as appropriate) and to the Lien of this Mortgage, and
(x) in the case of a lease to any foreign entity (other than a foreign entity principally based in Taiwan), the United States maintains normal diplomatic relations with the country in which such foreign entity is based at the time such lease is entered into, (y) in the case of any lease to a foreign entity, such entity, other than an Affiliate of such Grantor in the same proceeding, is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person and (z) in the case of any lease to a foreign entity that is situated in a Contracting State (as defined in the Cape Town Treaty), the lease shall contain the remedies of a lessor set forth in the Cape Town Treaty for the benefit of the lessor under such lease, unless counsel located in the applicable foreign jurisdiction provides written advice, addressed to both the applicable Grantor and the Administrative Agent, that such remedies are not customarily made available to lessors in such jurisdiction;
provided that the rights of any lessee or other transferee covered by the preceding clauses (i) through (ix) who receives possession of any Aircraft, any Airframe, any Engine, Spare Engine or

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Pledged Spare Part by reason of a transfer permitted by this Section 2.01(a) (other than the transfer of an Engine or Spare Engine which is deemed an Event of Loss) shall be subject and subordinate to, and any Permitted Lease shall be made expressly subject and subordinate to, all the terms of this Mortgage, including the Administrative Agent's rights to repossess pursuant to Section 4.02 and to avoid such lease upon such repossession, and Grantors shall remain primarily liable hereunder for the performance and observance of all of the terms and conditions of this Mortgage, to the same extent as if such lease or transfer had not occurred, any such lease shall include appropriate provisions for the maintenance and insurance of any such Aircraft, Airframe, Engine or Spare Engine, and no lease or transfer of possession otherwise in compliance with this Section 2.01 shall (x) result in any registration or reregistration of any Aircraft except to the extent permitted in Section 2.01(e) or the maintenance, operation or use thereof that does not comply with Section 2.01(b) and (c) or the registration of any subordination in favor of the Permitted Lessee or in respect of other transfers in the International Registry, or (y) permit any action not permitted to be taken by Grantors with respect to any Aircraft hereunder.
Grantors shall provide the Administrative Agent a copy of each Permitted Lease which has a term of more than one year promptly after execution thereof. In addition, in furtherance of the Granting Clause, the applicable Grantor shall expressly assign to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent (and take all further actions in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by this Mortgage), as part of the Collateral, such Grantor's rights, but not its obligations, under any such Permitted Lease with a term of more than one year (provided that so long as no Event of Default shall have occurred and be continuing hereunder, Grantor shall be entitled to exercise all rights and remedies with respect to such Permitted Lease). In connection with the foregoing assignment, such Grantor shall deliver any chattel paper originals of any Permitted Lease having a term in excess of one year to the Administrative Agent and at Grantor's request if the lessee is situated in (or the applicable Airframe is registered in) a Contracting State cause such Permitted Lease to be registered as an International Interest against the relevant airframe and engines on the International Registry and assigned to Administrative Agent.
No Permitted Lease shall be entered into unless Grantors shall reimburse the Administrative Agent for all of their respective reasonable out-of-pocket fees and expenses (including reasonable fees and disbursements of counsel) incurred in connection therewith and with any collateral assignment thereof.
The Administrative Agent agrees, for the benefit of Grantors (and any Permitted Lessee) and for the benefit of the lessor or secured party of any airframe or engine leased to a Grantor (or any Permitted Lessee) or purchased or owned by a Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement, that the Administrative Agent will not acquire or claim, as against Grantors (or any Permitted Lessee) or such lessor or secured party, any right, title or interest in: (A) any engine or engines owned by such Grantor (or any Permitted Lessee) or by the lessor under such lease or subject to a security interest in favor of the secured party under such conditional sale or other security agreement as the result of such engine or engines being installed on any Airframe, or (B) any airframe owned by such Grantor (or any Permitted Lessee) or by the lessor under such lease or subject to a security interest in favor of the secured

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

party under such conditional sale or other security agreement as the result of any Engine or Spare Engine being installed on such airframe.
The Administrative Agent acknowledges that any Wet Lease or other similar arrangement under which a Grantor (or any Permitted Lessee) maintains operational control of an Aircraft does not constitute a delivery, transfer or relinquishment of possession for purposes of this Section 2.01(a).
(b)    Operation and Use. Grantors agree that no Aircraft, Airframe, Engine or Spare Engine will be maintained, used or operated in violation of any law, rule or regulation of any Governmental Authority of any country having jurisdiction over such Aircraft, Airframe, Engine or Spare Engine or in violation of any airworthiness certificate, license or registration relating to such Aircraft issued by any such Governmental Authority, except for unanticipated, minor or non-recurring violations, and except to the extent a Grantor (or, if a Lease is then in effect with respect to such Aircraft, any Permitted Lessee) of such Aircraft is contesting in good faith the validity or application of any such law, rule or regulation in any manner that does not involve any material risk of sale, forfeiture or loss of such Aircraft, Airframe, Engine or Spare Engine or any material risk of subjecting the Administrative Agent or any Lender to criminal liability or materially impair the Lien of this Mortgage; provided that, Grantors shall not be in default under, or required to take any action set forth in, this sentence if it is not possible for them to comply with the laws of a jurisdiction other than the United States (and other than any jurisdiction in which such Aircraft is then registered) because of a conflict with the applicable laws of the United States (and such jurisdiction in which such Aircraft is then registered); provided, further, that a Grantor shall only be entitled to contest mandatory grounding orders if it does not operate such Aircraft or Spare Engine during such contest. Grantors will not operate any Aircraft, Airframe, Engine or Spare Engine or permit any Aircraft, Airframe, Engine or Spare Engine to be operated or located, (i) in any area excluded from coverage by any insurance required by the terms of Section 2.03 or (ii) in any war zone or recognized or, in Grantors' reasonable judgment threatened areas of hostilities unless covered by war risk insurance in accordance with Section 2.03, unless in the case of either clause (i) or (ii), indemnification complying with Section 2.03(d) has been provided; provided, however, that Grantors' failure to comply with the provisions of this sentence shall not give rise to an Event of Default hereunder where such failure is attributable to causes beyond the control of Grantors (or any Permitted Lessee) or to extraordinary circumstances involving an isolated occurrence or isolated series of occurrences attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances.
(c)    Maintenance. Grantors shall maintain, service, repair and overhaul each Aircraft, Airframe, Engine and Spare Engine (or cause the same to be done) so as to keep each Aircraft, Airframe, Engine and Spare Engine in good operating condition and in such condition as may be necessary to enable the airworthiness certification of each Aircraft to be maintained in good standing at all times (other than during temporary periods of storage, during maintenance, testing or modification permitted hereunder, or during periods of grounding by applicable Governmental Authorities, unless such grounding is due to the failure by Grantors to maintain such Aircraft in accordance with the terms hereof) under Title 49, during such periods in which such Aircraft is registered under the laws of the United States, or, if such Aircraft is registered under the laws of any other jurisdiction, the applicable laws of such jurisdiction, in compliance

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

always with Section 5.10 of the Credit Agreement, using the same standards as Grantors (or a Permitted Lessee of such Aircraft, if a Lease is in effect with respect to such Aircraft) uses with respect to similar aircraft operated by Grantors (or such Permitted Lessee) in similar circumstances. In any case, each Aircraft, Airframe, Engine, Spare Engine and Pledged Spare Part will be maintained in accordance with the maintenance standards required by the FAA (while operated under an FAA-approved maintenance program) or, while operated under the maintenance program of another jurisdiction, standards substantially equivalent to those required by the central aviation authority of the United States, Australia, Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland or the United Kingdom. Each Grantor shall maintain or cause to be maintained all records, logs and other documents required to be maintained in respect of each of its Aircraft and Spare Engines by appropriate authorities in the jurisdiction in which such Aircraft is registered.
(d)    Identification of the Administrative Agent's Interest.
(i)    Grantors agree to affix as promptly as practicable after the Closing Date and thereafter to maintain in the cockpit of each Aircraft, in a clearly visible location, and (if not prevented by applicable law or regulations or by any government) on each Engine and Spare Engine a nameplate bearing the inscription “MORTGAGED TO JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT” (such nameplate to be replaced, if necessary, with a nameplate reflecting the name of any successor Administrative Agent).
(ii)    On or prior to the Closing Date and from time to time thereafter, the Grantors shall install signs, in size and form reasonably satisfactory to the Administrative Agent, at each of the Designated Spare Parts Locations in which the Pledged Spare Parts are stored and otherwise as may be directed by the Administrative Agent within each Designated Spare Parts Location, bearing the inscription: “MORTGAGED TO JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT” (such sign to be replaced if there is a successor Administrative Agent).
(e)    Registration. The applicable Grantors shall cause each Aircraft to remain duly registered, under the laws of the United States, in the name of the applicable Grantor. Notwithstanding the preceding sentence, Grantors, at their own expense, may cause or allow such Aircraft to be duly registered under the laws of any country listed on Exhibit D (except as indicated therein) in the name of the appropriate Grantor or of any nominee thereof, or, if required by applicable law, in the name of any other Person (and, following any such foreign registration, may cause such Aircraft to be re-registered under the laws of the United States); provided, that the Administrative Agent shall have received, at least two Business Days prior to the time of such non-US registration (provided that such document can be furnished less than two Business Days prior to such time if the Administrative Agent received a draft of such document no later than two Business Days prior to such time), one or more Opinions of Counsel, expert in the laws of the United States and such other jurisdiction, in form and substance reasonably satisfactory to the Administrative Agent, subject to exceptions, assumptions and limitations customary in such jurisdiction and of a nature customarily accepted by aircraft financiers making loans to entities in such jurisdiction, to the effect that:

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(1)such jurisdiction maintains normal diplomatic relations with the United States (except, in the case of Taiwan);
(2)such re-registration will not adversely affect the Administrative Agent's first priority and perfected Lien on such Aircraft (and Grantors shall, at their expense, to the extent legally permitted, cause the interest of the Administrative Agent as secured party in respect of such Aircraft to be duly registered or recorded under the laws of such jurisdiction and the International Interests of the Administrative Agent in such Airframe and Engines to be duly registered in the International Registry, and at all times thereafter to remain so duly registered or recorded unless and until the registration of such Aircraft is changed as provided herein, and shall cause to be done at all times all other acts necessary or, by reference to prudent industry practice in such jurisdiction and under the Cape Town Treaty, advisable in order to create, preserve and protect such interests in such Aircraft, and the priority thereof, as against a Grantor or any third parties), and the laws of such jurisdiction would provide the Administrative Agent with protections of its interest in and to such Aircraft substantially equivalent to the protections afforded to the holder or a first priority security interest under the UCC;
(3)the obligations of Grantors under this Mortgage shall remain valid, binding and enforceable to the same extent as before such registration, and such re-registration shall not create any disability or adverse effect to the existence or enforceability of the rights and remedies of the Administrative Agent under the Loan Documents;
(4)any import or export permits necessary to take such Aircraft into such jurisdiction and any exchange permits necessary to allow all payments provided for under this Mortgage and the other Loan Documents shall be in full force and effect;
(5)there are no possessory rights in favor of a Grantor or any Permitted Lessee which would, upon bankruptcy or other default by a Grantor or any Permitted Lessee, prevent the return of such Aircraft to the Administrative Agent in accordance with and when permitted by the terms of the Mortgage upon the Administrative Agent's exercise of remedies thereunder, or, if such possessory rights exist, they are not materially greater than those available to owners and lessees under United States law and there are no procedural impediments to the return of such Aircraft to the Administrative Agent materially greater than under United States law, and upon termination of any lease, registration shall be terminable without material burden or delay;
(6)there is no strict liability imposed on passive lenders, except such tort liability not of materially greater scope or magnitude than might be imposed on such passive lender under the prevailing law among the states of the United States, and except liabilities that Grantors or a Permitted Lessee has agreed to insure against in a manner reasonably satisfactory to the Administrative Agent.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(7)that it is not necessary by reason of such re-registration or for purposes of enforcing remedies contained herein or in any Lease, for the Administrative Agent or any Lender to register or qualify to do business in such jurisdiction;
(8)no Liens (other than Permitted Collateral Liens) shall arise by reason of such re-registration;
(9)(unless Grantors shall have agreed to provide insurance reasonably satisfactory to the Administrative Agent covering the risk of requisition of use of such Aircraft by the government of such jurisdiction so long as such Aircraft is registered under the laws of such jurisdiction) the laws of such jurisdiction require fair compensation by the government of such jurisdiction, payable in currency freely convertible into Dollars, for the loss of use of such Aircraft in the event of requisition by such government of such use; and
(10)neither the Administrative Agent nor any Lender shall be subjected to any adverse tax consequences as a result of such re-registration for which Grantors are not required to indemnify such Person, unless Grantors have agreed to indemnify such Person therefor.
The Administrative Agent will cooperate with Grantors in effecting such foreign registration. Notwithstanding the foregoing, the aggregate of the Appraised Values of all Airframes reregistered outside the United States pursuant to this Section 2.01(e) and of all Airframes and Engines and Spare Engines (including the Appraised Value(s) attributable to any quick engine change kits installed on any such Engine or Spare Engine) leased pursuant to Sections 2.01(a)(viii) and 2.01(a)(ix), other than of Engines or Spare Engines so leased (whether or not reregistered) having a term (including any renewal term) of six months or less, shall not exceed fifteen percent (15%) of the total Appraised Values of all Collateral at any time (such 15% limitation is the “Reregistration and Lease Limit”) (except to the extent that such Reregistration and Lease Limit is expressly waived in writing by the Administrative Agent) and prior to any such change in the country of registry of any Aircraft, the following conditions shall be met (unless waived as provided in Section 10.08 of the Credit Agreement):
(i)    no Event of Default shall have occurred and be continuing at the effective date of the change in registration or occurs as a result of such change in registration; provided that it shall not be necessary to comply with this condition if the change in registration results in the registration of such Aircraft under the laws of the United States;
(ii)    all insurance provided for in this Mortgage shall be in full force and effect, before, at the time of, and after such change in registration, and the Administrative Agent shall have received a certificate of Grantors' or a Permitted Lessee's insurance broker to such effect;
(iii)    such country imposes, or Grantors shall agree to cause such Aircraft to be maintained in accordance with, aircraft maintenance standards approved

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by, or which are substantially equivalent to those required by, the civil aviation authority of the United States, Australia, Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Italy Japan, the Netherlands, Norway, New Zealand, Spain, Sweden, Switzerland or the United Kingdom;
(iv)    all action shall be taken as the Administrative Agent deems reasonably necessary to insure that all insurance and indemnities provided for in the Loan Documents shall be in full force and effect at the time of and following such re-registration; and
(v)    Grantors pay all fees, Taxes, expenses and other charges relating to such re-registration (including those of each Lender).
(f)    Substitution of Airframes and Engines. Each Grantor may at any time, at no cost to the Administrative Agent, on at least ten (10) days prior written notice to the Administrative Agent, replace any Airframe, Engine or Spare Engine subjected to the Lien hereof by causing an airframe or engine to be substituted for such Airframe, Engine or Spare Engine hereunder in accordance with the provisions of Section 3.01(a) or 3.01(b) hereof, as the case may be, to the same extent as if an Event of Loss had occurred with respect to such Airframe, Engine or Spare Engine.
Section 2.02 Replacement and Pooling of Parts; Alterations, Modifications and Additions.
(a)    Replacement of Parts. Grantors, at their own cost and expense, will promptly replace or cause to be replaced all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except as otherwise provided in Section 2.02(c). In addition, a Grantor (or any Permitted Lessee) may remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use; provided that such Grantor (or any Permitted Lessee), except as otherwise provided in Section 2.02(c), replaces such Part as promptly as practicable. All replacement Parts shall be owned by a Grantor free and clear of all Liens (except Permitted Collateral Liens, pooling arrangements permitted by Section 2.02(b) hereof and replacement parts temporarily installed on an emergency basis) and shall be in the condition and repair required by the terms hereof. All Parts at any time removed from any Airframe, Engine or Spare Engine shall remain the property of a Grantor and subject to the Lien of this Mortgage, no matter where located, until such time as such Parts shall be replaced by Parts which meet the requirements for replacement Parts specified herein. Immediately upon any replacement Part becoming incorporated or installed in or attached to the applicable Airframe, Engine or Spare Engine, without further act (subject only to Permitted Collateral Liens and any pooling arrangement permitted by Section 2.02(b) hereof and except replacement parts temporarily installed on an emergency basis), such replacement Part shall become the property of a Grantor and subject to the Lien of this Mortgage and be deemed a Part for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Airframe, Engine or Spare Engine and the replaced Part shall be free and clear of all rights of the Administrative Agent hereunder and shall no longer be deemed a Part

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hereunder. Upon request of a Grantor from time to time, the Administrative Agent shall execute and deliver to such Grantor an appropriate instrument confirming the release of any such replaced Part from the Lien of this Mortgage.
(b)    Pooling of Parts. Any Part removed from any Airframe, Engine or Spare Engine as provided in Section 2.02(a) hereof may be subjected by a Grantor (or any Permitted Lessee) to a pooling arrangement entered into in the ordinary course of such Grantor's business; provided, that the Part replacing such removed Part shall be incorporated or installed in or attached to such Airframe, Engine or Spare Engine in accordance with Section 2.01(a) as promptly as practicable after the removal of such removed Part. In addition, any replacement Part when incorporated or installed in or attached to an Airframe, Engine or Spare Engine in accordance with such Sections may be owned by any third Party subject to such a pooling arrangement, provided, that such Grantor (or any Permitted Lessee), at its expense, as promptly thereafter as practicable, either (i) causes such replacement Part to become subject to the Lien of this Mortgage, free and clear of all Liens other than Permitted Collateral Liens or (ii) replaces or causes to be replaced such replacement Part with a further replacement Part owned by a Grantor (or any Permitted Lessee) which shall become the property of a Grantor and subject to the Lien of this Mortgage, free and clear of all Liens other than Permitted Collateral Liens.
(c)    Alterations, Modifications and Additions. Grantors, at their own expense, will make (or cause to be made) such alterations and modifications in and additions to each Airframe, Engine and Spare Engine as may be required to be made from time to time so as to comply with any law, rule, regulation or order of any Governmental Authority of any jurisdiction in which an Aircraft may then be registered or any Spare Engine may be located; provided, however, that a Grantor or any Permitted Lessee may, in good faith, and by appropriate proceedings contest the validity or application of any such law, rule, regulation or order in any reasonable manner, subject any such Person to material risk of any civil or any criminal penalties, or involve any material risk of loss or forfeiture of title to any Airframe, Engine or Spare Engine. In addition, each Grantor (or any Permitted Lessee), at its own expense, may from time to time add further parts or accessories and make or cause to be made such alterations and modifications in and additions to any Airframe, Engine or Spare Engine as a Grantor (or any Permitted Lessee) may deem desirable in the proper conduct of its business, including removal (without replacement) of Parts which a Grantor (or any Permitted Lessee) deems to be obsolete or no longer suitable or appropriate for use on such Airframe, Engine or Spare Engine (such parts, “Obsolete Parts”); provided that no such alteration, modification, removal or addition materially diminishes the fair market value or utility of such Airframe, Engine or Spare Engine below the fair market value or utility thereof immediately prior to such alteration, modification, removal or addition assuming such Airframe, Engine or Spare Engine was then in the condition required to be maintained by the terms of this Mortgage. In addition, the fair market value (but not the utility) of an Airframe, Engine or Spare Engine may be reduced by the fair market value, if any, of Obsolete Parts which shall have been removed so long as the aggregate fair market value of all Obsolete Parts which shall have been removed and not replaced with respect to any Aircraft shall not exceed $500,000 in the aggregate. All Parts incorporated or installed in or attached or added to an Airframe, Engine or Spare Engine as the result of such alteration, modification or addition (except those parts which are excluded from the definition of Parts or which may be removed by a Grantor pursuant to the next sentence) (the “Additional Parts”) shall, without further act, become subject to the Lien of this Mortgage. Notwithstanding the

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

foregoing sentence, a Grantor (or any Permitted Lessee) may, at its own expense, remove or suffer to be removed any Additional Part, provided that such Additional Part (i) is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached to such Airframe, Engine or Spare Engine or any Part in replacement of or substitution for any such Part, (ii) is not required to be incorporated or installed in or attached or added to such Airframe, Engine or Spare Engine pursuant to the first sentence of this paragraph (c) and (iii) can be removed from such Airframe, Engine or Spare Engine without diminishing the value or utility of such Airframe, Engine or Spare Engine which such Airframe, Engine or Spare Engine would have had had such Part never been installed on such Airframe, Engine or Spare Engine, assuming that such Airframe, Engine or Spare Engine was in the condition and repair required to be maintained by the terms hereof. Upon the removal thereof as provided above, such Part shall no longer be deemed to be subject to the Lien of this Mortgage or part of such Airframe, Engine or Spare Engine from which it was removed. Upon request of a Grantor from time to time, the Administrative Agent shall execute and deliver to such Grantor an appropriate instrument confirming the release of any such removed Part from the Lien of this Mortgage.
Section 2.03    Insurance.
(a)    Aircraft Liability Insurance.
(i)    Except as provided in paragraph (ii) of this Section 2.03(a) and subject to the rights of Grantors to establish and maintain self-insurance in the manner and to the extent specified in Section 2.03(f) below, Grantors will carry, or cause to be carried, at no expense to the Administrative Agent, aircraft liability insurance (including, but not limited to, passenger, contractual, bodily injury, personal injury and property damage liability (exclusive of manufacturer's product liability insurance), and including without limitation, war risk, hijacking and related perils insurance, if and to the extent, in the case of war risk, hijacking and related perils insurance, any Aircraft or Spare Engine is being operated in any war zone or area of recognized or threatened hostilities or war risk, hijacking and related perils insurance is otherwise maintained by a Grantor (or, if a Permitted Lease in respect of any Airframe, Engine or Spare Engine is then in effect, by Permitted Lessee) with respect to other similar aircraft and engines operated by such Grantor or such Permitted Lessee, as the case may be, on the same routes) with respect to each Aircraft or Spare Engine that is of the type as from time to time applicable to aircraft and engines operated by such Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) of the same type as such Aircraft or Spare Engine (A) in amounts that are not less than the aircraft liability insurance applicable to similar aircraft and engines in such Grantor's fleet on which Grantor carries insurance; provided that such liability insurance shall not be less than the Minimum Liability Insurance Amount, and (B) that is maintained in effect with insurers of recognized responsibility. Any policies of insurance carried in accordance with this Section 2.03(a) and any policies taken out in substitution or replacement for any of such policies shall:
(1)name the Additional Insureds, as their Interests (as defined below) may appear as additional insureds;

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(2)subject to the conditions of clause (3) below, provide that, in respect of the interest of each Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of a Grantor, any Permitted Lessee, or any other Person (other than such Additional Insured or a Governmental Authority) and shall insure each Additional Insured's Interests as they appear, regardless of any breach or violation by a Grantor, any Permitted Lessee, or any other Person (other than such Additional Insured or a Governmental Authority) of any warranty, declaration or condition contained in such policies;
(3)provide that, if such insurance is cancelled for any reason, or if any change is made in the insurance that materially reduces the amount of or the coverage certified in the insurance report delivered on the Closing Date to the Administrative Agent or if such insurance is cancelled for nonpayment of premium, such cancellation or change shall not be effective as to any Additional Insured for 30 days (or seven days, or such other period as is then customary in the industry, in the case of any war risk, hijacking and related perils coverage) after receipt by such Additional Insured of written notice from such insurers of such cancellation or change, provided that in the case of any war risk, hijacking and related perils, liability insurance, if the same is directly or indirectly provided by the United States government, or any agency or regulatory body thereof, such notice shall be deemed delivered if published in the Federal Register;
(4)provide that the Additional Insured shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance;
(5)provide that the insurers shall waive any rights of (x) setoff, counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insureds to the extent of any moneys due to the Additional Insureds and (y) subrogation against the Additional Insureds to the extent that Grantors have waived their rights by their agreements to indemnify the Additional Insureds pursuant to the Loan Documents;
(6)be primary without right of contribution from any other insurance carried by any Additional Insured with respect to its Interests as such in any Aircraft, Engine or Spare Engine; and
(7)expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.
“Interests” as used in this Section 2.03(a) and in Section 2.03(b) below with respect to any Person means the interests of such Person in the transactions contemplated by the Loan Documents.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(ii)    During any period that any Airframe or an Engine or a Spare Engine, as the case may be, is on the ground and not being flown, Grantors may carry or cause to be carried as to such non-flown Airframe, Engine or Spare Engine, in lieu of the insurance required by clause (i) above, and subject to self-insurance to the extent permitted by Section 2.03(f) below, insurance otherwise conforming with the provisions of said clause (i) except that: (A) the amounts of coverage shall not be required to exceed the amounts of airline liability insurance from time to time applicable to airframes or engines owned or leased by a Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) of the same type as such non-flown Airframe, Engine or Spare Engine and that are on the ground and not being flown and (B) the scope of the risks covered and the type of insurance shall be the same as from time to time are applicable to airframes or engines operated by a Grantor (or, if a Permitted Lease in respect of such Aircraft is then in effect, by the Permitted Lessee) of the same type as such non-flown Airframe, Engine or Spare Engine and that are on the ground and not being flown.
(b)    Insurance Against Loss or Damage.
(i)    Except as provided in clause (ii) of this Section 2.03(b), and subject to the rights of Grantors to establish and maintain self-insurance in the manner and to the extent specified in Section 2.03(f) below, Grantors shall maintain, or cause to be maintained, in effect with insurers of recognized responsibility, at no expense to the Administrative Agent, all-risk aircraft hull insurance covering each Aircraft and Spare Engine and all-risk coverage with respect to any Engine, Spare Engine or Part while removed from an Airframe or airframe (or Engine, Spare Engine or engine (in the case of a Part)) (including, without limitation, war risk, hijacking and related perils insurance, if and to the extent the same is maintained by a Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) with respect to other similar aircraft and engines operated by such Grantor or such Permitted Lessee, as the case may be, on the same routes or if such Aircraft, Engine or Spare Engine is being operated in any war zone or area of recognized or threatened hostilities), that is of the type as from time to time applicable to aircraft operated by such Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) of the same type as such Aircraft and Spare Engine; provided that such insurance (including the permitted self-insurance) in the case of such Aircraft and Spare Engine shall at all times while such Aircraft and Spare Engine is subject to this Mortgage be for an amount not less than the greater of (x) 110% of the Appraised Value, if any, thereof set forth in the most recent Appraisal Report delivered before the date (or renewal date) of the applicable insurance policies and (y) the Insured Amount therefor. Any insurance amounts described in this clause (b)(i) which relate to the loss of an engine (other than an Engine or Spare Engine) shall be, if received by the Administrative Agent, paid over to the Person legally entitled thereto. Any policies carried in accordance with this Section 2.03(b) and any policies taken out in substitution or replacement for any such policies shall:
(1)    provide that any insurance proceeds payable for any loss or damage, with respect to any Aircraft, Engine or Spare Engine, together with

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

accrued but unpaid interest thereon, shall be paid to the Administrative Agent (at such account and address as the Administrative Agent specifies) as follows: (a) if such insurance proceeds are in respect of an Event of Loss, or (b) if the insurer has received a notice from the Administrative Agent directing that such insurance proceeds shall be so paid to the Administrative Agent; otherwise all such insurance proceeds shall be payable to the applicable Grantor;
(2)    subject to the conditions of clause (3) below, provide that, in respect of the interests of the Additional Insureds in such policies, the insurance shall not be invalidated by any action or inaction of a Grantor, any Permitted Lessee, or any other Person (other than such Additional Insured or a Governmental Authority) and shall insure the Additional Insureds' Interests as they appear, regardless of any breach or violation by a Grantor, any Permitted Lessee, or any other Person (other than such Additional Insured or a Governmental Authority) of any warranty, declaration or condition contained in such policies;
(3)    provide that if such insurance is cancelled for any reason, or if any change is made in the insurance that materially reduces the coverage (not including the amount if such amount exceeds the coverage required hereunder) certified in the insurance report delivered on the Closing Date to the Administrative Agent and each Lender or if such insurance is cancelled for nonpayment of premium, such cancellation or change shall not be effective as to the Additional Insureds for 30 days (or seven days, or such other period as is then customary in the industry, in the case of war risk, hijacking or related perils coverage) after receipt by the Additional Insureds of written notice from such insurers of such cancellation or change; provided that in the case of any war risk, hijacking and related perils hull insurance, if the same is directly or indirectly provided by the United States government, or any agency or regulatory body thereof, such notice shall be deemed delivered if published in the Federal Register;
(4)    provide that the Additional Insureds shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance;
(5)    provide that the insurers shall waive rights of (x) setoff, counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insureds to the extent of any moneys due to the Additional Insureds and (y) subrogation against the Additional Insureds to the extent that Grantors have waived their rights by its agreement to indemnify the Additional Insureds pursuant to the Loan Documents;
(6)    be primary without rights of contribution from any other insurance carried by any Additional Insured with respect to its Interests as such in any Aircraft, Engine or Spare Engine; and

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(7)    contain a “50/50 clause” (AVN 103 or its equivalent).
The Administrative Agent shall be entitled to notify an insurer that insurance proceeds payable in respect of loss or damage shall be paid directly to the Administrative Agent as provided in clause (1) above, for deposit into an account maintained with the Administrative Agent subject to an Account Control Agreement, in the following circumstances: (1) an Event of Default has occurred and is continuing, (2) such insurance proceeds are in respect of an Event of Loss, or (3) such proceeds if paid to the applicable Grantor would be required to be deposited in such account maintained with the Administrative Agent subject to an Account Control Agreement in accordance with Section 2.12(a) of the Credit Agreement (all calculations thereunder and under Section 6.06 of the Credit Agreement to be performed in accordance with the Credit Agreement after giving effect to the Event of Loss or other circumstance giving rise to such insurance proceeds). For the avoidance of doubt the parties agree that the Credit Agreement governs the right of the Grantors to receive and use any insurance proceeds so deposited with the Administrative Agent.
(ii)    During any period that an Airframe or an Engine or a Spare Engine is on the ground and not being flown, Grantors may carry or cause to be carried as to such non-flown Airframe or Engine or Spare Engine, in lieu of the insurance required by clause (i) above, and subject to self-insurance to the extent permitted by Section 2.03(f), insurance otherwise conforming with the provisions of said clause (i) except that the scope of the risks covered and the type of insurance shall be the same as from time to time applicable to airframes and engines operated by Grantors (or, if a Permitted Lease in respect of such Aircraft is then in effect, by the Permitted Lessee) of the same type as such non-flown Airframe or Engine and that are on the ground and not being flown; provided that, subject to self-insurance to the extent permitted by Section 2.03(f), Grantors shall maintain or cause to be maintained insurance against risk of loss or damage to such non-flown Airframe or Engine or Spare Engine in an amount at least equal to the applicable amount required under Section 2.03(b) during such period that such Airframe or Engine or Spare Engine is on the ground and not being flown.
(c)    Pledged Spare Parts Liability Insurance. Each Grantor will carry or cause to be carried at all times, at no expense to the Administrative Agent, third party liability insurance with respect to the Pledged Spare Parts, which is (i) of amount and scope as is usually carried by corporations engaged in the same or similar business, similarly situated with such Grantor and owning or operating similar spare parts for aircraft and engines and covering risks of the kind customarily insured against by such Grantor for equipment similar to the Pledged Spare Parts and (ii) maintained in effect with insurers of recognized responsibility. Each Grantor will carry or cause to be carried at all times, at no expense to the Administrative Agent, with insurers of recognized responsibility, third party liability insurance covering the Designated Spare Parts Locations where any Pledged Spare Parts shall be located.
(d)    Pledged Spare Parts Insurance. Against Loss or Damage. Each Grantor will carry or cause to be carried at all times, at no expense to the Administrative Agent, with insurers of recognized responsibility insurance covering physical damage to the Pledged Spare Parts, of the type covering the same risks as are usually carried by corporations engaged in the same or similar business as such Grantor and covering risks of the kind customarily insured against by

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Borrower and providing for the reimbursement of the actual expenditure incurred in repairing or replacing any damaged or destroyed Pledged Spare Part or, if not repaired or replaced, for then payment of the amount it would cost to repair or replace such Pledged Spare Part, on the date of loss, with proper deduction for obsolescence and physical depreciation. Each Grantor will carry or cause to be carried at all times, at no expense to the Administrative Agent, with insurers of recognized responsibility property insurance covering the Designated Spare Parts Locations where any Pledged Spare Parts shall be located.
(e)    Pledged Spare Parts Insurance Against Loss or Damage. Any policies of insurance carried in accordance with Sections 2.03(c) and 2.03(d), including any policies taken out in substitution or replacement for each policies:
(1)    In the case of Section 2.03(d), provide that any insurance proceeds payable for any loss or damage, with respect to any Pledged Spare Parts, together with accrued but unpaid interest thereon, shall be paid to the Administrative Agent (at such account and address as the Administrative Agent specifies) as follows: (a) if such insurance proceeds are in respect of an Event of Loss, or (b) if the insurer has received a notice from the Administrative Agent directing that such insurance proceeds shall be so paid to the Administrative Agent; otherwise all such insurance proceeds shall be payable to the applicable Grantor;
(2)    In the case of Section 2.03(c), shall name the Additional Insureds, as additional insureds, as their respective interests may appear;
(3)    shall provide that, in respect of the interests of the Additional Insureds in such policies the insurance shall not be invalidated or impaired by any act or omission (including misrepresentation and nondisclosure) by the applicable Grantor or any other Person (including, without limitation, use of the Pledged Spare Parts for illegal purposes) and shall insure the Additional Insureds regardless of any breach or violation of any representation, warranty, declaration, term or condition contained in such policies by such Grantor;
(4)    shall provide that, if the insurers cancel such insurance for any reason whatsoever, or if the same is cancelled for nonpayment of premium, or if any material change is made in the insurance which adversely affects the interest of any of the Additional Insureds, such cancellation or change shall not be effective as to the Additional Insureds for 30 days (or 7 days for nonpayment of premiums or cancellation by such Grantor) after receipt by the Additional Insureds of written notice by such insurers of such cancellation or change.
(5)    shall waive any right of recourse, subrogation, setoff, recoupment, counterclaim or other deduction against any Additional Insured;
(6)    shall be primary without right of contribution from any other insurance that may be available to any Additional Insured, other than Grantors' all risk aircraft hull insurance carried pursuant to Section 2.03(b);

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(7)    in the case of Section 2.03(c), shall provide that all of the liability insurance provisions thereof, except the limits of liability, shall operate in all respects as if a separate policy had been issued covering each party insured thereunder, and
(8)    shall provide that none of the Additional Insureds shall be liable for any insurance premium.
The Administrative Agent shall be entitled to notify an insurer that insurance proceeds payable in respect of loss or damage shall be paid directly to the Administrative Agent as provided in clause (1) above, for deposit into an account maintained with the Administrative Agent subject to an Account Control Agreement, in the following circumstances: (1) an Event of Default has occurred and is continuing, (2) such insurance proceeds are in respect of an Event of Loss, or (3) such proceeds if paid to the applicable Grantor would be required to be deposited in such account maintained with the Administrative Agent subject to an Account Control Agreement in accordance with Section 2.12(a) of the Credit Agreement (all calculations thereunder and under Section 6.06 of the Credit Agreement to be performed in accordance with the Credit Agreement after giving effect to the Event of Loss or other circumstance giving rise to such insurance proceeds). For the avoidance of doubt the parties agree that the Credit Agreement governs the right of the Grantors to receive and use any insurance proceeds so deposited with the Administrative Agent.
(f)    Self-Insurance. Grantors may from time-to-time self-insure, by way of deductible, self-insured retention, premium adjustment or franchise or otherwise (including, with respect to insurance maintained pursuant to Section 2.03(a) or (b), insuring for a maximum amount that is less than the amounts set forth in Sections 2.03(a) and (b)), the risks required to be insured against pursuant to Sections 2.03(a) and (b); provided, that in no case shall the aggregate amount of such self-insurance with respect to all of the aircraft and engines in the Grantors' fleet (including, without limitation, the Airframes, the Engines and the Spare Engines) exceed for any twelve (12) month policy period the lesser of (A) 100% of the highest replacement value of any single aircraft in the Grantors' fleet, or (B) 1.5% of the average aggregate insurable value (for the preceding policy year) of all aircraft (including, without limitation, the Airframes, the Engines and the Spare Engines) on which the Grantors carry insurance. Any deductible per occurrence that, in the case of the Aircraft, Engine or Spare Engines, is not in excess of the amount customarily allowed as a deductible in the industry or is required to facilitate claims handling or any applicable mandatory minimum per aircraft (or if applicable per annum or other period) hull or liability insurance deductibles imposed by the aircraft hull or liability insurers shall be permitted in addition to the above-mentioned self-insurance.
(g)    Indemnification by Government in Lieu of Insurance. Notwithstanding any provision of this Section 2.03 requiring insurance, in lieu of insurance against any risk with respect to an Airframe, Engine, Spare Engine or Pledged Spare Part, indemnification from, or insurance provided by, the United States government, or any agency or instrumentality thereof, against such risk in an amount which, when added to the amount of insurance maintained against such risk by Grantors (or, if a Permitted Lease in respect of such Aircraft is then in effect, by the Permitted Lessee), shall be at least equal to the amount of insurance against such risk otherwise required by this Section 2.03 (taking into account self-insurance permitted by 2.03(f)) shall be considered adequate insurance for purposes of this Section 2.03.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(h)    Reports, Etc.  On or before the Closing Date and annually following renewal of Grantors' insurance coverage, Grantors will furnish to the Administrative Agent a report signed by a firm of independent aircraft insurance brokers appointed by Grantors (which brokers may be in the regular employ of Grantors), stating the opinion of such firm that the insurance then carried and maintained on each Airframe, Engine and Spare Engine and the Pledged Spare Parts complies with the terms hereof and that the portion of such insurance that is commercial insurance provides coverages that are in substantially similar form, are of such types, and have limits within the range of limits as are customarily carried by similarly-situated U.S. carriers operating similar routes, and including a confirmation that the commercial insurance has been placed with insurers and identification of the primary claims lead. All information contained in such report shall be treated by the Administrative Agent and each Lender and each of their affiliates, members and officers, directors, agents and employees in accordance with the confidentiality provisions of Section 10.03 of the Credit Agreement. Grantors will cause such firm to notify the Administrative Agent and each Lender of any act or omission on the part of a Grantor of which such firm has knowledge that might invalidate or render unenforceable, in whole or in part, any insurance on any Airframe, Engine or Spare Engine. Grantors will also cause such firm to notify the Administrative Agent and each Lender as promptly as practicable after such firm acquires knowledge that a cancellation of any insurance carried and maintained on any Airframe, Engine or Spare Engine pursuant to the insurance provisions of this Mortgage will occur. Such information may only be provided to other Persons in accordance with the confidentiality provisions of Section 10.03 of the Credit Agreement. No less frequently than annually, but in any event prior to expiration of any insurance policy maintained in connection herewith, Grantors will provide the Administrative Agent with copies of any certificates evidencing renewal of any such insurance policies, which certificates evidence compliance by Grantors with the insurance requirements set forth herein and contain signatures of duly authorized representatives of Grantors' independent aircraft insurance brokers as may be reasonably acceptable to the Administrative Agent.
In the event that Grantors shall fail to maintain or to cause to be maintained insurance as herein provided, the Administrative Agent may at its option obtain such insurance (giving Grantors prompt written notice thereof) and, in such event, Grantors shall, upon demand, reimburse the Administrative Agent for the cost to the Administrative Agent of such insurance, together with interest thereon at the default interest rate, as set forth in Section 2.08 of the Credit Agreement, for the period commencing with the date such cost was paid to the date of reimbursement.
(i)    Salvage Rights; Other. All salvage rights to each Airframe and each Engine and each Spare Engine shall remain with Grantors' insurers at all times, and any insurance policies of the Administrative Agent insuring any Airframe or any Engine or any Spare Engine shall provide for a release to Grantors of any and all salvage rights in and to any Airframe or any Engine or any Spare Engine. Neither the Administrative Agent nor any Lender may, directly or indirectly, obtain insurance for its own account with respect to any Airframe or any Engine or any Spare Engine if such insurance would limit or otherwise adversely affect the coverage or amounts payable under, or increase the premiums for, any insurance required to be maintained pursuant to this Mortgage or any other insurance maintained with respect to any Aircraft or any other aircraft in Grantors' fleet.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Section 2.04    Inspection. At reasonable times, but upon at least 15 Business Days' prior written notice to the applicable Grantor, any Lender (provided that all Lenders shall exercise their respective inspection rights at the same time) or the Administrative Agent or their respective authorized representatives may, subject to the other conditions of this Section 2.04, inspect any Airframe, Engine, Spare Engine or Pledged Spare Part and may inspect the books and records of such Grantor, relating to the maintenance of the Airframe, Engines, Spare Engines and Pledged Spare Parts required to be maintained by the FAA or the government of another jurisdiction in which any Aircraft is then registered; provided that:
(i)    any Lender or the Administrative Agent or their respective representatives, as the case may be, shall be fully insured at no cost to Grantors in a manner reasonably satisfactory to Grantors with respect to any risks incurred in connection with any such inspection or shall provide to the applicable Grantor a written release satisfactory to such Grantor with respect to such risks;
(ii)    any such inspection shall be during such Grantor's normal business hours and subject to the safety, security and workplace rules applicable at the location where such inspection is conducted and any applicable governmental rules or regulations;
(iii)    any such inspection of any Airframe, Engine or Spare Engine shall be a visual, walk-around inspection of the interior and exterior thereof and shall not include opening any panels, bays or the like without such Grantor's express consent, which consent such Grantor may in its sole discretion withhold;
(iv)    any such inspection of an Airframe, Engine, Spare Engine or Pledged Spare Part shall occur only during regularly scheduled maintenance visits (and each Grantor shall notify the Lenders and the Administrative Agent, upon request, of the next scheduled maintenance visit); and
(v)    no exercise of such inspection right shall interfere with the use, operation or maintenance of any Airframe, Engine, Spare Engine or Pledged Spare Part by, or the business of, such Grantor and no Grantor shall be required to undertake or incur any additional liabilities in connection therewith. All information obtained in connection with any such inspection of an Airframe, Engine, Spare Engine or Pledged Spare Part and of such books and records shall be treated by each Lender and the Administrative Agent and their respective representatives in accordance with the provisions of Section 10.03 of the Credit Agreement. Any inspection pursuant to this Section 2.04 shall be at the sole risk (including, without limitation, any risk of personal injury or death) and expense of the Lender or the Administrative Agent (or their respective representatives) making such inspection (as the case may be); provided that the costs of any such inspection during the continuance of an Event of Default shall be for account of Grantors. Except during the continuance of a Specified Default or an Event of Default, all inspections by a Lender and the Administrative Agent and their respective representatives provided for under this Section 2.04 shall be limited to one inspection of any kind contemplated by this Section 2.04 during any consecutive twelve month period.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Section 2.05    Other Representations, Warranties and Covenants.
(a)    Grantors hereby represent and warrant that (i) each Grantor has good title to (x) each of the Airframes, Engines and Spare Engines that are listed on the initial Mortgage Supplement in its name and will have good title to each of the Airframes, Engines and Spare Engines listed on each subsequent Mortgage Supplement in its name at the time of execution and delivery thereof; and (y) all of the Pledged Spare Parts which are held by or on behalf of such Grantor at the Designated Spare Parts Locations identified on the initial Mortgage Supplement and such Grantor will have good title to each of the Pledged Spare Parts which are held by or on behalf of such Grantor at the Designated Spare Parts Locations identified on each subsequent Mortgage Supplement and that such Pledged Spare Parts will be held by or on behalf of such Grantor at the Designated Spare Parts Locations identified on the applicable Mortgage Supplement at the time of its execution and delivery; (ii) each Grantor will have good title to any of its other Collateral which is subject to this Mortgage or which becomes subject to this Mortgage from time to time hereafter; (iii) the Airframes, Engines and Spare Engines are correctly described by Manufacturer, model and serial number as set forth on the Manufacturer's serial plate for said Airframes, Engines and Spare Engines, in each case subject to Permitted Collateral Liens; and (iv) for purposes of the International Registry, model references for the Airframes, Engines and Spare Engines set forth in each Mortgage Supplement constitute the manufacturers' respective generic model designations for such Airframes, Engines, and Spare Engines (as required to be used pursuant to the “regulations” (as defined in the Cape Town Convention)).
(b)    Certificated U.S. Air Carrier. The Borrower hereby confirms that it is a Certificated Air Carrier. Comair hereby confirms that it is a Certificated Air Carrier as of the date hereof.
(c)    Necessary Filings. Upon the filing of this Mortgage with the FAA in accordance with Title 49 and the regulations thereunder, the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created hereby under the UCC as in effect in any applicable jurisdiction, the registrations of International Interests in the International Registry with respect to the Airframes, Engines and Spare Engines, and placing of the insignia referred to in Section 2.01(d) herein, (i) all filings, registrations and recordings (including, without limitation, the filing of financing statements under the UCC) necessary in the United States or in the International Registry to create, preserve, protect and perfect the security interest granted by each Grantor to the Administrative Agent hereby in respect of the Collateral have been accomplished or, as to Collateral to become subject to the security interest of this Mortgage as provided herein from time to time after the date hereof, will be so filed, registered and recorded simultaneously with such Collateral being subject to the Lien of this Mortgage, and (ii) the security interest granted to the Administrative Agent pursuant to this Mortgage in and to the Collateral will constitute a perfected security interest therein prior to the rights of all other Persons therein (other than Specified Permitted Collateral Liens and Liens granted therein to secure any Refinancing Debt), but subject to no other Liens (other than Permitted Collateral Liens), and is entitled to all the rights, priorities and benefits afforded by Title 49, the Cape Town Treaty, and other relevant U.S. law as enacted in any relevant jurisdiction to perfected security interests or Liens.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(d)    No Liens. Each Grantor is, and as to Collateral acquired by it from time to time after the date hereof each Grantor will be, the owner of all such Collateral free from any Lien, or other right, title or interest of any Person (other than Permitted Collateral Liens), and Grantors shall promptly, at their own expense, (i) defend the Collateral against all claims and demands of all Persons (other than Persons claiming by, through or under the Administrative Agent) at any time claiming the same or any interest therein adverse to the Administrative Agent and (ii) take such action as may be necessary to duly discharge any Lien (other than Permitted Collateral Liens) arising at any time.
(e)    Other Filings or Registrations. There is no financing statement (or similar statement or instrument of encumbrance under the law of any jurisdiction) or registration covering or purporting to cover any interest of any kind in the Collateral (other than Permitted Collateral Liens), and there are no International Interests registered on the International Registry in respect of any of the Collateral (other than with respect to any Refinancing Debt or Junior Secured Debt), and so long as any Commitment remains in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j) of the Credit Agreement) or any of the Loans or other amounts are owing to a Lender or to the Administrative Agent (other than contingent indemnity obligations not due and payable) under the Credit Agreement, no Grantor will execute or authorize or permit to be filed in any public office any financing statement or statements (or similar statement or instrument of encumbrance under the law of any jurisdiction) relating to the Collateral, other than with respect to Permitted Collateral Liens, or any International Interests on the International Registry (other than with respect to Permitted Collateral Liens and other International Interests as to which no Grantor has agreed or consented) relating to the Collateral or location (as such term is used in Section 9-307 of the UCC).
(f)    Identification. The names of the Grantors are Delta Air Lines, Inc., a Delaware corporation, and Comair, Inc., an Ohio corporation. No Grantor will change its name or location (as such term is used in Section 9-307 of the UCC) until (i) it shall have given to the Administrative Agent not less than thirty (30) days' prior written notice of its intention to do so, (ii) it shall have taken all action, satisfactory to the Administrative Agent, to maintain the security interest of the Administrative Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect, (iii) at the request of the Administrative Agent, it shall have furnished an Opinion of Counsel to the effect that all financing or continuation statements and amendments or supplements thereto have been filed in the appropriate filing office or offices, and (iv) the Administrative Agent shall have received evidence that all other actions (including, without limitation, International Registry registrations and the payment of all filing fees and taxes, if any, payable in connection with such filings) have been taken, in order to perfect (and maintain the perfection and priority of) the security interest granted hereby.
(g)    Recourse. Each Grantor agrees that the obligations of the “Grantors” hereunder are joint and several obligations of each of the Grantors. Each Grantor further specifically agrees that it shall not be necessary or required, and that no Grantor shall be entitled to require, that the Administrative Agent or any Lender or any other person:

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(a)    make any effort to enforce the payment or performance by any other Grantor of any of its obligations under this Mortgage or the other Loan Documents, or
(b)    foreclose against or seek to realize upon collateral security or other credit support, if any, now or hereafter existing, for the Obligations or any obligations of any of the Grantors under this Mortgage or the other Loan Documents, or
(c)    file suit or proceed to obtain or assert a claim for personal judgment against any other Grantor or any other person liable for payment or performance of any of the Obligations or of any of the obligations of any of the Grantors under this Mortgage or the other Loan Documents, or
(d)    exercise or assert any other right or remedy to which the Administrative Agent, the Lenders or any other person is or may be entitled in connection with this Mortgage or the other Loan Documents, the Obligations, or any security or other guaranty therefor, or
(e)    assert of file any claim against the assets of any other Grantor, or any other person liable for the Obligations or any of the obligations of any of the Grantors under this Mortgage or the other Loan Documents, or any part thereof.
before or as a condition precedent to the enforcement of the obligations of such Grantor hereunder.
Each Grantor hereby unconditionally waives any requirement that, as a condition precedent to the enforcement of the obligations of such Grantor hereunder, any other Grantor or the Administrative Agent or any Lender be joined as parties to any proceedings for the enforcement of any provision of this Mortgage or the other Loan Documents.
(h)    Filings and Registrations. Each Grantor will take, or cause to be taken, at Grantors' cost and expense, such action with respect to the recording, filing, re-recording and re-filing of this Mortgage and each Mortgage Supplement in the office of the FAA, pursuant to Title 49, and in such other places as may be required under any applicable law or regulation in the U.S., and any financing statements or other instruments, or registrations on the International Registry, as are necessary, or reasonably requested by the Administrative Agent and appropriate, to maintain, so long as this Mortgage is in effect, the perfection, priority and preservation of the Lien created by this Mortgage and the International Interests of the Administrative Agent in each Airframe, Engine, Spare Engine and Pledged Spare Part, and will furnish to the Administrative Agent timely notice of the necessity of such action, together with, if requested by the Administrative Agent, such instruments, in execution form, and such other information as may be reasonably required to enable the Administrative Agent to take such action or otherwise reasonably requested by the Administrative Agent. To the extent permitted by applicable law, each Grantor hereby authorizes the Administrative Agent to execute and file financing statements or continuation statements without such Grantor's signature appearing thereon. Each Grantor shall pay the costs of, or incidental to, any recording or filing, including, without limitation, any filing of financing or continuation statements, concerning the Collateral.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(i)    Notice of Certain Events. Each Grantor shall provide the Administrative Agent with prior written notice of its intent to convert any of the Aircraft from passenger configuration to cargo configuration.
(j)    Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to further assure, preserve, protect and perfect the Lien and the rights and remedies created hereby.
Section 2.06    Pledged Spare Parts.
(a)    Tracking System. The Grantors shall at all times maintain the Tracking System in at least as favorable a condition as the condition it was in as at the Closing Date and its perpetual inventory procedures for Pledged Spare Parts that provide a continuous internal audit of Pledged Spare Parts. Notwithstanding the limitations in this Section 2.06, at reasonable times during normal business hours, at their own expense and upon reasonable notice (which shall not be less than 5 Business Days) to the Grantors (as often as may be reasonably requested), the Administrative Agent shall be entitled to access and inspect the Tracking System to ensure each Grantor's compliance with the terms hereof. Such inspection right shall not be exercised in a manner which is unduly disruptive to the operation or maintenance of the Tracking System or the business operations of a Grantor. If requested by the Administrative Agent, Grantors will use commercially reasonable efforts to obtain a written acknowledgment of the Administrative Agent's access and inspection rights hereunder from any third party which owns or operates the Tracking System. Any inspection pursuant to this Section 2.06 shall be at the sole risk (including, without limitation, any risk of personal injury or death) and expense of the Lender or Administrative Agent (or their respective representatives) making such inspection;
(b)    Designated Spare Parts Locations. Each Grantor represents, warrants and agrees that (x) all Spare Parts owned by Comair, and (y) in the case of the Borrower, (I) all Spare Parts owned by the Borrower and relating to or used in connection with General Electric Model CF34 engines or Bombardier manufactured regional jet aircraft, and (II) all airframe and avionics Spare Parts owned by the Borrower and unique to Boeing 747 aircraft, McDonnell Douglas DC-9 aircraft or any Airbus manufactured aircraft, in each case whether now or hereafter acquired, including any replacements, substitutions or renewals therefor, and accessions thereto, including but not limited to Rotables, Expendables, Key Repairables, Appliances (other than, in each case, any Excluded Parts) shall be maintained by or on behalf of such Grantor at one or more of the Designated Spare Parts Locations. The Grantors will promptly notify the Administrative Agent in writing if any of the representations, warranties or agreements contained in the preceding sentence become inaccurate in any respect with respect to any of the Pledged Spare Parts or the interest of either Grantor therein. If either Grantor desires at any time to add a Designated Spare Parts Location, such Grantor shall promptly furnish the following to the Administrative Agent:
(A)    thirty (30) days prior to the utilization of such new Designated Spare Parts Location, a Mortgage Supplement duly executed by each Grantor, identifying each location that is to become a Designated Spare Parts Location and specifically subjecting the Pledged Spare Parts at such location to the Lien of this Mortgage;

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(B)    five (5) days prior to the utilization of such new Designated Spare Parts Location, an Opinion of Counsel, dated the date of execution of said Mortgage Supplement, stating that said Mortgage Supplement has been duly filed for recording in accordance with the provisions of the FAA Act, and either: (a) no other filing or recording is required in any other place within the United States in order to perfect the Lien of this Mortgage on the Pledged Spare Parts held at the Designated Spare Parts Locations specified in such Mortgage Supplement under the laws of the United States, or (b) if any such other filing or recording shall be required that said filing or recording has been accomplished in such other manner and places, which shall be specified in such Opinion of Counsel, as are necessary to perfect the Lien of this Mortgage with respect to such Pledged Spare Parts; and
(C)    five (5) days prior to the utilization of such new Designated Spare Parts Location, an Officer's Certificate stating that in the opinion of the Responsible Officer executing the Officer's Certificate, all conditions precedent provided for in this Mortgage relating to the subjection of such property to the Lien of this Mortgage have been complied with.
(c)    Possession, Use; Permitted Sales and Maintenance.
(i)    Possession. Without the prior written consent of the Administrative Agent (and other than with respect to any such Pledged Spare Part that has been released from the Liens granted herein pursuant to Section 6.06(c) of the Credit Agreement), no Grantor will sell, lease (whether by way of a finance lease, operating lease or otherwise), transfer or relinquish possession of any Pledged Spare Part to anyone except as permitted by the provisions of this Section 2.06(c) and except that such Grantor shall have the right, in the ordinary course of business, (x) to transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications (to the extent required or permitted by the terms hereof) or to any Person for the purpose of transport to any of the foregoing, (y) to subject any Pledged Spare Part to a pooling, exchange, borrowing or maintenance servicing agreement arrangement and entered into in the ordinary course of business or (z) to transfer any Pledged Spare Part between any Designated Spare Parts Locations.
(ii)    Use; Permitted Sales Dispositions or Modifications.
(A)    Use. Each of the Grantors shall have the right, at any time and from time to time at its own cost and expense, without the necessity of any release from or consent by the Administrative Agent, to:
(1)incorporate in, install on, attach or make appurtenant to, or use in, any aircraft, engine, or spare part in its or in another Grantor's fleet (whether or not subject to any Lien and whether or not operated by either Grantor) such Pledged Spare Part and, as a result thereof, if such Pledged Spare Part is not incorporated in, installed in, attached or made appurtenant to an Airframe or Engine or Spare Engine, such Pledged Spare Part shall thereupon be free from the Lien of this Mortgage; and

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

(2)dismantle any Pledged Spare Part that has become worn out or obsolete or unfit for use, and to scrap, sell or dispose of any such Pledged Spare Part or any salvage resulting from such dismantling, in which case such Pledged Spare Part shall thereupon be free from the Lien of this Mortgage.
(B)    Permitted Sales, Dispositions and Modifications. The Grantors may, in the ordinary course of its business consistent with past practices, sell, lease, transfer or dispose of any Pledged Spare Parts in each case, free from the Lien of this Mortgage. In addition, the Grantors may modify or alter any Pledged Spare Parts as the Grantors may deem appropriate in the proper conduct of their business, so long as the Grantors remain in compliance at all times with the requirements of Section 2.06(c)(iii) below, after giving effect to any such modification or alteration.
(iii)    Maintenance. Each of the Grantors:
(A)    shall maintain, or cause to be maintained, at all times its Pledged Spare Parts in accordance with, (x) all applicable laws and all applicable rules and regulations issued by the FAA and (y) all applicable laws and all applicable rules and regulations issued by any other Governmental Authority having jurisdiction over such Grantor or any such Pledged Spare Parts, including making any modifications, alterations, replacements and additions necessary therefor;
(B)    shall maintain, or cause to be maintained, all records, logs and other materials required by the FAA or under Title 49 to be maintained in respect of its Pledged Spare Parts and shall not modify its record retention procedures in respect of its Pledged Spare Parts unless such modification is consistent with such Grantor's FAA approved maintenance program; and
(C)    shall maintain, or cause to be maintained on a timely basis, its Pledged Spare Parts in good working order (other than during periods of maintenance, repair, inspection and testing) and condition and shall perform all maintenance thereon necessary for that purpose, excluding (x) Pledged Spare Parts that have become worn out or unfit for use, beyond economic repair or become obsolete or scrap, (y) Pledged Spare Parts and quick change engine kits that are not required for such Grantor's normal operations and (z) Expendables that have been consumed or used in Grantors' operations. Notwithstanding anything herein to the contrary, all Rotables and Key Repairables constituting Collateral and, to the extent customary, Expendables constituting Collateral, located at Designated Spare Parts Locations other than as excluded under clause (x), (y) or (z) above, shall have a current and valid serviceable tag and shall be in compliance with such tag, in each case in compliance with applicable FAA regulations.
(d)    Data Reports. After the occurrence and during the continuance of an Event of Default, as requested by the Administrative Agent from time to time, each Grantor shall

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

furnish the Administrative Agent with a Data Report certified (as a true and correct copy of the most recent data obtained from each Grantor's Pledged Spare Parts Tracking System) by an Officer of each Grantor.
Section 2.07    Cape Town Treaty
(a)    Regarding the Cape Town Treaty, (i) each Grantor shall establish a valid and existing account with the International Registry and appoint an Administrator and/or a Professional User reasonably acceptable to the Administrative Agent to make registrations in regard to the Collateral, and (ii) the Administrative Agent and each Grantor shall register and (each Grantor hereby consents to registration of) a first priority Prospective International Interest or International Interest in connection with the Collateral.
(b)    No Grantor shall register any prospective or, other than as expressly permitted by Section 2.01(a) current International Interest or Contract of Sale (or any amendment, modification, supplement, subordination or subrogation thereof) with respect to the Collateral with the International Registry (other than with respect to any Liens granted to secure any Refinancing Debt or any Junior Secured Debt) without the prior written consent of the Administrative Agent. No Grantor shall execute or deliver any Irrevocable De-Registration and Export Request Authorization, as provided for in the Cape Town Treaty, with respect to the Collateral to any party unless the Administrative Agent agrees in writing. No Grantor shall consent to any third party's registering an interest on the International Registry against the Collateral (other than with respect to any Liens granted to secure any Refinancing Debt or any Junior Secured Debt) or granting an Irrevocable De-Registration and Export Request Authorization in connection with the Collateral (other than in favor of such Grantor or the Administrative Agent).
ARTICLE 3
EVENT OF LOSS
Section 3.01    Event of Loss.
(a)    Event of Loss with Respect to an Airframe. If an Event of Loss occurs (or an event or circumstance which, with the passage of time, would constitute an Event of Loss occurs) with respect to an Airframe or an Aircraft, Grantors shall promptly (and in any event within 10 days after the occurrence of such Event of Loss or other event or circumstance and otherwise in accordance with the Credit Agreement) notify the Administrative Agent thereof and, to the extent required by Section 2.12(a) of the Credit Agreement (all calculations under Section 6.06 of the Credit Agreement to be performed after giving effect to such Event of Loss), deposit within 3 Business Days of receipt all Net Cash Proceeds thereof, if any, received by a Grantor (and not paid directly by an insurer to the Administrative Agent pursuant to a loss payee clause as provided in Section 2.03 hereof) into an account that is maintained with the Administrative Agent pursuant to Section 2.12(a) of the Credit Agreement and subject to an Account Control Agreement. The applicable Grantor may use Net Cash Proceeds held by the Administrative Agent (including Net Cash Proceeds in the form of insurance proceeds paid directly by an insurer to the Administrative Agent as aforesaid) to replace, as soon as reasonably

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

possible, the Airframe or Aircraft which suffered such Event of Loss in accordance with this Section 3.01(a), but subject to the provisions of Section 2.12(a) and any other applicable provisions of the Credit Agreement.
Each Grantor's right to substitute a Replacement Airframe (together with the same number of Replacement Engines as the number of Engines, if any, installed on such Airframe at the time such Event of Loss occurred) shall be subject to the fulfillment, at Grantors' sole cost and expense, of the following conditions precedent:
(i)on the date when such Replacement Airframe is subjected to the Lien of this Mortgage, the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto and shall be in full force and effect, and an executed counterpart of each thereof shall have been delivered to the Administrative Agent:
(A)    a Mortgage Supplement covering such Replacement Airframe and each Replacement Engine shall have been duly filed for recordation pursuant to Title 49 or such other applicable law of such jurisdiction other than the United States in which such Replacement Airframe is registered in accordance with Section 2.01(e);
(B)    an Officer's Certificate of a Responsible Officer of such Grantor stating that (1) such Replacement Airframe (and any Replacement Engine) constitutes Cure Collateral pursuant to the definition thereof set forth in the Credit Agreement and (2) each of the conditions specified in this Section 3.01(a) with respect to such Replacement Airframe and any comparable provisions of any Permitted Lease to which such Airframe is subject, as the case may be, have been satisfied; and
(C)    UCC financing statements (and any similar statements or other documents required to be filed or delivered pursuant to the laws of the jurisdiction in which such Replacement Airframe may be registered and registrations on the International Registry) as are deemed necessary or, by reference to prudent industry practice, desirable by counsel for the Administrative Agent to protect the security interests of the Administrative Agent in such Replacement Airframe and each Replacement Engine shall have been duly filed;
(ii)such Grantor shall furnish the Administrative Agent with (A) upon recordation, an opinion of qualified FAA counsel, or if applicable, qualified Opinion of Counsel in the jurisdiction of the relevant Aircraft's registration addressed to the Administrative Agent as to the due recordation of the Mortgage Supplement as a first priority Lien on the Replacement Airframe and Replacement Engine, if any, and the due registration of the International Interest of the Administrative Agent in such Replacement Airframe and Replacement Engine, if any, as a first priority International Interest therein, and stating that the Replacement Airframe and/or Replacement Engine, is free from Liens of record (except for or with respect to Permitted Collateral Liens) and International Interests of record (other than with respect to any Refinancing Debt or any Junior

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Secured Debt), (B) an Opinion of Counsel as to the availability of the benefits of Section 1110 of the Bankruptcy Code to the same extent as for the Airframe and Engines being replaced, and (C) such satisfactory evidence of compliance with the insurance provisions of Section 2.03 hereof with respect to such Replacement Airframe and each Replacement Engine as the Administrative Agent may reasonably request;
(iii)such Grantor shall have delivered to the Administrative Agent (A) a copy of the bill(s) of sale respecting such Replacement Airframe, each Replacement Engine, if any, or other evidence of a Grantor's ownership of such Replacement Airframe and each Replacement Engine, reasonably satisfactory to the Administrative Agent and such Grantor shall cause (subject, if necessary, to the consent of the prior owner of the Replacement Airframe and/or Replacement Engine) the sale of the Replacement Airframe and each Replacement Engine effected by such bill(s) of sale (or other evidence) to be registered with the International Registry as a sale, and (B) appropriate instruments assigning to the Administrative Agent the benefits, if any, of all manufacturer's and vendor's warranties generally available and permitted to be assigned by a Grantor with respect to such Replacement Airframe and each Replacement Engine; and
(iv)such Grantor shall have satisfied any additional conditions (including the furnishing of an appraisal to the extent required under the Credit Agreement) to replacement as shall reasonably be specified by the Administrative Agent, acting reasonably.
For all purposes hereof, each such Replacement Airframe shall be deemed to be subjected to the Lien of this Mortgage and shall be deemed an “Airframe”, and the Lien of this Mortgage shall still cover such replaced Airframe.
(b)    Event of Loss with Respect to an Engine or Spare Engine. If an Event of Loss occurs (or an event or circumstance which, with the passage of time, would constitute an Event of Loss occurs) with respect to an Engine or a Spare Engine under circumstances in which there has not occurred an Event of Loss or such other event or circumstance, as the case may be, with respect to the related Airframe (if any), Grantors shall promptly (and in any event within 10 days after the occurrence of such Event of Loss or such other event or circumstance, as the case may be) notify the Administrative Agent thereof and, to the extent required by Section 2.12(a) of the Credit Agreement (all calculations under Section 6.06 of the Credit Agreement to be performed after giving effect to such Event of Loss and otherwise in accordance with the Credit Agreement), deposit within 3 Business Days of receipt all Net Cash Proceeds thereof, if any, received by a Grantor (and not paid directly by an insurer to the Administrative Agent pursuant to a loss payee clause as provided in Section 2.03 hereof) into an account that is maintained with the Administrative Agent and subject to an Account Control Agreement pursuant to Section 2.12(a) of the Credit Agreement. The applicable Grantor may use Net Cash Proceeds held by the Administrative Agent (including Net Cash Proceeds in the form of insurance proceeds paid directly by an insurer to the Administrative Agent as aforesaid) to, as soon as reasonably possible, replace the Engine or Spare Engine which suffered such Event of Loss in accordance with this Section 3.01(b), but subject to the provisions of Section 2.12(a) and any other applicable provisions of the Credit Agreement. Upon application of such Net Cash Proceeds, the

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

applicable Grantor shall substitute an engine (that is reasonably satisfactory to the Appraisers), free and clear of all Liens (other than Specified Permitted Collateral Liens or other Permitted Collateral Liens that are subordinated to the Liens granted to the Administrative Agent hereunder) and cause such engine to be subject to the Lien of this Mortgage. Each Grantor's right to make a replacement hereunder shall be subject to the fulfillment (which may be simultaneous with such replacement) of the following conditions precedent at Grantors' sole cost and expense and the Administrative Agent agrees to make reasonable efforts to cooperate with Grantors to the extent reasonably necessary to enable it to timely satisfy such conditions:
(i)    the following documents shall be duly authorized, executed and delivered by the respective party or parties thereto, and an executed counterpart of each shall be delivered to the Administrative Agent:
(A)    a Mortgage Supplement covering the Replacement Engine, which shall have been duly filed for recordation pursuant to Title 49 or such other applicable law of the jurisdiction other than the United States in which the aircraft of which such Replacement Engine is a part is registered in accordance with Section 2.01(e), as the case may be;
(B)    an Officer's Certificate of a Responsible Officer of such Grantor stating (i) that the Replacement Engine constitutes Cure Collateral pursuant to the definition thereof set forth in the Credit Agreement and (ii) each of the conditions specified in this paragraph (b) with respect to such Replacement Engine, and any comparable provisions of any Permitted Lease to which such Engine is subject, have been satisfied;
(C)    UCC financing statements covering the security interests created by this Mortgage (and any similar statements or other documents required to be filed or delivered pursuant to the laws of the jurisdiction in which such aircraft may be registered or in the International Registry) as are deemed necessary or, by reference to prudent industry practice, desirable by counsel to the Administrative Agent to protect the security interests of the Administrative Agent in the Replacement Engine shall have been duly filed;
(D)    upon request by the Administrative Agent, such Grantor shall furnish the Administrative Agent with (1) upon recordation, an opinion of qualified FAA counsel, or if applicable, qualified counsel in the jurisdiction of the relevant Aircraft's registration addressed to the Administrative Agent (in either case which opinion and counsel shall be reasonably satisfactory to the Administrative Agent), as to (a) the due recordation of the Mortgage Supplement as a first priority Lien on the Replacement Engine, and the due registration of the International Interest of the Administrative Agent in such Replacement Engine as a first priority International Interest therein, stating that the Replacement Engine is free from Liens of record (except for or with respect to Permitted Collateral Liens) and of International Interests of record (other than with respect to any Refinancing Debt and any Junior Secured Debt), and (2) such evidence of

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

compliance with the insurance provisions of Section 2.03 hereof with respect to such Replacement Engine as the Administrative Agent may reasonably request;
(E)    such Grantor shall have delivered to the Administrative Agent (1) a copy of the bill of sale respecting such Replacement Engine or other evidence of such Grantor's ownership of such Replacement Engine, reasonably satisfactory to the Administrative Agent and such Grantor shall cause (subject to the consent of the prior owner of the Replacement Engine) the sale of such Replacement Engine effected by said bill of sale (or other evidence) to be registered with the International Registry as a sale, and (2) appropriate instruments assigning to the Administrative Agent the benefits, if any, of all manufacturer's and vendor's warranties generally available and permitted to be assigned by a Grantor with respect to such Replacement Engine; and
(ii)     Such Grantor shall have satisfied any additional conditions (including the furnishing of an appraisal to the extent required under the Credit Agreement) to replacement as shall reasonably be specified by the Administrative Agent, acting reasonably.
For all purposes hereof, each such Replacement Engine shall be deemed to be subjected to the Lien of this Mortgage and shall be deemed an “Engine” and the Lien of this Mortgage shall no longer still cover such replaced Engine.
(c)    Event of Loss with Respect to a Pledged Spare Part. Upon the occurrence of an event or circumstance which constitutes an Event of Loss (or an event or circumstance which, with the passage of time, would constitute an Event of Loss) with respect to one (1) or more Pledged Spare Parts, the aggregate value of which exceeds $5,000,000, Grantors shall forthwith (and in any event within ten (10) days after such occurrence) give the Administrative Agent written notice thereof and, to the extent required by Section 2.12(a) of the Credit Agreement (all calculations under Section 6.06 of the Credit Agreement to be performed after giving effect to such Event of Loss and otherwise in accordance with the Credit Agreement), deposit all Net Cash Proceeds thereof, if any, received by a Grantor (and not paid directly by an insurer to the Administrative Agent pursuant to a loss payee clause as provided in Section 2.03 hereof) within 3 Business Days after receipt thereof into an account with the Administrative Agent and subject to an Account Control Agreement pursuant to Section 2.12(a) of the Credit Agreement. The applicable Grantor may use Net Cash Proceeds held by the Administrative Agent (including Net Cash Proceeds in the form of insurance proceeds paid directly by an insurer to the Administrative Agent as aforesaid) to, as soon as reasonably possible, replace the Pledged Spare Part which suffered such Event of Loss in accordance with this Section 3.01(c), but subject to the provisions of Section 2.12(a) and any other applicable provisions of the Credit Agreement. Upon such application of any Net Cash Proceeds, the applicable Grantor shall substitute spare part(s) (reasonably satisfactory to the Appraisers), free and clear of all Liens (other than Specified Permitted Collateral Liens and other Permitted Collateral Liens that are subordinated to the Liens granted to the Administrative Agent hereunder) and cause the same to be subjected to the Lien of this Mortgage.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Section 3.02    Requisition for Use of an Aircraft, Engine or Spare Engine by the United States Government or Government of Registry of the Aircraft. In the event of the requisition for use of an Airframe and related engines, Engines or Spare Engines installed on such Airframe by the United States Government or any other government of registry (or any instrumentality or agency thereof) of such Airframe, or the applicable airframe in the case of an Engine or Spare Engine installed thereon, if so registered, Grantors shall promptly notify the Administrative Agent of such requisition, and, unless an Event of Loss results therefrom, all of Grantors' obligations under this Mortgage with respect to such Airframe, Engines or Spare Engines shall continue to the same extent as if such requisition had not occurred.
ARTICLE 4
REMEDIES
Section 4.01    Event of Default. It shall be an Event of Default hereunder and for all purposes of the Cape Town Treaty, if under the Credit Agreement an “Event of Default” shall occur and be continuing thereunder.
Section 4.02    Remedies with Respect to Collateral.
(a)    Remedies Available. Upon (i) the occurrence and continuance of any Event of Default, the Administrative Agent may do one or more of the following; provided, however, that during any period that an Aircraft is subject to the CRAF Program in accordance with the provisions of Section 2.01(a)(iv) hereof and in possession of the United States government or an agency or instrumentality of the United States, the Administrative Agent shall not, on account of any Event of Default, be entitled to exercise any of the remedies specified in the following clauses (i), (ii) and (iii) in relation to such Aircraft in such manner as to limit a Grantor's control (or any Permitted Lessee's control under any Permitted Lease) under this Mortgage of the relevant Airframe, or any Engines or Spare Engines installed thereon, unless at least sixty (60) days' (or such lesser period as may then be applicable under the Air Mobility Command program of the United States Air Force) written notice of default hereunder shall have been given by the Administrative Agent by registered or certified mail to Grantors (and any Permitted Lessee) with a copy addressed to the Contracting Office Representative for the Air Mobility Command of the United States Air Force under any contract with a Grantor (or any Permitted Lessee) relating to such Aircraft:
(i)    cause each Grantor or all Grantors, upon the written demand of the Administrative Agent, at Grantors' expense, to deliver promptly, and such Grantor(s) shall deliver promptly, all or such part of the Airframes, the Engines, the Spare Engines or other Collateral as the Administrative Agent may so demand to the Administrative Agent or its order, or the Administrative Agent, at its option, may access the Tracking System (and demand the assistance of a Grantor's personnel necessary to utilize the Tracking System) and enter upon the premises where all or any part of the Airframes, the Engines, the Spare Engines or other Collateral are located and take immediate possession (to the exclusion of the Grantors and all Persons claiming under or through a Grantor) of and remove the same by summary proceedings or otherwise together with any engine

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

which is not an Engine or Spare Engine but which is installed on an Airframe, subject to all of the rights of the owner, lessor, or lien holder of or with respect to such engine;
(ii)    sell all or any part of the Airframes, Engines, Spare Engines or other Collateral at public or private sale, whether or not the Administrative Agent shall at the time have possession thereof, as the Administrative Agent may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle all or any part of the Airframes, the Engines, Spare Engines or other Collateral as the Administrative Agent, in its sole discretion, may determine, all free and clear of any rights or claims of whatsoever kind of any Grantor, any person claiming by, through or under any Grantor and any person holding an interest subordinate to the interests of the Administrative Agent hereunder; provided, however, that no Grantor shall be entitled at any time prior to any such disposition to redeem the Collateral by paying in full all of the Obligations; or
(iii)    exercise any or all of the rights and powers and pursue any and all remedies of a secured party under the UCC of the State of New York; provided that, notwithstanding anything to the contrary set forth herein or in any other Loan Document, (A) as permitted by Article 15 of the Cape Town Convention, the provisions of Chapter III of the Cape Town Convention are hereby excluded and made inapplicable to this Agreement and the other Loan Documents, except for those provisions of such Chapter III that cannot be derogated from; and (B) as permitted by Article IV(3) of the Aircraft Protocol, the provisions of Chapter II of the Aircraft Protocol are hereby excluded and made inapplicable to this Agreement and the other Loan Documents, except for (x) Article XVI of the Aircraft Protocol and (y) those provisions of such Chapter II that cannot be derogated from, except, in each case, in the case of a lease by any Grantor to any foreign entity that is situated in a Contracting State (as defined in the Cape Town Treaty), the lease shall contain (and the Administrative Agent shall be entitled to exercise) the remedies of a lessor set forth in the Cape Town Treaty for the benefit of the lessor under such lease, to the extent required pursuant to Section 2.01(a)(ix). In furtherance of the foregoing, the parties hereto agree that the exercise of remedies hereunder and the other Loan Documents is subject to other applicable law, including without limitation, the UCC and the Bankruptcy Code, and that nothing herein derogates from the rights of the Company or the Administrative Agent under or pursuant to such other applicable law, including without limitation, the UCC or the Bankruptcy Code.
Upon every taking of possession of Collateral under this Section 4.02, the Administrative Agent may, from time to time, at the expense of the Grantors, make all such expenditures for maintenance, insurance, repairs, replacements, alterations, additions and improvements to and of the Collateral as it may deem proper. In each such case, the Administrative Agent shall have the right to maintain, use, insure, operate, store, lease, control or manage the Collateral and to carry on business and to exercise all rights and powers of each Grantor relating to the Collateral in connection therewith, as the Administrative Agent shall deem appropriate, including the right to enter into any and all such agreements with respect to the maintenance, use, insurance, operation, storage, leasing, control, management or disposition of the Collateral or any part thereof as the Administrative Agent may determine; and the Administrative Agent shall be entitled to collect and receive directly all tolls, rents, revenues, issues, income, products, proceeds and profits of the Collateral and every part thereof, without

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

prejudice, however, to the right of the Administrative Agent under any provision of this Mortgage to collect and receive all cash held by, or required to be deposited with, the Administrative Agent hereunder. Such tolls, rents, revenues, issues, income, products, proceeds and profits shall be applied to pay the expenses of using, operating, storage, leasing, control, management or disposition of the Collateral, and of all maintenance, insurance, repairs, replacement, alterations, additions and improvements, and to make all payments which the Administrative Agent may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of a Grantor), and all other payments which the Administrative Agent may be required or authorized to make under any provision of this Mortgage, as well as just and reasonable compensation for the services of the Administrative Agent, and of all Persons engaged and employed by the Administrative Agent.
In addition, Grantors shall be liable for all legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of the Administrative Agent's remedies with respect thereto, including all costs and expenses incurred in connection with the retaking, return or sale of any Airframe, Engines, Spare Engines or other Collateral in accordance with the terms hereof under the UCC, which amounts shall, until paid, be secured by the Lien of this Mortgage.
If any Event of Default shall have occurred and be continuing, or the Loans shall have been declared forthwith due and payable pursuant to the Credit Agreement, the Administrative Agent may at any time thereafter while any Event of Default shall be continuing, without notice of any kind to any Grantor (except as provided herein) to the extent permitted by law, carry out or enforce any one or more of the actions and remedies provided in this Article 4 or elsewhere in this Mortgage or otherwise available to a secured party under the UCC as in effect at the time in New York State, whether or not any or all of the Collateral is subject to the jurisdiction of such UCC and whether or not such remedies are referred to in this Article 4.
Nothing in the foregoing shall affect the right of each Secured Party to receive all payments of principal of, and interest on, the Obligations held by such Secured Party and all other amounts owing to such Secured Party as and when the same may be due.
(b)    Notice of Sale. The Administrative Agent shall give each Grantor at least ten (10) days' prior written notice of the date fixed for any public sale of any of its Airframes, Engines, Spare Engines, Pledged Spare Parts or other Collateral, or the date on or after which any private sale will be held, which notice each Grantor hereby agrees is reasonable notice.
(c)    Receiver. If any Event of Default shall occur and be continuing, to the extent permitted by law, the Administrative Agent shall be entitled, as a matter of right as against a Grantor, without notice or demand and without regard to the adequacy of the security for the Obligations or the solvency of any Grantor, upon the commencement of judicial proceedings by it to enforce any right under this Mortgage, to the appointment of a receiver of the Collateral or any part thereof and of the tolls, rents, revenues, issues, income, products and profits thereof for the recovery of judgment for the indebtedness secured by the Lien created under this Mortgage

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
(d)    Concerning Sales. At any sale under this Article, any Secured Party may bid for and purchase the property offered for sale, may make payment on account thereof as herein provided, free of any right of redemption, stay valuation or appraisal on the part of a Grantor (all said rights being hereby waived and released to the fullest extent permitted by law) and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any purchaser shall be entitled, for the purpose of making payment for the property purchased, to deliver any of the Obligations in lieu of cash in the amount which shall be payable thereon as principal or interest. Said Obligations, in case the amount so payable to the holders thereof shall be less than the amounts due thereon, shall be returned to the holders thereof after being stamped or endorsed to show partial payment.
Section 4.03    Waiver of Appraisement, Etc.  Each Grantor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the property in the Collateral marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclosure under this Mortgage may order the sale of the Collateral as an entirety.
Section 4.04    Application of Proceeds. After the exercise of remedies pursuant to Section 4.02 hereof, any payments in respect of the Obligations and any proceeds (as defined in the UCC) of the Collateral, when received by the Administrative Agent or any other Secured Party in cash or its equivalent, will be applied in the order set forth in and in accordance with Section 2.17 of the Credit Agreement and any intercreditor agreements entered into by the Administrative Agent in respect of the Liens granted herein pursuant to the terms of the Credit Agreement.
Section 4.05    Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent or otherwise in this Mortgage shall be cumulative and shall be in addition to every other right, power and remedy specifically given under this Mortgage or the other Loan Documents or now or hereafter existing at law, in equity or by statute or treaty (including, without limitation, the Cape Town Treaty) and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Event of Default or an acquiescence therein. No notice to or demand on a Grantor in any case shall entitle it or any other Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including attorneys' fees, and the amounts thereof shall be included in such judgment.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Section 4.06    Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Mortgage by foreclosure, sale entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case each Grantor, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Mortgage, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted (but otherwise without prejudice).
ARTICLE 5
TERMINATION OF MORTGAGE
Section 5.01    Termination of Mortgage.
(a)    This Mortgage shall terminate on the date (the “Obligations Payment Date”) on which (a) the Obligations have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the Loan Documents), (b) all Commitments have been terminated, and (c) there are no outstanding Letters of Credit issued and outstanding (other than such as have been cash collateralized or defeased in accordance with the terms of the Loan Documents). Upon termination, each Grantor may request, at such Grantor's sole cost and expense, the Administrative Agent to execute and deliver to or as directed in writing by such Grantor an appropriate instrument reasonably required to release such Grantor's Collateral from the Lien of this Mortgage and to discharge from the International Registry the registration of the International Interests constituted by this Mortgage with respect to such Collateral, and the Administrative Agent shall execute and deliver such instrument as aforesaid at such Grantor's expense; provided, however, that in the event that any portion of the Collateral is sold or otherwise disposed of in accordance with the applicable provisions of the Credit Agreement, or is released as provided in Section 6.06(c) of the Credit Agreement, entitling the Grantors to a release from the Lien of this Mortgage, the Administrative Agent shall cooperate, at Grantors' sole cost and expense, in releasing the Lien of this Mortgage from such portion of the Collateral (and (except to the extent the Borrower is not in pro forma compliance with Section 6.06(a) of the Credit Agreement after giving effect to such sale or disposition) the Proceeds thereof). Except as aforesaid otherwise provided, this Mortgage and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.
(b)    In the event that the security interests granted hereunder in all of the Collateral of any Grantor shall have been released as permitted by and in accordance with the terms of this Agreement and the Credit Agreement, upon the request of the Borrower, such Grantor shall be released as a Grantor hereunder.
(c)    At any time that a Grantor desires that any Collateral or any Grantor be released as provided in the foregoing Section 5.01(a) or (b), as applicable, it shall deliver to the Administrative Agent a certificate signed by an authorized officer stating that the release of the respective Collateral or Grantor, as applicable, is permitted pursuant to Section 5.01(a) or (b) hereof, as applicable, and the Credit Agreement. The Administrative Agent shall have no

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

liability whatsoever to any Secured Party as the result of any release of any Collateral, or of any Grantor, by it as permitted by Section 5.01(a) or (b), as applicable, hereof.
ARTICLE 6
MISCELLANEOUS
Section 6.01    No Legal Title to Collateral in Secured Creditor. No Secured Party shall have legal title to any part of the Collateral. No transfer, by operation of law or otherwise, of any portion of the Loans or other right, title and interest of a Secured Party in and to the Collateral or this Mortgage shall operate to terminate this Mortgage or entitle any successor or transferee of such Secured Party to an accounting or to the transfer to it of legal title to any part of the Collateral.
Section 6.02    Sale of Collateral by the Administrative Agent is Binding. Any sale or other conveyance of any Airframe, Engine, Spare Engine or other item of Collateral or any interest therein by the Administrative Agent made pursuant to the terms of this Mortgage shall bind the Secured Parties and each Grantor, and shall be effective to transfer or convey all right, title and interest of the Administrative Agent, each Grantor, and the other Secured Parties therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Administrative Agent.
Section 6.03    Benefit of Mortgage. Nothing in this Mortgage, whether express or implied, shall be construed to give to any Person other than a Grantor, the Administrative Agent and the Secured Parties any legal or equitable right, remedy or claim under or in respect of this Mortgage.
Section 6.04    Notices. All notices and other communication provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:
if to the Grantors, to:
Delta Air Lines, Inc. and Comair, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention: Treasurer, Dept. 856
Telecopier: (404) 715-4862
Copy to: General Counsel, Dept. 971
Telecopier: (404) 715-2611

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Matthew Massie
Telecopier: (212) 270-5100
with a copy to:
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Jide Williams
Telecopier: (713) 750-2938
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Patrick S. Ryan
Telecopier: (212) 455-2502
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Mortgage shall be deemed to have been given on the date of receipt.
Section 6.05    Governing Law; Jurisdiction; Service of Process. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS MORTGAGE OR THE SUBJECT MATTER HEREOF BROUGHT BY THE SECURED PARTIES OR ANY OF THEIR SUCCESSORS OR PERMITTED ASSIGNS. EACH PARTY HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS MORTGAGE OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT.

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.04 HEREOF.
Section 6.06    Counterparts. This Mortgage may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 6.07    Waiver; Amendment. (a) No waiver of any provisions of this Mortgage or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on a Grantor in any case shall entitle a Grantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, acting in accordance with Section 10.08 of the Credit Agreement, and each Grantor with respect to which such waiver, amendment or modification is to apply.
Section 6.08    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION
Section 6.09    Successors and Assigns. This Mortgage shall be binding upon each Grantor and its successors and permitted assigns and shall inure to the benefit of the Administrative Agent and each Secured Party and their respective successors and permitted assigns; provided, that no Grantor may transfer or assign any or all of its rights or obligations hereunder (other than to each other) without the prior written consent of the Administrative Agent. All agreements, statements, representations and warranties made by any Grantor herein or in any certificate or other instrument delivered by any Grantor or on its behalf under this Mortgage shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Mortgage and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.
Section 6.10    Lien Absolute. All rights of the Administrative Agent hereunder, the Lien hereof and all obligations of the Grantors hereunder shall, to the fullest extent permitted by applicable law, be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Obligations or

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[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment to or waiver of or any consent to any departure from any Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement (other than that the Obligations Payment Date shall have occurred).
Section 6.11    General Indemnity.
(a)    Claims Defined. For the purposes of this Section 6.11, “Claims” means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs or expenses of whatsoever kind and nature (whether or not on the basis of negligence, strict or absolute liability or liability in tort) that may be imposed on or asserted against an Indemnitee, as defined below, and, except as otherwise expressly provided in this Section 6.11, includes all reasonable out-of-pocket costs, disbursements and expenses (including reasonable out-of-pocket legal fees and expenses) actually incurred by an Indemnitee in connection therewith or related thereto.
(b)    Other Terms Defined. For the purposes of this Section 6.11: (1) “Indemnitee” shall mean any Indemnitee party to this Mortgage, or in the case of an Indemnitee not party to this Agreement, any such Indemnitee which has expressly agreed in writing to be bound by the terms of this Section 6.11 prior to, or concurrently with, the making of a Claim; (2) “After-Tax Basis” means that indemnity and compensation payments required to be made will be supplemented by the Person paying the base amount by that amount which, when added to such base amount, and after deduction of all federal, state, local and foreign Taxes required to be paid by or on behalf of the payee with respect to the receipt or realization of any such amounts, and after consideration of any current tax savings of such payee resulting by way of any deduction, credit or other tax benefit attributable to such base amount or Tax, shall net such payee the full amount of such base amount; (3) “Administrative Agent Liens” means any Lien attributable to JPMorgan Chase Bank, N.A. or the Administrative Agent with respect to an Aircraft, Airframe, an Engine, a Spare Engine, a Pledged Spare Part, any interest therein or any other portion of the Collateral arising as a result of (i) claims against JPMorgan Chase Bank, N.A. or the Administrative Agent not related to its interest in Aircraft, Airframe, an Engine, a Spare Engine, a Pledged Spare Part or the administration of the Collateral pursuant to this Mortgage, (ii) acts of JPMorgan Chase Bank, N.A. or the Administrative Agent not permitted by, or the failure of JPMorgan Chase Bank, N.A. or the Administrative Agent to take any action required by the Loan Documents, (iii) claims against JPMorgan Chase Bank, N.A. or the Administrative Agent relating to Taxes or Claims that are excluded from the indemnification provided by Section 6.11 of this Mortgage or (iv) claims against JPMorgan Chase Bank, N.A. or the Administrative Agent arising out of the transfer by any such party of all or any portion of its interest in the Aircraft, Airframe, an Engine, a Spare Engine, a Pledged Spare Part, other Collateral, the Loan Documents, except while an Event of Default is continuing and prior to the time that the Administrative Agent has received all amounts due to it pursuant to the Loan Documents; and (4) “Lender Lien” means any Lien attributable to a Lender on or against an

52

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Aircraft, Airframe, Engine, Spare Engine, Pledged Spare Part, any interest therein or any other portion of the Collateral, arising out of any claims against such Person that are not related to the Loan Documents, or out of any act or omission of such Person that is not related to the transactions contemplated by, or that constitutes a breach by such Person of its obligations under, the Loan Documents. If any Indemnitee fails to comply with any duty or obligation under this Section 6.11 with respect to any Claim, such Indemnitee shall not be entitled to any indemnity with respect to such Claim under this Section 6.11 to the extent (x) such failure was prejudicial to such Grantor or (y) such Grantor's indemnification obligations are increased as a result of such failure.
(c)    Claims Indemnified. Subject to the exclusions stated in Subsection 6.11(d), each Grantor agrees to indemnify, protect, defend and hold harmless on an After-Tax Basis each Indemnitee against Claims resulting from or arising out of (i) the Loan Documents and the transactions contemplated thereby, (ii) the operation, possession, use, maintenance, overhaul, testing or registration of the Aircraft, Airframes, Engines, Spare Engines and Pledged Spare Parts (including injury, death or property damage of passengers, shippers or others, and environmental control, noise and pollution regulations), and (iii) the manufacture, design, sale, purchase, acceptance, non-acceptance or rejection, delivery or condition of the Aircraft, Airframes, Engines, Spare Engines, Pledged Spare Parts or any Part or the ownership, possession, use, non-use, substitution, airworthiness, control, operation, storage, modification, alteration, lease, sublease, return, transfer or other disposition of any Aircraft, any Airframe, any Engine, any Spare Engine, any Pledged Spare Part or any Part (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement) by a Grantor, any Permitted Lessee or any other Person.
(d)    Claims Excluded. The following are excluded from the Grantors' agreement to indemnify an Indemnitee under this Section 6.11:
(i)    any Claim to the extent such Claim is attributable to acts or events occurring after (x) the Obligations Payment Date, (y) with respect to an Airframe, Engine, Spare Engine or Pledged Spare Part, the transfer of possession thereof pursuant to Article 4 of this Mortgage except to the extent that such Claim is attributable to acts occurring in connection with the exercise of remedies pursuant to Section 4.02 of this Mortgage following the occurrence and continuance of an Event of Default or (z) any disposition of the applicable Collateral permitted hereunder or under the Credit Agreement;
(ii)    any Claim to the extent such Claim is, or is attributable to, an Excepted Tax;
(iii)    any Claim to the extent such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee or attributable to negligence by such Indemnitee in exercising its right of inspection;
(iv)    any Claim to the extent such Claim is attributable to the material noncompliance with or material breach by such Indemnitee of any of the terms of, or any material misrepresentation by such Indemnitee contained in, this

53

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Agreement, any other Loan Document to which such Indemnitee is a party or any agreement relating hereto or thereto;
(v)    any Claim to the extent such Claim constitutes a Lender Lien or Administrative Agent Lien attributable to such Indemnitee;
(vi)    any Claim to the extent such Claim is attributable to the offer, sale, assignment, transfer, participation or other disposition (whether voluntary or involuntary) by or on behalf of such Indemnitee (other than as a result of, or following, or in lieu of exercising remedies during the occurrence and continuance of, an Event of Default) of any Loan, all or any part of such Indemnitee's interest in the Loan Documents or any interest in the Collateral or any similar security;
(vii)    any Claim to the extent such Claim is attributable to a failure on the part of the Administrative Agent to distribute in accordance with this Mortgage any amounts received and distributable by it hereunder or thereunder;
(viii)    any Claim to the extent such Claim is attributable to the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any Loan Document, other than such as have been requested or consented to by a Grantor, or such as are expressly required or contemplated by the provisions of the Loan Documents; and
(ix)    any Claim to the extent such Claim is payable or required to be borne by a Person other than the Grantors pursuant to any provision of any Loan Document.
(e)    Insured Claims. In the case of any Claim indemnified by a Grantor hereunder that is covered by a policy of insurance maintained by such Grantor, each Indemnitee agrees to cooperate, at such Grantor's expense, with the insurers in the exercise of their rights to investigate, defend and compromise such Claim.
(f)    Claims Procedure. An Indemnitee shall promptly notify the Grantors of any Claim as to which indemnification is sought. Such Indemnitee shall promptly submit to the Grantors all additional information in such Indemnitee's possession to substantiate such Claim as the Grantors reasonably requests. Subject to the rights of the Grantors' insurers, the Grantors may, at its sole cost and expense, investigate any Claim, and may in its sole discretion defend or compromise any Claim. The Grantors shall be entitled, at its sole cost and expense, acting through counsel acceptable to the respective Indemnitee, (A) so long as such Grantor has agreed in a writing acceptable to such Indemnitee that such Grantor is liable to such Indemnitee for such Claim hereunder (unless such Claim is covered by Section 6.11(d)), in any judicial or administrative proceeding that involves solely a claim for one of more Claims, to assume responsibility for and control thereof, (B) so long as such Grantor has agreed in a writing acceptable to such Indemnitee that such Grantor is liable to such Indemnitee for such Claim hereunder (unless such Claim is covered by Section 6.11(d)), in any judicial or administrative proceeding involving a claim for one or more Claims and other claims related or unrelated to the

54

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

transactions contemplated by the Loan Documents, to assume responsibility for and control of such claim for Claims to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding any of the foregoing to the contrary, the Grantors shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (i) while an Event of Default exists, (ii) if such proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Collateral Lien) on any Aircraft, Airframe, Engine, Spare Engine, Pledged Spare Part, other Collateral or any part thereof, or (iii) if such proceeding could in the good faith opinion of such Indemnitee entail any material risk of criminal liability or present a conflict of interest making separate representation necessary, and, in any such proceeding, the Grantors shall be liable for the cost of such proceeding and (subject to the provisions of Section 6.11(d)) any Claim resulting therefrom. The affected Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by a Grantor pursuant to the preceding provisions. At the Grantors' expense, any Indemnitee shall cooperate with all reasonable requests of a Grantor in connection therewith. Such Indemnitee shall not enter into a settlement or other compromise with respect to any Claim without the prior written consent of the Grantors, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Claim. Where a Grantor or its insurers undertake the defense of an Indemnitee with respect to a Claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the written request of a Grantor or such insurers. Subject to the requirements of any policy of insurance, an Indemnitee may participate at its own expense in any judicial proceeding controlled by a Grantor pursuant to the preceding provisions; provided that such party's participation does not, in the Opinion of Counsel appointed by a Grantor or its insurers to conduct such proceedings, interfere with such control. Such participation shall not constitute a waiver of the indemnification provided in this Section 6.11. Notwithstanding anything to the contrary contained herein, the Grantors shall not under any circumstances be liable for the fees and expenses of more than one counsel for all Indemnitees with respect to any one Claim unless a conflict of interest shall exist among such Indemnitees.
(g)    Subrogation. To the extent that a Claim is in fact paid in full by the Grantors or its insurer, the Grantors or such insurer (as the case may be) shall, without any further action, be subrogated to the rights and remedies of the Indemnitee on whose behalf such Claim was paid with respect to the transaction or event giving rise to such Claim. Such Indemnitee shall give such further assurances or agreements and shall cooperate with a Grantor or such insurer, as the case may be, to permit such Grantor or such insurer to pursue such rights and remedies, if any, to the extent reasonably requested by such Grantor. So long as no Specified Default under Section 7.01(b) of the Credit Agreement or Event of Default has occurred and is continuing, if an Indemnitee receives any payment, in whole or in part, from any party other than a Grantor or its insurers with respect to any Claim paid by such Grantor or its insurers, it shall promptly pay over to such Grantor the amount received (but not an amount in excess of the amount such Grantor or any of its insurers has paid in respect of such Claim). Any amount referred to in the preceding sentence that is payable to a Grantor shall not be paid to such Grantor, or, if it has been previously paid directly to such Grantor, shall not be retained by such Grantor, if at the time of such payment a Specified Default under Section 7.01(b) of the Credit

55

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Agreement or an Event of Default has occurred and is continuing, but shall be paid to and held by the Administrative Agent as security for the Obligations. At the option of the Administrative Agent, such amount payable shall be applied against the Obligations when and as they become due and payable. At such time as such Specified Default under Section 7.01(b) of the Credit Agreement or Event of Default is no longer continuing, such amount, to the extent not previously so applied against a Grantor's obligations, shall be paid to such Grantor.
(h)    No Guaranty. Nothing set forth in this Section 6.11 constitutes a guarantee by the Grantors that any Aircraft, Airframe, Engine, Spare Engine or Pledged Spare Part at any time will have any particular value, useful life or residual value.
(i)    Payments; Interest. Any amount payable to any Indemnitee on account of a Claim shall be paid within 30 days after receipt by a Grantor of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the Claims that are the subject of and basis for such indemnity and the computation of the amount payable. Any payments made pursuant to this Section 6.11 directly to an Indemnitee or to a Grantor, as the case may be, shall be made in immediately available funds at such bank or to such account as is specified by the payee in written directions to the payor or, if no such directions are given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, return receipt requested, postage prepaid to its address referred to in Section 6.04. To the extent permitted by applicable law, interest at the applicable rate provided for in Section 2.08 of the Credit Agreement shall be paid, on demand, on any amount or indemnity not paid when due pursuant to this Section 6.11 until the same is paid. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.
(j)    Tax deduction or credit. If, by reason of any Claim payment made to or for the account of an Indemnitee by a Grantor pursuant to this Section 6.11, such Indemnitee subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, such Indemnitee shall promptly pay to such Grantor, but only if such Grantor has made all payments then due and owing to such Indemnitee under the Loan Documents, an amount equal to the sum of (1) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (2) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence; provided that, each Grantor, upon request of such Indemnitee, agrees to repay the amount paid over to such Grantor (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Indemnitee to the extent a subsequent determination by such taxing authority results in an actual increase in Taxes payable by such Indemnitee which is attributable to such deduction or credit.
Sectioin 6.12    Section 1110 of the Bankruptcy Code. It is the intention of the parties that the Administrative Agent be entitled to the benefits of Section 1110 of the Bankruptcy Code, subject to each Grantor's rights thereunder, with respect to the right to take possession of Aircraft, Engine, Spare Engines and Pledged Spare Parts (other than Aircraft listed on Schedule 3.18 to the Credit Agreement and Engines, Spare Engines and Pledged Spare Parts that were first placed in service on or prior to October 22, 1994), and to enforce any of its other rights or remedies as provided in this Mortgage in the event of a case under Chapter 11 of the Bankruptcy

56

[Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Code in which a Grantor is a debtor, all subject to the provisions and limitations of the Bankruptcy Code.
Section 6.13    Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent shall enter into any Intercreditor Agreement and such Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder, the lien and security interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder shall be subject to the terms and conditions of such Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and such Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent hereunder shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent, in contravention of such Intercreditor Agreement.
[remainder of page intentionally left blank]

57

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have caused this Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement to be duly executed by their respective officers thereunto duly authorized.

DELTA AIR LINES, INC.,
as a Grantor

By:
Name:
Title:

COMAIR, INC.,
as a Grantor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT A
TO
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
SUPPLEMENT NO. ___
THIS AIRCRAFT, SPARE ENGINES AND SPARE PARTS MORTGAGE AND SECURITY AGREEMENT SUPPLEMENT NO. __ dated __________ (this “Mortgage Supplement”) made by DELTA AIR LINES, INC., a Delaware corporation (“Borrower”) and COMAIR, INC., an Ohio corporation (“Comair”) (each of the Borrower and Comair, a “Grantor” and collectively the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., acting as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement, dated as of April 20, 2011 (herein called the “Mortgage”; capitalized terms used herein but not defined shall have the meaning ascribed to them in the Mortgage), between the Grantors and the Administrative Agent, provides for the execution and delivery of supplements thereto substantially in the form hereof, which shall particularly describe certain collateral, and shall specifically mortgage the same to the Administrative Agent; and
WHEREAS, the Mortgage was entered into between the Grantors and the Administrative Agent in order to secure the Obligations of Delta Air Lines, Inc. (the “Borrower”) and each of the Guarantors under that certain Credit and Guaranty Agreement, dated as of April 20, 2011 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, herein called the “Credit Agreement”), among the Borrower, each of the direct and indirect Domestic Subsidiaries (as defined in the Credit Agreement) of the Borrower from time to time party thereto, JPMorgan Chase Bank, N.A. and the other lenders from time to time party thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the other agents party thereto and the other Loan Documents;
WHEREAS, the Mortgage relates to the Airframes, Engines, Spare Engines and Spare Parts described in Exhibit 1 hereto, and a counterpart of the Mortgage is attached hereto and made a part hereof and this Mortgage Supplement, together with such counterpart of the Mortgage and any previous Mortgage Supplements, is being filed for recordation on the date hereof with the FAA, as one document;
NOW, THEREFORE, this Mortgage Supplement Witnesseth, that to secure the prompt and complete payment and performance when due of the Obligations of the Borrower and each of the Guarantors under the Credit Agreement and each of the other Loan Documents, to secure the performance and observance by the Borrower and each of the Guarantors of all the agreements, covenants and provisions contained in the Mortgage and in the Loan Documents for

EXHIBIT A

the benefit of the Administrative Agent on behalf of the Secured Parties and each of the other Indemnitees, and for the uses and purposes and subject to the terms and provisions of the Mortgage, and in consideration of the premises and of the covenants contained in the Mortgage, and of other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, each Grantor has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Administrative Agent, its successors and assigns, for the security and benefit of the Secured Parties and such other Persons, an International Interest and a first priority continuing security interest in and first priority mortgage lien on all estate, right (including without limitation any and all Associated Rights), title and interest of such Grantor in, to and under the following described property:
1.    The Airframes, as owned by the respective Grantor, and as further described on Part A of Exhibit 1 hereto together with all Parts which are from time to time incorporated or installed in or attached thereto or which shall be removed therefrom, unless the Lien of the Mortgage shall not be applicable to such Part pursuant to the provisions of the Mortgage.
2.    The Engines, as owned by the respective Grantor, and as further described on Part A of Exhibit 1 hereto (each such engine having 1750 or more pounds of thrust or the equivalent thereof, whether or not such engines shall be installed in or attached to an Airframe or any other airframe) in each case, together with all Parts which are from time to time incorporated or installed in or attached thereto or which shall be removed therefrom, unless the Lien of the Mortgage shall not be applicable to such Part pursuant to the provisions of the Mortgage.
3.    The Spare Engines, as owned by the respective Grantor, and as further described on Part B of Exhibit 1 hereto (each such engine having 1750 or more pounds of thrust or the equivalent thereof, whether or not such engines shall be installed in or attached to an Airframe or any other airframe) in each case, together with all Parts which are from time to time incorporated or installed in or attached thereto or which shall be removed therefrom, unless the Lien of the Mortgage shall not be applicable to such Part pursuant to the provisions of the Mortgage.
4.    (x) in the case of Comair, all Spare Parts owned by Comair, and (y) in the case of the Borrower, (I) all Spare Parts owned by the Borrower and relating to or used in connection with General Electric Model CF34 engines or Bombardier manufactured regional jet aircraft, and (II) all airframe and avionics Spare Parts owned by the Borrower and unique to Boeing 747 aircraft, McDonnell Douglas DC-9 aircraft or any Airbus manufactured aircraft, in each case whether now or hereafter acquired and subjected to the Lien hereof, including any replacements, substitutions or renewals therefor, and accessions thereto, including but not limited to Rotables, Expendables, Key Repairables, Appliances, and located at the applicable Designated Spare Parts Locations described in Part C of Exhibit 1 hereto, other than any Excluded Parts.

EXHIBIT A

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Administrative Agent, its successors and assigns, for the uses and purposes and subject to the terms and provisions set forth in the Mortgage.
[Each undersigned Grantor hereby confirms that it is a Certificated Air Carrier as of the date hereof.] 1
This Mortgage Supplement shall be construed as a supplemental Mortgage and shall form a part thereof, and the Mortgage is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.
[remainder of page intentionally left blank]

1 To the extent applicable.

EXHIBIT A

IN WITNESS WHEREOF, each Grantor caused this Mortgage Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.

DELTA AIR LINES, INC.,
as a Grantor

By:
Name:
Title:

COMAIR, INC.,
as a Grantor

By:
Name:
Title:

EXHIBIT 1
TO
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
SUPPLEMENT NO. ___
PART A - DESCRIPTION OF AIRCRAFT, AIRFRAMES AND ENGINES2

Grantor	FAA Aircraft Manufacturer and Model	Described on the International Registry drop down menu as:	U.S. Reg Number	Serial Number	Engine Manufacturer and Model	Engines Serial Numbers	Described on the International Registry drop down menu as:

PART B - DESCRIPTION OF SPARE ENGINES

Grantor	FAA Engine Manufacturer and Model	Described on the International Registry drop down menu as:	Manufacturer's Serial Number

Only the Grantors noted above own the respective Airframe, Engine or Spare Engine.
PART C - DESIGNATED SPARE PARTS LOCATIONS

Grantor	Address	Plant Code	Location

PART D - GENERIC DESCRIPTIONS
2 Engines listed opposite an Airframe are “related” Engines for purposes of this Mortgage.

EXHIBIT 1

The generic descriptions of the Airframes, Engines and Spare Engines, for purposes of the Cape Town Convention, are as follows:

Airframes:
1.
2.
3.
4.
5.

Engines:
1.
2.
3.
4.
5.
6.
7.
8.
EXHIBIT 1

EXHIBIT B
TO
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
CERTAIN ECONOMIC TERMS

Insured Amount:	Replacement cost

Minimum Liability Insurance Amount:
$350,000,000 per occurrence for any regional jet aircraft.

$600,000,000 per occurrence for any narrow-body aircraft (including, without limitation, any McDonnell Douglas MD-88, McDonnell Douglas MD-90, Boeing 757 or Airbus A320 aircraft.)

$750,000,000 per occurrence for any aircraft other than those mentioned above (including, without limitation, any Boeing 767 aircraft)

In the event a Grantor includes a new type of wide-body aircraft in its aircraft fleet after the date hereof (including, without limitation, any Airbus A380 aircraft), then the Minimum Liability Insurance Amount with respect to such aircraft type shall be such amount as may be agreed by the Administrative Agent.

EXHIBIT B

EXHIBIT C
TO
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
[Address to Administrative Agent]

____________________, 20__

Data Report For Pledged Spare Parts
Ladies and Gentlemen:
We refer to the Aircraft, Engine, Spare Engine And Spare Parts Security Agreement (the “Security Agreement”), dated as of April 20, 2011, among Delta Air Lines, Inc. (the “Borrower”), Comair, Inc. (“Comair”) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Security Agreement and used herein have such respective defined meanings. The Grantors hereby certify that:
Attached hereto as Exhibit 1 is a report that correctly sets forth the following information as of the date hereof with respect to each Pledged Spare Part:

i)	Manufacturer's part number;

ii)	part description;

iii)	related aircraft model(s) in summary form;

iv)	classification as Rotable or Expendable or Key Repairable;

v)	quantity on hand;

vi)	Designated Spare Parts Location;

vii)	each Pledged Spare Part out for repair; and

viii)	each Pledged Spare Part in transit.
Very truly yours,
[DELTA AIR LINES, INC.
By:
Name:

EXHIBIT C

Title
Date:]

[COMAIR, INC.
By:
Name:
Title
Date:]

EXHIBIT C

EXHIBIT D
TO
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
LIST OF PERMITTED COUNTRIES
Australia
Austria
Belgium
Brazil (only for lease to current aircraft manufacturer in Brazil, no reregistration)
Canada
Czech Republic
Denmark
Finland
France
Germany
Greece
Hong Kong
Hungary
Iceland
Ireland
Italy
Japan
Luxembourg
Mexico (lease only, no reregistration)
Netherlands, the
New Zealand
Norway
Poland
Peoples Republic of China
Peoples Republic of China (Taiwan)
Russian Federation
Singapore
South Africa
South Korea
Spain
Sweden
Switzerland
United Kingdom

EXHIBIT D

EXHIBIT E

EXHIBIT E
TO
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
Credit and Guaranty Agreement
PLEASE SEE TAB 1

EXHIBIT E

FORM OF INSTRUMENT OF ASSUMPTION AND JOINDER
TO CREDIT AND GUARANTY AGREEMENT
ASSUMPTION AND JOINDER AGREEMENT dated as of      (the “Assumption Agreement”) made by [ _______] a [Insert State of Organization] [corporation, limited partnership or limited liability company] (the “Company”) for the benefit of the Secured Parties (as such term is defined in that certain Credit and Guaranty Agreement, dated as of April [ ], 2011 (as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with its terms, the “Credit Agreement”), among Delta Air Lines, Inc., a Delaware corporation (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower from time to time party thereto (each a “Guarantor” and collectively the “Guarantors”), each of the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), and the other agents and arrangers party thereto. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
W I T N E S S E T H:
The Company is a [Insert State of Organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [Insert name of Borrower or Guarantor]. Pursuant to Section 5.14 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] [non-excluded] subsidiary of [Insert name of Borrower or Guarantor].
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:
SECTION 1. Assumption and Joinder. The Company hereby expressly confirms that it hereby agrees to perform and observe, each and every one of the covenants and agreements and hereby assumes the obligations and liabilities of [(i)] a Guarantor under the Credit Agreement applicable to it as a Guarantor thereunder, [and (ii) a Grantor [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] and/or Pledger, as applicable, under [Security Agreement/other Collateral Document, as applicable] (any such applicable documents, a “Company Security Document”) in each case applicable to it as a Grantor thereunder].3 By virtue of the foregoing, the Company hereby accepts and assumes any liability of [(x)] a Guarantor related to each representation or warranty, covenant or obligation made by a Guarantor in the Credit Agreement, and hereby expressly affirms in all material respects, as of

3 Include reference to applicable Collateral Documents to the extent that the Company intends to pledge collateral contemporaneous with the delivery of this Assumption Agreement

Signature Page to Assumption Agreement

EXHIBIT E

the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company, [and (y) a Grantor [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] and/or Pledger, as applicable, related to each representation or warranty, covenant or obligation made by a Grantor [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] in each Company Security Document, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company].
(a)Guarantee. (i) All references to the term “Guarantor” in the Credit Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company, in each case as of and after the date hereof.
(ii)    The Company, as Guarantor, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a Guarantor thereunder, including without limitation, Section 9 thereof with the same force and effect as if originally referred to therein as a Guarantor.
(b)Collateral Documents. (i) All references to the term “Grantor” [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] [and/or Pledgor] in each Company Security Document, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of and after the date hereof.
(ii)    [The Company, as Grantor [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] [and/or Pledgor], hereby joins in and agrees to be bound by each and all of the provisions of each Company Security Document, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] [and/or Pledgor].]
SECTION 2. Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent, the Issuing Lender and the Secured Parties as follows:
(a)    The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Assumption Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery and performance of this Assumption Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required. This Assumption Agreement has been duly executed and delivered by the Company. This Assumption Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject
Signature Page to Assumption Agreement

EXHIBIT E

to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    The Company has delivered to the Administrative Agent any and all schedules and documents required as [(i)] a Guarantor under the Credit Agreement, [and (ii) a Grantor [an Account Grantor] [a Ground Support Equipment Grantor] [a Tooling Grantor] [ a Flight Simulator Grantor] [Additional FSE Grantor] [and/or Pledgor] under each Company Security Document].
SECTION 3. Binding Effect. This Assumption Agreement shall be binding upon the Company and shall inure to the benefit of the Secured Parties and their respective successors and assigns.
SECTION 4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
SECTION 5. Counterparts. This Assumption Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.
[Signature Pages Follow]

Signature Page to Assumption Agreement

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]
By:
Name:
Title:

Signature Page - Assumption Agreement

ACKNOWLEDGED AND AGREED:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:
Name:
Title:

Signature Page to Assumption Agreement

EXHIBIT F
FORM OF
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Guaranty Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.
1.    Assignor:        ______________________________
2.    Assignee:        ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1 ]
3.    Borrower:        Delta Air Lines, Inc.
4.    Administrative Agent:    JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement
5.    Credit Agreement:    The Credit and Guaranty Agreement dated as of April [], 2011, among Delta Air Lines, Inc. (the “Borrower”), all of the direct and indirect domestic subsidiaries of the Borrower signatory thereto (together with the Borrower, the “Guarantors”), the Lenders party thereto, JPMorgan Chase Bank, N.A. (together with its permitted successors in such capacity), as Administrative Agent, and the other agents and arrangers

1 Select as applicable.

EXHIBIT F
party thereto.

6.     Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Facility	$	$	%
Term Loan Facility	$	$	%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Guarantors and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
_________________________________
NAME OF ASSIGNOR
By:______________________________
Title:
ASSIGNEE

NAME OF ASSIGNOR
By:______________________________
Title:
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
2

EXHIBIT F

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Title:

Consented to:4
[DELTA AIR LINES, INC.]

By_________________________________
Title:

[ INSERT NAME ], as Issuing Lender5

By_________________________________
Title:

3 No consent of the Administrative Agent shall be required for an assignment of Term Loans if the Assignee is a Lender, an Affiliate of a Lender or an Approved Fund.
4 If such consent is required under the Credit Agreement
5 If such consent is required under the Credit Agreement

3

ANNEX 1

Credit and Guaranty Agreement dated as of April [], 2011(as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Delta Air Lines, Inc. (the “Borrower”), all of the direct and indirect domestic subsidiaries of the Borrower signatory thereto (the “Guarantors”), the Lenders party thereto, JPMorgan Chase Bank, N.A. (together with its permitted successors in such capacity), as Administrative Agent, and the other agents and arrangers party thereto.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01 (a) and (b) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT G

Delta Air Lines, Inc.
Form of Monthly Eligible Accounts Receivable Certificate
For the Month Ended ______________________________
in 000,000's (Millions) USD		Passenger Related A/R						Trade A/R				Cargo A/R		Other
	Total A/R	Visa / MC	Other CC	Domestic Travel Agency (net)	Int'l Travel Agency (net)	BARTS	UATP	Trade/ Sourcing/ Charter	DLMS	EPSILON	Accrued (earned not yet billed)	Freight	USPS	Notes / Interest
Gross	0.0

Less ineligibles
Past due balances	0.0
Foreign Receivables	0.0
Credit in Prior	0.0
Intercompany	0.0
Owed from other airlines (contra)	0.0
Unapplied Pmts	0.0
Unearned Revenue	0.0
Est. potential refund liability	0.0
AMEX potential contra	0.0
Estimated interested related to debt instruments	0.0
Codeshare portion of Accrued A/R	0.0
0100 Restricted Cash	0.0
0185 DLMS Interest Receivable (restricted)	0.0
Other (per terms of Credit Agreement)	0.0
Total ineligibles	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Eligible A/R	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

A/R Balance per BS
% Eligible as collateral	#DIV/0!
Officer's Certification:

Pursuant to the Credit and Guaranty Agreement dated as of __________________, the undersigned certifies that the information provided in this Certificate to JPMorgan Chase Bank, N.A. as Administrative Agent is accurate and complete in all material respects based on the accounting records of Delta Air Lines, Inc.

_______________________________________________ ______________________
Signature & Title          Date

EXHIBIT H
FORM OF
ROUTES AND SLOTS UTILIZATION CERTIFICATE
For the quarter ended ________, 20__
The undersigned Responsible Officer of Delta Air Lines, Inc. states that:
1.    I am the duly elected, qualified and acting [ ] of Delta Air Lines, Inc., a Delaware corporation (“Delta”).
2.    I make this certification on behalf of Delta and its wholly owned subsidiary, Comair, Inc. (“Comair”), pursuant to Section 5.01(m) of that certain CREDIT AND GUARANTY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit and Guaranty Agreement”), dated as of April [_], 2011, among Delta, as the Borrower, the direct and indirect Domestic Subsidiaries of Delta from time to time party thereto, each of the several banks and other financial institutions or entities from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), and the other agents and arrangers party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit and Guaranty Agreement.
3.    I have reviewed and am familiar with the contents of this certificate.
4.    I hereby certify that, at all times since [the delivery of the last certificate delivered pursuant to Section 5.01(m) of the Credit Agreement] [the Closing Date], [each of] the Borrower [and Comair, as applicable,] has utilized the Primary Routes and Primary Slots in a manner consistent in all material respects with applicable regulations, rules, law, foreign law and contracts in order to preserve its respective rights in and to use of each of the Primary Routes and Primary Slots (subject to Dispositions permitted by the Credit Agreement and the SGR Security Agreement and except for Primary FAA Slots which are reasonably determined by Delta (on the basis of the most recent Appraisal Report) to be of de minimis value).
5.    Except as set forth on Exhibit A, I hereby certify that at all times since [the delivery of the last certificate delivered pursuant to Section 5.01(m) of the Credit Agreement] [the Closing Date] neither Delta nor Comair has permanently disposed of or transferred any Primary Slot or Primary Route.
6.    The information provided in this certification is made to the best of my knowledge following discussions with the Delta personnel responsible for Delta's and Comair's (i) compliance with the FAA slot utilization regulations and utilization regulations related to Foreign Slots, and (ii) slot transfer transactions.
________                ____________________________
(Date)                    Name:
Title:

1

EXHIBIT A
PERMANENT DISPOSITION OF PRIMARY ROUTE OR
PRIMARY SLOT

AIRPORT	SLOT ID/FLIGHT NO.	TIME	FREQUENCY

2

EXHIBIT I

FORM OF COLLATERAL COVERAGE RATIO CALCULATION

Reference is made to the CREDIT AND GUARANTY AGREEMENT (the “Credit and Guaranty Agreement”), dated as of April [_], 2011, among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of the Borrower from time to time party thereto, each of the several banks and other financial institutions or entities from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), and the other agents and arrangers party thereto Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit and Guaranty Agreement.

Pursuant to Section 5.01(r) of the Credit and Guaranty Agreement, the Borrower hereby certifies that attached hereto as Annex I is an updated calculation of the Collateral Coverage Ratio reflecting the most recent Appraisals (or, in the case of Eligible Accounts Receivable, the most recent Officer's Certificate delivered pursuant to Section 5.01(n) of the Credit and Guaranty Agreement) delivered to the Administrative Agent in respect of the Collateral pursuant to the terms of the Credit and Guaranty Agreement.

DELTA AIR LINES, INC., a Delaware corporation

By:
Name:
Title:

3

EXHIBIT I

Calculation for Collateral Coverage Ratio ($ millions)

Eligible Collateral:	$
Accounts Receivable
Aircraft
International Routes Authorities
Domestic Slots
Ground Support Equipment
Real Estate
Spare Parts
Tooling
Spare Engines
Flight Simulators	____________

Total Collateral	$___________

Total Collateral (without International Routes Authorities)	$___________

Total Revolving Extensions of Credit (other than cash collateralized LC Exposure)	$
Term Loan outstanding
Refinancing Debt outstanding
Designated Hedging Obligations outstanding	____________
Total Debt Outstanding	$___________

First Lien Collateral Coverage Ratio	[ ]x
First Lien Collateral Coverage Ratio Covenant	1.67x
Cushion	$

First Lien Non-Route Collateral Coverage Ratio	[ ]x
First Lien Non-Route Collateral Coverage Ratio Covenant	0.75x
Cushion	$

Schedule 1.01(a)
IMMATERIAL SUBSIDIARIES

Aero Assurance, Ltd.
Delta Sky Club, Inc.
NW Red Baron LLC
Montana Enterprises, Inc.

Schedule 1.01(b)
INITIAL APPRAISAL REPORTS

Title of Appraisal Report	Name of Appraiser	Date of Appraisal
Desktop Appraisal of One Hundred Fifteen (115) Various Aircraft	Morton Beyer & Agnew	January 18, 2011
Opinion of the Current Market Values for the 115 Commercial Jet Transport Aircraft which Comprise the Delta Air Lines, Inc. Exit Collateral Aircraft Portfolio	BK Associates, Inc.	December 21, 2010
An Appraisal of Certain Tangible Assets of Delta Air Lines, Inc.	Simat, Hellieson & Eichner, Inc.	March 3, 2011
Summary Appraisal Report (A-3 Office Building)	American Appraisal Associates, Inc.	March 4, 2011
Summary Appraisal Report (Reliability Control Center)	American Appraisal Associates, Inc.	March 9, 2011
Summary Appraisal Report (Employee Parking Lot)	American Appraisal Associates, Inc.	March 9, 2011
Summary Appraisal Report (Reservation Center Office Building)	American Appraisal Associates, Inc.	March 9, 2011
Summary Appraisal Report (Custer Street Parking Lot)	American Appraisal Associates, Inc.	March 9, 2011
Summary Appraisal Report (Former Northwest Airlines Corporate Headquarters)	American Appraisal Associates, Inc.	March 21, 2011
Summary Appraisal Report (Delta Air Lines Technical Center (Former Northwest Airlines Technical Center))	American Appraisal Associates, Inc.	March 21, 2011
Appraisal of 287 Slots at New York's LaGuardia Airport (LGA) & 200 Slots at Washington DC's Reagan National Airport (DCA)	Morton Beyer & Agnew	April 7, 2011
Valuation of Various International Routes and Slots	Morton Beyer & Agnew	March 23, 2011

Schedule 2.02
EXISTING LETTERS OF CREDIT
None

Schedule 3.06
SUBSIDIARIES OF DELTA AIR LINES, INC.
The Subsidiaries of the Borrower and the percentages of voting securities owned by the immediate parent of each Subsidiary are as follows:

Name of Entity	Percentage of Voting Securities Owned by Immediate Parent
Aero Assurance Ltd.	100%
Comair Holdings, LLC	100%
Comair, Inc.	100%
Comair Services, Inc.	100%
Delta Private Jets, Inc.	100%
Segrave Aviation, Inc.	100%
DAL Global Services, LLC	100%
DAL Moscow, Inc.	100%
Delta Air Lines Dublin Limited	100%
Delta Air Lines, Inc. and Pan American World Airways - Unterstutzungskasse GMBH	100%
Delta Air Lines Private Limited	51%
Delta Sky Club, Inc.	100%
Epsilon Trading, LLC	100%
MLT Inc.	100%
Montana Enterprises, Inc.	100%
Tomisato Shoji Kabushiki Kaisha	100%
New Sky, Ltd.	100%
Northwest Aerospace Training Corporation	100%
Northwest Airlines, LLC	100%
NW Red Baron LLC	100%
Regional Elite Airline Services, LLC	100%

SCHEDULE 3.10
Primary FAA Slots on ClosingDate

APT	TIME		DIR	HOLDER	SLT NO	FREQ
LGA	600	629	D	DAL	3,176	12345..
LGA	600	629	D	DAL	3,197	12345..
LGA	600	629	D	DAL	3,216	12345..
LGA	600	629	D	DAL	3,340	12345..
LGA	600	629	D	DAL	3,366	12345..
LGA	600	629	D	DAL	3,496	12345..
LGA	600	629	D	DAL	3,630	12345..
LGA	600	629	D	DAL	3,639	12345..
LGA	600	629	D	DAL	3,664	12345..
LGA	600	629	D	DAL	3,741	12345..
LGA	600	629	D	DAL	3,818	12345..
LGA	630	659	A	DAL	3,037	12345..
LGA	630	659	D	DAL	3,183	12345..
LGA	630	659	D	DAL	3,326	12345..
LGA	630	659	D	DAL	3,369	12345..
LGA	630	659	D	DAL	3,535	12345..
LGA	630	659	D	DAL	3,668	12345..
LGA	700	729	A	DAL	35,068	12345..
LGA	700	729	A	DAL	35,126	12345..
LGA	700	729	D	DAL	2,201	12345..
LGA	700	729	D	DAL	3,577	12345..
LGA	730	759	A	DAL	2,138	12345..
LGA	730	759	A	DAL	3,105	12345..
LGA	730	759	A	DAL	3,357	12345..
LGA	730	759	A	COM	3,553	12345..
LGA	730	759	A	DAL	3,722	12345..
LGA	730	759	A	DAL	35,121	12345..
LGA	730	759	A	DAL	35,127	12345..
LGA	730	759	A	DAL	35,154	12345..
LGA	730	759	D	DAL	3,484	12345..
LGA	730	759	D	DAL	3,505	12345..
LGA	730	759	D	DAL	3,529	12345..
LGA	730	759	D	DAL	3,846	12345..
LGA	730	759	D	DAL	35,024	12345..
LGA	730	759	D	DAL	35,025	12345..
LGA	800	829	A	DAL	2,108	12345..
LGA	800	829	A	DAL	3,386	12345..
LGA	800	829	A	DAL	3,445	12345..
LGA	800	829	D	DAL	3,171	12345..
LGA	800	829	D	DAL	3,480	12345..
LGA	800	829	D	DAL	3,704	12345..
LGA	830	859	A	DAL	3,003	12345..
LGA	830	859	A	DAL	3,225	12345..
LGA	830	859	A	DAL	35,013	12345..
LGA	830	859	D	DAL	2,202	12345..
LGA	830	859	D	DAL	3,220	12345..
LGA	830	859	D	DAL	3,347	12345..
LGA	830	859	D	DAL	3,384	12345..
LGA	830	859	D	DAL	3,385	12345..

LGA	830	859	D	DAL	3,743	12345..
LGA	830	859	D	DAL	3,763	12345..
LGA	830	859	D	DAL	35,128	12345..
LGA	900	929	A	DAL	3,018	12345..
LGA	900	929	A	DAL	3,033	12345..
LGA	900	929	A	DAL	3,599	12345..
LGA	900	929	A	DAL	35,122	12345..
LGA	900	929	A	DAL	35,129	12345..
LGA	930	959	A	DAL	2064	12345..
LGA	930	959	A	DAL	2,218	12345..
LGA	930	959	A	COM	3,206	12345..
LGA	930	959	A	DAL	3,333	12345..
LGA	930	959	A	DAL	3,624	12345..
LGA	930	959	A	DAL	35,144	12345..
LGA	930	959	A	DAL	35,167	12345..
LGA	930	959	D	DAL	3,230	12345..
LGA	930	959	D	DAL	3,318	12345..
LGA	930	959	D	DAL	3,442	12345..
LGA	930	959	D	DAL	3,692	12345..
LGA	930	959	D	DAL	35,070	12345..
LGA	930	959	D	DAL	35,110	12345..
LGA	1,000	1,029	A	DAL	2072	12345..
LGA	1,000	1,029	A	DAL	2,219	12345..
LGA	1,000	1,029	A	DAL	3,156	12345..
LGA	1,000	1,029	A	DAL	3,158	12345..
LGA	1,000	1,029	A	DAL	3,313	12345..
LGA	1,000	1,029	A	DAL	3,360	12345..
LGA	1,000	1,029	A	DAL	3,747	12345..
LGA	1,000	1,029	A	DAL	35,104	12345..
LGA	1,000	1,029	D	DAL	2,203	12345..
LGA	1,000	1,029	D	DAL	2,206	12345..
LGA	1,000	1,029	D	DAL	3,048	12345..
LGA	1,000	1,029	D	DAL	3,202	12345..
LGA	1,000	1,029	D	DAL	3,487	12345..
LGA	1,000	1,029	D	DAL	3,709	12345..
LGA	1,000	1,029	D	DAL	35,036	12345..
LGA	1,030	1,059	A	DAL	2,214	12345..
LGA	1,030	1,059	A	DAL	3,231	12345..
LGA	1,030	1,059	A	DAL	3,492	12345..
LGA	1,030	1,059	D	DAL	2,182	12345..
LGA	1,030	1,059	D	DAL	3,633	12345..
LGA	1,030	1,059	D	DAL	3,723	12345..
LGA	1,030	1,059	D	DAL	3,727	12345..
LGA	1,100	1,129	A	DAL	3,233	12345..
LGA	1,100	1,129	A	DAL	3,636	12345..
LGA	1,100	1,129	A	DAL	3,740	12345..
LGA	1,100	1,129	D	DAL	2,177	12345..
LGA	1,100	1,129	D	DAL	3,410	12345..
LGA	1,100	1,129	D	DAL	3,534	12345..
LGA	1,100	1,129	D	DAL	35,155	12345..
LGA	1,130	1,159	A	DAL	3,286	12345..
LGA	1,130	1,159	A	DAL	3,362	12345..
LGA	1,130	1,159	A	DAL	3,421	12345..
LGA	1,130	1,159	A	DAL	3,659	12345..

LGA	1,130	1,159	A	DAL	35,105	12345..
LGA	1,130	1,159	A	DAL	35,123	12345..
LGA	1,130	1,159	A	DAL	35,148	12345..
LGA	1,130	1,159	D	DAL	3,026	12345..
LGA	1,130	1,159	D	DAL	3,193	12345..
LGA	1,130	1,159	D	DAL	3,245	12345..
LGA	1,130	1,159	D	DAL	3,370	12345..
LGA	1,130	1,159	D	DAL	3,669	12345..
LGA	1,200	1,229	A	DAL	3,244	12,345.7
LGA	1,200	1,229	A	DAL	3,367	12,345.7
LGA	1,200	1,229	A	DAL	3,459	12,345.7
LGA	1,200	1,229	A	DAL	3,658	12,345.7
LGA	1,200	1,229	D	DAL	3,454	12,345.7
LGA	1,200	1,229	D	DAL	3,581	12,345.7
LGA	1,200	1,229	D	COM	3,590	12,345.7
LGA	1,200	1,229	D	DAL	3,642	12,345.7
LGA	1,200	1,229	D	DAL	35,168	12,345.7
LGA	1,230	1,259	A	DAL	2,216	12345..
LGA	1,230	1,259	A	DAL	3,093	12,345.7
LGA	1,230	1,259	A	DAL	3,294	12,345.7
LGA	1,230	1,259	A	DAL	35,073	12,345.7
LGA	1,230	1,259	D	DAL	3,430	12,345.7
LGA	1,230	1,259	D	DAL	3,503	12,345.7
LGA	1,230	1,259	D	DAL	3,617	12,345.7
LGA	1,230	1,259	D	DAL	35,039	12,345.7
LGA	1,230	1,259	D	DAL	35,107	12,345.7
LGA	1,230	1,259	D	DAL	35,130	12,345.7
LGA	1,300	1,329	A	DAL	3,415	12,345.7
LGA	1,300	1,329	A	DAL	3,685	12,345.7
LGA	1,300	1,329	D	DAL	2,180	12345..
LGA	1,300	1,329	D	DAL	3,506	12,345.7
LGA	1,300	1,329	D	DAL	3,760	12,345.7
LGA	1,300	1,329	D	DAL	35,131	12,345.7
LGA	1,330	1,359	A	DAL	2080	12,345.7
LGA	1,330	1,359	A	DAL	2,124	12,345.7
LGA	1,330	1,359	A	DAL	3,073	12,345.7
LGA	1,330	1,359	A	DAL	3,254	12,345.7
LGA	1,330	1,359	A	DAL	3,355	12,345.7
LGA	1,330	1,359	A	DAL	35,132	12,345.7
LGA	1,330	1,359	A	DAL	35,133	12,345.7
LGA	1,330	1,359	D	DAL	3,075	12,345.7
LGA	1,330	1,359	D	DAL	3,095	12,345.7
LGA	1,330	1,359	D	DAL	3,122	12,345.7
LGA	1,330	1,359	D	DAL	3,551	12,345.7
LGA	1,330	1,359	D	DAL	35,134	12,345.7
LGA	1,400	1,429	A	DAL	3,019	12,345.7
LGA	1,400	1,429	A	DAL	3,031	12,345.7
LGA	1,400	1,429	A	DAL	3,219	12,345.7
LGA	1,400	1,429	A	DAL	3,329	12,345.7
LGA	1,400	1,429	A	COM	3,434	12,345.7
LGA	1,400	1,429	A	DAL	3,779	12,345.7
LGA	1,400	1,429	A	DAL	35,135	12,345.7
LGA	1,400	1,429	D	DAL	2,160	12,345.7
LGA	1,400	1,429	D	DAL	2,170	12,345.7

LGA	1,400	1,429	D	DAL	3,055	12,345.7
LGA	1,400	1,429	D	DAL	3,657	12,345.7
LGA	1,430	1,459	A	DAL	3,098	12,345.7
LGA	1,430	1,459	A	DAL	3,256	12,345.7
LGA	1,430	1,459	D	DAL	2025	12,345.7
LGA	1,430	1,459	D	DAL	3,305	12,345.7
LGA	1,430	1,459	D	COM	3,353	12,345.7
LGA	1,430	1,459	D	DAL	3,575	12,345.7
LGA	1,430	1,459	D	DAL	3,697	12,345.7
LGA	1,430	1,459	D	DAL	3,733	12,345.7
LGA	1,430	1,459	D	DAL	35,076	12,345.7
LGA	1,430	1,459	D	DAL	35,136	12,345.7
LGA	1,500	1,529	A	DAL	2,188	12,345.7
LGA	1,500	1,529	A	DAL	3,129	12,345.7
LGA	1,500	1,529	A	DAL	3,863	12,345.7
LGA	1,500	1,529	D	DAL	2,186	12,345.7
LGA	1,500	1,529	D	DAL	3,085	12,345.7
LGA	1,500	1,529	D	DAL	3,295	12,345.7
LGA	1,500	1,529	D	DAL	3,770	12,345.7
LGA	1,500	1,529	D	DAL	3,804	12,345.7
LGA	1,500	1,529	D	DAL	35,041	12,345.7
LGA	1,530	1,559	A	DAL	3,172	12,345.7
LGA	1,530	1,559	A	DAL	3,524	12,345.7
LGA	1,530	1,559	A	DAL	3,754	12,345.7
LGA	1,530	1,559	A	DAL	35,124	12,345.7
LGA	1,530	1,559	D	DAL	3,502	12,345.7
LGA	1,530	1,559	D	DAL	3,613	12,345.7
LGA	1,530	1,559	D	DAL	3,653	12,345.7
LGA	1,530	1,559	D	DAL	3,783	12,345.7
LGA	1,600	1,629	A	DAL	3,239	12,345.7
LGA	1,600	1,629	A	DAL	3,343	12,345.7
LGA	1,600	1,629	A	DAL	3,409	12,345.7
LGA	1,600	1,629	A	DAL	3,585	12,345.7
LGA	1,600	1,629	D	DAL	3,089	12,345.7
LGA	1,600	1,629	D	DAL	3,569	12,345.7
LGA	1,630	1,659	A	DAL	2004	12,345.7
LGA	1,630	1,659	A	DAL	2,217	12,345.7
LGA	1,630	1,659	A	DAL	3,626	12,345.7
LGA	1,630	1,659	A	DAL	3,859	12,345.7
LGA	1,630	1,659	D	DAL	3,043	12,345.7
LGA	1,630	1,659	D	DAL	3,311	12,345.7
LGA	1,630	1,659	D	DAL	3,460	12,345.7
LGA	1,630	1,659	D	DAL	3,541	12,345.7
LGA	1,630	1,659	D	DAL	3,696	12,345.7
LGA	1,700	1,729	A	DAL	3,602	12,345.7
LGA	1,700	1,729	A	DAL	3,606	12,345.7
LGA	1,700	1,729	A	DAL	3,648	12,345.7
LGA	1,700	1,729	A	DAL	3,661	12,345.7
LGA	1,700	1,729	D	DAL	3,264	12,345.7
LGA	1,730	1,759	A	DAL	2,237	12,345.7
LGA	1,730	1,759	A	DAL	3,064	12,345.7
LGA	1,730	1,759	A	DAL	3,458	12,345.7
LGA	1,730	1,759	A	DAL	3,467	12,345.7
LGA	1,730	1,759	A	DAL	3,655	12,345.7

LGA	1,730	1,759	A	DAL	3,766	12,345.7
LGA	1,730	1,759	D	DAL	2,129	12,345.7
LGA	1,730	1,759	D	DAL	3,051	12,345.7
LGA	1,730	1,759	D	DAL	3,088	12,345.7
LGA	1,730	1,759	D	DAL	3,141	12,345.7
LGA	1,730	1,759	D	DAL	3,280	12,345.7
LGA	1,800	1,829	A	DAL	3,549	12,345.7
LGA	1,800	1,829	D	DAL	2,232	12,345.7
LGA	1,800	1,829	D	DAL	3,038	12,345.7
LGA	1,800	1,829	D	DAL	3,119	12,345.7
LGA	1,800	1,829	D	DAL	3,127	12,345.7
LGA	1,800	1,829	D	DAL	3,345	12,345.7
LGA	1,830	1,859	A	DAL	2007	12,345.7
LGA	1,830	1,859	A	DAL	3,005	12,345.7
LGA	1,830	1,859	A	DAL	3,303	12,345.7
LGA	1,830	1,859	A	DAL	3,520	12,345.7
LGA	1,830	1,859	A	DAL	3,623	12,345.7
LGA	1,830	1,859	D	DAL	3,015	12,345.7
LGA	1,830	1,859	D	DAL	3,721	12,345.7
LGA	1,830	1,859	D	DAL	3,836	12,345.7
LGA	1,900	1929	A	DAL	2,106	12345..
LGA	1,900	1929	A	COM	2,106	......7
LGA	1,900	1929	A	DAL	3,689	12,345.7
LGA	1,900	1929	A	DAL	3,858	12,345.7
LGA	1,900	1929	A	DAL	35,113	12,345.7
LGA	1,900	1929	D	DAL	2,252	12,345.7
LGA	1,900	1929	D	DAL	3,121	12,345.7
LGA	1,900	1929	D	COM	3,148	12,345.7
LGA	1930	1959	A	DAL	2,103	12,345.7
LGA	1930	1959	A	DAL	3,006	12,345.7
LGA	1930	1959	A	DAL	3,548	12,345.7
LGA	1930	1959	A	DAL	3,848	12,345.7
LGA	1930	1959	A	DAL	35,137	12,345.7
LGA	1930	1959	A	DAL	35,151	12,345.7
LGA	1930	1959	D	DAL	2038	12,345.7
LGA	1930	1959	D	DAL	3,028	12,345.7
LGA	1930	1959	D	DAL	3,361	12,345.7
LGA	1930	1959	D	DAL	3,589	12,345.7
LGA	1930	1959	D	DAL	3,609	12,345.7
LGA	1930	1959	D	DAL	3,765	12,345.7
LGA	2000	2029	D	DAL	3,249	12,345.7
LGA	2000	2029	D	DAL	3,259	12,345.7
LGA	2030	2059	A	DAL	3,104	12,345.7
LGA	2030	2059	A	DAL	3,327	12,345.7
LGA	2030	2059	A	DAL	3,571	12,345.7
LGA	2030	2059	A	COM	3,588	12,345.7
LGA	2030	2059	A	DAL	3,750	12,345.7
LGA	2030	2059	D	DAL	2022	12,345.7
LGA	2030	2059	D	DAL	3,114	12,345.7
LGA	2030	2059	D	DAL	3,177	12,345.7
LGA	2030	2059	D	DAL	3,332	12,345.7
LGA	2030	2059	D	DAL	35,114	12,345.7
LGA	2,100	2,129	A	DAL	2021	12,345.7
LGA	2,100	2,129	A	DAL	2054	12,345.7

LGA	2,100	2,129	A	COM	2,212	12,345.7
LGA	2,100	2,129	A	DAL	3,110	12,345.7
LGA	2,100	2,129	A	DAL	35,026	12,345.7
LGA	2,100	2,129	A	DAL	35,080	12,345.7
LGA	2,100	2,129	A	DAL	35,125	12,345.7
LGA	2,100	2,129	A	DAL	35,139	12,345.7
LGA	2,100	2,129	D	DAL	2,143	12,345.7
LGA	2,100	2,129	D	DAL	2,178	12,345.7
LGA	2,100	2,129	D	DAL	35,031	12,345.7
LGA	2,100	2,129	D	DAL	35,045	12,345.7
LGA	2,100	2,129	D	DAL	35,046	12,345.7
LGA	2,100	2,129	D	DAL	35,057	12,345.7
LGA	2,130	2,159	A	DAL	2,175	12,345.7
LGA	2,130	2,159	A	DAL	3,054	12,345.7
LGA	2,130	2,159	A	DAL	3,065	12,345.7
LGA	2,130	2,159	A	DAL	3,390	12,345.7
LGA	2,130	2,159	A	DAL	35,138	12,345.7
LGA	2,130	2,159	A	DAL	35,153	12,345.7
LGA	2,130	2,159	D	DAL	2001	12,345.7
LGA	2,130	2,159	D	DAL	2,117	12,345.7
LGA	2,130	2,159	D	DAL	2,244	12,345.7
LGA	2,130	2,159	D	DAL	3,408	12,345.7
LGA	2,130	2,159	D	DAL	35,062	12,345.7

APT	TIME		DIR	HOLDER	SLT NO	JET OR COM	FREQ
DCA	600	659	N	DAL	1,048	A	1,234,567
DCA	600	659	N	DAL	1,145	A	1,234,567
DCA	600	659	N	DAL	1,196	A	1,234,567
DCA	600	659	N	DAL	1,218	A	12345..
DCA	600	659	N	DAL	1,266	A	1,234,567
DCA	600	659	N	DAL	1,300	A	1,234,567
DCA	600	659	N	DAL	1,309	A	1,234,567
DCA	600	659	N	DAL	1,317	A	12,345.7
DCA	600	659	N	DAL	1,402	A	1,234,567
DCA	600	659	N	DAL	1,431	A	123,456
DCA	600	659	N	DAL	1,592	A	1,234,567
DCA	700	759	N	COM	66	C	12,345.7
DCA	700	759	N	DAL	95	C	1,234,567
DCA	700	759	N	COM	164	C	12345..
DCA	700	759	N	DAL	1,140	A	12,345.7
DCA	700	759	N	DAL	1,147	A	12345..
DCA	700	759	N	DAL	1,163	A	12345..
DCA	700	759	N	DAL	1,171	A	1,234,567
DCA	700	759	N	DAL	1,212	A	123,456
DCA	700	759	N	DAL	1,290	A	1,234,567
DCA	700	759	N	DAL	1,377	A	1,234,567
DCA	700	759	N	DAL	1,394	A	1,234,567
DCA	700	759	N	DAL	1,399	A	1,234,567
DCA	700	759	N	DAL	1,530	A	1,234,567
DCA	700	759	N	DAL	1,594	A	1,234,567
DCA	700	759	N	DAL	1,596	A	1,234,567
DCA	700	759	N	DAL	1,614	A	1,234,567
DCA	800	859	N	COM	30	C	1,234,567
DCA	800	859	N	DAL	1,132	A	1,234,567
DCA	800	859	N	DAL	1,150	A	1,234,567
DCA	800	859	N	DAL	1,162	A	1,234,567
DCA	800	859	N	DAL	1,225	A	1,234,567
DCA	800	859	N	DAL	1,267	A	1,234,567
DCA	800	859	N	DAL	1,459	A	1,234,567
DCA	800	859	N	DAL	1,486	A	1,234,567
DCA	800	859	N	DAL	1,609	A	1,234,567
DCA	900	959	N	COM	133	C	1,234,567
DCA	900	959	N	DAL	173	C	1,234,567
DCA	900	959	N	DAL	1,047	A	1,234,567
DCA	900	959	N	DAL	1,056	A	1,234,567
DCA	900	959	N	DAL	1,130	A	1,234,567
DCA	900	959	N	DAL	1,215	A	1,234,567
DCA	900	959	N	DAL	1,318	A	1,234,567
DCA	900	959	N	DAL	1,367	A	1,234,567
DCA	900	959	N	DAL	1,400	A	1,234,567
DCA	900	959	N	DAL	1,510	A	1,234,567
DCA	900	959	N	DAL	1,619	A	1,234,567
DCA	900	959	N	DAL	1,649	A	1,234,567
DCA	1,000	1,059	N	COM	195	C	1,234,567
DCA	1,000	1,059	N	DAL	1,023	A	1,234,567
DCA	1,000	1,059	N	DAL	1,030	A	1,234,567
DCA	1,000	1,059	N	DAL	1,031	A	1,234,567
DCA	1,000	1,059	N	DAL	1,083	A	1,234,567

DCA	1,000	1,059	N	DAL	1,118	A	1,234,567
DCA	1,000	1,059	N	DAL	1,125	A	1,234,567
DCA	1,000	1,059	N	DAL	1,157	A	1,234,567
DCA	1,000	1,059	N	DAL	1,320	A	1,234,567
DCA	1,000	1,059	N	DAL	1,330	A	1,234,567
DCA	1,000	1,059	N	DAL	1,421	A	1,234,567
DCA	1,000	1,059	N	DAL	1,450	A	1,234,567
DCA	1,000	1,059	N	DAL	1,630	A	1,234,567
DCA	1,100	1,159	N	COM	225	C	1,234,567
DCA	1,100	1,159	N	DAL	1,019	A	1,234,567
DCA	1,100	1,159	N	DAL	1,207	A	1,234,567
DCA	1,100	1,159	N	DAL	1,223	A	1,234,567
DCA	1,100	1,159	N	DAL	1,366	A	1,234,567
DCA	1,100	1,159	N	DAL	1,369	A	1,234,567
DCA	1,100	1,159	N	DAL	1,436	A	1,234,567
DCA	1,100	1,159	N	DAL	1,507	A	1,234,567
DCA	1,100	1,159	N	DAL	1,508	A	1,234,567
DCA	1,100	1,159	N	DAL	1,578	A	1,234,567
DCA	1,100	1,159	N	DAL	1,660	A	1,234,567
DCA	1,200	1,259	N	COM	222	C	1,234,567
DCA	1,200	1,259	N	DAL	1,027	A	1,234,567
DCA	1,200	1,259	N	DAL	1,106	A	1,234,567
DCA	1,200	1,259	N	DAL	1,107	A	1,234,567
DCA	1,200	1,259	N	DAL	1,137	A	1,234,567
DCA	1,200	1,259	N	DAL	1,168	A	1,234,567
DCA	1,200	1,259	N	DAL	1,176	A	1,234,567
DCA	1,200	1,259	N	DAL	1,213	A	1,234,567
DCA	1,200	1,259	N	DAL	1,220	A	1,234,567
DCA	1,200	1,259	N	DAL	1,298	A	1,234,567
DCA	1,200	1,259	N	DAL	1,319	A	1,234,567
DCA	1,200	1,259	N	DAL	1,329	A	1,234,567
DCA	1,200	1,259	N	DAL	1,338	A	1,234,567
DCA	1,200	1,259	N	DAL	1,657	A	1,234,567
DCA	1,200	1,259	N	COM	11,032	A	1,234,567
DCA	1,300	1,359	N	COM	13	C	1,234,567
DCA	1,300	1,359	N	DAL	1,063	A	1,234,567
DCA	1,300	1,359	N	DAL	1,136	A	1,234,567
DCA	1,300	1,359	N	DAL	1,142	A	1,234,567
DCA	1,300	1,359	N	DAL	1,161	A	1,234,567
DCA	1,300	1,359	N	DAL	1,210	A	1,234,567
DCA	1,300	1,359	N	DAL	1,211	A	1,234,567
DCA	1,300	1,359	N	DAL	1,244	A	1,234,567
DCA	1,300	1,359	N	DAL	1,265	A	1,234,567
DCA	1,300	1,359	N	DAL	1,474	A	1,234,567
DCA	1,300	1,359	N	DAL	1,505	A	1,234,567
DCA	1,300	1,359	N	DAL	1,636	A	1,234,567
DCA	1,300	1,359	N	COM	11,012	A	1,234,567
DCA	1,300	1,359	N	COM	11,027	A	1,234,567
DCA	1,400	1,459	N	DAL	1,109	A	1,234,567
DCA	1,400	1,459	N	DAL	1,155	A	1,234,567
DCA	1,400	1,459	N	DAL	1,314	A	1,234,567
DCA	1,400	1,459	N	DAL	1,373	A	1,234,567
DCA	1,400	1,459	N	DAL	1,390	A	1,234,567
DCA	1,400	1,459	N	DAL	1,442	A	1,234,567

DCA	1,400	1,459	N	DAL	1,447	A	1,234,567
DCA	1,400	1,459	N	DAL	1,465	A	1,234,567
DCA	1,400	1,459	N	DAL	1,471	A	1,234,567
DCA	1,400	1,459	N	DAL	1,533	A	1,234,567
DCA	1,400	1,459	N	DAL	1,549	A	1,234,567
DCA	1,400	1,459	N	DAL	1,663	A	1,234,567
DCA	1,400	1,459	N	COM	11,014	A	1,234,567
DCA	1,500	1,559	N	COM	234	C	1,234,567
DCA	1,500	1,559	N	DAL	1,052	A	1,234,567
DCA	1,500	1,559	N	DAL	1,128	A	1,234,567
DCA	1,500	1,559	N	DAL	1,282	A	1,234,567
DCA	1,500	1,559	N	DAL	1,391	A	1,234,567
DCA	1,500	1,559	N	DAL	1,452	A	1,234,567
DCA	1,500	1,559	N	DAL	1,621	A	1,234,567
DCA	1,600	1,659	N	DAL	1,110	A	1,234,567
DCA	1,600	1,659	N	DAL	1,149	A	1,234,567
DCA	1,600	1,659	N	DAL	1,183	A	1,234,567
DCA	1,600	1,659	N	DAL	1,191	A	1,234,567
DCA	1,600	1,659	N	DAL	1,386	A	1,234,567
DCA	1,600	1,659	N	DAL	1,389	A	1,234,567
DCA	1,600	1,659	N	DAL	1,469	A	1,234,567
DCA	1,600	1,659	N	DAL	1,512	A	1,234,567
DCA	1,600	1,659	N	DAL	1,519	A	1,234,567
DCA	1,600	1,659	N	DAL	1,528	A	1,234,567
DCA	1,600	1,659	N	DAL	1,539	A	1,234,567
DCA	1,600	1,659	N	DAL	1,574	A	1,234,567
DCA	1,600	1,659	N	DAL	1,665	A	1,234,567
DCA	1,700	1,759	N	DAL	1,070	A	1,234,567
DCA	1,700	1,759	N	DAL	1,114	A	1,234,567
DCA	1,700	1,759	N	DAL	1,227	A	1,234,567
DCA	1,700	1,759	N	DAL	1,238	A	1,234,567
DCA	1,700	1,759	N	DAL	1,339	A	1,234,567
DCA	1,700	1,759	N	DAL	1,346	A	1,234,567
DCA	1,700	1,759	N	DAL	1,349	A	1,234,567
DCA	1,700	1,759	N	DAL	1,415	A	1,234,567
DCA	1,700	1,759	N	DAL	1,468	A	1,234,567
DCA	1,700	1,759	N	DAL	1,567	A	1,234,567
DCA	1,700	1,759	N	DAL	1,617	A	1,234,567
DCA	1,700	1,759	N	DAL	1,654	A	1,234,567
DCA	1,800	1,859	N	COM	10	C	1,234,567
DCA	1,800	1,859	N	COM	62	C	1,234,567
DCA	1,800	1,859	N	DAL	1,080	A	1,234,567
DCA	1,800	1,859	N	DAL	1,198	A	1,234,567
DCA	1,800	1,859	N	DAL	1,201	A	1,234,567
DCA	1,800	1,859	N	DAL	1,303	A	1,234,567
DCA	1,800	1,859	N	DAL	1,336	A	1,234,567
DCA	1,800	1,859	N	DAL	1,363	A	1,234,567
DCA	1,800	1,859	N	DAL	1,380	A	1,234,567
DCA	1,800	1,859	N	DAL	1,401	A	1,234,567
DCA	1,800	1,859	N	DAL	1,515	A	1,234,567
DCA	1,800	1,859	N	DAL	1,563	A	1,234,567
DCA	1,800	1,859	N	DAL	1,626	A	1,234,567
DCA	1,900	1959	N	DAL	143	C	1,234,567
DCA	1,900	1959	N	DAL	161	C	1,234,567

DCA	1,900	1959	N	DAL	1,232	A	1,234,567
DCA	1,900	1959	N	DAL	1,277	A	1,234,567
DCA	1,900	1959	N	DAL	1,295	A	1,234,567
DCA	1,900	1959	N	DAL	1,307	A	1,234,567
DCA	1,900	1959	N	DAL	1,360	A	1,234,567
DCA	1,900	1959	N	DAL	1,375	A	1,234,567
DCA	1,900	1959	N	DAL	1,379	A	1,234,567
DCA	1,900	1959	N	DAL	1,650	A	1,234,567
DCA	1,900	1959	N	DAL	11,010	A	1,234,567
DCA	2000	2059	N	COM	136	C	1,234,567
DCA	2000	2059	N	DAL	1,184	A	12,345.7
DCA	2000	2059	N	DAL	1,308	A	12,345.7
DCA	2000	2059	N	DAL	1,332	A	12,345.7
DCA	2000	2059	N	DAL	1,470	A	1,234,567
DCA	2000	2059	N	DAL	1,482	A	1,234,567
DCA	2000	2059	N	DAL	1,513	A	1,234,567
DCA	2000	2059	N	DAL	1,638	A	12,345.7
DCA	2000	2059	N	DAL	1,643	A	12,345.7
DCA	2000	2059	N	DAL	11,009	A	1,234,567
DCA	2,100	2,159	N	COM	14	C	1,234,567
DCA	2,100	2,159	N	DAL	1,003	A	1,234,567
DCA	2,100	2,159	N	DAL	1,062	A	12,345.7
DCA	2,100	2,159	N	DAL	1,065	A	12,345.7
DCA	2,100	2,159	N	DAL	1,115	A	1,234,567
DCA	2,100	2,159	N	DAL	1,269	A	1,234,567
DCA	2,100	2,159	N	DAL	1,548	A	1,234,567
DCA	2,100	2,159	N	DAL	1,591	A	1,234,567
DCA	2,200	2,259	N	DAL	92	C	1,234,567
DCA	2,200	2,259	N	COM	126	C	1,234,567
DCA	2,200	2,259	N	DAL	187	C	1,234,567
DCA	2,200	2,259	N	DAL	1,245	A	1,234,567
DCA	2,200	2,259	N	DAL	1,252	A	12,345.7
DCA	2,200	2,259	N	DAL	1,413	A	1,234,567
DCA	2,200	2,259	N	DAL	1,424	A	1,234,567
DCA	2,200	2,259	N	DAL	1,434	A	1,234,567
DCA	2,200	2,259	N	DAL	1,489	A	1,234,567
DCA	2,200	2,259	N	DAL	1,546	A	12,345.7
DCA	2,300	2,359	N	DAL	1,178	A	1,234,567
DCA	2,300	2,359	N	DAL	1,192	A	1,234,567

Schedule 3.11
PRIMARY FOREIGN SLOTS ON THE CLOSING DATE
Summer 2011

London Gatwick

Airport	Arrival Flight	Departure Flight	Effective Date	Discontinue Date	Days	Arrival Time	Departure Time
LGW	DL012	DL011	27-Mar-11	29-Oct-11	1,234,567	600	800

Sao Paulo, Brazil

GRU	DL105	DL104	27-Mar-11	29-Oct-11	1,234,567	1,115	2,350
GRU	DL121	DL120	27-Mar-11	29-Oct-11	1,234,567	1,225	30
GRU	DL257	DL256	27-Mar-11	29-Oct-11	1..4567	1,020	125

Johannesburg, South Africa

JNB	DL200	DL201	27-Mar-11	29-Oct-11	1,234,567	1,500	1,820

Moscow, Russia

SVO	DL030	DL031	27-Mar-11	29-Oct-11	1,234,567	700	855
SVO	DL046	DL047	27-Mar-11	16-Jul-11	123..6.	610	805
SVO	DL046	DL047	19-Jul-11	29-Oct-11	.234.6.	610	805

Kiev, Ukraine

KBP	DL088	DL089	17-Jun-11	31-Aug-11	1/3/567	610	805

Mexico City, Mexico

MEX	DL481	DL484	1-Apr-11	29-Oct-11	1,234,567	18:47	19:41

Note: All times UTC; slight timing/frequency changes might occur throughout the season.

Schedule 3.12
PRIMARY ROUTES ON THE CLOSING DATE
Atlanta (ATL) - Rio de Janeiro (GIG)
Atlanta (ATL) - Sao Paulo (GRU)
Detroit (DTW) - Sao Paulo (GRU)
New York (JFK) - Sao Paulo (GRU)
Atlanta (ATL) - Brasilia (BSB)
Atlanta (ATL) - Buenos Aires (EZE)
Atlanta (ATL) - Bogota (BOG)
New York (JFK) - Bogota (BOG)
Atlanta (ATL) - Quito (UIO)
Atlanta (ATL) - Guayaquil (GYE)
New York (JFK) - Mexico City (MEX)
Los Angeles (LAX) - Guadalajara (GDL)
Atlanta (ATL) - Caracas (CCS)
Atlanta (ATL) - Johannesburg (JNB)
Atlanta (ATL) - Moscow (SVO)
New York (JFK) - Moscow (SVO)
New York (JFK) - Kiev (KBP)
Atlanta (ATL) - London (LGW)

Schedule 3.14
ERISA

Except as set forth below, no Termination Event has occurred or is reasonably expected to occur since the Borrower emerged from Chapter 11 bankruptcy that could reasonably be expected to have a Material Adverse Effect.

•
Depending upon the resolution of collective bargaining representation of certain work groups at Borrower, Borrower may withdraw from the IAM National Pension Plan, a multi employer pension plan, to which it became obligated to contribute as the result of Northwest Airline's participation in such plan for certain of its employees commencing shortly following Northwest Air Lines, Inc.'s exit from Chapter 11. Because the date of withdrawal, if it occurs, is unknown, as is the funded status of such Plan at the time of such withdrawal (and thus whether there would be any withdrawal liability, and the amount of such liability), Borrower cannot determine at this time whether it is reasonable to expect that such liability, if any, could have a Material Adverse Effect. Thus, in an abundance of caution, and not as an indication that Borrower believes that it is reasonable to expect that such withdrawal liability (if any is assessed) could reasonably be expected to have a Material Adverse Effect, Borrower has included this potential event in this Schedule 3.14.

Schedule 3.15(a)
MORTGAGED REAL ESTATE

Owner	Building/Use	Approximate Acreage	Street	City	State	Zip
Delta Air Lines, Inc.	Reservations Center	17.97	700 S. Central Ave	Hapeville	GA	30,354
Delta Air Lines, Inc.	Camp Creek Employee Parking Lot	57.558 (plus 0.5345 access easement)	Camp Creek Parkway	College Park	GA	30,320
Delta Air Lines, Inc.	Reliability Center	9.5038	760 Doug Davis	Hapeville	GA	30,354
Delta Air Lines, Inc.	A-3 Building and Related Parking on North Side of International/Custer	13.159	1001 International Blvd.	Hapeville	GA	30,354
Delta Air Lines, Inc.	Non-contiguous parking for A-3	2.696 (2.101 + 0.595 acres - parking east of Lang and south of Custer)	Corner of Custer, Lang and Elkins	Hapeville	GA	30354
Delta Air Lines, Inc.	unimproved land used for overflow parking for A-3	0.37 acre	3425 & 3429 Elkins Street	Hapeville	GA	30,354
Delta Air Lines, Inc. (successor-by-merger to NWA Real Estate Holding Company LLC, a Delaware limited liability company)	Building “J”	39.06 acres	1500 Tower Drive	Eagan	MN	55,121
Delta Air Lines, Inc. (successor-by-merger to NWA Real Estate Holding Company LLC, a Delaware limited liability company)	Land and Building “A”	124.962 gross acres	2700 Lone Oak Parkway	Eagan	MN	55,121

Schedule 3.18 to Credit Agreement
Pre 10/22/94 COLLATERAL

Grantor	Aircraft Model	FAA Registration Number	Manufacturer's Serial Number	Engine Model and Type	Engines Serial Number
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N926DL	49713	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718170D, P718171D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N927DA	49714	Pratt & Whitney JT8D-219	P718172D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N928DL	49715	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718175D, P718176D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N929DL	49716	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718177D, P718178D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N930DL	49717	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	718234, 718235
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N931DL	49718	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718202D, P718203D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N932DL	49719	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718224D, P718225D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N933DL	49720	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718212D, P718208D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N934DL	49721	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718216D, P718217D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N935DL	49722	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	718238, P718223D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N936DL	49723	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718226D, P718228D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N937DL	49810	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718247D, P718248D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N938DL	49811	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725356D, P718282D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N939DL	49812	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725358D, P725368D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N940DL	49813	Pratt & Whitney JT8D-219	P725393D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N941DL	49814	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725395D, P725416D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N942DL	49815	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725354D, P725396D

Grantor	Aircraft Model	FAA Registration Number	Manufacturer's Serial Number	Engine Model and Type	Engines Serial Number
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N943DL	49816	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725403D, P725419D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N944DL	49817
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N945DL	49818	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725373DCN, P725390DCN
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N948DL	49879	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725488D, P725489D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N950DL	49881	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P718179D, P718214D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N951DL	49882	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725513D, P725514D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N985DL	53312	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725977D, P725978D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N986DL	53313	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726011D, P725989D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N988DL	53339	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726015D, P726007D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N989DL	53341	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726047D, P726088D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N991DL	53343	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725939D, P725959D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N992DL	53344	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726038D, P726031D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N994DL	53346	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726051D, P726053D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N995DL	53362	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726086D, P726081D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N997DL	53364	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726067D, P726069D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N998DL	53370	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726074D, P726077D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N900DE	53372	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726082D, P726087D

Grantor	Aircraft Model	FAA Registration Number	Manufacturer's Serial Number	Engine Model and Type	Engines Serial Number
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N901DE	53378	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726052D, P726822D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N903DE	53380	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726826D, P726827D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N910DE	53419	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P725380D, P726918D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N912DE	49997	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726931D, P726933D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N913DE	49956	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726865D, P726932D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N915DE	53420	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726929D, P726952D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N916DE	53421	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726950D, P726951D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N918DE	49959	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726967D, P726968D
Delta Air Lines, Inc.	McDonnell Douglas MD-88	N919DE	53422	Pratt & Whitney JT8D-219 Pratt & Whitney JT8D-219	P726976D, P726979D
Delta Air Lines, Inc.	Boeing 747-451	N667US	24222	Pratt & Whitney PW4056 Pratt & Whitney PW4056 Pratt & Whitney PW4056 Pratt & Whitney PW4056	717634, 717635, 717636, 717637
Delta Air Lines, Inc.	Boeing 747-451	N668US	24223	Pratt & Whitney PW4056 Pratt & Whitney PW4056 Pratt & Whitney PW4056 Pratt & Whitney PW4056	P717663, P717664, P717665, P717589
Delta Air Lines, Inc.	Boeing 747-451	N670US	24225	Pratt & Whitney PW4056 Pratt & Whitney PW4056 Pratt & Whitney PW4056 Pratt & Whitney PW4056	P717659, P717661, P717668, P717673
Delta Air Lines, Inc.	Boeing 757-232	N629DL	22919	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716462, P716467
Delta Air Lines, Inc.	Boeing 757-232	N630DL	22920	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716483B, P716383B
Delta Air Lines, Inc.	Boeing 757-232	N631DL	23612	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716471, P716463

Grantor	Aircraft Model	FAA Registration Number	Manufacturer's Serial Number	Engine Model and Type	Engines Serial Number
Delta Air Lines, Inc.	Boeing 757-232	N632DL	23613	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716475, P716480
Delta Air Lines, Inc.	Boeing 757-232	N639DL	23993	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716315, P716504B
Delta Air Lines, Inc.	Boeing 757-232	N640DL	23994	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716341, P716327
Delta Air Lines, Inc.	Boeing 757-232	N642DL	23996	Pratt & Whitney PW2037	P716513B
Delta Air Lines, Inc.	Boeing 757-232	N643DL	23997	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716510B, P716324
Delta Air Lines, Inc.	Boeing 757-232	N644DL	23998	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716514B, P716515B
Delta Air Lines, Inc.	Boeing 757-232	N646DL	24217	Pratt & Whitney PW2037	P716522B
Delta Air Lines, Inc.	Boeing 757-232	N647DL	24218	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716523B, P716528B
Delta Air Lines, Inc.	Boeing 757-232	N648DL	24372	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716517B, P716524B
Delta Air Lines, Inc.	Boeing 757-232	N649DL	24389	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716526B, 716376
Delta Air Lines, Inc.	Boeing 757-232	N651DL	24391	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716521B, P716536B
Delta Air Lines, Inc.	Boeing 757-232	N652DL	24392	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716537B, P716527B
Delta Air Lines, Inc.	Boeing 757-232	N655DL	24395	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716543B, P716544B
Delta Air Lines, Inc.	Boeing 757-232	N656DL	24396	Pratt & Whitney PW2037 Pratt & Whitney PW2037 7	P716545B, P716546B
Delta Air Lines, Inc.	Boeing 757-232	N672DL	25977	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716581B, P716582B
Delta Air Lines, Inc.	Boeing 757-232	N674DL	25979	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716586B, P716587B
Delta Air Lines, Inc.	Boeing 757-232	N678DL	25983	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716595B, P716596B
Delta Air Lines, Inc.	Boeing 757-212	N751AT	23125
Delta Air Lines, Inc.	Boeing 757-212	N750AT	23126

Grantor	Aircraft Model	FAA Registration Number	Manufacturer's Serial Number	Engine Model and Type	Engines Serial Number
Delta Air Lines, Inc.	Boeing 757-212	N757AT	23127	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716329, P716316
Delta Air Lines, Inc.	Boeing 757-251	N516US	23204	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716410, P716411
Delta Air Lines, Inc.	Boeing 757-251	N517US	23205	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716405, P716414
Delta Air Lines, Inc.	Boeing 757-251	N519US	23207	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716416, P716420
Delta Air Lines, Inc.	Boeing 757-251	N520US	23208	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716423, P716424
Delta Air Lines, Inc.	Boeing 757-251	N521US	23209	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716415, P716428
Delta Air Lines, Inc.	Boeing 757-251	N528US	23843	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716476, P716477
Delta Air Lines, Inc.	Boeing 757-251	N529US	23844	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716469, P716470
Delta Air Lines, Inc.	Boeing 757-251	N530US	23845	Pratt & Whitney PW2037 Pratt & Whitney PW2037	716492, 716497
Delta Air Lines, Inc.	Boeing 757-251	N532US	24263	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716500, P716498
Delta Air Lines, Inc.	Boeing 757-251	N533US	24264	Pratt & Whitney PW2037 Pratt & Whitney PW2037	716441, P716502
Delta Air Lines, Inc.	Boeing 757-251	N534US	24265	Pratt & Whitney PW2037 Pratt & Whitney PW2037	P716499, P716501
Delta Air Lines, Inc.	Boeing 767-332	N127DL	24077	General Electric CF6-80A2 General Electric CF6-80A2	580364, 580365
Delta Air Lines, Inc.	Boeing 767-332	N128DL	24078	General Electric CF6-80A2 General Electric CF6-80A2	580370, 580367
Delta Air Lines, Inc.	Boeing 767-332	N129DL	24079	General Electric CF6-80A2 General Electric CF6-80A2	580373, 580372
Delta Air Lines, Inc.	Boeing 767-332	N131DN	24852	General Electric CF6-80A2 General Electric CF6-80A2	580387, 580388
Delta Air Lines, Inc.	Boeing 767-332	N132DN	24981	General Electric CF6-80A2 General Electric CF6-80A2	580393, 580390
Delta Air Lines, Inc.	Boeing 767-332	N133DN	24982	General Electric CF6-80A2 General Electric CF6-80A2	580395, 580394

Grantor	Aircraft Model	FAA Registration Number	Manufacturer's Serial Number	Engine Model and Type	Engines Serial Number
Delta Air Lines, Inc.	Boeing 767-332	N134DL	25123	General Electric CF6-80A2 General Electric CF6-80A2	580398, 580396
Delta Air Lines, Inc.	Boeing 767-332	N135DL	25145	General Electric CF6-80A2 General Electric CF6-80A2	580399, 580397
Delta Air Lines, Inc.	Boeing 767-332	N136DL	25146	General Electric CF6-80A2 General Electric CF6-80A2	580401, 580402
Delta Air Lines, Inc.	Boeing 767-332	N137DL	25306	General Electric CF6-80A2 General Electric CF6-80A2	580403, 580400
Delta Air Lines, Inc.	Boeing 767-332	N139DL	25984
Delta Air Lines, Inc.	Boeing 767-332	N171DN	24759
Delta Air Lines, Inc.	Boeing 767-332	N173DN	24800
Delta Air Lines, Inc.	Boeing 767-332	N175DN	24803	Pratt & Whitney PW4060 Pratt & Whitney PW4060	P724146B, P724147B
Delta Air Lines, Inc.	Boeing 767-332	N178DN	25143	Pratt & Whitney PW4060 Pratt & Whitney PW4060	P724168, P724169
Delta Air Lines, Inc.	Boeing 767-332	N183DN	27110	Pratt & Whitney PW4060 Pratt & Whitney PW4060	P724681B, P724682B
Delta Air Lines, Inc.	Boeing 767-3P6	N152DL	24984	General Electric CF6-80C2B4 General Electric CF6-80C2B4	695307, 695376
Delta Air Lines, Inc.	Boeing 767-3P6	N153DL	24985	General Electric CF6-80C2B4 General Electric CF6-80C2B4	695476, 695438
Comair, Inc.	Bombardier CL-600-2B19	N936CA	7043	General Electric CF34-3A1 General Electric CF34-3A1	807149, 807146
Comair, Inc.	Bombardier CL-600-2B19	N937CA	7044	General Electric CF34-3A1 General Electric CF34-3A1	807147, 807151
Comair, Inc.	Bombardier CL-600-2B19	N938CA	7046	General Electric CF34-3A1 General Electric CF34-3A1	807161, 807654
Comair, Inc.	Bombardier CL-600-2B19	N940CA	7048	General Electric CF34-3A1 General Electric CF34-3A1	807169, 807170

PART B - DESCRIPTION OF SPARE ENGINES

Grantor	Engine Model and Type	Manufacturer's Serial Number
Comair, Inc.	General Electric CF34-3A1	807070
Delta Air Lines, Inc.	Pratt & Whitney PW4056	717584
Delta Air Lines, Inc.	Pratt & Whitney PW4056	717678
Delta Air Lines, Inc.	CFM International Inc. CFM56-5A1	731407
Delta Air Lines, Inc.	CFM International Inc. CFM56-5A1	731640
Delta Air Lines, Inc.	CFM International Inc. CFM56-5A1	731642
Delta Air Lines, Inc.	CFM International Inc. CFM56-5A1	731685
Delta Air Lines, Inc.	CFM International Inc. CFM56-5A1	731743
Delta Air Lines, Inc.	CFM International Inc. CFM56-5A3	731686

Schedule 6.03
INDEBTEDNESS
Intercompany Loans

Loan to:	Loan from:	Balance Outstanding as of 4/20/2011	Maximum Internal Credit Limit
Delta Air Lines, Inc.	Northwest Aerospace Training Corporation	$108,237,115	$129,384,414
Epsilon Trading, Inc.	Delta Air Lines, Inc.	80,100,000	300,000,000
Regional Elite Airlines Services, LLC	Delta Air Lines, Inc.	40,000,000	50,000,000

Delta Air Lines, Inc. (as of 4/20/2011)1

Secured Debt
Senior Secured Notes due 2014	$675,000,000
Senior Second Lien Notes due 2015	376,380,000
First Lien Revolving Credit Facility due 2013[2]	500,000,000
First Lien Term Loan due 2016	250,000,000
US Bank Revolving Credit Facility due 2012[2]	100,000,000
Pass-Through Trust Certificates and Enhanced Equipment Trust Certificates	5,222,531,646
Aircraft Financings	4,965,786,011
Other Secured Financings	778,143,294

Unsecured Debt
American Express Agreement	$1,000,000,000
Clayton County Bonds	150,000,000
Other Unsecured Debt	226,492,427

Capital Lease Obligations	$767,485,416

Off Balance Sheet (Airport Facility Bonds)	$80,735,000
1 Excludes operating leases and non-cash discounts and premiums
2 Shown on a fully funded basis; no borrowings were outstanding as of 4/20/2011

Letters of Credit

ENTITY	PROVIDER	EXPIRATION OR RENEWAL DATE	IDENTIFICATION NUMBER	TOTAL AGGREGATE COVERAGE (USD EQUIVALENT)
Delta Air Lines Inc.	JPMorgan Chase Bank	9-Apr-12	TPTS-539197	$252,158.26
Delta Air Lines Inc.	JPMorgan Chase Bank	24-Apr-12	TPTS-604355	125,489.00
Delta Air Lines Inc.	JPMorgan Chase Bank	11-Jun-11	TPTS-539909	200,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	12-Aug-11	TFTS-482222	51,960,041.00
Delta Air Lines / MLT	JPMorgan Chase Bank	24-Aug-11	TFTS-482223	50,000.00
Delta Air Lines / MLT	JPMorgan Chase Bank	3-Sep-11	TFTS-482398	80,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	5-Sep-11	TPTS-668264	50,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	9-Sep-11	P-241012	35,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	15-Sep-11	TPTS-680665	546,512.00
Delta Air Lines / MLT	JPMorgan Chase Bank	21-Sep-11	TFTS-482470	900,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	26-Sep-11	TPTS-382814	544,955.62
Delta Air Lines Inc.	JPMorgan Chase Bank	26-Sep-11	TFTS-482471	60,000.00
Delta Air Lines / MLT	JPMorgan Chase Bank	5-Oct-11	TFTS-482547	250,000.00
Delta Air Lines / MLT	JPMorgan Chase Bank	5-Oct-11	TFTS-482546	75,000.00
Delta Air Lines / MLT	JPMorgan Chase Bank	14-Oct-11	TFTS-482584	1,000,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	23-Oct-11	P-242383	80,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	25-Oct-11	TPTS-222031	61,834.02
Delta Air Lines Inc.	JPMorgan Chase Bank	2-Nov-11	TPTS-226175	45,000.00
Delta Air Lines / MLT	JPMorgan Chase Bank	10-Nov-11	TPTS-887319	5,000.00
Delta Air Lines / MLT	JPMorgan Chase Bank	24-Nov-11	TPTS-887321	50,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	25-Nov-11	TPTS-243770	250,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	28-Nov-11	P-219679	1,898,461.43
Delta Air Lines Inc.	JPMorgan Chase Bank	30-Nov-11	TPTS-260031	230,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	30-Nov-11	TPTS-523239	5,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	4-Dec-11	TPTS-523318	409,127.38
Delta Air Lines Inc.	JPMorgan Chase Bank	7-Dec-11	TFTS-482962	9,637,500.00
Delta Air Lines Inc.	JPMorgan Chase Bank	10-Dec-11	TPTS-701090	1,400,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	10-Dec-11	TPTS-703673	12,805.62
Delta Air Lines Inc.	JPMorgan Chase Bank	27-Dec-11	TPTS-523372	10,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	6-Feb-12	TPTS-313285	116,700.00
Delta Air Lines Inc.	JPMorgan Chase Bank	14-Feb-12	TPTS-523373	70,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	28-Feb-12	TPTS-204933	38,003.44
Delta Air Lines Inc.	JPMorgan Chase Bank	12-Mar-12	P-246404	8,940,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	27-Mar-12	TPTS-539196	125,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	21-Mar-12	TFTS-483940	407,174.00
Delta Air Lines / MLT	JPMorgan Chase Bank	22-Mar-12	TFTS-483941	25,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	1-Apr-12	TFTS-484028	5,500.00
Delta Air Lines Inc.	JPMorgan Chase Bank	10-May-11	P-218820	3,593,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	14-Jun-11	TPTS-332458	8,000,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	2-Jul-11	TPTS-773052	7,000,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	9-May-12	TPTS-328841	30,000.00
Delta Air Lines Inc.	JPMorgan Chase Bank	16-May-12	TPTS-330446	624,399.93
Delta Air Lines Inc.	JPMorgan Chase Bank	16-May-12	TPTS-330447	4,434,981.32
Delta Air Lines Inc.	Citibank N.A.	31-Mar-12	63654001	3,342.73
Delta Air Lines Inc.	Citibank N.A.	2-Apr-12	63654015	274,378.82

Delta Air Lines Inc.	Citibank N.A.	27-Apr-12	63650704	500,000.00
Delta Air Lines Inc.	Citibank N.A.	28-Apr-12	5220116504	324,025.00
Delta Air Lines Inc.	Citibank N.A.	1-May-12	30021147	277,000.00
Delta Air Lines Inc.	Citibank N.A.	1-May-12	30021148	465,000.00
Delta Air Lines Inc.	Citibank N.A.	30-May-11	63661834	750,000.00
Delta Air Lines Inc.	Citibank N.A.	1-Jun-11	61665084	600,000.00
Delta Air Lines Inc.	Citibank N.A.	14-Jun-11	63651064	937,500.00
Delta Air Lines Inc.	Citibank N.A.	18-Jun-11	63654739	80,000.00
Delta Air Lines Inc.	Citibank N.A.	19-Jun-11	63651393	73,468.68
Delta Air Lines Inc.	Citibank N.A.	25-Jun-11	63654811	5,000.00
Delta Air Lines Inc.	Citibank N.A.	27-Jun-11	30032895	14,400.00
Delta Air Lines Inc.	Citibank N.A.	2-Jul-11	61617523	250,000.00
Delta Air Lines Inc.	Citibank N.A.	21-Jul-11	63662330	60,000.00
Delta Air Lines Inc.	Citibank N.A.	24-Jul-11	63651367	2,372,412.28
Delta Air Lines Inc.	Citibank N.A.	30-Jul-11	61617503	2,000,000.00
Delta Air Lines Inc.	Citibank N.A.	30-Jul-11	61617505	500,000.00
Delta Air Lines Inc.	Citibank N.A.	31-Jul-11	61602500	4,689.00
Delta Air Lines Inc.	Citibank N.A.	18-Aug-11	61620166	8,935,440.00
Delta Air Lines Inc.	Citibank N.A.	22-Aug-11	63662557	2,500,000.00
Delta Air Lines Inc.	Citibank N.A.	9-Sep-11	63655465	188,021.94
Delta Air Lines Inc.	Citibank N.A.	9-Sep-11	63655466	103,316.70
Delta Air Lines Inc.	Citibank N.A.	9-Sep-11	63655469	56,839.89
Delta Air Lines Inc.	Citibank N.A.	10-Sep-11	63655467	82,392.44
Delta Air Lines Inc.	Citibank N.A.	15-Sep-11	63662928	10,434.28
Delta Air Lines Inc.	Citibank N.A.	30-Sep-11	63652323	660,939.00
Delta Air Lines Inc.	Citibank N.A.	30-Sep-11	61645007	3,024,260.52
Delta Air Lines Inc.	Citibank N.A.	20-Oct-11	30035490	63,601,992.00
Delta Air Lines Inc.	Citibank N.A.	20-Oct-11	63663098	50,000.00
Delta Air Lines Inc.	Citibank N.A.	2-Nov-11	30030957	260,069.00
Delta Air Lines Inc.	Citibank N.A.	11-Nov-11	63655992	138,605.00
Delta Air Lines Inc.	Citibank N.A.	20-Nov-11	63663386	87,368.00
Delta Air Lines Inc.	Citibank N.A.	24-Nov-11	63663427	91,000.00
Delta Air Lines Inc.	Citibank N.A.	30-Nov-11	30031452	33,489.62
Delta Air Lines Inc.	Citibank N.A.	10-Dec-11	63656306	10,000,000.00
Delta Air Lines Inc.	Citibank N.A.	13-Dec-11	63656305	20,000.00
Delta Air Lines Inc.	Citibank N.A.	15-Dec-11	63663647	223,939.98
Delta Air Lines Inc.	Citibank N.A.	16-Dec-11	63656355	102,300.00
Delta Air Lines Inc.	Citibank N.A.	19-Dec-11	30034007	107,540.00
Delta Air Lines Inc.	Citibank N.A.	23-Dec-11	63663712	59,540.82
Delta Air Lines Inc.	Citibank N.A.	31-Dec-11	63654413	13,515.00
Delta Air Lines Inc.	Citibank N.A.	1-Jan-12	63656726	45,518.15
Delta Air Lines Inc.	Citibank N.A.	1-Jan-12	63656729	17,114.75
Delta Air Lines Inc.	Citibank N.A.	5-Jan-12	63663711	57,580.00
Delta Air Lines Inc.	Citibank N.A.	5-Jan-12	63656148	121,959.00
Delta Air Lines Inc.	Citibank N.A.	14-Jan-12	63656728	407,439.80
Delta Air Lines Inc.	Citibank N.A.	14-Jan-12	63656731	687,283.89
Delta Air Lines Inc.	Citibank N.A.	14-Jan-12	63656731	929,130.74
Delta Air Lines Inc.	Citibank N.A.	14-Jan-12	63656727	36,500.67
Delta Air Lines Inc.	Citibank N.A.	14-Jan-12	63656730	725,140.08
Delta Air Lines Inc.	Citibank N.A.	17-Jan-12	30034108	10,000.00

Delta Air Lines Inc.	Citibank N.A.	18-Jan-12	63656732	500,000.00
Delta Air Lines Inc.	Citibank N.A.	20-Jan-12	63653527	50,000.00
Delta Air Lines Inc.	Citibank N.A.	21-Jan-12	63656685	425,489.95
Delta Air Lines Inc.	Citibank N.A.	4-Feb-12	61647797	51,000.00
Delta Air Lines Inc.	Citibank N.A.	14-Feb-12	61647965	51,000.00
Delta Air Lines Inc.	Citibank N.A.	23-Feb-12	63656849	355,590.00
Delta Air Lines Inc.	Citibank N.A.	9-Mar-12	61659943	30,000.00
Delta Air Lines Inc.	Citibank N.A.	30-Mar-12	63661555	15,155.00
Delta Air Lines Inc.	Citibank N.A.	31-Mar-12	63654000	12,684.12
Delta Air Lines Inc.	Citibank N.A.	31-Mar-12	63654005	1,000.00
Delta Air Lines Inc.	Citibank N.A.	31-Mar-12	63654003	1,000.00
Delta Air Lines Inc.	Citibank N.A.	31-Mar-12	63661213	3,425.00
Delta Air Lines Inc.	Citibank N.A.	31-Mar-12	61661583	10,000.00
Delta Air Lines Inc.	Citibank N.A.	21-May-12	63656933	102,300.00
Delta Air Lines Inc.	Citibank N.A.	13-Dec-11	30034316	28,729,541.00
Delta Air Lines Inc.	Citibank N.A.	13-Dec-11	30034328	21,270,459.00
Delta Air Lines Inc.	Barclays	1-Feb-12	MRG14788961	43,612,559.00
Delta Air Lines Inc.	Barclays	31-Dec-11	MRGI 4740853 ILCSB-39499	13,225,000.00
Delta Air Lines Inc.	BBVA	19-Mar-12	182000554257	2,162.44
Delta Air Lines Inc.	BBVA	12-May-11	1820337600010	1,465.78
Delta Air Lines Inc.	BBVA	28-May-11	182000569535	1,629.16
Delta Air Lines Inc.	BBVA	01-Jun-11	182000630428	189.56
Delta Air Lines Inc.	BBVA	12-Jul-11	1820337600025	347.16
Delta Air Lines Inc.	BBVA	12-Jul-11	1820337600026	1,343.36
Delta Air Lines Inc.	BBVA	12-Jul-11	1820337600027	2,686.71
Delta Air Lines Inc.	BBVA	12-Jul-11	1820337600028	1,687.75
Delta Air Lines Inc.	BBVA	12-Jul-11	1820337600029	2,686.71
Delta Air Lines Inc.	BBVA	12-Aug-11	182000584866	814.58
Delta Air Lines Inc.	BBVA	23-Aug-11	1820337600030	2,127.90
Delta Air Lines Inc.	BBVA	23-Sep-11	1820337600031	3,277.82
Delta Air Lines Inc.	BBVA	15-Oct-11	182000595185	3,073.28
Delta Air Lines Inc.	BBVA	18-Oct-11	1820337600036	7,803.43
Delta Air Lines Inc.	BBVA	18-Oct-11	1820337600037	7,513.54
Delta Air Lines Inc.	BBVA	18-Oct-11	1820337600038	7,513.54
Delta Air Lines Inc.	BBVA	18-Oct-11	1820337600039	7,513.54
Delta Air Lines Inc.	BBVA	06-Nov-11	182000453061	1,819.91
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211927	82,092.24
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211921	1,164.36
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211922	570.28
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211924	566.38
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211925	1,166.79
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211961	82,092.24
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211928	95.27
Delta Air Lines Inc.	BBVA	07-Jan-12	182000211960	4,115.51
Delta Air Lines Inc.	BBVA	08-Jan-12	1820337600013	1,364.27
Delta Air Lines Inc.	BBVA	08-Jan-12	1820337600014	743.03
Delta Air Lines Inc.	BBVA	15-Jan-12	1820337600023	449.61
Delta Air Lines Inc.	BBVA	25-Mar-12	1820337600024	394.75

Delta Air Lines Inc.	BBVA	15-Apr-12	182000625313	3,052.05
Delta Air Lines Inc.	BBVA	15-Apr-12	182000625312	2,125.76
Delta Air Lines Inc.	BBVA	20-Apr-12	182000216207	1,505.39
Delta Air Lines Inc.	Caribbean Intl. Bank (Turks)	11-Dec-11	SBLC66602/2009	15,000.00
Delta Air Lines Inc.	Caribbean Intl. Bank (Grenada)	25-Jun-11	10/10/27230	1,111.20
Delta Air Lines Inc.	Caribbean Intl. Bank (Grenada)	23-Jul-11	12/10/27230	10,800.00
Delta Air Lines Inc.	KBC Bank	31-Dec-11	3669-7507-88	156,432.17
Delta Air Lines Inc.	Guaranty Trust Bank	23-Sep-11	LM.09/08.1859	45,549.00
Delta Air Lines Inc.	Guaranty Trust Bank	30-Dec-11	LM.09/09.2840	16,267.50
Delta Air Lines Inc.	TEB A.S. formerly Fortis Bank	11-Mar-12	0852010900000441	100,000.00
Delta Air Lines Inc.	TEB A.S. formerly Fortis Bank	30-Jul-11	0852010900000662	2,000.00
Delta Air Lines Inc.	TEB A.S. formerly Fortis Bank	15-Sep-11	0852010900000442	34,371.51
Delta Air Lines Inc.	TEB A.S. formerly Fortis Bank	24-Dec-11	0852010900000443	144,785.40
Delta Air Lines Inc.	US Bank N.A.	1-May-11	SLCMMSP02010	5,000.00
Delta Air Lines Inc.	US Bank N.A.	7-May-11	SLCMMSP05617	40,000.00
Delta Air Lines Inc.	US Bank N.A.	10-May-11	SLCMMSP06024	1,967.47
Delta Air Lines Inc.	US Bank N.A.	10-May-11	SLCMMSP06025	20,315.40
Delta Air Lines Inc.	US Bank N.A.	10-May-11	SLCMMSP06026	61,590.39
Delta Air Lines Inc.	US Bank N.A.	10-May-11	SLCMMSP06027	91,505.72
Delta Air Lines Inc.	US Bank N.A.	12-May-11	SLCMMSP05981	138,396.05
Delta Air Lines Inc.	US Bank N.A.	13-May-11	SLCMMSP06001	477,587.21
Delta Air Lines Inc.	US Bank N.A.	13-May-11	SLCMMSP05998	343,396.81
Delta Air Lines Inc.	US Bank N.A.	13-May-11	SLCMMSP05980	390,364.77
Delta Air Lines Inc.	US Bank N.A.	14-May-11	SLCMMSP04642	5,000.00
Delta Air Lines Inc.	US Bank N.A.	16-May-11	SLCMMSP01989	50,000.00
Delta Air Lines Inc.	US Bank N.A.	18-May-11	SLCMMSP04136	50,000.00
Delta Air Lines Inc.	US Bank N.A.	20-May-11	SLCMMSP05635	10,000.00
Delta Air Lines Inc.	US Bank N.A.	21-May-11	SLCMMSP05143	15,114.00
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06035	2,131.07
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06036	4,432.62
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06037	7,033.87
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06038	1,885.86
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06039	2,285.93
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06040	13,530.69
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06041	1,536.42
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06042	342.90
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06045	2,676.08
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06046	1,906.79
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06047	3,016.41
Delta Air Lines Inc.	US Bank N.A.	23-May-11	SLCMMSP06048	1,248.53
Delta Air Lines Inc.	US Bank N.A.	31-May-11	SLCMMSP03214	7,894.07
Delta Air Lines Inc.	US Bank N.A.	30-Jun-11	SLCMMSP06084	38,919.59
Delta Air Lines Inc.	US Bank N.A.	30-Jun-11	SLCMMSP06085	12,324.12
Delta Air Lines Inc.	US Bank N.A.	18-Jul-11	SLCMMSP02691	734,601.29
Delta Air Lines Inc.	US Bank N.A.	5-Aug-11	SLCMMSP05292	51,385.00

Delta Air Lines Inc.	US Bank N.A.	7-Aug-11	SLCMMSP04219	10,000.00
Delta Air Lines Inc.	US Bank N.A.	14-Sep-11	SLCMMSP04263	70,000.00
Delta Air Lines Inc.	US Bank N.A.	14-Sep-11	SLCMMSP04264	10,000.00
Delta Air Lines Inc.	US Bank N.A.	7-Oct-11	SLCMMSP05381	38,764.47
Delta Air Lines Inc.	US Bank N.A.	8-Oct-11	SLCMMSP03345	23,903.67
Delta Air Lines Inc.	US Bank N.A.	30-Oct-11	SLCMMSP05406	75,000.00
Delta Air Lines Inc.	US Bank N.A.	3-Nov-11	SLCMMSP03392	134,550.00
Delta Air Lines Inc.	US Bank N.A.	3-Nov-11	SLCMMSP03393	44,830.31
Delta Air Lines Inc.	US Bank N.A.	3-Nov-11	SLCMMSP03417	136,322.00
Delta Air Lines Inc.	US Bank N.A.	4-Nov-11	SLCMMSP03396	400,000.00
Delta Air Lines Inc.	US Bank N.A.	4-Nov-11	SLCMMSP03413	38,800.00
Delta Air Lines Inc.	US Bank N.A.	5-Nov-11	SLCMMSP04735	208,000.00
Delta Air Lines Inc.	US Bank N.A.	5-Nov-11	SLCMMSP03388	540,088.00
Delta Air Lines Inc.	US Bank N.A.	7-Nov-11	SLCMMSP03890	10,000.00
Delta Air Lines Inc.	US Bank N.A.	12-Nov-11	SLCMMSP05417	3,000.00
Delta Air Lines Inc.	US Bank N.A.	15-Nov-11	SLCMMSP02321	108,557.91
Delta Air Lines Inc.	US Bank N.A.	30-Nov-11	SLCMMSP03914	30,000.00
Delta Air Lines Inc.	US Bank N.A.	1-Dec-11	SLCMMSP04366	32,436.02
Delta Air Lines Inc.	US Bank N.A.	7-Dec-11	SLCMMSP03925	100,000.00
Delta Air Lines Inc.	US Bank N.A.	18-Dec-11	SLCMMSP04908	100,000.00
Delta Air Lines Inc.	US Bank N.A.	22-Dec-11	SLCMMSP03488	46,075.07
Delta Air Lines Inc.	US Bank N.A.	24-Dec-11	SLC76491MMSP	5,000,000.00
Delta Air Lines Inc.	US Bank N.A.	9-Jan-12	SLCMMSP02449	62,608.00
Delta Air Lines Inc.	US Bank N.A.	9-Jan-12	SLCMMSP02431	30,000.00
Delta Air Lines Inc.	US Bank N.A.	10-Jan-12	SLCMMSP03978	25,000.00
Delta Air Lines Inc.	US Bank N.A.	11-Jan-12	SLCMMSP03979	5,000.00
Delta Air Lines Inc.	US Bank N.A.	23-Jan-12	SLCMMSP04472	200,000.00
Delta Air Lines Inc.	US Bank N.A.	24-Jan-12	SLCMMSP04478	6,917.10
Delta Air Lines Inc.	US Bank N.A.	26-Jan-12	SLCMMSP05501	50,000.00
Delta Air Lines Inc.	US Bank N.A.	26-Jan-12	SLCMMSP05502	20,000.00
Delta Air Lines Inc.	US Bank N.A.	28-Jan-12	SLCMMSP05507	25,000.00
Delta Air Lines Inc.	US Bank N.A.	30-Jan-12	SLCMMSP04577	18,643.92
Delta Air Lines Inc.	US Bank N.A.	14-Feb-12	SLCMMSP04028	25,000.00
Delta Air Lines Inc.	US Bank N.A.	24-Feb-12	SLCMMSP05899	25,628.74
Delta Air Lines Inc.	US Bank N.A.	24-Feb-12	SLCMMSP05900	130,200.972
Delta Air Lines Inc.	US Bank N.A.	24-Feb-12	SLCMMSP05901	6,879,840.00
Delta Air Lines Inc.	US Bank N.A.	13-Mar-12	SLCMMSP01934	100,000.00
Delta Air Lines Inc.	US Bank N.A.	20-Mar-12	SLCMMSP01939	5,000,000.00
Delta Air Lines Inc.	US Bank N.A.	21-Mar-12	SLCMMSP01949	3,052,959.00
Delta Air Lines Inc.	US Bank N.A.	21-Mar-12	SLCMMSP01945	1,381,017.00
Delta Air Lines Inc.	US Bank N.A.	21-Mar-12	SLCMMSP01946	353,460.00
Delta Air Lines Inc.	US Bank N.A.	21-Mar-12	SLCMMSP01947	326,165.51
Delta Air Lines Inc.	US Bank N.A.	30-Mar-12	SLCMMSP05572	175,000.00
Delta Air Lines Inc.	US Bank N.A.	1-Apr-12	SLCMMSP05575	9,800.00
Delta Air Lines Inc.	US Bank N.A.	4-Apr-12	SLCMMSP03612	175,000.00
Delta Air Lines Inc.	US Bank N.A.	5-Apr-12	SLCMMSP01971	70,000.00
Delta Air Lines Inc.	US Bank N.A.	9-Apr-12	SLCMMSP05580	5,000.00
Delta Air Lines Inc.	US Bank N.A.	11-Apr-12	SLCMMSP05636	20,000.00
Delta Air Lines Inc.	US Bank N.A.	14-Apr-12	SLCMMSP05588	5,000.00
Delta Air Lines Inc.	US Bank N.A.	15-Apr-12	SLCMMSP05088	155,000.00

Delta Air Lines Inc.	US Bank N.A.	15-Apr-12	SLCMMSP05089	42,500.00
Delta Air Lines Inc.	US Bank N.A.	15-Apr-12	SLCMMSP05086	10,000.00
Delta Air Lines Inc.	US Bank N.A.	15-Apr-12	SLCMMSP05087	25,000.00
Delta Air Lines Inc.	US Bank N.A.	26-Apr-12	SLCMMSP04591	10,000.00
Delta Air Lines Inc.	US Bank N.A.	29-Apr-12	SLCMMSP01988	60,000.00
Delta Air Lines Inc.	US Bank N.A.	29-Apr-12	SLCMMSP01990	50,000.00
Delta Air Lines Inc.	US Bank N.A.	29-Apr-12	SLCMMSP01992	30,000.00
Delta Air Lines Inc.	US Bank N.A.	29-Apr-12	SLCMMSP01997	5,000.00
Delta Air Lines Inc.	US Bank N.A.	29-Apr-12	SLCMMSP01998	5,000.00
Delta Air Lines Inc.	US Bank N.A.	29-Apr-12	SLCMMSP01999	2,500.00
Delta Air Lines Inc.	US Bank N.A.	30-Apr-12	SLCMMSP02564	377,500.00
Delta Air Lines / MLT	US Bank N.A.	30-Apr-11	SLC74546MMSP	106,000.00
Comair	PNC Bank	13-Apr-12	12500752-00-000	60,171.75
Comair	PNC Bank	4-May-11	12500749-00-000	5,400.00
Comair	PNC Bank	4-May-11	12500754-00-000	10,000.00
Comair	PNC Bank	4-May-11	12500756-00-000	1,800.00
Comair	PNC Bank	12-May-11	12500758-00-000	4,873.00
Comair	PNC Bank	23-May-11	12500751-00-000	52,491.00
Comair	PNC Bank	23-May-11	12500747-00-000	2,100.00
Comair	PNC Bank	3-Jul-11	12500745-00-000	13,095.00
Comair	PNC Bank	10-Jul-11	12500742-00-000	42,000.00
Comair	PNC Bank	12-Jul-11	12500744-00-000	40,000.00
Comair	PNC Bank	31-Aug-11	12500743-00-000	62,578.16
Comair	PNC Bank	18-Dec-11	12500740-00-000	700,000.00
Comair	PNC Bank	31-Dec-11	12500750-00-000	100,000.00
Comair	PNC Bank	6-Jan-12	12503035-00-000	300,000.00

SURETY BONDS

Expiration or Renewal Date	Bond Number	Total Aggregate Coverage (USD Equivalent)	Provider
10/6/2011	K08393217	$1,000.00	Westchester Fire Insurance Company
10/6/2011	K08393229	1,000.00	Westchester Fire Insurance Company
10/6/2011	K08393230	1,000.00	Westchester Fire Insurance Company
10/6/2011	K08393242	1,000.00	Westchester Fire Insurance Company
11/20/2011	016018488	1,500.00	Liberty Mutual Insurance Company
8/31/2011	K08393035	39,333.33	Westchester Fire Insurance Company
4/21/2011	0148259	680,490.27	Berkley Regional Insurance Company
11/20/2011	0148277	341,421.02	Berkley Regional Insurance Company
11/20/2011	0148282	628,419.00	Berkley Regional Insurance Company
11/9/2011	016028933	40,576.00	Liberty Mutual Insurance Company
9/23/2011	K08393199	886,927.00	Westchester Fire Insurance Company
6/30/2011	0139010	3,534,612.00	Berkley Regional Insurance Company
7/1/2011	103291757	167,400.00	Travelers Guarantee Company of Canada
1/24/2012	M216953	25,000.00	ACE INA Insurance
1/13/2012	M216956	1,000,000.00	ACE INA Insurance
7/26/2011	M216924	75,000.00	ACE INA Insurance
10/10/2011	M216937	20,000.00	ACE INA Insurance
12/31/2011	0142557	3,000,000.00	Berkley Regional Insurance Company
12/31/2011	0142558	64,924.00	Berkley Regional Insurance Company
12/31/2011	0148281	197,000.00	Berkley Regional Insurance Company
4/4/2012	016036837	97,761.00	Liberty Mutual Insurance Company
5/1/2011	016018398	2,601.00	Liberty Mutual Insurance Company
11/30/2011	016028664	6,000.00	Liberty Mutual Insurance Company
6/30/2011	016028704	5,000.00	Liberty Mutual Insurance Company
12/10/2011	090731009	50,000.00	Liberty Mutual Insurance Company
5/21/2011	090421004	100,000.00	Liberty Mutual Insurance Company
3/23/2012	110308007	100,000.00	Westchester Fire Insurance Company
6/16/2011	100514004	100,000.00	Westchester Fire Insurance Company
1/18/2012	091216007	20,500,000.00	Westchester Fire Insurance Company
4/14/2011	100310009	150,000.00	Westchester Fire Insurance Company
4/21/2011	100407007	200,000.00	Westchester Fire Insurance Company
4/21/2011	100407013	200,000.00	Westchester Fire Insurance Company
4/28/2011	100414003	100,000.00	Westchester Fire Insurance Company
3/17/2012	110209004	100,000.00	Westchester Fire Insurance Company
11/10/2011	090917003	100,000.00	Westchester Fire Insurance Company
11/19/2011	090917004	100,000.00	Westchester Fire Insurance Company
5/2/2011	016031508	57,000.00	Liberty Mutual Insurance Company
8/18/2011	K08393023	3,000.00	Westchester Fire Insurance Company
11/20/2011	016018478	785.00	Liberty Mutual Insurance Company
11/20/2011	016028708	1,600.00	Liberty Mutual Insurance Company
6/7/2011	K08393126	3,200.00	Westchester Fire Insurance Company
1/22/2012	016007610	150,000.00	Liberty Mutual Insurance Company
11/20/2011	016018476	1,000.00	Liberty Mutual Insurance Company
11/20/2011	016018481	100,000.00	Liberty Mutual Insurance Company
5/2/2012	016036822	1,000.00	Liberty Mutual Insurance Company
12/31/2011	K08287727	2,500.00	Westchester Fire Insurance Company

12/31/2011	K08287739	2,500.00	Westchester Fire Insurance Company
11/20/2011	016018484	1,000.00	Liberty Mutual Insurance Company
11/20/2011	016028623	11,751.00	Liberty Mutual Insurance Company
11/20/2011	016028624	10,000.00	Liberty Mutual Insurance Company
11/20/2011	016028625	10,000.00	Liberty Mutual Insurance Company
4/4/2012	016036838	16,667.00	Liberty Mutual Insurance Company
5/5/2011	016002554	100,000.00	Liberty Mutual Insurance Company
11/20/2011	016018485	1,000.00	Liberty Mutual Insurance Company
2/19/2012	0142560	556,600.00	Berkley Regional Insurance Company
11/24/2011	0142534	60,000.00	Berkley Regional Insurance Company
12/31/2011	0142542	138,330.00	Berkley Regional Insurance Company
9/7/2011	0148285	1,000.00	Berkley Regional Insurance Company
11/20/2011	016028703	20,000.00	Liberty Mutual Insurance Company
7/1/2011	K08393175	2,000,000.00	Westchester Fire Insurance Company
10/22/2011	K08393394	21,589.00	Westchester Fire Insurance Company
11/3/2011	0148283	920,621.00	Berkley Regional Insurance Company
5/31/2011	016002586	5,000.00	Liberty Mutual Insurance Company
12/31/2011	0139011	85,449.54	Berkley Regional Insurance Company
12/31/2011	0139012	108,584.90	Berkley Regional Insurance Company
12/31/2011	K08288008	757,263.01	Westchester Fire Insurance Company
12/1/2011	K08393205	114,608.56	Westchester Fire Insurance Company
2/22/2012	K08495270	2,582,391.65	Westchester Fire Insurance Company
11/24/2011	0142537	138,500.00	Berkley Regional Insurance Company
12/7/2011	K08490296	3,000.00	Westchester Fire Insurance Company
6/30/2011	016018483	1,000.00	Liberty Mutual Insurance Company
12/31/2011	016036765	100,000.00	Liberty Mutual Insurance Company
6/30/2011	K0839300A	702,789.00	Westchester Fire Insurance Company
5/2/2012	016036821	1,000.00	Liberty Mutual Insurance Company
7/13/2013	016006933	25,000.00	Liberty Mutual Insurance Company
3/23/2012	K08345090	1,795,000.00	Westchester Fire Insurance Company
12/2/2011	0142540	20,000.00	Berkley Regional Insurance Company
1/1/2012	0142533	30,000.00	Berkley Regional Insurance Company
9/23/2011	0148276	325,434.00	Berkley Regional Insurance Company
5/28/2011	0139006	1,000,000.00	Berkley Regional Insurance Company
11/20/2011	016028636	1,594.00	Liberty Mutual Insurance Company
10/14/2011	016018465	2,000.00	Liberty Mutual Insurance Company
9/23/2011	0148275	299,100.00	Berkley Regional Insurance Company
6/30/2011	K08392912	277,432.00	Westchester Fire Insurance Company
6/7/2011	104510926	1,000.00	Travelers Casualty and Surety Company of America
9/14/2012	K08287983	5,000.00	Westchester Fire Insurance Company
9/14/2012	K08287995	5,000.00	Westchester Fire Insurance Company
2/28/2013	016002640	1,000.00	Liberty Mutual Insurance Company
7/29/2011	K08392997	10,000.00	Westchester Fire Insurance Company
12/31/2011	016008641	5,000.00	Liberty Mutual Insurance Company
12/31/2011	016008642	5,000.00	Liberty Mutual Insurance Company
8/17/2011	K08393011	40,000.00	Westchester Fire Insurance Company
9/30/2012	K08393047	1,000.00	Westchester Fire Insurance Company
9/30/2012	K08393059	1,000.00	Westchester Fire Insurance Company
9/30/2012	K08393060	1,000.00	Westchester Fire Insurance Company
9/30/2012	K08393072	1,000.00	Westchester Fire Insurance Company

12/31/2012	K08490272	1,000.00	Westchester Fire Insurance Company
1/31/2013	K08490302	1,000.00	Westchester Fire Insurance Company
3/31/2012	104699277	1,000.00	Travelers Casualty and Surety Company of America
10/15/2011	016018396	5,000.00	Liberty Mutual Insurance Company
10/1/2011	016006947	5,000.00	Liberty Mutual Insurance Company
4/4/2012	016036836	100,000.00	Liberty Mutual Insurance Company
11/20/2011	0148286	46,000.00	Berkley Regional Insurance Company
8/31/2011	K08393266	25,000.00	Westchester Fire Insurance Company
10/31/2011	016006872	2,000.00	Liberty Mutual Insurance Company
7/31/2011	016018390	20,000.00	Liberty Mutual Insurance Company
5/31/2011	016018409	6,000.00	Liberty Mutual Insurance Company
5/2/2011	016031509	1,000.00	Liberty Mutual Insurance Company
11/20/2011	016028646	333,841.00	Liberty Mutual Insurance Company
10/30/2011	016028707	50,000.00	Liberty Mutual Insurance Company
7/8/2011	105128023	9,000.00	Travelers Casualty and Surety Company of America
6/14/2011	104338675	14,807.89	Travelers Casualty and Surety Company of America
6/7/2011	K08393114	1,000.00	Westchester Fire Insurance Company
11/20/2011	016028702	3,000.00	Liberty Mutual Insurance Company
5/24/2012	016036823	1,300.00	Liberty Mutual Insurance Company
1/1/2012	K08392924	10,000.00	Westchester Fire Insurance Company
4/30/2011	0142564	36,000.00	Berkley Regional Insurance Company
11/17/2011	016031548	6,800.00	Liberty Mutual Insurance Company
11/20/2010	016028637	20,500.00	Liberty Mutual Insurance Company
9/10/2011	104995048	100,667.00	Travelers Casualty and Surety Company of America
4/4/2011	ATLA-2010-1111	10,000.00	Westchester Fire Insurance Company
9/30/2011	K0828796A	885,000.00	Westchester Fire Insurance Company
12/31/2011	K08490314	20,500.00	Westchester Fire Insurance Company
9/29/2011	050902010	100,000.00	Liberty Mutual Insurance Company
9/29/2011	050902011	50,000.00	Liberty Mutual Insurance Company
12/29/2011	021120005	500,000.00	Liberty Mutual Insurance Company
11/20/2011	016018480	1,000.00	Liberty Mutual Insurance Company
12/28/2011	K08490284	10,000.00	Westchester Fire Insurance Company
6/3/2012	016036824	50,000.00	Liberty Mutual Insurance Company
9/2/2011	K0834484A	76,709.00	Westchester Fire Insurance Company
9/23/2011	K08393187	2,000,000.00	Westchester Fire Insurance Company
11/3/2011	0148284	420,158.05	Berkley Regional Insurance Company
11/20/2011	016028639	47,474.60	Liberty Mutual Insurance Company
11/20/2011	016028701	50,000.00	Liberty Mutual Insurance Company
1/1/2011	016031552	60,503.76	Liberty Mutual Insurance Company
3/17/2012	K08345405	7,710,000.00	Westchester Fire Insurance Company
3/26/2012	K08345442	428,303.00	Westchester Fire Insurance Company
12/1/2011	016028647	10,000.00	Liberty Mutual Insurance Company
12/31/2008	016033009	4,706.09	Liberty Mutual Insurance Company
3/14/2012	016042457	394,272.11	Liberty Mutual Insurance Company
2/10/2012	167/98	313,119.50	Tecniseguros Cia Ltd
11/30/2008	016033004	3,874.00	Liberty Mutual Insurance Company
11/30/2008	016033008	5,184.83	Liberty Mutual Insurance Company
1/1/2009	016033010	2,555.00	Liberty Mutual Insurance Company
7/13/2009	016033011	24,249.40	Liberty Mutual Insurance Company
3/1/2009	016033014	3,786.60	Liberty Mutual Insurance Company

12/31/2008	016033015	485.00	Liberty Mutual Insurance Company
1/19/2007	016033019	2,717.46	Liberty Mutual Insurance Company
1/19/2007	016033020	2,709.12	Liberty Mutual Insurance Company
12/31/2008	016033022	3,330.00	Liberty Mutual Insurance Company
6/18/2010	016036607	4,381.00	Liberty Mutual Insurance Company
6/18/2008	016036610	3,825.94	Liberty Mutual Insurance Company
6/18/2009	016036614	1,508.37	Liberty Mutual Insurance Company
6/18/2009	016036616	4,641.31	Liberty Mutual Insurance Company
12/31/2009	016036659	1,277.00	Liberty Mutual Insurance Company
12/31/2009	016036665	1,602.52	Liberty Mutual Insurance Company
12/31/2009	016036681	21,919.62	Liberty Mutual Insurance Company
10/27/2010	016037832	32,964.00	Liberty Mutual Insurance Company
10/27/2010	016037841	32,964.00	Liberty Mutual Insurance Company
9/1/2010	016037842	17,342.87	Liberty Mutual Insurance Company
8/31/2010	016037843	2,605.48	Liberty Mutual Insurance Company
12/31/2011	016037856	3,502.30	Liberty Mutual Insurance Company
12/31/2011	016037857	4,145.69	Liberty Mutual Insurance Company
12/31/2011	016037858	5,218.74	Liberty Mutual Insurance Company
12/31/2011	016037859	4,771.37	Liberty Mutual Insurance Company
12/31/2011	016037860	468.78	Liberty Mutual Insurance Company
12/1/2011	104387728	141,845.00	Travelers Casualty and Surety Company of America

Schedule 6.08
TRANSACTIONS WITH AFFILIATES
None